As filed with the Securities and Exchange Commission on October 9, 2008

Registration No. 333-153362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GIGOPTIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	26-2439072
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

19910 North Creek Parkway

Bothell, Washington 98011

(425) 415-6900

(Address, including ZIP code, and telephone number,

including area code, of registrant’s principal executive offices)

Peter Biere

President and Treasurer

GigOptix, Inc.

19910 North Creek Parkway

Bothell, Washington 98011

(425) 415-6900

(Name, address, including ZIP code, and telephone number,

including area code, of registrant’s agent for service)

Copies to:

Christopher J. Austin, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000	Jay L. Margulies, Esq. Thelen LLP 225 West Santa Clara Street San Jose, CA 95113 (408) 292-5800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer”, or “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated October 9, 2008.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Dear Stockholders:

After careful consideration, the board of directors of Lumera Corporation has approved, and recommends that the stockholders of Lumera approve, the merger of Lumera and GigOptix LLC. As a result of the merger, Lumera and GigOptix LLC would become wholly-owned subsidiaries of a new holding company incorporated in Delaware and named GigOptix, Inc.

If the merger is completed, each share of Lumera common stock will be automatically converted into and become the right to receive 0.25 shares of GigOptix, Inc. common stock, or the Lumera exchange ratio, (subject to possible adjustment as provided in the merger agreement), except that each share of Lumera common stock that is owned by Lumera, GigOptix LLC or GigOptix, Inc. will automatically be canceled, without consideration being paid.

Based on the number of shares of Lumera common stock and GigOptix LLC membership units outstanding as of October 1, 2008, it is expected that approximately 10,540,260 shares of GigOptix, Inc. common stock will be issued in connection with the merger, of which former Lumera common stock holders will own approximately 57% and former GigOptix LLC membership unit holders will own approximately 43%. The merger agreement provides that GigOptix LLC equity awards and warrants, Lumera stock options and Lumera common stock warrants will convert into GigOptix, Inc. equity awards or common stock warrants, respectively. In addition, holders of GigOptix LLC membership units will receive GigOptix, Inc. common stock warrants with exercise prices and terms that are based on the exercise prices and terms of outstanding Lumera stock options and common stock warrants. Following the issuance of these GigOptix, Inc. equity awards and common stock warrants, immediately following the merger former Lumera securityholders would own approximately 50% and former GigOptix LLC securityholders would own approximately 50% of GigOptix, Inc. common stock, assuming the exercise of all outstanding options and warrants.

Lumera and the other parties cannot complete the merger unless Lumera stockholders vote to adopt the merger agreement and approve the merger. This letter is accompanied by Lumera’s proxy statement, which the Lumera board of directors is providing to Lumera stockholders to solicit their proxies to vote for adoption of the merger agreement and approval of the merger as well as other matters at the annual meeting of Lumera stockholders to be held on                     , 2008.

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains information about Lumera, GigOptix LLC and GigOptix, Inc. and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 21 for a discussion of risks you should consider in evaluating the proposed merger and how it will affect you and the “Information About the Combined Company” section beginning on page 89 for a discussion of the proposed business of GigOptix, Inc., following the merger.

Sincerely,

Interim Chief Executive Officer
Bothell, Washington

                    , 2008

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, the issuance of GigOptix, Inc. common stock to be issued in connection with the proposed merger or the other transactions described in this proxy statement/prospectus, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2008, and is first being mailed to stockholders on or about                     , 2008.

LUMERA CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2008

Dear Lumera Stockholders:

Lumera Corporation will hold its annual meeting of stockholders on                     , 2008, at 11:00 a.m., Pacific Time, at Country Inn and Suites, 19333 North Creek Parkway, Bothell, Washington. At the annual meeting, holders of Lumera common stock will be asked to:

•

consider and vote in favor of a proposal to adopt the Agreement and Plan of Merger, dated as of March 27, 2008, among Lumera, GigOptix LLC, GigOptix, Inc. (formerly named Galileo Merger Holdings, Inc.), Galileo Merger Sub L, Inc., and Galileo Merger Sub G, LLC, and thereby to approve the merger;

•	consider and vote upon a proposal to elect six Lumera directors to serve until the earlier of the next Lumera annual meeting or the completion of the merger;

•	consider and vote upon a proposal to adopt an amended and restated certificate of incorporation for GigOptix, Inc.;

•	consider and vote upon a proposal to approve the GigOptix, Inc. 2008 Equity Incentive Plan;

•	consider and vote upon a proposal to approve one or more adjournments of the annual meeting, including adjournments to permit further solicitation of proxies in favor of the other proposals; and

•	consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only holders of record of shares of Lumera common stock at the close of business on                     , 2008, which is the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

The proposed merger cannot be completed unless holders of Lumera common stock vote to adopt the agreement and plan of merger and thereby to approve the merger and also vote to approve the amended and restated certificate of incorporation of GigOptix, Inc.

For more information about the merger proposal and the other four proposals above, please review the accompanying proxy statement/prospectus and the merger agreement attached to it as Annex A.

The board of directors of Lumera recommends that you vote FOR adoption of the merger agreement and approval of the merger and FOR approval of the other proposals above.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You may also submit a proxy to vote by telephone or electronically by following the instructions on your proxy card.

By order of the Board of Directors,

Chairman of the Board of Directors
Bothell, Washington

                    , 2008

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER OR THE OTHER PROPOSALS, OR ABOUT VOTING YOUR SHARES, PLEASE CALL THE PROXY SOLICITOR, MORROW & CO., LLC, AT (800) 607-0088.

VOTING BY INTERNET, TELEPHONE OR MAIL

Lumera stockholders of record may submit their proxies by:

Internet. You may vote over the Internet by accessing the website at www.voteproxy.com, clicking on the link “Vote Your Proxy” and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s).

Telephone. You may vote by telephone by calling the toll-free number (800) 776-9437 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s).

Mail. You may vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this proxy statement/prospectus.

If you hold your Lumera shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other recordholder to see which options are available to you.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Lumera from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the Lumera at the following address:

Lumera Corporation 19910 North Creek Pkwy Suite 100 Bothell, Washington 98011 Attention: Investor Relations (425) 398-6546

You will not be charged for any of these documents that you request.

See “Where You Can Find More Information” on page 206.

i

ii

ANNEXES
Annex A – Agreement and Plan of Merger
Annex B – GCA Savvian Fairness Opinion
Annex C – Amended and Restated Certificate of Incorporation of GigOptix, Inc.
Annex D – Amended and Restated Bylaws of GigOptix, Inc.
Annex E – GigOptix, Inc. 2008 Equity Incentive Plan

iii

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the agreement and plan of merger and the merger fully and for a more complete description of the legal terms of the agreement and plan of merger and the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which you have been referred. See “Where You Can Find More Information” beginning on page 206.

Unless the context indicates otherwise, references in this proxy statement/prospectus to “Lumera” means Lumera Corporation and its subsidiaries. Unless the context indicates otherwise, references in this proxy statement/prospectus to “GigOptix” means GigOptix LLC and its consolidated subsidiaries. Unless the context indicates otherwise, references in this proxy statement/prospectus to “the Company” means GigOptix, Inc. (formerly named Galileo Merger Holdings, Inc.) and its consolidated subsidiaries following the completion of the merger. In this proxy statement/prospectus, the Agreement and Plan of Merger, dated as of March 27, 2008, among Lumera, GigOptix, the Company, Galileo Merger Sub G, LLC and Galileo Merger Sub L, Inc. is referred to as the “merger agreement.”

The merger of Galileo Merger Sub L, Inc. with and into Lumera is referred to as the “Lumera merger” and the merger of Galileo Merger Sub G, LLC with and into GigOptix is referred to as the “GigOptix merger.” The effective time of the Lumera merger and the effective time of the GigOptix merger will occur simultaneously. The effective time of the two mergers is referred to as the “effective time of the merger” or the “effective time.”

Summary of Business of the Combined Company

Overview

Lumera is a leading developer of high performance proprietary electro-optic polymer materials and products based on these materials for various electro-optic applications. Lumera’s main products in development are 40Gbps and 100Gbps modulators for use in high bandwidth, low power consumption optical networks. Lumera also supplies polymer materials, chips and packaged modulators to various U.S. government agencies. Lumera designs and synthesizes polymer materials at the molecular level. Lumera’s goal is to optimize the electrical, optical and surface properties of these materials and Lumera uses these materials to improve the design, performance and functionality of products for use in optical communications devices and systems. Lumera has developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology.

GigOptix is a leading fab-less semiconductor company specializing in the specification, design, development and sale of integrated circuits and electronic multi-chip module solutions. GigOptix’ primary products consist of drivers and receivers which are capable of performing in various applications demanding a wide range of data processing speeds, from consumer electronics and computing systems which perform at data processing speeds of 3Gbps to 10Gbps to sophisticated ultra-long haul submarine telecommunications systems which require performance at data processing speeds of up to 40Gbps. GigOptix’ goal is to create high-performance circuits and electronic multi-chip solutions which are designed and integrated into a broad range of applications.

After the merger, the Company’s objective is to continue to extend GigOptix’ commercialization strategy, product platform and sales and marketing channels, while leveraging Lumera’s proprietary polymer research and development expertise and modulator product platform to become an industry leader in the delivery of electronic engines for optically connected communications systems. The Company believes it can leverage its research and development foundation to develop innovative products, and intends to use its commercialization experience and expertise to drive these new innovative products into the marketplace. The Company will initially design, develop and sell four principal product portfolios:

•	parallel drivers and receivers based on the legacy Helix platform, which are identified as the HX product line;

•	serial drivers and receivers based on the legacy GigOptix platform, which are identified as the GX product line;

•	modulators based on the legacy Lumera platform, which are identified as the LX product line; and

•	new, integrated products comprised of GX drivers and LX modulators which are identified as the GLX product line, and are bundled onto a single silicon chip platform and sold as a single component.

The Company’s Markets

Following the merger, the Company expects to market its products to telecommunications, data communications, consumer electronics systems and computer systems customers. Additionally, the Company also expects to expand its commercial relationships with government agencies and contractors. Presently, the drivers in the GigOptix product portfolio and the modulators in the Lumera product portfolio are individual components that are sold to and integrated by electro-optical telecommunications systems customers. The Company believes that the merger will enable the Company to take advantage of various cross-selling synergies, particularly with GigOptix’ existing telecommunications and datacommunications customers. In addition, the Company believes that the merger presents an opportunity for the Company to introduce GigOptix drivers to the government contractors with whom Lumera presently does business. The Company intends to market and sell both GigOptix’ GX and HX drivers and receivers, and Lumera’s LX polymer modulators to telecommunications systems, data communications systems and consumer electronics customers.

The Company’s Business Strategy

The Company’s objective is to combine the sales and marketing experience, research and development expertise and existing complementary product portfolios of Lumera and GigOptix to become an industry leader in the delivery of electronic engines for optically connected communications systems. The Company’s business strategy has the following components:

•

Leverage GigOptix’ Commercialization Experience and the Company’s Research and Development Experience and Operations. GigOptix and iTerra Communications, GigOptix’ parent company and predecessor, have successfully taken several complex driver and receiver products through the design, research and development stages into full commercialization. Lumera has been a leader in developing proprietary polymer materials and designing products based on these materials for use in electro-optic systems. The Company intends to extend its leadership in research and development by continuing to invest in research and development that enhances its technologies and broadens its product offerings. In addition, the Company intends to leverage GigOptix’ experience in commercializing product lines to aid in the marketing and sale of LX modulators and new, integrated GLX product line.

•

Expand Relationships with Customers and Governmental Agencies. The Company intends to continue working closely with leading electro-optic system manufacturers and governmental agencies to increase the adoption and integration of its HX, GX, LX and GLX products. The Company intends to take advantage of cross-selling synergies resulting from the merger by marketing LX products to existing GigOptix customers and introducing HX, GX and GLX products to existing Lumera customers, including U.S. governmental contractors. The Company believes that expanding its relationships with these customers, including by taking advantage of such cross-selling synergies, and further aligning its product roadmap with their strategies and systems operations will contribute to its future growth.

•

Broaden Solutions. The Company believes that as electro-optical technology evolves and accelerates, demand for the products designed and sold by the Company will continue to increase. The Company intends to leverage GigOptix’ and Lumera’s combined research and development and industry experience to broaden the applications into which the Company’s products may be integrated.

•

Develop Integrated Products Based on Existing Lumera and GigOptix Products. Each GigOptix modulator driver within a telecommunications electro-optic system is connected to a modulator. Currently, most drivers and modulators are produced and sold as separate components which are independently integrated into the parent systems. Lumera’s polymer-based materials enable the Company to integrate a driver and modulator into the same packaged module, or progressively on the same chip. The Company intends to develop integrated products which bundle GigOptix drivers and Lumera modulators onto a single silicon-based chip which may be sold to telecommunications and data communications electro-optic systems customers.

•

Continue to Pursue Production Efficiencies. The Company intends to reduce operating expenses by continuing to pursue operating efficiencies. As a fab-less semiconductor company, GigOptix has reduced its operating expenses by outsourcing the production of its products. Lumera currently produces a very small number of prototype products in its facilities. As LX modulators gain greater market acceptance, the Company will ensure operating efficiencies by outsourcing the production of commercialized LX modulators and integrated products.

•

Continue to Pursue Strategic Acquisitions. The Company believes that a key component of its growth is to continue to expand its business and product offerings by opportunistically pursuing selective acquisitions, joint ventures and strategic partnerships. The Company intends to concentrate on opportunities that it believes will present attractive risk-adjusted returns.

Selected Historical Financial Data

Selected Historical Consolidated Financial and Operating Data of Lumera

Selected financial data presented below has been derived from and should be read in conjunction with Lumera’s audited and unaudited financial statements and the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated and included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future. A summary of Lumera’s selected annual financial data from January 1 through December 31 of each year-end and financial data for the six month periods ended June 30, 2007 and June 30, 2008 is presented below:

	Year ended December 31,					Six months ended June 30,
	2007	2006	2005	2004	2003	2008	2007
Income Statement Data:	(1)(2)	(1)(2)	(1)	(1)	(1)	(1)(2)	(1)(2)
Revenue	$2,774,000	$3,237,000	$1,500,000	$989,000	$1,725,000	$1,983,000	$1,794,000
Cost of revenue	1,506,000	1,805,000	913,000	651,000	1,014,000	889,000	927,000

GROSS PROFIT	1,268,000	1,432,000	587,000	338,000	711,000	1,094,000	867,000

Research and development expense	3,366,000	3,543,000	4,373,000	3,755,000	7,551,000	1,572,000	1,210,000
Marketing, general and administrative expense	9,242,000	6,465,000	4,732,000	4,572,000	1,265,000	4,934,000	4,188,000

Total operating expenses	12,608,000	10,008,000	9,105,000	8,327,000	8,816,000	6,506,000	5,398,000

Loss from operations	(11,340,000)	(8,576,000)	(8,518,000)	(7,989,000)	(8,105,000)	(5,412,000)	(4,531,000)
Interest income	1,094,000	841,000	655,000	237,000	39,000	186,000	622,000
Interest expense	—	—	—	(349,000)	—	—	—

Loss from Continuing Operations	(10,246,000)	(7,735,000)	(7,863,000)	(8,101,000)	(8,066,000)	(5,226,000)	(3,909,000)
Loss from Discontinued Operations	(5,710,000)	(4,383,000)	(2,590,000)	(822,000)	(56,000)	(2,501,000)	(2,130,000)

NET LOSS	(15,956,000)	(12,118,000)	(10,453,000)	(8,923,000)	(8,122,000)	(7,727,000)	(6,039,000)
Deemed dividend upon issuance of mandatorily redeemable convertible preferred stock	—	—	—	(500,000)	—	—	—

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(15,956,000)	$(12,118,000)	$(10,453,000)	$(9,423,000)	$(8,122,000)	$(7,727,000)	$(6,039,000)

NET LOSS PER SHARE—BASIC AND DILUTED
Continuing Operations	$(0.51)	$(0.45)	$(0.47)	$(0.81)	$(1.30)	$(0.26)	$(0.19)

Discontinued Operations	$(0.29)	$(0.25)	$(0.16)	$(0.08)	$(0.01)	$(0.12)	$(0.11)

Total	$(0.80)	$(0.70)	$(0.63)	$(0.89)	$(1.31)	$(0.38)	$(0.30)

WEIGHTED-AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	20,055,410	17,256,070	16,607,653	10,613,606	6,172,000	20,085,440	20,055,352

(1)	Lumera has reclassified to discontinued operations the results of operations and assets related to its Bioscience segment.

(2)	Lumera adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), Share-Based Payment, SFAS 123(R) effective January 1, 2006.

	December 31,					June 30, 2008
	2007	2006	2005	2004	2003
Balance Sheet Data:	(1)(2)	(1)(2)	(1)	(1)	(1)	(1)(2)
Cash and cash equivalents and investment securities	$14,626,000	$26,309,000	$21,756,000	$18,965,000	$560,000	$5,733,000
Working Capital	12,172,000	25,795,000	20,832,000	18,130,000	314,000	4,761,000
Total Assets	18,513,000	31,132,000	23,706,000	32,886,000	4,058,000	9,513,000
Total Liabilities	3,265,000	2,239,000	1,552,000	1,493,000	2,741,000	2,086,000
Mandatorily redeemable convertible preferred stock	—	—	—	—	27,206,000	—
Total Stockholders’ Equity (Deficit)	15,248,000	28,893,000	22,154,000	31,393,000	(25,889,000)	7,427,000

(1)	Lumera has reclassified to discontinued operations the results of operations and assets related to its Bioscience segment.

(2)	Lumera adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123 (R), Share-Based Payment, (SFAS 123R) effective January 1, 2006.

Selected Historical Consolidated Financial and Operating Data of GigOptix

Selected financial data presented below has been derived from and should be read in conjunction with GigOptix’ audited financial statements and accompanying notes, unaudited interim financial statements and the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future. A summary of GigOptix selected annual financial data from January 1, 2003 through December 31, 2007 and financial data for the six months ended June 27, 2008 and June 30, 2007 is presented below:

						Six months ended
	Year ended December 31,					June 27, 2008	June 30, 2007
	2007	2006	2005	2004	2003
Income Statement Data:	(1)	(1)				(1)	(1)
Revenue	$3,177,168	$2,253,290	$1,836,948	$2,207,413	$1,667,166	$3,928,510	$1,240,862
Cost of revenue	1,814,518	1,678,124	1,124,962	2,207,413	832,379	1,802,859	773,254
Amortization of intangible assets	—	—	—	—	—	186,037	—

Gross profit	1,362,650	575,166	711,986	—	834,787	1,939,614	467,608
Research and development expense	1,704,674	1,636,373	2,203,804	1,377,960	648,491	1,909,524	834,871
Selling, general and administrative expense	6,026,601	6,114,030	4,585,142	3,275,655	5,084,001	3,108,862	1,529,107
Acquired in-process research and development	—	—	—	—	—	318,707 (2)	—

Total operating expense	7,731,275	7,750,403	6,788,946	4,653,615	5,732,492	5,337,093	2,363,978
Loss from operations	(6,368,625)	(7,175,237)	(6,076,960)	(4,653,615)	(4,897,705)	(3,397,479)	(1,896,370)
Other (expense) income, net	(3,828)	(3,035)	(121,488)	(55,779)	(376,144)	(198,070)	(60,660)
Interest expense, net	(34,678)	(3,100,331)	(2,361,076)	(1,884,437)	(1,178,844)	(208,611)	(1,788,280)

Net loss before provision for (benefit) from income taxes	(6,407,131)	(10,278,603)	(8,559,524)	(6,593,831)	(5,700,405)	(3,804,160)	(3,745,310)
Provision for (benefit) from income taxes	42,671	43,199	57,583	56,471	48,242	(104,934)	42,671

Net loss	$(6,449,802)	$(10,321,802)	$(8,617,107)	$(6,650,302)	$(5,748,647)	$(3,699,226)	$(3,787,981)

Net loss per membership unit—basic and diluted	$(1.29)	$(1.69)	$(1.42)	$(1.12)	$(1.00)	$(0.69)	$(0.70)

Weighted average membership units outstanding—basic and diluted	4,989,678	6,107,647	6,063,812	5,938,531	5,751,492	5,400,000	5,377,999

	December 31,					June 27, 2008
	2007	2006	2005	2004	2003
Balance Sheet Data:
Cash	$524,804	$400,388	$373,698	$204,900	$251,678	$190,716
Working capital (deficit)	(1,820,062)	(538,273)	(574,278)	194,256	(693,120)	(7,461,615)
Total assets	2,246,176	1,613,780	1,759,350	2,781,625	3,873,013	6,144,055
Total liabilities	3,616,272	42,408,403	32,232,696	24,638,248	19,081,453	11,028,457
Total members’ deficit	(1,370,096)	(40,794,623)	(30,473,346)	(21,856,623)	(15,208,440)	(4,884,402)

(1)	GigOptix adopted the fair value recognition provisions of Financial Accounting Standards Board or FASB, Statement No. 123(R), Share-Based Payment, (SFAS 123(R) effective January 1, 2006
(2)	In connection with its acquisition of Helix AG in January 2008, GigOptix expensed acquired in-process research and development during the six months ended June 27, 2008.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma statement of operations data assumes that the merger, the acquisition of Helix by GigOptix and certain financing transactions all occurred on January 1, 2007. The following unaudited pro forma balance sheet data as of June 27, 2008 assumes the merger and certain financing transactions had been completed on June 27, 2008. The historical balance sheet of GigOptix as of June 27, 2008 includes purchase accounting effects of Helix, which was acquired in January 2008. Accordingly, no pro forma adjustments were made to the unaudited pro forma combined condensed balance sheet related to the purchase accounting for the Helix acquisition. The pro forma adjustments are based upon available information and assumptions that each company’s management believes are reasonable and in accordance with SEC requirements. The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. Lumera and GigOptix may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Company will experience after the merger. The GigOptix unaudited pro forma condensed combined financial data have been derived from and should be read in conjunction with the “GigOptix, Inc. Unaudited Pro Forma Condensed Combined Financial Data” and the related notes beginning on page 96 and should be read in conjunction with the historical consolidated financial statements of Lumera and GigOptix included in this proxy statement/prospectus.

	Year ended December 31, 2007	Six months ended June 27, 2008
Pro Forma Statement of Operations Data:
Revenue	$7,926,116	$5,911,510
Cost of revenue	3,517,297	2,691,859
Amortization of identified intangible assets	372,074	186,037

Gross profit	4,036,745	3,033,614

Research and development expense	6,139,983	3,676,339
Selling, general and administrative expense	16,089,815	6,861,510

Total operating expenses	22,229,798	10,537,849

Loss from operations	(18,193,053)	(7,504,235)
Other expense, net	(33,811)	(198,070)
Interest income, net	1,142,697	175,553

Loss from continuing operations before provision for (benefit) from income taxes	(17,084,167)	(7,526,752)
Provision for (benefit) from income taxes	146,083	(104,934)

Loss from continuing operations	$(17,230,250)	$(7,421,818)

As of June 27, 2008
Pro Forma Balance Sheet Data:
Total assets	$29,351,971
Total liabilities	4,599,780
Total stockholders’ equity	24,752,191

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical and equivalent unaudited pro forma per share data of Lumera, historical and equivalent unaudited pro forma per membership unit data of GigOptix and combined per share data on an unaudited pro forma basis after giving effect to the merger. This data should be read in conjunction with the selected consolidated historical financial information, the unaudited pro forma condensed combined financial data, and the separate consolidated historical financial statements of Lumera and GigOptix and notes thereto (which are included elsewhere in this proxy statement/prospectus). The unaudited pro forma condensed combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results or financial condition.

	Year ended December 31, 2007	Six months ended June 27, 2008
GigOptix, Inc.
Unaudited pro forma combined loss from continuing operations per share - basic and diluted	$(1.63)	$(0.70)
Unaudited pro forma combined book value per share at period end - basic and diluted	N/A	$2.35

	Year ended December 31, 2007	Six months ended June 30, 2008
Lumera
Net loss from continuing operations per share - basic and diluted
Historical	$(0.80)	$(0.38)
Equivalent pro forma (1)	$(0.41)	$(0.18)
Book value per share at period end
Historical (2)	$0.76	$0.37
Equivalent pro forma (1)	N/A	$0.59

	Year ended December 31, 2007	Six months ended June 27, 2008
GigOptix
Net loss per membership unit - basic and diluted
Historical	$(1.29)	$(0.69)
Equivalent pro forma (3)	$(0.55)	$(0.24)
Book value per membership unit at period end
Historical (4)	$(0.25)	$(0.90)
Equivalent pro forma (3)	N/A	$0.80

(1)	Pro forma amounts for GigOptix, Inc. multiplied by the Lumera exchange ratio of 0.25.

(2)	The historical book value per share for Lumera is computed by dividing stockholders’ equity by the number of shares of Lumera common stock outstanding.

(3)	Pro forma amounts for GigOptix, Inc. multiplied by the GigOptix exchange ratio of approximately 0.34. The GigOptix exchange ratio is calculated based on the number of shares of the Company’s common stock expected to be issued in the merger to holders of Lumera common stock and the number of GigOptix membership units and options outstanding as of the closing.

(4)	The historical book value per membership unit for GigOptix is computed by dividing members’ deficit by the number of membership units outstanding.

Merger Mechanics

If the merger is completed, each share of Lumera common stock will be automatically converted into and become the right to receive 0.25 shares of common stock, par value $0.001, of the Company, or the Lumera exchange ratio (subject to possible adjustment as provided in the merger agreement), except that each share of Lumera common stock that is owned by Lumera, GigOptix or the Company will automatically be canceled, and no consideration will be delivered in exchange therefor. Lumera common stock warrants and stock options will convert upon completion of the Lumera merger into common stock warrants or stock options, as applicable, with respect to the Company’s common stock, after giving effect to the Lumera exchange ratio. Upon the completion of the GigOptix merger, each GigOptix membership unit will be automatically converted into and become the right to receive (i) a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the aggregate number of shares of the Company’s common stock issued to Lumera stockholders in exchange for Lumera common stock by (y) the aggregate number of GigOptix membership units outstanding plus GigOptix membership units issuable upon exercise of GigOptix options, with such quotient referred to as the GigOptix exchange ratio and (ii) Company common stock warrants to be issued in several tranches with exercise prices determined by reference to the exercise prices of outstanding Lumera stock options and Lumera common stock warrants. Based on the 24,088,352 shares of Lumera common stock outstanding on October 1, 2008, and the 6,022,088 shares of the Company’s common stock that would have been issued with respect to such Lumera common stock if the merger were effected on October 1, 2008, the GigOptix exchange ratio would have been approximately 0.34. Each GigOptix membership unit that is owned by Lumera, GigOptix or the Company will automatically be canceled, and no consideration will be delivered in exchange therefor. GigOptix equity awards will generally convert upon completion of the GigOptix merger into equivalent awards with respect to the Company’s common stock, after giving effect to the GigOptix exchange ratio.

Based on the number of shares of Lumera common stock and the number of GigOptix membership units outstanding as of October 1, 2008, it is expected that approximately 10,540,260 shares of Company common stock will be issued in connection with the merger, of which former Lumera common stock holders will own approximately 6,022,088 shares, or 57%, and former GigOptix membership unit holders will own approximately 4,518,172 shares, or 43%. Following the issuance of Company stock options and common stock warrants in the merger, former Lumera securityholders would own approximately 50% and former GigOptix securityholders would own approximately 50% of the Company’s common stock, assuming all outstanding Company options and warrants were exercised.

Questions and Answers About the Merger and Other Stockholder Proposals

Q.	Why is Lumera proposing the merger?

A.	The board of directors of Lumera believes that the merger will provide substantial strategic and financial benefits to the combined company and will enable the combined company to compete more effectively than Lumera can compete alone. See “Summary of the Combined Business.”

Q.	What will happen in the proposed transaction?

A.	Before entering into the merger agreement, Lumera formed a new Delaware corporation, the Company. The Company, in turn, created two wholly-owned subsidiaries, Galileo Merger Sub G, LLC and Galileo Merger Sub L, Inc. In the merger, Galileo Merger Sub G, LLC will merge with and into GigOptix and Galileo Merger Sub L, Inc. will merge with and into Lumera. As a result of these two mergers, Lumera and GigOptix will be wholly-owned subsidiaries of the Company and Lumera stockholders and GigOptix membership unitholders will become stockholders of the Company.

Subject to obtaining the required vote of Lumera’s stockholders, immediately before the effective time, an amended and restated certificate of incorporation of the Company will become effective. The proposal to Lumera’s stockholders to approve the Company’s amended and restated certificate of incorporation is referred to as the “Company charter amendment proposal.” Approval of the Company charter amendment proposal is a condition to the completion of the merger.

Subject to obtaining the required vote of Lumera’s stockholders, immediately before the effective time, the Company will adopt the 2008 Equity Incentive Plan. This incentive plan is referred to as the “new equity plan” and the proposal to Lumera’s stockholders to approve the new equity plan is referred to as the “new equity plan proposal.” Approval of the new equity plan is not a condition to the completion of the merger but the Lumera board believes that it will be important to provide incentives to the Company’s management after the merger.

Q.	What will Lumera stockholders and holders of GigOptix membership units receive in the merger?

A.	Upon the completion of the Lumera merger, each share of Lumera common stock will be automatically converted into and become the right to receive 0.25 shares of common stock of the Company, subject to adjustment as described below. Lumera stock options will convert upon completion of the Lumera merger into stock options with respect to the Company’s common stock, after giving effect to the Lumera exchange ratio. Upon the completion of the GigOptix merger, each GigOptix membership unit will be automatically converted into and become the right to receive right to receive (i) a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the aggregate number of shares of the Company’s common stock issued to Lumera stockholders in exchange for Lumera common stock by (y) the aggregate number of GigOptix membership units outstanding plus GigOptix membership units issuable upon exercise of GigOptix options and (ii) Company common stock warrants to be issued in several tranches with exercise prices determined by reference to the exercise prices of outstanding Lumera stock options and Lumera common stock warrants. GigOptix equity awards will convert upon completion of the GigOptix merger into equivalent awards with respect to the Company’s common stock, after giving effect to the GigOptix exchange ratio.

Lumera and GigOptix may agree to make equivalent reductions to both exchange ratios solely to reduce on a proportionate basis the number of shares of the Company’s common stock issuable in the merger if it is reasonably likely that the expected trading prices for the Company’s common stock would not otherwise satisfy the initial listing requirements necessary to list the Company’s common stock on The NASDAQ Global Market. Lumera stockholders and holders of GigOptix membership units will receive cash in lieu of fractional shares.

Q.	How much of the Company will former Lumera stockholders and holders of GigOptix membership units own?

A.	Based on the numbers of shares of Lumera common stock and GigOptix membership units outstanding as of October 1, 2008, it is expected that approximately 10,540,260 shares of the Company’s common stock will be issued in connection with the merger, of which former Lumera common stock holders will own approximately 57% or 6,022,088 shares, and former GigOptix membership unit holders will own approximately 43% or 4,518,172 shares. The merger agreement provides that GigOptix equity awards and warrants, Lumera stock options and Lumera common stock warrants will convert into equivalent Company equity awards or common stock warrants. In addition, holders of GigOptix membership units will receive Company common stock warrants with exercise prices and terms that are based on the exercise prices and terms of outstanding Lumera stock options and common stock warrants. Following the issuance of these Company stock options and common stock warrants, former Lumera securityholders would own approximately 50% and former GigOptix securityholders would own approximately 50% of the Company’s common stock, assuming the exercise of all outstanding options and warrants.

Q.	Should I send in my Lumera stock certificates now?

A.	No. When the merger is completed, former Lumera stockholders will be sent written instructions on how to exchange their stock certificates. Company stock certificates will be in uncertificated book-entry form unless a physical certificate is requested by the holder.

Q.	When and where will Lumera stockholders meet?

A.	Lumera will hold an annual meeting of its stockholders on , 2008, at 11:00 a.m., local time, at Country Inn and Suites, 19333 North Creek Parkway, Bothell, Washington.

Q.	What other matters are Lumera stockholders being asked to approve at the annual meeting pursuant to this proxy statement/prospectus?

A.	Lumera stockholders also are being asked to approve the following proposals which are not related to the merger:

•	the election of six directors of Lumera; and

•	the approval of one or more adjournments of the annual meeting, including adjournments to permit further solicitation of proxies in favor of the other proposals.

Q.	What does Lumera’s board of directors recommend with respect to the five proposals?

A.	Lumera’s board of directors has unanimously, with one director recusing herself from the vote due to a conflict, approved the merger agreement and determined that the merger agreement and the Lumera merger are fair to, advisable and in the best interests of Lumera and its stockholders and recommends that Lumera stockholders vote “FOR” the Lumera merger proposal.

Lumera’s board of directors unanimously recommends that Lumera stockholders vote “FOR” the Company charter amendment proposal.

Lumera’s board of directors unanimously recommends that Lumera stockholders vote “FOR” the new equity plan proposal.

Lumera’s board of directors unanimously recommends that Lumera stockholders vote “FOR” the proposal to elect the six nominees to the board of directors.

Lumera’s board of directors unanimously recommends that Lumera stockholders vote “FOR” the adjournment proposal.

Q.	Who can vote at the Lumera annual meeting?

A.	Holders of record of Lumera common stock at the close of business on , 2008, which is the record date for the annual meeting, are entitled to vote at the annual meeting.

Q.	How many votes must be represented in person or by proxy at the Lumera annual meeting to have a quorum?

A.	The holders of a majority of the shares of Lumera common stock outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting.

Q.	What vote by Lumera stockholders is required to approve the annual meeting proposals?

A.	The stockholder vote required differs for the five proposals. A quorum must be present at the meeting to approve any proposal, except an adjournment proposal, which has no quorum requirement.

•

The merger agreement proposal requires the affirmative vote of a majority of outstanding shares. The affirmative vote of a majority of the shares of Lumera common stock outstanding and entitled to vote as of the Lumera record date is required to adopt the merger agreement and approve the Lumera merger. If you abstain or fail to vote your shares in favor of adoption of the merger agreement and approval of the Lumera merger, this will have the same effect as voting your shares against the Lumera merger proposal.

•

The Company charter amendment proposal requires the affirmative vote of a majority of outstanding shares. The affirmative vote of a majority of the shares of Lumera common stock outstanding and entitled to vote as of the Lumera record date is required to approve the charter amendment proposal. If you abstain or fail to vote your shares in favor of approval of the charter amendment proposal, this will have the same effect as voting your shares against the charter amendment proposal. In addition, since completion of the merger is conditioned upon approval of the charter amendment proposal, a failure to vote your shares in favor of the proposal will have the same effect as voting your shares against approval of the Lumera merger.

•

The new equity plan proposal requires the affirmative vote of a majority of votes present at meeting. The affirmative vote of the holders of a majority of the voting power of the shares of Lumera common stock, voting either in person or represented by proxy at the Lumera annual meeting, and entitled to vote on the new equity plan is required to approve the new equity plan. If you abstain or fail to vote your shares in favor of approval of the new equity plan, this will have the same effect as voting your shares against approval of this proposal. Since completion of the merger is not conditioned upon approval of the new equity plan, a vote against approval of the new equity plan will not affect the obligation of Lumera and GigOptix to complete the merger if the other closing conditions are satisfied.

•

The election of directors requires the affirmative vote of a plurality of shares voted. Election of the six nominees to the board of directors will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. In the election of directors, votes may be cast in favor of or withheld with respect to any or all of the nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote. The top six candidates in terms of votes received will be elected to the board.

•

The adjournment proposal requires the affirmative vote of a majority of votes present at the annual meeting. The affirmative vote of the holders of a majority of the voting power of the shares of Lumera common stock present in person or represented by proxy at the Lumera annual meeting is required to approve one or more adjournments of the Lumera annual meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the other proposals.

Q.	Will the Company pay any dividends?

A.	Lumera has not paid any cash dividends on its common stock and the Company does not anticipate paying any cash dividends on its common stock for the foreseeable future after completion of the merger.

Q.	Will the Company shares be traded on an exchange?

A.	It is a condition to the completion of the merger that the common stock of the Company, including the shares issuable pursuant to the merger, be approved for listing on The NASDAQ Global Market or, if listing of the Company common stock is not reasonably practicable, on The NASDAQ Capital Market. The Company has applied to list the Company common stock on The NASDAQ Global Market under the trading symbol “GIGX.”

Q.	Who will be the directors of the Company following the merger?

A.	Upon completion of the merger, the Company’s board of directors will consist of seven members. Dr. Avi Katz, who currently serves as chief executive officer and chairman of GigOptix, will become Chairman of the Board. The six other members of the Company’s board of directors will be Kimberly D.C. Trapp (currently both a director of Lumera and a member of GigOptix’ management board), two directors designated by Lumera (who are C. James Judson and Dr. Joseph Vallner), two directors designated by GigOptix (who are Stephen C. Johnson and Douglas Swenson) and one independent director nominated by the Company’s board of directors with the consent of at least one Lumera nominee (who will be Neil Miotto).

Q.	Who will be the members of the Company’s senior management following the merger?

A.	Upon completion of the merger, Dr. Avi Katz, the current Chief Executive Officer of GigOptix, will be appointed Chief Executive Officer of the Company; Peter Biere, the current Chief Financial Officer of Lumera, will be appointed

Chief Financial Officer of the Company; Andrea Betti-Berutto, the current Chief Technical Officer of GigOptix, will be appointed Chief Technical Officer of the Company; and Dr. Raluca Dinu, the current Vice President, Electro-Optics of Lumera, will be appointed Vice President of Advanced Engineering, Lumera Division of the Company. In addition, upon completion of the merger, the Company’s senior management is expected to include substantially all of the current executive officers of Lumera and GigOptix.

Q.	Are Lumera stockholders entitled to appraisal rights?

A.	No. Under Delaware law, Lumera stockholders will not have appraisal rights in connection with the issuance of the Company’s common stock pursuant to the Lumera merger.

Q.	How may the Lumera stockholders vote their shares for the annual meeting proposals presented in this proxy statement/prospectus?

A.	Stockholders may submit their proxies by:

•	signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	calling toll-free (800) 776-9437 and following the instructions; or

•	accessing the web page at www.voteproxy.com and following the on-screen instructions.

Proxies submitted through the Internet or by telephone must be received by 12:00 midnight, New York City time, on , 2008.

Q.	Will a broker or bank holding shares in “street name” for a Lumera stockholder vote those shares for the stockholder at the annual meeting?

A.	The broker or bank will not be able to vote shares for a Lumera stockholder on the Lumera merger proposal or any of the other proposals that are not considered “routine” matters under the rules of The NASDAQ Stock Market. If a Lumera stockholder’s shares are held in “street name” by a broker or bank, the broker or bank generally may only vote the shares which it holds for the stockholder in accordance with the stockholder’s instructions, unless the subject of the vote is a “routine” matter, such as the election of directors. It is important that stockholders provide instructions to their broker or bank by voting their proxies promptly to ensure that all shares of Lumera common stock that they own are voted as they wish at the annual meeting.

Q.	Will Lumera stockholders be able to vote their shares at the annual meeting?

A.	Yes. Submitting a proxy will not affect the right of any Lumera stockholder to vote in person at the annual meeting. Lumera will distribute written ballots to any Lumera stockholder who requests, and is entitled, to vote at the annual meeting. If a Lumera stockholder holds shares in “street name,” the stockholder must request a proxy from the stockholder’s broker or bank in order to vote those shares in person at the annual meeting.

Q.	What do Lumera stockholders need to do now?

A.	After carefully reading and considering the information contained in this proxy statement/prospectus, Lumera stockholders are requested to complete and return their proxies as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the stockholder’s Lumera shares at the annual meeting as the stockholder directs. If a stockholder signs and sends in a proxy card and does not indicate how the stockholder wishes to vote, the proxy will be voted “FOR” each of the annual meeting proposals.

Q.	May a Lumera stockholder change the stockholder’s vote after submitting a proxy?

A.	Yes. A stockholder may change a vote at any time before the stockholder’s proxy is voted at the annual meeting. A proxy submitted through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently submitting a proxy through the Internet or by telephone, or by attending the annual meeting and voting in person. A stockholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to Lumera’s Corporate Secretary, by subsequently filing another proxy card bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke a stockholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Lumera Corporation

19910 North Creek Pkwy., Suite 100

Bothell, Washington 98011

Attention: Corporate Secretary

Q.	If I am a Lumera stockholder, who can help answer my questions?

A.	If you have any questions about the merger or the annual meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Lumera’s proxy solicitor, Morrow & Co., LLC, at the following address or phone number:

470 West Avenue

Stamford, CT 06902

(800) 607-0088

Other Information Regarding the Merger

The page numbers after the headings set forth below indicate the first page in this proxy statement/prospectus on which additional information concerning the item can be found.

Recommendation of Lumera’s Board of Directors; Lumera’s Reasons for the Merger (page 116)

Lumera’s board of directors believes that the merger agreement and the Lumera merger are fair to, advisable and in the best interests of Lumera and Lumera’s stockholders. Accordingly, Lumera’s board of directors has unanimously, with one recusal due to a conflict (Kimberly D.C. Trapp serves on both the Lumera and GigOptix boards and did not participate in either company’s votes on the approval of the merger), approved the merger agreement and recommends that Lumera’s stockholders vote “FOR” adoption of the merger agreement and approval of the Lumera merger. In making this recommendation, Lumera’s board of directors considered the factors discussed under “The Merger—Background of the Merger” and “—Recommendation of Lumera’s Board of Directors; Lumera’s Reasons for the Merger.”

GigOptix’ Reasons for the Merger (page 118)

The management board of GigOptix, or the “board of GigOptix,” believes that the merger agreement and the GigOptix merger are fair to, advisable and in the best interests of GigOptix and holders of GigOptix membership units. Accordingly, the board of GigOptix has unanimously, with one recusal due to a conflict (Kimberly D.C. Trapp serves on both the Lumera and GigOptix boards and did not participate in either company’s votes on the approval of the merger) approved the merger agreement and the GigOptix merger. In making its decision, the board of GigOptix considered the factors discussed under “The Merger—Background of the Merger” and “GigOptix Reasons for the Merger.” In addition, the GigOptix equityholders approved the merger at the time of the execution of the merger agreement.

Fairness Opinion Presented to the Lumera Board of Directors (page 119)

In connection with the merger, the Lumera board of directors received an opinion from GCA Savvian Advisors, LLC, which is referred to as “GCA Savvian,” that, as of the date of the opinion, the right of holders of Lumera common stock to receive the merger consideration described in the merger agreement is fair from a financial point of view to Lumera’s stockholders. The opinion of GCA Savvian was provided to the Lumera board of directors in connection with its evaluation of the merger consideration to be paid and the resulting exchange ratio and does not address any other aspect of the merger agreement or the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matter relating to the merger agreement or the merger. Each holder of Lumera common stock should read the complete opinion of GCA Savvian carefully and in its entirety to understand the assumptions made, procedures followed, matters considered and limitations on the review undertaken with regard to the opinion. A copy of the written GCA Savvian opinion is attached to this proxy statement/prospectus as Annex B. Other than a $50,000 retainer fee and a $500,000 fee payable to GCA Savvian for the delivery of the opinion described above, all of the fees payable to GCA Savvian in connection with its financial advisory services being provided in connection with the merger will be paid only if the merger is completed.

Interests of Lumera’s Directors, Executive Officers and Principal Stockholders in the Merger (page 126)

Lumera stockholders should note that some Lumera directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Lumera stockholders. These interests include the following:

•	the expectation that some of the executive officers or key employees of Lumera will serve after the merger as officers or key employees of the Company or its subsidiaries;

•

the expectation that certain executive officers of Lumera will be entitled to receive severance payments from the Company if their employment is terminated under specified circumstances (if the employment of all such officers were terminated, severance payments would equal approximately $214,300);

•	the expectation that certain executive officers of Lumera will be entitled to bonuses upon completion of the merger;

•	the assumption by the Company of all stock options held by Lumera’s directors, executive officers and employees; and

•	the right of Lumera directors and executive officers to continued indemnification and insurance coverage by the Company for acts or omissions occurring before the merger.

The board of directors of Lumera was aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Effect on Awards Outstanding Under Stock Plans and Agreements (page 133)

At the effective time of the merger, each then-outstanding Lumera common stock warrant, Lumera stock option, GigOptix equity award and GigOptix warrant will be assumed by the Company and converted into an equivalent equity award or warrant, to purchase a number of shares of the Company’s common stock equal to the number of shares subject to the original equity award or warrant multiplied by the applicable exchange ratio, rounded down to the nearest whole share. The exercise price of the assumed equity awards and warrants will equal the exercise price of the original equity award or warrant, divided by the applicable exchange ratio, rounded up to the nearest whole cent. The terms and conditions of the assumed awards immediately prior to the merger otherwise generally will remain the same after the merger.

The Merger

The merger agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement in its entirety. It is the principal document governing the merger and the other related transactions. In addition, the merger agreement is discussed in detail beginning on page 135.

Conditions to the Completion of the Merger (page 140)

The obligations of Lumera and GigOptix to complete the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement and approval of the transactions contemplated thereby by the Lumera stockholders;

•	the approval of the charter amendment proposal by the Lumera stockholders;

•	the absence of any judgment or other legal prohibition of any court or other governmental entity that prohibits the completion of the merger;

•	the declaration by the SEC of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•	the authorization for listing of the Company common stock on The NASDAQ Global Market or, if such listing is not reasonably practicable, The NASDAQ Capital Market;

•	the disposition or winding down of Lumera’s Plexera business division, which has been accomplished;

•	the truth and accuracy of the representations and warranties of the other party, subject to the material adverse effect standard provided in the merger agreement;

•	the performance in all material respects of the other party’s obligations under the merger agreement;

•

the absence of any change, event, violation, inaccuracy, circumstance or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the other party and its subsidiaries, taken as a whole;

•	the receipt by each party of the required closing certificate from the other party;

•	the receipt by Lumera of executed lock-up agreements relating to Company common stock from certain holders of GigOptix membership units;

•	the parent company of GigOptix not having repaid any of its indebtedness, except for ordinary course distributions; and

•	the net working capital (as defined in the merger agreement) of Lumera being at least $6,000,000 at the closing date, subject to reduction of $10,000 per day after June 30, 2008.

With some exceptions, Lumera and GigOptix each generally may waive conditions that apply to its closing obligations under the merger agreement.

Termination of the Merger Agreement (page 141)

Lumera and GigOptix may jointly agree to terminate the merger agreement at any time. Either company also may terminate the merger agreement, under specified circumstances, if the merger is not completed by December 31, 2008, or under other circumstances described in this document.

Fees and Expenses (page 145)

Generally, all expenses and fees incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including fees payable if the merger agreement is terminated, will be paid by the party incurring those expenses and fees, subject to the specific exceptions discussed in this document.

No Solicitation (page 143)

The merger agreement restricts the ability of each of Lumera and GigOptix to solicit or engage in discussions or negotiations with a third party regarding proposals relating to alternative business combination transactions with Lumera or GigOptix, respectively. If, however, Lumera receives an unsolicited bona fide proposal for an alternative business combination transaction from a third party prior to the receipt of stockholder approval of the Lumera merger proposal that Lumera’s board of directors determines constitutes a superior proposal or is reasonably likely to lead to a superior proposal, and, after receiving advice from its outside legal counsel, the board of directors determines in good faith that failure to take such steps would be a breach of its fiduciary duties, Lumera may furnish information to the third party and engage in negotiations regarding an alternative business combination proposal with the third party, subject to specified conditions. In response to the receipt of a superior proposal, the Lumera board of directors may terminate the merger agreement after paying the termination fee discussed in this document, but only after providing GigOptix with two business days advance notice and negotiating in good faith during such period to allow GigOptix to make a revised proposal to amend the merger agreement in such a manner that the alternative transaction proposal is no longer a superior proposal, and only if GigOptix does not at least match the superior proposal.

Accounting Treatment (page 134)

The Company will account for the merger as a purchase of Lumera by GigOptix, using the purchase method of accounting as required under United States generally accepted accounting principles, or “GAAP.” In determining GigOptix is the acquiring entity, the companies considered the relative voting rights in the combined entity, the existence of a large minority voting interest in the combined entity when no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the Company as of the effective time of the merger and the relative share ownership of the Company’s common stock as of the effective time of the merger by former GigOptix and Lumera securityholders. As a result, the historical financial statements of GigOptix will become the historical financial statements of the Company as of the effective time of the merger. The assets, including identifiable intangible assets, and liabilities of Lumera as of the effective time of the merger will be recorded at their respective fair values and added to those of GigOptix. Any excess of purchase price over the net fair values of Lumera’s assets and liabilities will be recorded as goodwill. Consolidated financial statements of the Company after the effective time of the merger will reflect those fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Lumera. The results of operations of Lumera will be combined with the results of operations of GigOptix and will be included in the results of operations of the Company, beginning on the effective date of the merger. Following the merger, the earnings of the Company will reflect the effect of any additional indebtedness and purchase accounting adjustments, including increased interest expense and depreciation and amortization of acquired assets.

Material U.S. Federal Income Tax Consequences of the Lumera Merger (page 130)

As more fully described below in “Material U.S. Federal Income Tax Consequences of the Lumera Merger” (and subject to the limitations set forth therein), Lumera and GigOptix have structured the Lumera merger and the GigOptix merger with the intent that, taken together, the mergers will qualify as an integrated series of transfers under Section 351 of the Internal Revenue Code of 1986, as amended. As a general matter, therefore, for U.S. federal income tax purposes, holders of Lumera common stock will not recognize gain or loss upon the exchange of their Lumera common stock for Company common stock in the Lumera merger, except to the extent of cash, if any, received in lieu of a fractional share of Company common stock. Tax matters are complicated, and the specific tax consequences of the merger to each holder of Lumera common stock will depend on such stockholder’s particular facts or circumstances. Lumera stockholders are urged to read carefully the information regarding U.S. federal income tax consequences of the merger contained in this document, and to consult with their tax adviser regarding the tax consequences of the Lumera merger.

The Companies

GigOptix, Inc.

19910 North Creek Pkwy

Suite 100

Bothell, Washington 98011

(425) 398-6546

GigOptix, Inc., formerly named Galileo Merger Holdings, Inc., is a Delaware corporation formed on March 24, 2008 as a wholly-owned subsidiary of Lumera Corporation for the purpose of holding both Lumera and GigOptix as wholly-owned subsidiaries following completion of the merger. Following the merger, it will own Lumera and GigOptix as wholly-owned subsidiaries and will have no significant assets other than the stock or other voting securities of its subsidiaries.

Lumera Corporation

19910 North Creek Pkwy

Suite 100

Bothell, Washington 98011

(425) 398-6546

Lumera Corporation is a Delaware corporation formed in 2000. Lumera develops proprietary polymer materials and produces products based on these materials for the electro-optics market. Lumera designs and synthesizes polymer materials at the molecular level and uses these materials to improve the design, performance and functionality of products for use in optical communications devices and systems.

GigOptix LLC

2400 Geng Road

Suite 100

Palo Alto, California 94303

(650) 424-1937

GigOptix LLC is an Idaho limited liability company which commenced business in July 2007 as the successor company to iTerra Communications LLC, an Idaho limited liability company formed in 2000. GigOptix designs and manufactures high-speed circuits for optically connected communications and storage systems. GigOptix’ optical modulator drivers and receivers go into 10Gbps, 40Gbps and 100Gbps transponders and tranceivers, the subsystems that are part of central telephone station hubs, as well as datacenters.

Galileo Merger Sub G, LLC

19910 North Creek Pkwy

Suite 100

Bothell, Washington 98011

(425) 398-6546

Galileo Merger Sub G, LLC, an Idaho limited liability company, is a wholly-owned subsidiary of the Company. Galileo Merger Sub G, LLC was formed March 24, 2008 solely for the purpose of engaging in the

GigOptix merger and the other transactions contemplated by the merger agreement. Galileo Merger Sub G, LLC has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Galileo Merger Sub L, Inc.

19910 North Creek Pkwy

Suite 100

Bothell, Washington 98011

(425) 398-6546

Galileo Merger Sub L, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company. Galileo Merger Sub L, Inc. was formed March 24, 2008 solely for the purpose of engaging in the Lumera merger and the other transactions contemplated by the merger agreement. Galileo Merger Sub L, Inc. has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Comparative Stock Prices and Dividends

Lumera’s common stock is listed on The NASDAQ Global Market and trades under the symbol “LMRA.” GigOptix is a privately held limited liability company and as a result, there is no established trading market for GigOptix securities. There is also no current trading in the shares of Company common stock, which will only be issued if the merger is completed.

The following table presents the last reported closing sale price per share of Lumera common stock, as reported on The NASDAQ Global Market on March 27, 2008, the last full trading day before the public announcement of the merger, and on October 6, 2008, the last trading day for which this information could be calculated before the filing of this proxy statement/prospectus. For illustrative purposes only, the table also presents a pro forma Lumera stock price after giving effect to the one for four exchange ratio, and the implied equivalent per share data for GigOptix membership units, which has been determined by dividing the closing market price of a share of Lumera common stock on each of the foregoing dates by the GigOptix exchange ratio. The information in the table above does not necessarily reflect what the actual values of the shares of Lumera common stock or GigOptix membership units were or will be on any other trading day or the values at which the shares of Lumera common stock will trade following the merger or the values at which the shares of Company common stock will trade following the merger. Stockholders are urged to obtain current quotations for the market price of Lumera common stock. The relative values of the shares of the two companies may vary significantly between the date of this proxy statement/prospectus, the date on which the Lumera merger proposal is approved by Lumera stockholders, and the date of the completion of the merger.

	Lumera Common Stock	Lumera Pro Forma For Merger	GigOptix Membership Units Equivalent Per Share
March 27, 2008	$2.07	$8.28	$6.08

October 6, 2008	$0.40	$1.60	$1.18

As of September 16, 2008, Lumera had 6,363 holders of record of its common stock.

Neither Lumera nor GigOptix has paid any cash dividends and the Company does not anticipate paying any cash dividends for the foreseeable future after completion of the merger.

RISK FACTORS

Risks Relating to the Merger

In addition to the other information included in this proxy statement/prospectus, Lumera stockholders and the holders of GigOptix membership units should carefully consider the following risks relating to the merger:

The value of the shares of the Company’s common stock that you receive upon completion of the merger may be less than the value of shares of Lumera common stock as of the date of the merger agreement or on the date of the annual meeting.

The value of Lumera common stock as of the merger agreement date or on the date of the Lumera annual meeting may not be indicative of the price of the Company’s common stock after the merger is completed. The value of shares of Lumera common stock may vary significantly between the date of this proxy statement/prospectus, the date of the annual meeting and the date of the completion of the merger. These variations may result from, among other factors, changes in the businesses, operations, results and prospects of the companies, market expectations of the likelihood that the merger will be completed and the timing of completion, the prospects of post-merger operations, the effect of any conditions or restrictions imposed on or proposed with respect to the Company by regulatory agencies and authorities, general market and economic conditions and other factors. The Lumera exchange ratio is fixed and, except as required to facilitate the listing of the Company common stock on The NASDAQ Global Market or in connection with the issuance of additional shares of stock before the closing date, will not be adjusted based on any change in the Lumera stock price or the value of the GigOptix membership units before the merger.

Lumera stockholders and the holders of GigOptix membership units will have reduced ownership and voting interests in the Company and will be able to exercise less influence over management following the merger.

Immediately after the merger, based on the exchange ratios contained in the merger agreement, pre-merger Lumera stockholders will collectively own approximately 57% of the outstanding shares of Company common stock and former holders of GigOptix membership units will collectively own approximately 43% of the outstanding shares of Company common stock, before the exercise of outstanding options and warrants. Assuming the exercise of all outstanding equity awards and warrants of the Company, pre-merger Lumera stockholders will collectively own approximately 39% and pre-merger holders of Gigoptix membership units will collectively own approximately 40% of the Company’s common stock. Consequently, stockholders of Lumera and the holders of GigOptix membership units will be able to exercise less influence over the management and policies of the Company than they currently exercise over the management and policies of their respective companies.

The Company may fail to realize the anticipated benefits of the merger.

The Company’s future success will depend in significant part on its ability to realize the cost savings, operating efficiencies and new revenue opportunities that it expects to result from the integration of the Lumera and GigOptix businesses. The Company’s operating results and financial condition will be adversely affected if the Company is unable to integrate successfully the operations of GigOptix and Lumera, fails to achieve or achieve on a timely basis such cost savings, operating efficiencies and new revenue opportunities, or incurs unforeseen costs and expenses or experiences unexpected operating difficulties that offset anticipated cost savings. In particular, the integration of GigOptix and Lumera may involve, among other matters, integration of sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance, network infrastructure and other systems and operating hardware and software, some of which may be incompatible and therefore may need to be replaced.

The cost savings estimates expected to result from the merger as set forth in this proxy statement/prospectus do not include one-time adjustments that the Company will record in connection with the merger. In addition, the estimates are based upon assumptions by the managements of GigOptix and Lumera concerning a number of factors, including operating efficiencies, the consolidation of functions, and the integration of operations, systems, marketing methods and procedures. These assumptions are uncertain and are subject to significant business, economic and competitive conditions that are difficult to predict and often beyond the control of management.

Lumera will be subject to business uncertainties and contractual restrictions while the merger is pending that could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Lumera and, consequently, on the Company. Although Lumera intends to take actions to reduce any adverse effects, these uncertainties may impair its ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with Lumera to seek to change existing business relationships with the two companies. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with the Company. If, despite Lumera’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Company, the Company’s business could be seriously harmed.

The merger agreement restricts Lumera from making acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Lumera from pursuing otherwise attractive business opportunities and making other changes to its business that may arise before completion of the merger or, if the merger is abandoned, termination of the merger agreement.

Lumera may need to raise additional capital to meet its conditions to completion of the merger.

It is a condition to the completion of the merger that Lumera have net working capital, as defined in the merger agreement, of at least $6,000,000 at the effective time of the merger, subject to reduction of $10,000 per day after June 30, 2008. Lumera raised approximately $3 million of additional capital in July 2008, and does not anticipate the need for more capital in order to meet this closing condition. There are several sources through which Lumera might raise any capital needed to meet the net working capital closing condition, including using the committed equity financing facility Lumera entered into with Kingsbridge Capital Limited and the sale of Lumera’s Plexera business division. If these sources are insufficient or unavailable to satisfy the net working capital closing condition, Lumera will need to raise capital through other sources, such as an equity or debt financing. If Lumera is unable to raise the funds necessary to meet the net working capital closing condition at or prior to the closing, GigOptix may elect not to close the merger.

Failure to complete the merger could negatively affect Lumera.

If the merger is not completed for any reason, Lumera may be subject to a number of material risks, including the following:

•	it will not realize the benefits expected from becoming part of a combined company, including a potentially enhanced competitive and financial position;

•	the trading price of Lumera’s common stock may decline to the extent that the current market price of the common stock reflects a market assumption that the merger will be completed;

•

current and prospective employees may experience uncertainty about their future roles with Lumera, which may adversely affect the ability of Lumera to attract and retain key management, marketing and technical personnel; and

•	some costs related to the merger, such as legal, accounting and some financial advisory fees, must be paid even if the merger is not completed.

The listing of the Company’s common stock on The NASDAQ Global Market may require Lumera and GigOptix to reduce the number of shares of the Company’s common stock you receive in the merger.

Lumera’s common stock is currently listed for trading on The NASDAQ Global Market. On May 16, 2008, Lumera received a Staff Deficiency Letter from The NASDAQ Stock Market which stated that the Lumera’s stockholders’ equity at March 31, 2008 was less than the $10 million minimum in stockholders’ equity required for continued listing on The NASDAQ Global Market under Marketplace Rule 4450(a)(3). With the completion of its July 2008 stock offering, Lumera believes that it satisfies the minimum stockholders’ equity requirements. NASDAQ will continue to monitor Lumera’s ongoing compliance with the minimum stockholders’ equity requirement and if, at the time of the filing of Lumera’s report on Form 10-Q quarter ended September 30, 2008, Lumera does not provide evidence of continued compliance, Nasdaq may again seek to delist Lumera’s shares from the Global Market.

On August 14, 2008, Lumera received a letter from The NASDAQ Stock Market indicating that for 30 consecutive business days the bid price of its common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Stock Market under Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), Lumera has been provided 180 calendar days, or until February 10, 2009, to regain compliance. Lumera will achieve compliance if the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days before February 10, 2009.

As a condition to completion of the merger, the Company must meet the initial listing requirements to initiate the listing and trading of its shares on The NASDAQ Global Market or qualify for an alternative listing on The NASDAQ Capital Market. These initial listing requirements are more difficult to achieve than the continued listing requirements under which Lumera is now trading. In order for the Company’s common stock to be listed on The NASDAQ Global Market, it must satisfy a $5.00 minimum bid price initial listing requirement. In addition, it must either have stockholders’ equity of $30 million or the market value of listed securities must be greater than $75 million. In accordance with the merger agreement, Lumera and GigOptix will review together the trading prices of the Lumera common stock with a view to assessing the ability of Company common stock to satisfy The NASDAQ Global Market’s $5.00 minimum bid price initial listing requirement. If, based on such trading prices, it appears reasonably likely that the trading prices of the Company’s common stock would fail to meet this requirement, Lumera and GigOptix are required to reduce proportionately the Lumera exchange ratio and the GigOptix exchange ratio. Such a reduction to the exchange ratios will decrease the total number of shares of the Company’s common stock to be issued in the merger and thereby increase the expected trading prices for Company common stock to a level Lumera and GigOptix consider reasonably sufficient to meet the minimum bid price requirement. The NASDAQ Capital Market requires a $4.00 minimum initial bid price.

Provisions in the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws may prevent takeover attempts that could be beneficial to the Company’s stockholders.

Provisions of the Company’s amended and restated certificate of incorporation and provisions of the Company’s amended and restated bylaws could discourage a takeover of the Company even if a change of control of the Company would be beneficial to the interests of its stockholders. These charter provisions include the following:

•	a requirement that the Company’s board of directors be divided into three classes, with approximately one-third of the directors to be elected each year; and

•

supermajority voting requirements (two-thirds of outstanding shares) applicable to the approval of any merger or other change of control transaction that is not approved by the Company’s continuing directors. The continuing directors are all of the directors as of the effective time of the merger or who are elected to the board upon the recommendation of a majority of the continuing directors.

Risks Relating to the Businesses of the Combined Company

After completion of the merger and the combination of Lumera and GigOptix, the business and affairs of the Company will be subject to risks and uncertainties, including the following:

Lumera and GigOptix have incurred substantial operating losses in the past and the Company may incur operating losses for the foreseeable future.

Since Lumera’s inception, it has been engaged primarily in the research and development of polymer materials technologies and potential products. As a result, Lumera has incurred net losses of $76.8 million from inception through December 31, 2007 and an additional net loss of $7.7 million for the six months ended June 30, 2008. During 2007, GigOptix accelerated the marketing and commercialization of its product portfolio. Since its inception in 2007, GigOptix and from 2000 its parent company, iTerra, have incurred net losses of $51.3 million through December 31, 2007 and an additional net loss of $3.8 million for the six months ended June 30, 2008. In addition, the Company expects development, sales and other operating expenses to increase in the future as it expands its business. If the Company’s revenue does not grow to offset these expected increased expenses, the Company may not be profitable. In fact, in future quarters the Company may not have any revenue growth and its revenues could decline. Furthermore, if the Company’s operating expenses exceed its expectations, its financial performance will be adversely affected and the Company may continue to incur significant losses in the future.

The Company will require additional capital to continue to fund its operations. If the Company does not obtain additional capital, it may be required to substantially limit operations.

The Company does not expect, based on the operations of Lumera and GigOptix, to generate the cash needed to finance its anticipated operations for the foreseeable future. Accordingly, the Company expects to seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborations. Poor financial results, unanticipated expenses or unanticipated opportunities could require additional financing sooner than expected. Such financing may be unavailable when needed or may not be available on acceptable terms. If the Company raises additional funds by issuing equity or convertible debt securities, the percentage ownership of its current stockholders will be reduced, and these securities may have rights superior to those of Company common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, the Company may be required to limit its operations substantially. These limitations of operations may include a possible sale or shutdown of portions of the business, reductions in capital expenditures and reductions in staff and discretionary costs.

The Company will derive a significant portion of its revenue from a small number of customers and the loss of one or more of these key customers, the diminished demand for the Company’s products from a key customer, or the failure to obtain certifications from a key customer or its distribution channel could significantly reduce the Company’s revenue and profits.

A relatively small number of customers have accounted for a significant portion of both Lumera’s and GigOptix’ revenue in any particular period. For example, almost all of Lumera’s revenues are derived from contracts with four U.S. governmental agencies and four of GigOptix’ customers accounted for 26%, 14%, 12% and 10%, respectively, of revenue for the year ended December 31, 2007. One or more of the Company’s key customers may discontinue operations as a result of consolidation, liquidation or otherwise. Reductions, delays and cancellation of orders from the Company’s key customers or the loss of one or more key customers could significantly further reduce its revenue and profits. There is no assurance that the Company’s current customers will continue to place orders with the Company, that orders by existing customers will continue at current or historical levels or that it will be able to obtain orders from new customers.

The Company’s quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause its stock price to fluctuate greatly and potentially expose the Company to litigation.

Substantially all of Lumera’s revenues to date have been generated from a limited number of development contracts with the U.S. government and government contractors. Lumera’s revenues have varied significantly based on when government contracts commence or end and whether they receive funding appropriations. Because Lumera had not previously extended into commercial sales of its potential products, the Company is unable to accurately estimate future quarterly revenue and operating expenses based on historical performance. A majority of GigOptix’ products are sold to a limited number of key customers. Due to uncertainty regarding revenues for both GigOptix and Lumera, the Company’s quarterly operating results may vary significantly based on many factors, including:

•	reductions or delays in funding of development programs involving new polymer materials technologies by the U.S. government;

•	additions of new customers;

•	fluctuating demand for the Company’s potential products and technologies;

•	announcements or implementation by competitors of technological innovations or new products;

•	the status of particular development programs and the timing of performance under specific development agreements;

•	timing and amounts relating to the expansion of operations;

•	costs related to possible future acquisitions of technologies or businesses;

•	communications, information technology and semiconductor industry conditions;

•	fluctuations in the timing and amount of customer requests for product shipments;

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the reduction, rescheduling or cancellation of orders by customers, including as a result of slowing demand for the Company’s products or its customers’ products or over-ordering of the Company’s products or its customers’ products;

•	changes in the mix of products that its customers buy;

•	competitive pressures on selling prices;

•	the ability of the Company’s customers to obtain components from their other suppliers;

•	fluctuations in manufacturing output, yields or other problems or delays in the fabrication, assembly, testing or delivery of its products or its customers’ products; and

•	increases in the costs of products or discontinuance of products by suppliers.

Current and future expense estimates for the Company are based, in large part, on estimates of future revenue, which is difficult to predict. The Company expects to continue to make significant operating and capital expenditures in the area of research and development and to invest in and expand production, sales, marketing and administrative systems and processes. The Company may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If the Company’s increased expenses are not accompanied by increased revenue in the same quarter, its quarterly operating results would be harmed.

In one or more future quarters, the Company’s results of operations may fall below the expectations of investors and the trading price of its common stock may decline as a consequence. The Company believes that quarter-to-quarter comparisons of its operating results will not be a good indication of future performance and should not be relied upon to predict the future performance of its stock price. In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. The Company may be the target of this type of litigation in the future. Securities litigation could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Dependence on third-party manufacturing and supply relationships increases the risk that the Company will not have an adequate supply of products to meet demand or that the cost of materials will be higher than expected.

GigOptix has historically depended upon third parties to manufacture, assemble or package its products. The Company expects that this practice will continue following the merger. As a result, the Company will be subject to risks associated with these third parties, including:

•	reduced control over delivery schedules and quality;

•	inadequate manufacturing yields and excessive costs;

•	difficulties selecting and integrating new subcontractors;

•	potential lack of adequate capacity during periods of excess demand;

•	limited warranties on products supplied to the Company;

•	potential increases in prices;

•	potential instability in countries where third-party manufacturers are located; and

•	potential misappropriation of its intellectual property.

Outside foundries generally manufacture products on a purchase order basis, and the Company has very few long-term supply arrangements with these suppliers. The Company has less control over delivery schedules, manufacturing yields and costs than competitors with their own fabrication facilities. A manufacturing disruption experienced by one or more of the outside foundries or a disruption of the Company’s relationship with an outside foundry, including discontinuance of its products by that foundry, would negatively impact the production of certain of the Company’s products for a substantial period of time.

The Company’s future success depends in part on the continued service of its key senior management, design engineering, sales, marketing, and technical personnel and its ability to identify, hire and retain additional, qualified personnel.

The Company’s future success depends to a significant extent upon the continued service of its senior management personnel, including its chief executive officer, Dr. Avi Katz. The Company does not maintain key person life insurance on any of its executive officers and does not intend to purchase any in the future. The loss of key senior executives could have a material adverse effect on the Company’s business. There is intense competition for qualified personnel in the semiconductor and polymer industries, and the Company may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of its business, or to replace engineers or other qualified personnel who may leave its employment in the future. There may be significant costs associated with recruiting, hiring and retention of personnel. Periods of contraction in the Company’s business may inhibit its ability to attract and retain its personnel. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to the Company’s product development or other aspects of its business.

Integrating the GigOptix and Lumera businesses may divert management’s attention away from operations.

Successful integration of the operations, products and personnel of GigOptix and Lumera may place a significant burden on the Company’s management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could otherwise harm the Company’s business, financial condition and operating results. The integration will require efforts from each company, including the coordination of their general and administrative functions. For example, integration of administrative functions includes coordinating employee benefits, payroll, financial reporting, purchasing and disclosure functions. Delays in successfully integrating and managing employee benefits could lead to dissatisfaction and employee turnover. Problems in integrating purchasing and financial reporting could result in control issues, including unplanned costs. In addition, the combination of the GigOptix and Lumera organizations may result in greater competition for resources and elimination of product development programs that might otherwise be successfully completed.

The Company will be subject to the risks frequently experienced by early stage companies.

The likelihood of the Company’s success must be considered in light of the risks frequently encountered by early stage companies, especially those formed to develop and market new technologies. These risks include the Company’s potential inability to:

•	establish product sales and marketing capabilities;

•	establish and maintain markets for its potential products;

•	identify, attract, retain and motivate qualified personnel;

•	continue to develop and upgrade the Company’s technologies to keep pace with changes in technology and the growth of markets using semiconductors and polymer materials;

•	develop expanded product production facilities and outside contractor relationships;

•	maintain its reputation and build trust with customers;

•	improve existing and implement new transaction-processing, operational and financial systems;

•	scale up from small pilot or prototype quantities to large quantities of product on a consistent basis;

•	contract for or develop the internal skills needed to master large volume production of its products; and

•	fund the capital expenditures required to develop volume production due to the limits of available financial resources.

The Company’s future growth will suffer if it does not achieve sufficient market acceptance of its products.

The Company’s success depends, in part, upon its ability to maintain and gain market acceptance of its products. To be accepted, these products must meet the quality, technical and performance requirements of the Company’s customers and potential customers. The optical communications industry is currently fragmented with many competitors developing different technologies. Some of these technologies may not gain market acceptance. The Company’s products, including products based on polymer materials, may not be accepted by OEMs and systems integrators of optical communications networks and consumer electronics. In addition, even if the Company achieves some degree of market acceptance for its potential products in one industry, the Company may not achieve market acceptance in other industries for which it is developing products.

Many of the Company’s current products are either in the development stage or are being tested by potential customers. The Company cannot be assured that its development efforts or customer tests will be successful or that they will result in actual material sales.

Achieving market acceptance for the Company’s products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by customers. It will also require the ability to provide excellent customer service. The Company may be unable to offer products that compete effectively due to its limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of its limited size and operating history. Failure to achieve broad acceptance of the Company’s products by customers and to compete effectively would harm its operating results.

Successful commercialization of current and future products will require the Company to maintain a high level of technical expertise.

Technology in the Company’s target markets is undergoing rapid change. To succeed in its target markets, the Company will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, the Company’s success will depend on its ability to:

•	accurately predict the needs of target customers and develop, in a timely manner, the technology required to support those needs;

•	provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;

•	establish and effectively defend its intellectual property; and

•	enter into relationships with other companies that have developed complementary technology into which the Company’s products may be integrated.

The Company cannot assure that it will be able to achieve any of these objectives.

The Company may not be able to manufacture Lumera modulators at competitive prices.

To date, Lumera has only produced limited quantities of modulator products for research, development and demonstration purposes and Lumera does not outsource or mass produce any modulator products. The cost per unit for these products currently exceeds the price at which the Company could expect to profitably sell them. If the Company cannot substantially lower the cost of production as it moves into sales of the Lumera products in commercial quantities, its financial results will be harmed.

Many of the Company’s products will have long sales cycles, which may cause the Company to expend resources without an acceptable financial return and which makes it difficult to plan its expenses and forecast its revenues.

Many of the Company’s products will have long sales cycles that involve numerous steps, including initial customer contacts, specification writing, engineering design, prototype fabrication, pilot testing, regulatory approvals (if needed), sales and marketing and commercial manufacture. During this time, the Company may expend substantial financial resources and management time and effort without any assurance that product sales will result. The anticipated long sales cycle for some of the Company’s products makes it difficult to predict the quarter in which sales may occur. Delays in sales may cause the Company to expend resources without an acceptable financial return and make it difficult to plan expenses and forecast revenues.

Lumera currently relies on a small number of development contracts with the U.S. Department of Defense and government contractors for a significant portion of its revenue. The termination or non-renewal of one or more of these contracts could reduce the future revenue of the Company.

In 2007, 2006, and 2005, 95.4%, 97.5% and 95.5%, respectively, of Lumera’s revenue from continuing operations was derived from performance on a limited number of development contracts with various agencies within the U.S. government. Any failure by the Company to continue these relationships or significant disruption or deterioration of its relationship with those relationships with the Department of Defense may reduce revenues. Government programs must compete with programs managed by other contractors for limited amounts and uncertain levels of funding. The total amount and levels of funding are susceptible to significant fluctuations on a year-to-year basis. The Company’s competitors frequently engage in efforts to expand their business relationships with the government and are likely to continue these efforts in the future. In addition, the Company’s development contracts with government agencies are subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at any time at its convenience. Termination of these development contracts, a shift in government spending to other programs in which the Company is not involved, or a reduction in government spending generally or defense spending specifically could severely harm the Company’s business. The Company intends to continue to compete for government contracts and expects such contracts will be a large percentage of its revenue for the foreseeable future.

Lumera’s development contracts with various agencies within the U.S. Department of Defense require ongoing compliance with applicable federal procurement regulations. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures, as well as suspensions or prohibitions from entering into such development contracts. Also, the reporting and appropriateness of costs and expenses under these development contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. Any failure to comply with applicable government regulations could jeopardize the Company’s development contracts and otherwise harm its business.

Most of the Company’s products are directed at the telecommunications and networking markets, which continue to be subject to overcapacity.

The technology equipment industry is cyclical and has experienced significant and extended downturns in the past often in connection with, or in anticipation of, maturing product cycles, capital spending cycles and declines in general economic conditions. The cyclical nature of these markets has led to significant imbalances in demand, inventory levels and production capacity. It has also accelerated the decrease of average selling prices per unit. The Company may experience periodic fluctuations in its financial results because of these or other industry-wide conditions, as it intends over the next several years to derive its revenues from sales to the telecommunications and networking markets. Developments that adversely affect the telecommunications or networking markets, including delays in traffic growth and changes in U.S. government regulation, could halt the Company’s efforts to generate revenue or cause revenue growth to be slower than anticipated from sales of electro-optic modulators, semi-conductors and related products. Reduced spending and technology investment by telecommunications companies may make it more difficult for the Company’s products to gain market acceptance. Such companies may be less willing to purchase new technology such as the Company’s technology or invest in new technology development when they have reduced capital expenditure budgets.

The failure to compete successfully could harm the Company’s business.

The Company will face competitive pressures from a variety of companies in its target markets. The telecom, datacom and consumer opto-electronics markets are highly competitive and the Company expects that domestic and international competition will increase in these markets, due in part to deregulation, rapid technological advances, price erosion, changing customer preferences and evolving industry standards. Increased competition could result in significant price competition, reduced revenues or lower profit margins. Many of the Company’s competitors and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, manufacturing and human resources, name recognition and experience than the Company. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to the Company’s products or that will achieve greater market acceptance than its products;

•	devote greater resources to developing, marketing or selling their products;

•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render the Company’s technologies or potential products obsolete;

•	introduce products that make the continued development of the Company’s potential products uneconomical;

•	obtain patents that block or otherwise inhibit the Company’s ability to develop and commercialize its potential products;

•	withstand price competition more successfully than the Company can;

•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of prospective customers better than the Company can; and

•	take advantage of acquisitions or other opportunities more readily than the Company can.

Competitors may offer enhancements to existing products, or offer new products based on new technologies, industry standards or customer requirements, that are available to customers on a more timely basis than comparable products from the Company or that have the potential to replace or provide lower cost alternatives to its products. The introduction of enhancements or new products by competitors could render the Company’s existing and future products obsolete or unmarketable. Each of these factors could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s strategy of growth through acquisition could harm its business.

It is the Company’s intent to continue to grow through strategic acquisitions. Successful integration of newly acquired target companies may place a significant burden on the Company’s management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration processes could harm the Company’s business, financial condition and operating results. In addition, the Company may be unable to execute its acquisition strategy, resulting in wasted resources and a failure to achieve anticipated growth.

The Company may be unable to obtain effective intellectual property protection for its potential products and technology.

Any intellectual property that the Company has or may acquire, license or develop in the future, may not provide meaningful competitive advantages. The Company’s patents and patent applications, including those it licenses, may be challenged by competitors, and the rights granted under such patents or patent applications may not provide meaningful proprietary protection. For example, there are patents held by third parties that relate to polymer materials and electro-optic devices. These patents could be used as a basis to challenge the validity or limit the scope of the Company’s patents or patent applications. A successful challenge to the validity or limitation of the scope of its patents or patent applications could limit its ability to commercialize the technology and, consequently, reduce revenues.

Moreover, competitors may infringe the Company’s patents or those that it licenses, or successfully avoid these patents through design innovation. To combat infringement or unauthorized use, the Company may need to resort to litigation, which can be expensive and time-consuming and may not succeed in protecting its proprietary rights. In addition, in an infringement proceeding, a court may decide that the Company’s patents or other intellectual property rights are not valid or are unenforceable, or may refuse to stop the other party from using the intellectual property at issue on the ground that it is non-infringing. Policing unauthorized use of the Company’s intellectual property is difficult and expensive, and it may not be able to, or have the resources to, prevent misappropriation of its proprietary rights, particularly in countries where the laws may not protect these rights as fully as the laws of the United States.

The Company also relies on the law of trade secrets to protect unpatented technology and know-how. The Company tries to protect this technology and know-how by limiting access to those employees, contractors and strategic partners with a need to know this information and by entering into confidentiality agreements with these parties. Any of these parties could breach the agreements and disclose the Company’s trade secrets or confidential information to competitors, or such competitors might learn of the information in other ways. Disclosure of any trade secret not protected by a patent could materially harm the Company’s business.

The Company may be subject to patent infringement claims, which could result in substantial costs and liability and prevent it from commercializing potential products.

Third parties may claim that the Company’s potential products or related technologies infringe their patents. Any patent infringement claims brought against the Company may cause it to incur significant expenses, divert the attention of management and key personnel from other business concerns and, if successfully asserted, require the Company to pay substantial damages. In addition, as a result of a patent infringement suit, the Company may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property unless that party grants the Company rights to use its intellectual property. The Company may be unable to obtain these rights on terms acceptable to it, if at all. Even if the Company is able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore competitors may obtain access to the same intellectual property. Ultimately, the Company may be unable to commercialize its potential products or may have to cease some of its business operations as a result of patent infringement claims, which could severely harm its business.

If the Company’s potential products infringe the intellectual property rights of others, the Company may be required to indemnify customers for any damages they suffer. Third parties may assert infringement claims against the Company’s current or potential customers. These claims may require the Company to initiate or defend protracted and costly litigation on behalf of customers, regardless of the merits of these claims. If any of these claims succeed, the Company may be forced to pay damages on behalf of these customers or may be required to obtain licenses for the products they use. If the Company cannot obtain all necessary licenses on commercially reasonable terms, it may be unable to continue selling such products.

The technology that the Company licenses from various third parties may be subject to government rights and retained rights of the originating research institution.

The Company licenses technology from various research institutions or companies. For example, Lumera licenses certain of its technologies from the University of Washington. Many of these partners and licensors have obligations to government agencies or universities. Under their agreements, a government agency or university may obtain certain rights over the technology that the Company has developed and licensed, including the right to require that a compulsory license be granted to one or more third parties selected by the government agency.

In addition, the Company’s partners often retain certain rights under their licensing agreements, including the right to use the technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether such partners limit their use of the technology to these uses, and the Company could incur substantial expenses to enforce its rights to its licensed technology in the event of misuse.

If the Company fails to develop and maintain the quality of its manufacturing processes, its operating results would be harmed.

The manufacture of the Company’s products is a multi-stage process that requires the use of high-quality materials and advanced manufacturing technologies. With respect to its polymer-based products, polymer-related device development and manufacturing must occur in a highly controlled, clean environment to minimize particles and other yield- and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If the Company is not able to develop and continue to improve on its manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, the Company’s operating results would be harmed.

The complexity of the Company’s products may lead to errors, defects and bugs, which could result in the necessity to redesign products and could negatively impact the Company’s reputation with customers.

Products as complex as the Company’s products may contain errors, defects and bugs when first introduced or as new versions are released. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of the products or result in a costly recall and could damage the Company’s reputation and adversely affect its ability to retain existing customers and to attract new customers. In particular, certain of the Company’s products are customized or designed for integration into specific network systems. If, after the Company has incurred significant expenses in designing such products, the products experience defects or bugs, the Company may need to undertake a redesign of the product, a process which may result in significant additional expenses.

The Company may also be required to make significant expenditures of capital and resources to resolve such problems. There is no assurance that problems will not be found in new products after commencement of commercial production, despite testing by the Company, its suppliers or its customers.

The Company could be exposed to significant product liability claims that could be time-consuming and costly and impair its ability to obtain and maintain insurance coverage.

The Company may be subject to product liability claims if any of its potential products are alleged to be defective or harmful. Product liability claims or other claims related to its potential products, regardless of their outcome, could require the Company to spend significant time and money in litigation, divert management’s time and attention from other business concerns, require it to pay significant damages, harm its reputation or hinder acceptance of its potential products. Any successful product liability claim may prevent the Company from obtaining adequate product liability insurance in the future on commercially reasonable terms. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could impair the Company’s ability to commercialize its products. In addition, certain of GigOptix’ products are sold under warranties. The failure of GigOptix’ products to meet the standards set forth in such warranties could result in significant expenses to the Company.

If the Company fails to effectively manage its growth, its business could suffer.

Failure to manage growth of its operations could harm the Company’s business. To date, a large number of Lumera’s and GigOptix’ activities and resources have been directed at the research and development of their respective technologies and development of potential related products. The transition from research and development to a vendor of products will require effective planning and management. Additionally, growth arising from the expected synergies from the merger will require effective planning and management. Future expansion will be expensive and will likely strain management and other resources.

In order to effectively manage growth, the Company must:

•	continue to develop an effective planning and management process to implement its business strategy;

•	hire, train and integrate new personnel in all areas of its business; and

•	expand its facilities and increase capital investments.

There is no assurance that the Company will be able to accomplish these tasks effectively or otherwise effectively manage its growth.

The Company is subject to regulatory compliance related to its operations.

The Company is subject to various U.S. governmental regulations related to occupational safety and health, labor and business practices. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alterations of its production processes, cessation of operations, or other actions, which could harm its business.

The Company may be unable to export some of its potential products or technology to other countries, convey information about its technology to citizens of other countries or sell certain products commercially, if the products or technology are subject to United States export or other regulations.

Lumera and GigOptix are developing certain products that the Company believes the United States government and other governments may be interested in using for military and information gathering or antiterrorism activities. United States government export regulations may restrict the Company from selling or exporting these potential products into other countries, exporting its technology to those countries, conveying information about its technology to citizens of other countries or selling these potential products to commercial customers. The Company may be unable to obtain export licenses for products or technology if necessary. The Company currently cannot assess whether national security concerns would affect its potential products and, if so, what procedures and policies it would have to adopt to comply with applicable existing or future regulations.

The Company may incur liability arising from its use of hazardous materials.

The Company’s business and its facilities are subject to a number of federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that are used or generated in its operations. Many of these environmental laws and regulations subject current or previous owners or occupiers of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or occupier knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were taken in compliance with the law. In their respective businesses, both GigOptix and Lumera use hazardous materials that are stored on site. They use various chemicals in manufacturing processes which may be toxic and covered by various environmental controls. The waste created by use of these materials is transported off-site by an unaffiliated waste hauler. Many environmental laws and regulations require generators of waste to take remedial actions at an off-site disposal location even if the disposal was conducted lawfully. Following the merger, the Company will be subject to such laws and regulations. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental laws and regulations could result in the imposition of substantial fines, suspension of production, alteration of production processes, cessation of operations or other actions, which could severely harm the Company’s business.

The Company’s business, financial condition and operating results would be harmed if it does not achieve anticipated revenues.

From time to time, in response to anticipated long lead times to obtain inventory and materials from outside contract manufacturers, suppliers and foundries, the Company may need to order materials in advance of anticipated customer demand. This advance ordering may result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize, or other factors render the Company’s products less marketable. If the Company is forced to hold excess inventory or incurs unanticipated inventory write-downs, its financial condition and operating results could be materially harmed.

The Company’s expense levels are relatively fixed and are based on its expectations of future revenues. The Company will have limited ability to reduce expenses quickly in response to any revenue shortfalls. Changes to production volumes and impact of overhead absorption may result in a decline in its financial condition or liquidity.

The industry and markets in which the Company competes are subject to consolidation, which may result in stronger competitors, fewer customers and reduced demand.

There has been industry consolidation among communications IC companies, network equipment companies and telecommunications companies in the past. This consolidation is expected to continue as companies attempt to strengthen or hold their positions in evolving markets. Consolidation may result in stronger competitors, fewer customers and reduced demand, which in turn could have a material adverse effect on the Company’s business, operating results, and financial condition.

The Company’s operating results are subject to fluctuations because it has international sales.

International sales account for a large portion of the Company’s revenues and may account for an increasing portion of future revenues. The revenues derived from international sales may be subject to certain risks, including:

•	foreign currency exchange fluctuations;

•	changes in regulatory requirements;

•	tariffs and other barriers;

•	timing and availability of export licenses;

•	political and economic instability;

•	difficulties in accounts receivable collections;

•	difficulties in staffing and managing foreign operations;

•	difficulties in managing distributors;

•	difficulties in obtaining governmental approvals for communications and other products;

•	reduced or uncertain protection for intellectual property rights in some countries;

•	longer payment cycles to collect accounts receivable in some countries;

•	the burden of complying with a wide variety of complex foreign laws and treaties; and

•	potentially adverse tax consequences.

The Company is subject to risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of its products will be implemented by the United States or other countries.

Because sales of the Company’s products have been denominated to date primarily in United States dollars, increases in the value of the United States dollar could increase the price of the Company’s products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in the Company’s results of operations.

Some customer purchase orders and agreements are governed by foreign laws, which may differ significantly from laws in the United States. As a result, the Company’s ability to enforce its rights under such agreements may be limited compared with its ability to enforce its rights under agreements governed by laws in the United States.

If the Company’s internal control over financial reporting is not considered effective, its business and stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires the Company to evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of its internal control over financial reporting in its annual report on Form 10-K for that fiscal year. Section 404 also requires an independent registered public accounting firm to attest to, and report on, management’s assessment of internal control over financial reporting.

Management, including the chief executive officer and chief financial officer, do not expect that the internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud involving a company have been, or will be, detected. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there is no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

While Lumera maintained, in all material respects, effective controls over financial reporting as of December 31, 2007, GigOptix has identified material weaknesses in its financial controls. The Company cannot assure you that in the future the Company’s financial controls will be without significant deficiencies or material weaknesses. A material weakness in the Company’s internal control over financial reporting would require management and its independent registered public accounting firm to evaluate the Company’s internal control over financial reporting as ineffective. If the Company’s internal control over financial reporting are not considered effective, it may experience a restatement and/or a loss of public confidence, which could have an adverse effect on its business and on the market price of its common stock.

As a private Company, GigOptix LLC was not required to prepare financial statements in accordance with generally accepted accounting principles in the United States, and its accounting systems were designed to accurately capture and report expenditures on a cash basis of accounting. Due to the Company’s size and focus on controlling costs, GigOptix LLC did not historically retain a sufficient complement of accounting personnel with the requisite expertise in preparing financial statements in accordance with the requirements of generally accepted accounting principles in the United States. We determined that these factors represent a material weakness in our systems of internal control.

In response, GigOptix have taken the following remedial actions:

•

Upon completion of the merger, Peter Biere, the current Chief Financial Officer of Lumera will become the Chief Financial Officer of the Company. In his role as Chief Financial Officer of Lumera, Mr. Biere is familiar with US GAAP and the requirements for financial reporting and the maintenance of effective internal controls over financial reporting applicable to the Company.

•

In the quarter ended June 27, 2008 GigOptix hired a Corporate Controller who has previously served in similar positions with other publicly traded companies, and has strengthened its controls over the monthly closing and financial reporting processes and will continue to hire additional personnel with extensive knowledge, experience and training in the application of U.S. generally accepted accounting principles and the reporting requirements applicable to public companies. The continued hiring and retention of additional, qualified personnel will be critical to the building of a finance organization with the depth and breadth of knowledge to support our planned operations. Additionally, GigOptix is evaluating its resource and automation requirements in related functions to adequately support the Company’s financial reporting obligations.

•

Upon completion of the merger, the Company will look to the internal controls and accounting systems of Lumera, a public company, in order to determine how best to ensure the merged entity maintains effective internal controls over financial reporting.

Future sales of Company common stock in the public market could lower the price of Company common stock and impair the Company’s ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of Company common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of Company common stock and could make it more difficult for the Company to raise funds through a public offering of its equity securities. Of the approximately 10,540,260 shares of Company common stock estimated to be issuable as merger consideration, approximately 6,022,088 shares will be eligible for sale in the public market without restriction. The resale of approximately 4,246,961 shares held by iTerra Communications LLC and Stellar Technologies LLC, the largest holders of GigOptix membership units and 541,667 shares of Company common stock issuable upon exercise of Company stock options held by Dr. Avi Katz, GigOptix’ Chief Executive Officer, will be subject to contractual restrictions for a 180-day period after the closing of the merger.

In addition, the Company intends to file as soon as reasonably practicable after the closing date a registration statement on Form S-8 covering shares of Company common stock issuable upon exercise of options to purchase Company common stock that are assumed in the merger from Lumera and GigOptix and for options to purchase shares of Company common stock that the Company may issue after the merger closing date, pursuant to the new Company equity incentive plan. Approximately 2,132,861 shares of Company common stock will be subject to issuance pursuant to assumed options. In addition, options for 2,500,000 shares of the Company common stock are issuable under the new Company equity incentive plan.

FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Information About Lumera,” “Information About GigOptix” and elsewhere in this proxy statement/prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, financial position, levels of activity, performance or achievements of GigOptix or Lumera to be materially different from any future results, financial position, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss the companies’ future expectations, contain projections of the companies’ future results of operations or of the companies’ financial positions, or state other forward-looking information. Lumera believes that it is important to communicate this information to the companies’ investors. However, there may be events in the future that the Company, GigOptix and Lumera are not able to control or predict accurately. The risks described under “Risk Factors,” as well as any cautionary language in this proxy statement/prospectus, provide examples of risks, uncertainties and events that may cause the companies’ actual results to differ materially from the expectations that the Company, GigOptix or Lumera describe in the forward-looking statements. These risks, uncertainties and events include, but are not limited to:

•	competition in the markets in which the companies operate;

•	the ability of the companies to raise capital in the future;

•	the ability of the companies to manage and expand their business and execute their acquisition strategy;

•	changes in customer preferences and the ability of the companies to adapt the companies’ product and service offerings; and

•	effects of natural catastrophes, terrorism and other interruptions.

You should be aware that the occurrence of the events described in these risk factors and elsewhere in this proxy statement/prospectus could have a material adverse effect on the business, results of operations and financial position of the companies.

The Company, GigOptix and Lumera cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on the forward-looking statements included in this proxy statement/prospectus, which apply only as of the date of this proxy statement/prospectus. The Company, GigOptix and Lumera expressly disclaim any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this proxy statement/prospectus to reflect changes in circumstances or expectations or the occurrence of unanticipated events, except to the extent required by applicable securities laws.

INFORMATION ABOUT LUMERA

Management’s Discussion and Analysis of

Financial Condition and Results of Operations of Lumera

You should read the following discussion and analysis together with the consolidated financial statements of Lumera and related notes and the other financial information concerning Lumera that appear elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those described under “Risk Factors.” Lumera’s actual results may differ materially from those expressed in or implied by these forward-looking statements. Lumera assumes no obligation to update the forward-looking statements or such risk factors.

Overview

Lumera Corporation was established in 2000 to develop proprietary polymer materials and products based on these materials. Lumera had previously developed products for two primary markets: bioscience and electro-optics. Lumera is currently developing products for the electro-optics applications only. Lumera designs and synthesizes polymer materials at the molecular level. Lumera’s goal is to optimize the electrical, optical and surface properties of these materials. Lumera uses these materials to improve the design, performance and functionality of products for use in optical communications devices and systems. Lumera believes it has developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology.

From its inception through December 31, 2003, Lumera was considered to be in the development stage concentrating primarily on the development of technology and potential products. Products for wireless networking and biochip applications became available for customer evaluation in early 2004; therefore, Lumera was considered to have exited the development stage in 2004. To date, substantially all of Lumera revenues have come from contracts to develop custom-made electro-optic materials and devices for government agencies. As Lumera transitions to a product-based company, it expects to record both revenue and expense from product sales, and to incur increased costs for sales and marketing and to increase general and administrative expense. Accordingly, the financial condition and results of operations reflected in Lumera’s historical financial statements are not expected to be indicative of its future financial condition and results of operations.

In 2004, Lumera began the development of its label-free, high throughput detection system and related biochip products aimed primarily at the growing proteomics marketplace. At the same time, Lumera continued the development of its polymer modulators, and pending demand for higher bandwidth and speeds from optical communications equipment suppliers, Lumera has been developing other applications for its modulators such as millimeter wave detection and communication systems.

Effective July 1, 2007, Lumera contributed substantially all of the assets of its Bioscience segment to a wholly-owned subsidiary, Plexera Bioscience LLC, or Plexera. Plexera was formed to further clarify the purpose, business and funding requirement and market opportunities for both Lumera and Plexera. In the first quarter of 2008, Lumera elected to exit its bioscience business due primarily to its continued losses and inability to raise additional capital to fund such business. In the first quarter of 2008, Lumera incurred costs of approximately $544,000, as a result of the shutdown of Plexera and the termination of its workforce. Additionally, during the six months ended June 30, 2008, Lumera incurred an impairment loss of $243,000 for certain of the Plexera assets. In addition to halting the business activity of Plexera, Lumera reduced its corporate workforce by 5 employees and its Vice President of Sales and Marketing as those functions will be performed by other staff pending the merger. In May 2008, Lumera’s board of directors approved a plan to sell or otherwise liquidate the Plexera assets and intellectual property. As such, the results of operations for all historical periods for Plexera in the accompanying condensed consolidated financial statements are presented as discontinued

operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS No. 144. The assets and liabilities of Plexera have been segregated in the consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale.

As of June 30, 2008, Lumera is developing products solely for the electro-optics market. Lumera believes that it has developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology. Lumera currently has products being evaluated by customers and potential customers of electro-optics products.

Results of Operations

Revenue. Substantially all of Lumera’s revenue since inception has been generated from cost plus fixed fee development contracts with several United States government agencies or with government contractors. Lumera’s projects have primarily been to develop specialized electro-optic polymer materials and devices.

The following table summarizes the various contract awards Lumera has received since its inception and the related revenue recognized:

	Wideband Polymer Modulator		Polymer-Based Linear Modulator		Electro-optic Organic Polymer		Polymer-Based Millimeter Wave Detection		Polymers w/Exc High Electro-optic Coefficients		EO Polymer based Ultra-Linear Directional Coupler		Low Voltage Wideband Polymer EO Polymer Modulators		Other
	Award	Revenue	Award	Revenue	Award	Revenue	Award	Revenue	Award	Revenue	Award	Revenue	Award	Revenue	Award	Revenue
2001	$1,623,000	$821,000
2002	1,031,000	885,000			$149,000	$61,000
2003	950,000	1,118,000	$497,000	$95,000	400,000	488,000									$24,000	$24,000
2004	1,114,000	780,000		192,000
2005	1,000,000	1,161,000		210,000			$411,000	$41,000							21,000	21,000
2006	50,000	1,003,000						370,000	$3,400,000	$1,782,000
2007	1,150,000	1,029,000								1,618,000
2008	900,000	263,000							2,434,000	871,000	$99,000	$47,000	$2,164,000	$669,000

	$7,818,000	$7,060,000	$497,000	$497,000	$549,000	$549,000	$411,000	$411,000	$5,834,000	$4,271,000	$99,000	$47,000	$2,164,000	$669,000	$45,000	$45,000

Backlog on Lumera’s governmental contracts totaled $3,869,000 at June 30, 2008. Lumera’s revenue from government contracting has fluctuated year to year and it expects that future periods could also fluctuate significantly due to delays in funding, the status of particular programs or the timing of performance under specific agreements.

Lumera also generates revenue through sales of its products to research institutes—both private and in universities, original equipment manufacturers, or OEMs, industry partners and through development contracts. Lumera expects that future revenue from U.S. government contracts will decrease as a percentage of revenue and that product revenue from the sale of commercial products will increase both on a dollar basis and as a percentage of revenue in future years. Revenue from product shipments was less than 10% of total revenues for all years.

Cost of Revenue. Historically, cost of revenue has consisted primarily of the direct and allocated indirect costs of performing on development contracts. Direct costs include labor, materials and other costs incurred directly in performing specific projects. Indirect costs include labor and other costs associated with Lumera’s research and product development efforts and building Lumera’s technical capabilities and capacity. The cost of revenue can fluctuate substantially from period to period depending on the level of both the direct costs incurred in the performance of projects and the level of indirect costs incurred. The cost of revenue as a percentage of revenue can fluctuate significantly from period to period depending on the contract mix, the cost of future planned products and the level of direct and indirect cost incurred.

Cost of product revenue includes direct labor and material costs and allocated indirect costs. Lumera currently utilizes its research and development facilities to manufacture its products until demand for these products justify separate manufacturing facilities. Indirect cost is allocated to the cost of product revenues based upon direct labor required during the manufacturing process, but only to the extent of product revenue. Lumera records product costs in excess of revenues as research and development costs.

Lumera expects that cost of revenue on a dollar basis will increase in the future as a result of anticipated sales of products, additional development contract work that it expects to perform, and commensurate growth in its personnel and technical capacity required to perform on these contracts.

Research and Development Expense. Research and development expense consists primarily of:

•	laboratory operations, outsourced development and processing work;

•	research fees paid to the University of Washington and other educational institutions for contract research;

•	compensation for employees and contractors engaged in internal research and product development activities;

•	increases in Lumera’s product development staff to define, qualify and develop products Lumera commercializes;

•	costs incurred in acquiring and maintaining licenses; and

•	related operating expenses.

A significant portion of Lumera’s research and development expense through June 2005 related to cash payments and a grant of common stock pursuant to its sponsored research agreement, or SRA, with the University of Washington, or the UW. Lumera has ongoing minimum royalty obligations required by a technology licensing agreement with the UW totaling $75,000 annually until it elects to cancel the license. Lumera is currently funding researchers at the UW and other institutions to conduct ongoing research activities on a project basis.

Lumera expects to continue to incur substantial research and development expense to develop commercial products using polymer materials technology. These expenses could increase as a result of continued development and commercialization of Lumera’s polymer materials technology, including subcontracting work to potential development and manufacturing partners, expanding and equipping in-house laboratories, acquiring rights to additional technologies, hiring additional technical and support personnel and pursuing other potential business opportunities.

Marketing, General and Administrative Expense. Marketing, general and administrative expense consists primarily of compensation and support costs for management and administrative staff, and for other general and administrative costs, including accounting and legal fees, consulting fees and other operating expenses. It also consists of costs associated with corporate awareness campaigns such as web site development and participation at trade shows, corporate communications initiatives and efforts with potential customers and joint venture partners to identify and evaluate product applications in which Lumera’s technology could be integrated or otherwise used.

Lumera expects marketing, general and administrative expenses to increase in 2008 and beyond as Lumera:

•	Increases its sales and marketing staff to define, qualify, develop and market products that it commercializes;

•	Increases its sales staff to begin and develop customer relationships and sell its products in various geographies and marketplaces; and

•	Increases the level of corporate and administrative activity.

Interest Income. Interest income consists of earnings from investment securities. Dividend and interest income are recognized when earned. Realized gains and losses would be included in other income.

Income Taxes. In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, or FIN 48, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. Lumera adopted the accounting provisions of FIN 48 in January 2007.

Historically, Lumera’s tax provision for financial statement purposes and the actual tax returns have been prepared using consistent methodologies. There were no material unrecognized tax benefits as of January 1, 2007. At December 31, 2007, Lumera had a federal net operating loss, or NOL of approximately $23.7 million which will begin to expire in 2018 through 2027 and research and development credit carryforwards of $1.6 million that begin to expire in 2019 through 2027 unless previously utilized. Lumera has provided a 100% valuation allowance as of December 31, 2007 because realization of such tax benefits is uncertain. Due to Lumera’s NOL carryforwards, any future adjustments to the unrecognized tax benefit will have no impact on its effective tax rate due to the valuation allowance which fully offsets all tax benefits. For the year ended December 31, 2007, there were no unrecognized tax benefits recorded. Lumera does not expect the unrecognized tax benefit to change significantly during the next twelve months. Any interest and penalties incurred on the settlement of outstanding tax positions would be recorded as a component of interest expense. Lumera had no accrued interest or penalties at the date of adoption as of and for the year ended December 31, 2007.

Lumera files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. Lumera’s federal and state tax returns for the years 2000 through 2007 are subject to examination.

Critical Accounting Policies and Estimates

Lumera’s discussion and analysis of its financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires Lumera to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an ongoing basis, Lumera evaluates its estimates, including those related to revenue recognition, contract losses, bad debts, stock-based compensation, income taxes, investments and contingencies and litigation. Lumera bases its estimates on historical experience, terms of existing contracts, information provided by its current and prospective customers and strategic partners, information available from other outside sources, and on various other assumptions management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Lumera believes the following accounting policies require more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Lumera recognizes revenue as work progresses on long-term, cost plus fixed fee and fixed price contracts in accordance with Statement of Position 81-1, Accounting for Performance of Construction Type and Certain Product Type Contracts using the percentage-of-completion method, which relies on estimates of total expected contract revenue and costs. Lumera uses this revenue recognition methodology because it can make reasonably dependable estimates of the revenue and costs. Recognized revenues are subject to revisions as the contracts progress to completion and actual revenue and cost become certain. Revisions in revenue estimates are reflected in the period in which the facts that give rise to the revisions become known. Revenue from product shipments is recognized in accordance with Staff Accounting Bulletin No. 104 “Revenue Recognition.” Revenue is recognized when there is sufficient evidence of an arrangement, the selling price is fixed or determinable and collection is reasonably assured. Revenue for product shipments is recognized upon acceptance of the product by the customer or expiration of the contractual acceptance period, after which there are no rights of return. Provisions are made for warranties at the time revenue is recorded. Warranty expense and the associated liability recorded was not material for any periods presented.

Contract Estimates

Lumera estimates contract costs based on the experience of its professional researchers, the experience it has obtained in internal research efforts, and its performance on previous contracts. Lumera believes this allows it to reasonably estimate the tasks required and the contract costs; however, there are uncertainties in estimating these costs, such as the ability to identify precisely the underlying technical issues hindering development of the technology; the ability to predict all the technical factors that may affect successful completion of the proposed tasks; and the ability to retain researchers having enough experience to complete the proposed tasks in a timely manner. Should actual costs differ materially from its estimates, Lumera may have to adjust the timing and amount of revenue it recognizes. To date, Lumera has mitigated the risk of failing to perform under these contracts by negotiating best efforts provisions, which do not obligate it to complete contract deliverables.

Stock-based Compensation

Lumera adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, or SFAS 123(R), effective January 1, 2006 and has applied the provisions of Staff Accounting Bulletin No. 107, or SAB 107, issued by the SEC in March 2005 and Staff Accounting Bulletin 110, issued by the SEC in December 2007. Prior to January 1, 2006, Lumera accounted for stock-based employee compensation arrangements on the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees and related amendments and interpretations and it accounted for equity instruments issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, Accounting for Stock Based Compensation and Emerging Issues Task Force, or EITF, Issue No. 96-18, Accounting for a Convertible Instrument Granted or Issued to a Nonemployee for Goods or Services or a Combination of Goods or Services and Cash. Lumera also complied with the disclosure provisions of SFAS No. 123 which required fair value recognition for employee stock-based compensation.

Lumera adopted SFAS 123(R) using the modified prospective transition method. Under that transition method, compensation cost recognized in 2007 and 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted or modified subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

Lumera elected to continue using the accelerated method of expense recognition pursuant to FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, or FIN 28 as it used previously under the disclosure-only provisions of SFAS 123. Previously measured but unrecognized compensation expense for all unvested options outstanding as of January 1, 2006 and share-based payments granted subsequent to January 1, 2006, compensation expense, both based on the fair value on the date of grant, will be recognized on an accelerated basis over the requisite service period. Going forward, stock compensation expenses may increase as Lumera issues additional equity-based awards to continue to attract and retain key employees.

Lumera issues incentive awards to its employees through stock-based compensation consisting of stock options and restricted stock units, or RSU’s. The value of RSU’s is determined using the fair value method. Lumera continues to use the Black-Scholes option pricing model in determining the fair value of stock options, employing the following key assumptions. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. Lumera does not anticipate declaring dividends in the foreseeable future. The expected option term is based on the vesting terms of the respective options and a contractual life of ten years using the simplified method calculation as defined by SAB 107. Expected volatility is determined by blending the annualized daily historical volatility of Lumera’s stock price commensurate with the expected life of the option with volatility measures used by comparable peer companies. Lumera’s stock price volatility and option lives involve management’s best estimates at that time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

SFAS 123(R) also requires that Lumera recognize compensation expense for only the portion of options or stock units that are expected to vest; therefore, it applies estimated forfeiture rates that are derived from historical employee termination behavior. If the actual number of forfeitures differs from those Lumera estimated, additional adjustments to compensation expense may be required in future periods. Lumera may modify the method in which it issues incentive awards to its employees through stock-based compensation in future periods. The impact of forfeitures on previously recognized compensation expense for unvested options at January 1, 2006, was immaterial; therefore, Lumera did not record a cumulative effect adjustment related to the change in accounting principle.

Impairment of Long-Lived Assets In accordance with SFAS No. 144, Lumera’s long-lived assets, such as property and equipment, with definite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Disposal Activities Any liabilities associated with exit or disposal activities are recorded in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Obligations Associated with Disposal Activities, or SFAS No. 146. SFAS No. 146 requires that liabilities be recognized for exit and disposal costs only when the liabilities are incurred, rather than upon the commitment to an exit or disposal plan. Restructuring charges are included in marketing, general and administrative expense. These charges primarily relate to the reduction in workforce associated with the cessation of operations at Plexera. These restructuring efforts are expected to be completed in calendar year 2008.

Equity Investments Lumera accounts for its investment in Asyrmatos under the equity method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 18, or APB No. 18, and FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (as amended), or FIN 46.

Results of Operations

Comparison of Three and Six Months Ended June 30, 2008 and 2007

Summary

	Three Months ended June 30,		Percentage Change	Six Months ended June 30,		Percentage Change
	2008	2007		2008	2007
Revenue	$1,499,000	$934,000	60%	$1,983,000	$1,794,000	11%
Cost of revenue	653,000	484,000	35%	889,000	927,000	-4%
Research and development expense	628,000	567,000	11%	1,572,000	1,210,000	30%
Marketing, general and administrative expense	1,932,000	2,372,000	-19%	4,934,000	4,188,000	18%
Interest Income	65,000	301,000	-78%	186,000	622,000	-70%
Loss from Discontinued Operations	37,000	1,155,000	-97%	2,501,000	2,130,000	17%

Lumera’s Board committed to a plan to sell or otherwise dispose of Lumera’s wholly-owned subsidiary, Plexera, in May 2008. Accordingly, Plexera is reported as a discontinued operation for the three and six months ended June 30, 2008 and 2007, respectively.

Revenue. Revenue increased by $565,000 and $189,000 for the three and six months ended June 30, 2008, respectively, over the three and six months ended June 30, 2007, primarily due to increased levels of government contract activity. Aggregate revenue on governmental contracts totaled $1,377,000 and $1,850,000 for the three and six months ended June 30, 2008, an increase of $449,000 and $147,000, respectively, compared to the three and six months ended months ended June 30, 2007, primarily due to government contracts awarded in the first quarter of 2008. Backlog on governmental contracts totaled $3,869,000 at June 30, 2008. Product revenues totaled $122,000 and $134,000 for the three and six months ended June 30, 2008, respectively, consisting of electro-optics devices and materials.

Cost of Revenue. Cost of revenue increased by $169,000 for the three months ended June 30, 2008, compared to the three months ended June 30, 2007, primarily due to increased government contract activity. Cost of revenue decreased by $38,000 for the six months ended June 30, 2008, compared to the six months ended June 30, 2007, primarily due to less activity on government contracts awarded late in the first quarter of 2008. Contract costs were 45% and 46% of contract revenue for the three and six months ended June 30, 2008 respectively, compared to 52% for the three and six months ended June 30, 2007, due to lower overhead allocations rates applied to contract labor in the current periods.

Research and Development Expense. Research and development expense increased $61,000 and $362,000 to $628,000 and $1,572,000 for the three and six months ended June 30, 2008, respectively, from $567,000 and $1,210,000 for the three and six months ended June 30, 2007. Materials and supplies costs were $165,000 and $182,000 higher for the three and six months ended June 30, 2008, compared to the three and six months ended June 30, 2007, respectively, due primarily to device packaging expenditures in the current periods. General and administrative expenses, including facilities expense increased by $86,000 and $120,000 for the three and six months ended June 30, 2008 respectively, compared to the three and six months ended June 30, 2007 due primarily to increased allocation resulting from the discontinued operations during the current period. The allocations are based on personnel and the cessation of a segment of the business combined with the reduction in workforce of that segment caused the allocation to increase in other segments. Compensation expense, including incentive pay, increased $119,000 during the six months ended June 30, 2008 compared to the six months ended June 30, 2007, due primarily to increases in salary combined with an increase in headcount early in the first quarter of 2008. Stock-based compensation expense decreased $62,000 and $75,000 for the three and six months ended June 30, 2008, respectively, compared to the three and six months ended June 30, 2007, due primarily to forfeitures related to the reduction in workforce associated with Lumera’s exit from Plexera. Labor related costs allocated to the cost of revenue increased by $65,000, due to the increase in government contract revenue for the three months ended June 30, 2008, compared to the prior year comparative period. The amount of research and development labor allocated to the cost of sales was approximately $94,000 less during the six months ended June 30, 2008, compared to the six months ended June 30, 2007, due primarily to lower levels of government contract activity in the first quarter of 2008. Professional fees decreased by $34,000 and $33,000, respectively, for the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007, due primarily to a decrease in contract research fees and license and royalty fees associated with Lumera’s various UW agreements. Depreciation expense decreased by $16,000 and $39,000, respectively, for the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007, due to Lumera’s asset base becoming more fully depreciated.

Marketing, General and Administrative Expense. Marketing, general and administrative expense decreased $440,000 to $1,932,000 for the three months ended June 30, 2008, from $2,372,000 for the three months ended June 30, 2007. Stock-based compensation expense decreased $485,000 in the three months ended June 30, 2008, compared to the three months ended June 30, 2007 due primarily to reduction in workforce and cancellation of options associated with Lumera’s exit from Plexera during the first quarter of 2008. General administrative expenses, including travel and facilities expense decreased $115,000 in the three months ended June 30, 2008, compared to the three months ended June 30, 2007. Depreciation expense decreased by $19,000 during the three months ended June 30, 2008 compared to the three months ended June 30, 2007 due to Lumera’s asset base becoming more fully depreciated. Compensation expense, including incentive pay, decreased by $18,000 for the three months ended June 30, 2008 over the prior year comparative period due primarily to the reduction in headcount associated with the discontinued operations of Plexera and merger-related business restructuring. Professional services increased $196,000 during the three months ended June 30, 2008, compared to the three months ended June 30, 2007, primarily due to legal fees associated with the proposed merger.

Marketing, general and administrative expense increased $746,000 to $4,934,000 for the six months ended June 30, 2008, from $4,188,000 for the six months ended June 30, 2007. Professional services increased $1,092,000 during the six months ended June 30, 2008, compared to the six months ended June 30, 2007, primarily due to $1,182,000 in financial advisory and legal fees primarily associated with the proposed merger and to increased general business consulting and legal fees and offset by a decrease of $139,000 in consulting expense. During the first six months of 2008, Lumera also recorded a reserve for collectability of a $500,000 note receivable associated with its investment in Asyrmatos in the first quarter 2008. Compensation expense, including incentive pay, increased by $117,000 during the six months ended June 30, 2008 compared over the prior year comparative period, due primarily to severance costs incurred during the first quarter of 2008. Stock-based compensation expense decreased $769,000 during the six months ended June 30, 2008, compared to the six months ended June 30, 2007 due primarily to reduction in workforce that included the elimination of some executive positions and cancellation of options associated with those eliminated positions. General administrative expenses, including travel and facilities expense, decreased $155,000 during the six months ended June 30, 2008, compared to the six months ended June 30, 2007. Depreciation expense decreased by $36,000 for the six months ended June 30, 2008, compared to the six months ended June 30, 2007, due to Lumera’s asset base becoming more fully depreciated.

Interest Income. Interest income decreased $236,000 and $436,000 to $65,000 and $186,000 for the three and six months ended June 30, 2008, respectively, from $301,000 and $622,000 for the three and six months ended June 30, 2007, due primarily to decreased levels of investments.

Discontinued Operations

In accordance with SFAS No. 144, Plexera’s assets constitute a component of the entity, and the disposal of those assets has been accounted for as discontinued operations. Accordingly, the assets and liabilities have been segregated in the condensed consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale. The operating results relating to these assets held for sale are segregated and reported as discontinued operations in the 2008 and 2007 condensed consolidated statements of operations.

Until March 2008, when Lumera elected to cease operations of Plexera, the results of operations of Plexera as a business segment were included in continuing operations. At the end of the first quarter of 2008, all operations of Plexera ceased. In May 2008, Lumera’s board of directors committed to a plan to sell the Plexera business. Substantially all the assets and liabilities of Plexera will be included in the sale and will consist primarily of certain property and equipment, accounts payable and accrued expenses. The results of operations directly attributed to Plexera’s operations that have been reclassified from continuing operations to discontinued operations for all periods presented are as follows:

	Three Months ended June 30,		Percentage Change	Six Months ended June 30,		Percentage Change
	2008	2007		2008	2007
Research and development expense	$(4,000)	$813,000	-100%	$1,346,000	$1,441,000	-7%
Marketing, general and administrative expenses	41,000	342,000	-88%	1,155,000	689,000	68%

Total	$37,000	$1,155,000	-97%	$2,501,000	$2,130,000	17%

Research and development expense decreased by $817,000 and marketing, general and administrative expense decreased by $301,000 for the three months ended June 30, 2008, compared to the three months ended June 30, 2007, due entirely due to the shutdown of Plexera and the termination of its workforce.

Research and development expense decreased by $95,000 for the six months ended June 30, 2008, compared to the six months ended June 30, 2007. Lumera exited the Plexera business late in the first quarter of 2008 and ceased incurring additional research and development expenses at that time. Lumera did not anticipate the cessation of Plexera during the beginning of the first quarter of 2008. Lumera continued incurring professional fees, related to product development activities, Lumera hired additional research personnel and increased spending on materials and supplies resulting in an increase in the six months ended June 30, 2008, compared to the six months ended June 30, 2007, prior to the cessation of Plexera. Marketing, general and administrative expense increased during the six months ended June 30, 2008, compared to the six months ended June 30, 2007, as Lumera incurred additional expenses, including professional fees and severance expense, associated with the decision to exit Plexera.

Business Restructuring

In March 2008, Lumera elected to exit its Bioscience business (Plexera) and to take other corporate cost savings measures. In May 2008, Lumera’s board of directors approved a plan to sell the assets of Plexera. Lumera recorded restructuring costs during the six months ended June 30, 2008 for the following categories:

	Beginning Balance	Cash Payments	Ending Balance as of June 30, 2008
Electro-Optics	$122,000	$(66,000)	$56,000
Corporate	25,000	(25,000)	—

	$147,000	$(91,000)	$56,000

	Beginning Balance	Cash Payments	Ending Balance as of June 30, 2008
Discontinued Operations	$544,000	$(456,000)	$88,000

Total	$544,000	$(456,000)	$88,000

Costs associated with restructuring activities are accounted for in accordance with the provisions of SFAS No. 146. Severance costs, which totaled $387,000, represent amounts to be paid to former employees of Plexera and are recorded in discontinued operations. Severance payments in the amount of $336,000 were made to former employees of Plexera during the three months ended June 30, 2008. Lumera anticipates that the remaining severance costs provided for in conjunction with its discontinued operations will be paid during the third quarter of 2008 in the amount totaling $51,000 for former Plexera employees. Severance costs, which totaled $147,000, represent amounts to be paid to former employees of Lumera associated with its business restructuring during the three months ended March 31, 2008 and are recorded in marketing, general and administrative expenses. Severance payments in the amount of $91,000 were made to former employees of Lumera during the three months ended June 30, 2008. Lumera anticipates the remaining severance costs will be paid in the third quarter of 2008. As a part of the restructuring, 23 positions in Plexera were eliminated, including Tim Londergan, Plexera’s President and Chief Operating Officer, 5 positions in Corporate as well as the position of Vice President of Sales and Marketing which was held by Daniel C. Lykken, an Executive Officer of Lumera and part of Electro-Optics segment. The sales and marketing functions will be performed by other staff members pending the merger.

Lumera accounted for the impairment of assets in accordance with SFAS No. 144. Following its decision to exit Plexera, management reviewed Plexera’s property and equipment to determine recoverability. The Plexera property and equipment is comprised of assets capitalized and deployed in Plexera’s business including computer equipment, furniture and office equipment, lab equipment and leasehold improvements. Plexera assets that are useful to Lumera’s ongoing business will be redeployed. Included in loss from discontinued operations for the six months ended June 30, 2008, is an impairment loss of $243,000 for certain of the Plexera assets.

In conjunction with exiting Plexera, Lumera cancelled certain contractual commitments or otherwise provided for future contract costs under the provisions of SFAS No. 146, recording contract costs of $157,000 during the three months ended March 31, 2008. Through June 30, 2008, Lumera made cumulative cash contract payments totaling $120,000, leaving a balance of $37,000, substantially all of which will be paid in the third quarter of 2008 and are recorded as part of current liabilities of disposal group held for sale in the condensed consolidated balance sheet.

It is anticipated that substantially all of the remaining expenses associated with discontinued operations and those associated with business restructuring which were recorded during the first quarter of 2008 will be paid during the third quarter of 2008. Future periods will reflect significantly lower research and development expenses, primarily related to lower compensation costs following the Plexera work force reduction and professional fees related to the cessation of Plexera product development activities. Marketing, general and administrative costs will also decline due to cost savings measures taken following the March 2008 business restructuring.

Comparison of Years ended December 31, 2007 and December 31, 2006

	Year Ended December 31,		Percentage Change
	2007	2006
Revenue	$2,774,000	$3,237,000	-14%
Cost of revenue	1,506,000	1,805,000	-17%
Research and development expense	3,366,000	3,543,000	-5%
Marketing, general and administrative expense	9,242,000	6,465,000	43%
Interest income	1,094,000	841,000	30%
Loss from Discontinued Operations	5,710,000	4,383,000	30%

Revenue. Revenue decreased by $463,000 to $2,774,000 for the year ended December 31, 2007 from $3,237,000 for the year ended December 31, 2006. Revenue on government contracts, which totaled $2,647,000 in 2007, decreased by $508,000 over 2006 due primarily to the completion of a millimeter wave detection contract in 2006 combined with lower revenues associated with Lumera’s initial DARPA award which Lumera completed early in the fourth quarter of 2007. Product sales revenue totaled $127,000 in 2007, up $45,000 from 2006 due primarily to an increase in sales of electro-optic materials and devices. Lumera’s contract revenue backlog totaled $121,000 at December 31, 2007.

Cost of Revenue. Cost of revenue decreased by $299,000 to $1,506,000 for the year ended December 31, 2007 from $1,805,000 for the year ended December 31, 2006. Cost of contract revenue, which totaled $1,453,000, in 2007 decreased by $332,000 over 2006 due primarily to a decrease in labor costs and related overhead allocation associated with the lower overall levels of government contract activities during 2007.

Research and Development Expense. Research and development expense decreased $177,000 to $3,366,000 for the year ended December 31, 2007, from $3,543,000 for the year ended December 31, 2006. Compensation costs, including bonus expense, associated with higher levels of non-contract related research efforts and additional research personnel, which totaled $1,597,000 in 2007, increased by $269,000 over 2006. Non-cash compensation increased by $77,000 in 2007 to $282,000, compared to $205,000 in 2006 due primarily to the number of stock-based compensation awards granted during the year. Labor related overhead costs reclassified to the cost of government contracts totaled $1,028,000 in 2007 or $180,000 less than in 2006 due primarily to a decrease in the level of government contracting activities in 2007. License and royalty fees increased by $58,000, to $138,000 in 2007 due primarily to a one time fee to license technology from the UW. Professional fees decreased by $630,000, to $684,000 in 2007 due to a decrease in costs associated with external millimeter wave communication product development efforts. Depreciation expense decreased by $130,000 in 2007, to $360,000 as Lumera’s fixed asset base is becoming more fully depreciated.

Marketing, General and Administrative Expense. Marketing, general and administrative expense increased by $2,777,000 to $9,242,000 for the year ended December 31, 2007 from $6,465,000 for the year ended December 31, 2006. Professional fees, mostly associated with accounting, legal and strategic business consulting expense, increased by $1,728,000 to $3,033,000 in 2007 compared to $1,306,000 in 2006. Compensation costs, including bonus expense, associated with additional marketing and finance personnel increased by $778,000 to $3,256,000 in 2007 compared to $2,478,000 in 2006. Non-cash compensation expense increased in 2007 by $176,000, to $1,522,000 compared to $1,346,000 in 2006 due to an increase in stock-based compensation awards granted during the year; additionally, included is the increase in stock option modification expense of $103,000 recorded during the year, as a result of the departure of an executive employee. Depreciation expense increased by $173,000 in 2007 compared to 2006 to $444,000 due to additional leasehold improvements to Lumera’s current space made later in the year in 2006. General and administrative expenses, including facilities, travel, and insurance costs, decreased by $84,000 to $981,000 in 2007.

Interest Income. Interest income increased $253,000 to $1,094,000 for the year ended December 31, 2007 from $841,000 for the year ended December 31, 2006 due primarily to higher levels of investments following the completion of Lumera’s November 2006 financing.

Loss from Discontinued Operations. In accordance with SFAS No. 144, Plexera’s assets constitute a component of the entity and the disposal of those assets has been accounted for as discontinued operations. Accordingly, the assets and liabilities have been segregated in the accompanying consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale. The results of operations directly attributed to Plexera’s operations that have been reclassified from continuing operations to discontinued operations for all periods presented are as follows:

	Year Ended December 31,		Percentage Change
	2007	2006
Revenue	$—	$119,000	-100%
Cost of revenue	—	(106,000)	-100%
Research and development expense	(3,908,000)	(3,191,000)	22%
Marketing, general and administrative expense	(1,802,000)	(1,205,000)	50%

Loss from Discontinued Operations	$(5,710,000)	$(4,383,000)	30%

The loss from discontinued operations increased by $1,327,000 to $5,710,000 for the year ended December 31, 2007, from $4,383,000 for the year ended December 31, 2006. Plexera had no product sales in 2007 causing a decline in the gross margin contribution of $13,000 for the year ended December 31, 2007 from 2006. Research and development expense increased by $717,000 to $3,908,000 for the year ended December 31, 2007, from $3,191,000 for the year ended December 31, 2006 primarily due to higher compensation costs, including bonus expense, associated with additional research and product development personnel which increased $538,000 in 2007, higher professional fees related to external product development which increased $229,000 in 2007, higher non-cash compensation costs associated with increased stock-based compensation awards in 2007 which increased by $160,000, lower materials and supplies costs related to building fewer beta devices in 2007 which declined $338,000 and lower general and administrative costs, including travel and facilities expense which declined by $36,000 in 2007. Marketing, general and administrative expenses increased by $597,000 to $1,802,000 for the year ended December 31, 2007, from $1,205,000 for the year ended December 31, 2006 primarily due to higher compensation costs, including bonus expense, associated with additional sales and marketing personnel and executive management which increased $255,000 in 2007, higher professional fees primarily related to business development consulting which increased $187,000 in 2007 and higher non-cash compensation costs associated with increased stock-based compensation awards in 2007 which increased by $119,000. General and administrative costs, including travel and facilities expense, increased by $33,000 in 2007 resulting from higher levels of business activity.

Comparison of Years ended December 31, 2006 and December 31, 2005

	Year Ended December 31,		Percentage Change
	2006	2005
Revenue	$3,237,000	$1,500,000	116%
Cost of revenue	1,805,000	913,000	98%
Research and development expense	3,543,000	4,373,000	-19%
Marketing, general and administrative expense	6,465,000	4,732,000	37%
Interest income	841,000	655,000	28%
Loss from Discontinued Operations	4,383,000	2,590,000	69%

Revenue. Revenue increased by $1,737,000 to $3,237,000 for the year ended December 31, 2006 from $1,500,000 for the year ended December 31, 2005. Revenue on government contracts, which totaled $3,155,000 in 2006, increased by $1,722,000 over 2005 due primarily to Lumera’s recently awarded DARPA contract. Product sales revenue totaled $82,000 in 2006, up $15,000 from $67,000 in 2005 due primarily to additional sales of electro-optic materials and devices. Lumera’s contract revenue backlog totaled $1,672,000 at December 31, 2006.

Cost of Revenue. Cost of revenue increased by $892,000 to $1,805,000 for the year ended December 31, 2006 from $913,000 for the year ended December 31, 2005. Cost of contract revenue, which totaled $1,785,000, in 2006 increased by $899,000 over 2005 due primarily to higher labor costs and related overhead allocation associated with higher levels of government contract activities during 2006.

Research and Development Expense. Research and development expense decreased $830,000 to $3,543,000 for the year ended December 31, 2006, from $4,373,000 for the year ended December 31, 2005. Product development costs, including professional fees and materials and equipment costs, which totaled $1,852,000 in 2006, increased by $145,000 over 2005 due primarily to an increase in product development consulting. Compensation costs, including bonus expense, decreased by $163,000 in 2006 to $1,328,000 from $1,491,000 in 2005 due primarily to higher levels of government contract activities. Facilities and general and administrative expenses increased by $132,000 to $795,000 in 2006 due primarily to increased facilities costs to accommodate growth. Non-cash compensation increased by $153,000 in 2006 to $205,000 due primarily to the adoption of SFAS 123(R). Labor related overhead costs reclassified to the cost of government contracts totaled $1,207,000 in 2006 or $621,000 more than in 2005 due to a higher level of government contracting activities. Expenses associated with Lumera’s various agreements with the UW decreased by approximately $606,000 in 2006 due primarily to the cessation of payments under Lumera’s Sponsored Research Agreement with the UW which ended during 2005. Depreciation expense decreased by $478,000 in 2006 as Lumera’s fixed asset base is becoming more fully depreciated.

Marketing, General and Administrative Expense. Marketing, general and administrative expense increased $1,733,000 to $6,465,000 for the year ended December 31, 2006 from $4,732,000 for the year ended December 31, 2005. Non-cash compensation expense increased in 2006 by $973,000 due to the adoption of SFAS 123(R). Compensation costs, including bonus expense, associated with additional marketing and finance personnel and the business segment realignment increased by $436,000 to $2,478,000 in 2006, compared to $2,042,000 in 2005. General and administrative expenses, including professional fees, depreciation, travel and insurance costs, increased by $191,000 in 2006 to $2,405,000 and facilities expense increased by $134,000 due to Lumera’s facilities expansion.

Interest Income. Interest income increased $186,000 to $841,000 for the year ended December 31, 2006 from $655,000 in 2005 due primarily to increased investment returns in 2006 and to higher levels of investments following the completion of the November 2006 financing.

Loss from Discontinued Operations. In accordance with SFAS No. 144, Plexera’s assets constitute a component of the entity and the disposal of those assets has been accounted for as discontinued operations. Accordingly, the assets and liabilities have been segregated in the accompanying consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale. The results of operations directly attributed to Plexera’s operations that have been reclassified from continuing operations to discontinued operations for all periods presented are as follows:

	Year Ended December 31,		Percentage Change
	2006	2005
Revenue	$119,000	$9,000	1222%
Cost of revenue	(106,000)	(9,000)	1078%
Research and development expense	(3,191,000)	(2,167,000)	47%
Marketing, general and administrative expense	(1,205,000)	(423,000)	185%

Loss from Discontinued Operations	$(4,383,000)	$(2,590,000)	69%

The loss from discontinued operations increased by $1,793,000 to $4,383,000 for the year ended December 31, 2006, from $2,590,000 for the year ended December 31, 2005. Revenues from the sale of beta ProteomicProcessors in 2006, less the cost of revenue, increased by $13,000 over 2005. Research and development expense increased by $1,024,000 to $3,191,000 for the year ended December 31, 2006, from

$2,167,000 for the year ended December 31, 2005 primarily due to higher compensation costs, including bonus expense, associated with additional research and product development personnel which increased $316,000 in 2006, higher professional fees related to external product development which increased $517,000 in 2006, higher non-cash compensation costs associated with increased stock-based compensation awards in 2006 which increased by $119,000, higher materials and supplies costs related to building beta devices in 2006 which increased $407,000 and lower license and royalty expense declined by $230,000 in 2006 related to the Sensium license. Overhead costs reclassified to the cost of product revenue increased by $87,000 in 2006 due to the sale of beta ProteomicProcessors. Marketing, general and administrative expenses increased by $782,000 to $1,205,000 for the year ended December 31, 2006, from $423,000 for the year ended December 31, 2005 primarily due to higher compensation costs, including bonus expense, associated with additional sales and marketing personnel and executive management which increased $511,000 in 2006, professional fees decreased $199,000 in 2006 primarily related to less outsourcing for business development activities, higher non-cash compensation costs associated with increased stock-based compensation awards in 2006 which increased by $61,000 and higher general and administrative costs, including travel and facilities expense which increased by $407,000 in 2006 as Lumera formally organized the business unit.

Segment Revenues and Operating Loss

During March 2006, Lumera changed the organizational structure of its business to focus on primary markets, creating two distinct segments: electro-optics and bioscience. Revenue and operating loss amounts in this section are presented on a basis consistent with accounting principles generally accepted in the United States of America and include certain allocations attributable to each segment. Segment information is presented on a basis consistent with Lumera’s internal management reporting and in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, or SFAS No. 131. Certain corporate level expenses have been excluded from its segment operating results and analyzed separately. Periods prior to March 2006 have been revised to reflect Lumera’s best estimates of segment activity as if it had been in existence during the comparative periods and are being restated to reflect Lumera’s internal organization changes to conform to the current period presentation.

Effective July 1, 2007, Lumera contributed substantially all of the assets of the Bioscience segment to a newly formed wholly-owned subsidiary, Plexera. Plexera was formed to further clarify the purpose, business and funding requirements and market opportunities for both Lumera and Plexera. In the first quarter of 2008, Lumera elected to exit its Bioscience business and in May 2008 Lumera’s board of directors approved a plan to sell those assets. The results of operations directly attributable to Plexera’s operations have been reclassified from continuing operations to discontinued operations for all periods presented.

Comparison of Six Months Ended June 30, 2008 and June 30, 2007

	For the three months ended June 30,		Percentage Change	For the six months ended June 30,		Percentage Change
	2008	2007		2008	2007
Revenue
Electro-optics	$1,499,000	$934,000	60%	$1,983,000	$1,794,000	11%

Total	$1,499,000	$934,000	60%	$1,983,000	$1,794,000	11%

Operating Loss
Electro-optics	$(287,000)	$(428,000)	-33%	$(1,608,000)	$(940,000)	71%
Corporate expenses	(1,427,000)	(2,061,000)	-31%	(3,804,000)	(3,591,000)	6%

Total loss from continuing operations	$(1,714,000)	$(2,489,000)	-31%	$(5,412,000)	$(4,531,000)	19%

Loss from Discontinued Operations	$(37,000)	$(1,155,000)	-97%	$(2,501,000)	$(2,130,000)	17%

Electro-optics

Revenue. Revenue increased by $565,000 and $189,000 for the three and six months ended June 30, 2008, compared to the three and six months ended June 30, 2007, respectively, primarily due to increased levels of government contract activity. Aggregate revenue on governmental contracts totaled $1,377,000 and $1,850,000 for the three and six months ended June 30, 2008, an increase of $449,000 and $147,000 over the three and six months ended June 30, 2007. Backlog on governmental contracts totaled $3,869,000 at June 30, 2008. Electro-optic product revenues totaled $122,000 during the three months ended June 30, 2008 and $134,000 for the six months ended June 30, 2008.

Operating Loss. The Electro-optics segment operating loss decreased by $141,000 for the three months ended June 30, 2008, compared to the three months ended June 30, 2007 and increased by $668,000 during the six months ended June 30, 2008, compared to the six months ended June 30, 2007. Gross profit, primarily related to higher governmental contract revenue, increased by $396,000 and $226,000, respectively, while operating costs increased by $255,000 and $894,000, respectively, during the three and six months ended June 30, 2008, compared to the three and six months ended June 30, 2007. Professional fees mostly associated with consulting, IP legal and subcontracting expense increased by $167,000 and $255,000, respectively, for the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007. Materials and supplies expense increased by $165,000 and $182,000, respectively, for the three and six months ended June 30, 2008, compared to the three and six months ended June 30, 2007. General and administrative activities, including facilities, associated with product commercialization efforts increased by $79,000 and $187,000, respectively, for the three and six months ended June 30, 2008, compared to the three and six months ended June 30, 2007 due primarily to increased allocation resulting from the Plexera discontinued operations. The allocations are based on personnel and the cessation of a segment of the business combined with the reduction in workforce of that segment caused the allocation to increase in other segments. Compensation costs, including incentive pay, increased by $316,000 for the six months ended June 30, 2008 compared to the six months ended June 30, 2007, due primarily to an increase in severance costs related to the business restructuring combined with an increase in salary expense associated with wage increases for the current periods. Increased government contract activities, during the three months ended June 30, 2008, resulted in additional labor and related overhead costs to be allocated to cost of revenue reducing research and development expense by $66,000 during the three months ended June 30, 2008, compared to the three months ended June 30, 2007. The amount of research and development expense allocated to the cost of sales was approximately $94,000 less during the six months ended June 30, 2008, compared to the six months ended June 30, 2007, due primarily to lower levels of government contract activity associated with the timing of awards in the first quarter of 2008. Stock-based compensation costs decreased by $63,000 and $69,000 for the three and six months ended June 30, 2008, respectively, compared to the three and six months ended June 30, 2007, due primarily to forfeitures related to reduction in workforce. License and royalty fees decreased by $33,000 for the six months ended June 30, 2008 compared to the six months ended June 30, 2007, due primarily to a decrease in license and royalty fees associated with Lumera’s various UW agreements. Depreciation expense decreased by $15,000 and $39,000 for the three and six months ended June 30, 2008, compared to the three and six months ended June 30, 2007, respectively, due to Lumera’s asset base becoming more fully depreciated.

Corporate Expenses

Corporate expenses. Certain corporate expenses primarily consist of executive management and human resources, investor relations, legal, finance, information technology, purchasing and other general corporate activities.

Total corporate expenses decreased by $634,000 in the three months ended June 30, 2008. Stock-based compensation decreased by $479,000 for the three months ended June 30, 2008, compared to the three months ended June 30, 2007 due primarily to reduction in workforce including the elimination of some executive positions and cancellation of options. General and administrative costs, including facilities and travel, decreased by $113,000 for the three months ended June 30, 2008 compared to the three months ended June 30, 2007 due primarily to less expense associated with the business restructuring. Depreciation expense decreased by $18,000 for the three months ended June 30, 2008, compared to the three months ended June 30, 2007, due to Lumera’s asset base becoming more fully depreciated. Compensation costs, including incentive pay, decreased by $14,000 for the three months ended June 30, 2008, compared to the three months ended June 30, 2007, mostly associated with a reduction in workforce.

Total corporate expenses increased by $213,000 for the six months ended June 30, 2008, compared to the six months ended June 30, 2007. Professional fees mostly associated with financial advisory services and legal fees primarily associated with the proposed merger, increased $832,000 for the six months ended June 30, 2008, compared to the six months ended June 30, 2007. During the six months ended June 30, 2008, Lumera incurred a loss of $500,000 on a long-term receivable that has been deemed uncollectible. Stock-based compensation expense decreased $775,000 during the six months ended June 30, 2008, compared to the six months ended June 30, 2007 due primarily to reduction in workforce that included the elimination of some executive positions and cancellation of associated options. General and administrative costs, including facilities, depreciation expense and travel, decreased by $224,000 for the six months ended June 30, 2008 compared to the six months ended June 30, 2007. Total compensation costs, including incentive pay, decreased by $81,000 for the six months ended June 30, 2007, compared to the six months ended June 30, 2007 due primarily to a reduction in workforce due to the business restructuring. Depreciation expense decreased by $36,000 for the six months ended June 30, 2008, compared to the six months ended June 30, 2007, due to Lumera’s asset base becoming more fully depreciated.

Discontinued Operations

Loss from Discontinued Operations. In accordance with SFAS No. 144, Plexera’s assets constitute a component of the entity and the disposal of those assets has been accounted for as discontinued operations. The operating results relating to these assets held for sale are segregated and reported as discontinued operations in the 2008 and 2007 condensed consolidated statements of operations.

The loss related to Plexera, classified as discontinued operations for all periods presented, was approximately $37,000 and $2,501,000 for the three and six months ended June 30, 2008, compared to a loss of $1,155,000 and $2,130,000 for the three and six months ended June 30, 2007, respectively. The decrease in expense is due to the decision of Lumera to exit the Plexera business which occurred late in March of 2008.

Comparison of the Years ended December 31, 2007 and December 31, 2006

	For the Years Ended December 31,
	2007	2006
Revenue
Electro-optics Segment	$2,774,000	$3,237,000

Total	$2,774,000	$3,237,000

Discontinued Operations	$—	$119,000

Operating Loss
Electro-optics Segment	$(3,597,000)	$(3,097,000)
Corporate Expense	(7,743,000)	(5,479,000)

Total Loss from Continuing Operations	$(11,340,000)	$(8,576,000)

Loss from Discontinued Operations	$(5,710,000)	$(4,383,000)

Electro-Optics Segment

Revenue. Revenue decreased by $463,000 to $2,774,000 for the year ended December 31, 2007 from $3,237,000 for the year ended December 31, 2006. Revenue on government contracts, which totaled $2,647,000 for the year ended December 31, 2007, decreased by $508,000 compared to the year ended December 31, 2006 due primarily to the completion of a millimeter wave detection contract in 2006 combined with lower revenues from previously awarded contracts. Product revenue, which totaled $127,000 in 2007, was constituted by sales of research quantities of polymer materials and modulator chips and devices. Backlog on Lumera’s governmental contracts totaled $121,000 at December 31, 2007.

Operating Loss. Lumera’s electro-optics segment operating loss increased by $500,000 to $3,597,000 for the year ended December 31, 2007, from $3,097,000 for the year ended December 31, 2006. Gross profit decreased by $163,000 in 2007 due primarily to decreased government contract revenues during the year. Compensation costs, including bonus expense, increased by $639,000 to $2,267,000 in 2007 from $1,628,000 in 2006, due primarily to higher levels of non-contract related research efforts and an increase in headcount associated with additional research personnel. Labor related overhead costs applied to the cost of government contracts were $180,000 lower in 2007 due to the decrease in government contract activity for the year, leading to an increase in research and development expense. Non-cash share-based compensation expense, increased to $398,000 in 2007, an increase of $134,000 from 2006 due primarily to an increase in stock-based compensation awards granted. Licensing and royalty fees, primarily associated with Lumera’s UW agreements, increased by $58,000 to $138,000 in 2007 from $80,000 in 2006. Product development costs, including professional fees and general administrative expenses, decreased by $674,000 in 2007 to $3,090,000 from $3,764,000 in 2006 due primarily to a decrease in expenses associated with subcontractors in the current year.

Corporate Expenses

Corporate expenses. Certain corporate expenses are not allocated to Lumera’s segments, primarily consisting of executive management and human resources, investor relations, legal, finance, information technology, purchasing and other general corporate activities.

Total corporate expenses increased by $2,264,000 to $7,743,000 for the year ended December 31, 2007, from $5,479,000 for the year ended December 31, 2006. Professional fees, mostly associated with consulting, accounting, and legal expenses, increased by $1,725,000 to $2,616,000 in 2007 compared to 2006. Compensation costs, including bonus expense, increased by $408,000, to $2,585,000 due primarily to contractual severance expense related to the departure of an executive employee during the year ended December 31, 2007, compared to 2006. Depreciation expense, mostly associated with leasehold improvements to Lumera’s current space made in the last half of 2006, increased by $173,000 to $444,000 for the year ended December 31, 2007. Non-cash compensation expense increased by $119,000 to $1,406,000, during 2007, compared to $1,287,000 in 2006, due primarily to stock option modification expense of $103,000 related to the departure of an executive employee during the year combined with an increase in the number of stock-based compensation awards granted in 2007. General and administrative expenses, including travel and facilities expenses, decreased by $166,000 in 2007.

Discontinued Operations

Loss from Discontinued Operations. In accordance with SFAS No. 144, Plexera’s assets constitute a component of the entity and the disposal of those assets has been accounted for as discontinued operations. The operating results relating to these assets held for sale are segregated and reported as discontinued operations in the accompanying 2007 and 2006 condensed consolidated statements of operations.

The loss from discontinued operations increased by $1,327,000 to $5,710,000 for the year ended December 31, 2007, from $4,383,000 for the year ended December 31, 2006. Plexera had no product sales in 2007, causing a decline in the gross margin contribution of $13,000 for the year ended December 31, 2007 from

2006. Research and development expense increased by $717,000 to $3,908,000 for the year ended December 31, 2007, from $3,191,000 for the year ended December 31, 2006 primarily due to higher compensation costs, including bonus expense, associated with additional research and product development personnel which increased $538,000 in 2007, higher professional fees related to external product development which increased $229,000 in 2007, higher non-cash compensation costs associated with increased stock-based compensation awards in 2007 which increased by $160,000, lower materials and supplies costs related to building fewer beta devices in 2007 which declined $338,000 and lower general and administrative costs, including travel and facilities expense which declined by $36,000 in 2007. Marketing, general and administrative expenses increased by $597,000 to $1,802,000 for the year ended December 31, 2007, from $1,205,000 for the year ended December 31, 2006 primarily due to higher compensation costs, including bonus expense, associated with additional sales and marketing personnel and executive management which increased $255,000 in 2007, higher professional fees primarily related to business development consulting which increased $187,000 in 2007 and higher non-cash compensation costs associated with increased stock-based compensation awards in 2007 which increased by $119,000. General and administrative costs, including travel and facilities expense, increased by $33,000 in 2007 resulting from higher levels of business activity.

Comparison of the Years ended December 31, 2006 and December 31, 2005

Summary

	For the Years Ended December 31,
	2006	2005
Revenue
Electro-optics Segment	$3,237,000	$1,500,000

Total	$3,237,000	$1,500,000

Discontinued Operations	$119,000	$9,000

Operating Loss
Electro-optics Segment	$(3,097,000)	$(4,254,000)
Corporate Expense	(5,479,000)	(4,264,000)

Total Loss from Continuing Operations	$(8,576,000)	$(8,518,000)

Loss from Discontinued Operations	$(4,383,000)	$(2,590,000)

Electro-Optics Segment

Revenue. Revenue increased by $1,737,000 to $3,237,000 for the year ended December 31, 2006 from $1,500,000 for the year ended December 31, 2005. Aggregate revenue on governmental contracts, which totaled $3,155,000 in 2006, increased by $1,722,000 over 2005 primarily due to Lumera’s recently awarded DARPA contract. Product revenue, which totaled $82,000 and $67,000 in 2006 and 2005, respectively, was constituted by sales of research quantities of polymer materials and modulator chips and devices. Backlog on Lumera’s governmental contracts totaled $1,672,000 at December 31, 2006.

Operating Loss. Lumera’s electro-optics segment operating loss decreased by $1,156,000 to $3,097,000 for the year ended December 31, 2006, from $4,254,000 for the year ended December 31, 2005. Gross profit increased by $845,000 in 2006 due primarily to higher levels of government contract revenues during the year. Expenses associated with Lumera’s various agreements with the UW decreased by $606,000 for the year ended December 31, 2006 as its sponsored research agreement with the UW ended in June 2005. Product development costs, including professional fees and general administrative expenses, increased by $528,000 in 2006 compared to 2005. Compensation costs, including bonus expense, decreased by $14,000, and non-cash share-based compensation costs increased by $175,000 due to Lumera’s adoption of SFAS 123(R), all during the year ended

December 31, 2006. Depreciation decreased by $478,000 in 2006 as Lumera’s asset base became more fully depreciated. Labor related overhead costs applied to the cost of government contracts was $621,000 higher in 2006, compared to 2005, leading to a decline in research and development expense.

Corporate Expenses

Corporate expenses. Certain corporate expenses are not allocated to Lumera’s segments, primarily consisting of executive management and human resources, investor relations, legal, finance, information technology, purchasing and other general corporate activities.

Total corporate expenses increased by $1,215,000 to $5,479,000 for the year ended December 31, 2006, from $4,264,000 in 2005. Non-cash stock based compensation costs increased by $950,000 for the year ended December 31, 2006 due to Lumera’s adoption of SFAS 123(R) in 2006. Compensation costs, including bonus expense, increased by $286,000 due to an increase in headcount for the year ended December 31, 2006 from the prior year comparative period. Professional fees decreased $65,000 for the year ended December 31, 2006 due primarily to lower legal fees and audit fees. General administrative fees including facilities, depreciation and insurance increased $43,000 for the year ended December 31, 2006 from the year ended December 31, 2005.

Discontinued Operations

Loss from Discontinued Operations. In accordance with SFAS No. 144, Plexera’s assets constitute a component of the entity and the disposal of those assets has been accounted for as discontinued operations. The operating results relating to these assets held for sale are segregated and reported as discontinued operations in the accompanying consolidated statements of operations.

The loss from discontinued operations increased by $1,793,000 to $4,383,000 for the year ended December 31, 2006, from $2,590,000 for the year ended December 31, 2005. Revenues from the sale of beta ProteomicProcessors in 2006, less the cost of revenue, increased by $13,000 over 2005. Research and development expense increased by $1,024,000 to $3,191,000 for the year ended December 31, 2006, from $2,167,000 for the year ended December 31, 2005 primarily due to higher compensation costs, including bonus expense, associated with additional research and product development personnel which increased $316,000 in 2006, higher professional fees related to external product development which increased $517,000 in 2006, higher non-cash compensation costs associated with increased stock-based compensation awards in 2006 which increased by $119,000, higher materials and supplies costs related to building beta devices in 2006 which increased $407,000 and lower license and royalty expense declined by $230,000 in 2006 related to the Sensium license. Marketing, general and administrative expenses increased by $782,000 to $1,205,000 for the year ended December 31, 2006, from $423,000 for the year ended December 31, 2005 primarily due to higher compensation costs, including bonus expense, associated with additional sales and marketing personnel and executive management which increased $511,000 in 2006, professional fees decreased $199,000 in 2006 primarily related to less outsourcing for business development activities, higher non-cash compensation costs associated with increased stock-based compensation awards in 2006 which increased by $61,000 and higher general and administrative costs, including travel and facilities expense which increased by $407,000 in 2006 as Lumera formally organized the business unit.

Liquidity and Capital Resources

Lumera has funded its operations to date primarily through the sale of common stock and convertible preferred stock and, to a lesser extent, through revenues from development contracts and sales of products. Lumera’s accumulated deficit, which represents the cumulative net loss since its inception, totaled $84.5 million at June 30, 2008.

On July 16, 2008, Lumera sold 4 million shares of common stock and warrants to purchase an additional 2 million shares through a registered direct offering, for net proceeds of approximately $2.8 million, after deducting offering fees and expenses. The shares and warrants were offered pursuant to Lumera’s effective shelf registration statement that was previously filed on Form S-3 with the Securities and Exchange Commission. Lumera intends to use the net proceeds from the offering for general corporate purposes and to meet minimum working capital requirements under the conditions of the proposed merger. For each share of common stock purchased in the offering, the investors were also issued a warrant to purchase 0.50 shares of common stock for a combined issue price of $0.76 per unit, before deducting offering fees and expenses. The shares of common stock and warrants are immediately separable and were issued separately. The warrants have an exercise price of $0.76 per share, subject to adjustment, have a five-year term, and are not exercisable prior to six months after issuance.

Operating Activities. Lumera used $11.3 million, $9.6 million, and $8.2 million in cash and cash equivalents to fund operating activities during the years ended December 31, 2007, 2006 and 2005, respectively, and used $8.3 million and $4.4 million for the six months ended June 30, 2008 and 2007, respectively.

Net cash used in operating activities increased by $3,903,000 to $8,348,000 for the six months ended June 30, 2008, from $4,445,000 for the six months ended June 30, 2007. Lumera used $1,354,000 in cash to fund its Electro-optics activities during the six months ended June 30, 2008, an increase of $775,000 over the six months ended June 30, 2007, primarily due to an increase in compensation expense associated with severance expense combined with increased salary expense for the period. Lumera used $4,459,000 in cash to fund corporate expenses during the six months ended June 30, 2008, an increase of $2,485,000 over the six months ended June 30, 2007 due primarily to incurred costs associated with merger activities and costs associated with the business restructuring. Discontinued operations used cash of $2,535,000 for the six months ended June 30, 2008 compared to $1,892,000 for the six months ended June 30, 2007, an increase of $643,000 due primarily to costs associated with halting business activities of Plexera.

Net cash used to fund operating activities increased by $1.7 million to $11.3 million for the twelve months ended December 31, 2007, from $9.6 million in the prior year period. Lumera used $2.8 million in cash to fund its electro-optics segment activities during 2007, an increase of $500,000 primarily due to lower government contract revenues in the current period. Lumera used $5.1 million in cash to fund its discontinued operations during 2007, an increase of $1.1 million over the prior year period, primarily due to higher costs associated with product development activities and additional headcount related compensation expenses. Lumera used $3.4 million in cash to fund corporate activities during 2007, a net increase of $200,000; increased cash operating expenses, which were approximately $2 million higher in the current year, were mostly offset by increased accounts payable and accrued liabilities.

Net cash used to fund operating activities increased by $1.4 million to $9.6 million for the twelve months ended December 31, 2006, from $8.2 million in the prior year period. Lumera used $4.0 million in cash to fund its discontinued operations during 2006, an increase of $1.6 million over the prior year period, primarily due to higher costs associated with product development activities and additional headcount related compensation expenses. Lumera used $2.3 million in cash to fund its electro-optics segment activities during 2006, a decrease of $851,000 primarily due to higher government contract revenues in the current period. Lumera used $3.2 million in cash to fund corporate activities during 2006, an increase of $575,000 primarily due to changes in working capital accounts and additional headcount related compensation expenses.

Investing Activities. Net cash provided by investing activities totaled $6,909,000 for the six months ended June 30, 2008, compared to net cash used in investing activities of $3,145,000 for the six months ended June 30, 2007. Capital expenditures totaled $141,000 for the six months ended June 30, 2008, compared with $289,000 for the six months ended June 30, 2007. These costs resulted primarily from laboratory equipment purchases. Maturities of investment securities totaled $7,550,000 for the six months ended June 30, 2008. Purchases, net of investment securities for June 30, 2007, totaled $2,856,000. Lumera loaned $500,000 to Asyrmatos, Inc., in exchange for a long-term note receivable during the first quarter of 2008.

Investing activities provided cash totaling $7.9 million in 2007, used cash totaling $1.8 million in 2006 and provided cash totaling $9.1 million in 2005. During 2007, Lumera funded its operating activities primarily with cash from investment maturities. Purchases of investment securities following Lumera’s November 2006 financing more than offset cash provided for operating losses and capital expenditures in 2007 and 2006. During 2006, Lumera funded its operating activities primarily with cash from investment maturities. The cash provided in 2005 was primarily due to the sale of investment securities, net of reinvestments.

Historically, capital expenditures have been used to make leasehold improvements to leased office space and to purchase production equipment, computer hardware and software, laboratory equipment and furniture and fixtures to support Lumera’s growth. Lumera invested $772,000 in leasehold improvements, laboratory equipment and furniture and fixtures in 2007.

Financing Activities. Net cash provided by financing activities totaled $40,000 for the six months ended June 30, 2008 due to the exercise of stock options. No net cash was provided by financing activities for the six months ended June 30, 2007.

Financing activities provided cash totaling $17.0 million in 2006, and $437,000 in 2005. In November 2006, Lumera completed the sale of 2,825,000 shares of Lumera common stock, receiving approximately $15.7 million in cash, net of financing costs. Lumera received cash from the exercise of stock options totaling $1,000 in 2007, $1.3 million in 2006 and $437,000 in 2005, issuing 482,236 shares of common stock during 2006 and 201,686 shares of common stock during 2005 in connection with such stock option exercises.

Forward-Looking Statements. Lumera’s future expenditures and capital requirements will depend on numerous factors, including: the progress of its research and development efforts; the rate at which Lumera can, directly or through arrangements with original equipment manufacturers, introduce and sell products incorporating its polymer materials technology; the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; market acceptance of Lumera’s products and competing technological developments; Lumera’s ability to establish cooperative development, joint venture and licensing arrangements; and Lumera’s ability to fully integrate its operations with the operations of GigOptix following the merger.

Lumera’s cash used in operations may increase during 2008, compared to 2007, and beyond as a result of:

•	increased spending on marketing activities as Lumera’s products are introduced into target markets;

•	the development of strategic relationships with systems and equipment manufacturers;

•	the addition of sales, marketing, technical and other staff to sell products, meet production needs and continue with future development efforts;

•	increased production spending as Lumera’s products are accepted and sold;

•	increased costs related to integration of Lumera’s current business with the business of GigOptix;

•	purchases of additional laboratory and production equipment; and

•	increased general and administrative activities related to Lumera’s operations as a public company, related corporate compliance requirements and merger related expenses.

Lumera’s business does not presently generate the cash needed to finance its current and anticipated operations. Lumera expects that the $5.7 million in cash and cash equivalents, the $2.8 million from the July 2008 sale of common shares and revenues from Lumera’s existing contractual relationships, will be sufficient to fund its continuing operations through at least 2009, and to meet the minimum net working capital requirements required by the merger agreement, and accordingly Lumera does not currently have plans to raise additional capital through the proposed merger closing.

Contractual Obligations. The following table lists Lumera’s contractual obligations as of June 30, 2008:

	2008	2009	2010	2011	2012	There-after
Contractual Obligations:
Building Lease	$259,000	$530,000	$547,000	$138,000	$—	$—
Operating leases	9,000	7,000	—	—	—	—

Total †	$268,000	$537,000	$547,000	$138,000	$—	$—

†	Royalty and license obligations are excluded from the contractual commitments table as they are cancelable at Lumera’s discretion.

Off-Balance Sheet Arrangements. Lumera does not use off-balance-sheet arrangements with unconsolidated entities or related parties, nor does Lumera use other forms of off-balance-sheet arrangements such as special purpose entities and research and development arrangements. Accordingly, Lumera’s liquidity and capital resources are not subject to off-balance-sheet risks from unconsolidated entities.

Recent Accounting Pronouncements

In September of 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS No. 157. This Statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under the Statement, fair value measurements are disclosed by level within that hierarchy. While the Statement does not add any new fair value measurements, it does change current practice. Changes to practice include a requirement for an entity to include its own credit standing in the measurement of its liabilities and to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. The Statement is effective January 1, 2008 and is to be applied prospectively. In February 2008, the FASB issued Staff Positions No. 157-1 and No. 157-2 which partially defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. Lumera has adopted the provisions of SFAS No. 157 as of January 1, 2008 for its financial assets and financial liabilities.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement “No. 115”, or SFAS No. 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Lumera has adopted SFAS No. 159 as of January 1, 2008 and has not elected the fair value option for any items permitted under SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, or SFAS 141(R), which replaces SFAS No.141, Business Combinations. SFAS 141(R) retains the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption is not allowed. Lumera is currently evaluating the effects, if any, that SFAS 141(R) may have on Lumera’s financial position, results of operations or cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110, or SAB 110, which allows, under certain circumstances, the continued application of the simplified method, as discussed in SAB 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS 123(R), Share Based Payment. Lumera believes it fits the criteria set forth in SAB 110 and will continue to use the simplified method defined in SAB 107 for periods subsequent to December 31, 2007.

Quantitative and Qualitative Disclosures About Market Risk

Substantially all of Lumera’s cash equivalents and investment securities are at fixed interest rates, and as such, the fair value of these instruments is affected by changes in market interest rates. Due to the generally short-term maturities of these investment securities, however, Lumera believes that the market risk arising from its holdings of these financial instruments is not material. The fair value of Lumera’s investment securities was $7.5 million and $15.8 million as of December 31, 2007 and 2006, respectively.

Lumera’s investment policy restricts investments to ensure principal preservation and liquidity. Lumera invests cash that its expects to use within approximately sixty days in money market funds and U.S. treasury-backed instruments. Lumera invests cash in excess of sixty days of its requirement in high-quality investment securities. The investment securities portfolio is limited to U.S. government and U.S. government agency debt securities and other liquid high-grade securities generally with maturities of one year or less.

Lumera’s Business

Overview

Lumera is a leading developer of high performance proprietary electro-optic polymer materials and products based on these materials. Lumera is developing products for various electro-optic applications. Lumera’s main products in development are 40Gbps and 100Gbps modulators for use in high bandwidth, low power consumption optical networks. Lumera also supplies polymer materials, chips and packaged modulators to various government agencies. Lumera designs and synthesizes polymer materials at the molecular level. Lumera’s goal is to optimize the electrical, optical and surface properties of these materials. Lumera uses these materials to improve the design, performance and functionality of products for use in optical communications devices and systems. Lumera has developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology.

Technology Background

Polymer Materials, Engineering and Process Development

Polymers are large carbon-based molecules that bond many small molecules together to form a long chain. Polymer materials can be engineered and optimized to create a system in which unique electrical, chemical and optical characteristics can be controlled.

Materials based on polymers are used in a multitude of industrial and consumer products, from automotive parts to home appliances and furniture, as well as scientific and medical equipment. Lumera believes that polymer materials engineered at the molecular level can have a significant role in the future development of commercially relevant electro-optic related products. In addition, polymers, polymer-based devices and the processes used to create them are often patentable, which can provide the developers of such technology with a significant competitive advantage.

The need is rapidly growing for technology that employs high speed frequencies in communication, computer, and sensor systems. This leads to strong growth for equipment, components, and devices that generate, process, and transfer high speed signals (3-300 GHz). Optical components, optical fibers, and optical waveguides are ideal for many of these applications because they: 1) have extremely low signal loss and low distortion at high frequency; 2) do not suffer from electromagnetic interference and crosstalk; and 3) are relatively lightweight and compact. In particular, optical components are ideal for optical fiber networks, optical interconnects for computing platforms, and defense/civilian applications such as communication satellites, phased array radar, and avionics.

High performance optical components are necessary for the next generation of high speed telecom and datacom communications networks, high-performance computing platforms, high capacity communication satellites, compact and high frequency phased-array radar, and lightweight broadband avionics. Optical components have performed reasonably well in applications up to 10Gbps and in some cases up to 40Gbps. As data rates increase beyond 40Gbps, the performance of external modulators based on crystalline technologies such as LiNbO3, GaAs, and InP degrades significantly. These technologies also show limited integratability with other optical and electronic components. The performance needed at very high data rates is only possible by means of alternative technologies such as electro-optic (EO) polymers. Lumera’s electro-optic polymer materials and devices have demonstrated low drive voltages, and broad bandwidths in addition to thermal and photochemical stability. These performance parameters along with the integratability of polymer technology demonstrate that electro-optic polymers are becoming a mature and stable technology that is uniquely capable of enabling the next generation of extremely high-speed optical systems.

Markets and Product Opportunities

The Market

Electro-optic devices such as modulators translate electric signals into optical signals used in communication systems to transfer data, either over fiber-optic networks or between chip-based circuits, acting like high speed switches.

Optical fiber networks currently form the backbone of the telecom Internet and telephone networks. In the future, these networks will expand to carry additional real-time multimedia content. The type of optical network (ultra-long haul, long-haul, metro core, access, enterprise, and residential) determines what type of optical components are necessary. Optical components used include a wide variety of data modulators, amplifiers, switches, filters, and circulators that may be discrete and integrated with other components. Ultra-long and long haul networks, where component performance is critical and cost is secondary, typically require amplification at critical points in the network. Amplification is expensive and must be minimized, therefore it is important to deploy components with the lowest possible optical loss throughout the network. In addition, dispersion becomes an issue due to the distances involved, and must be managed very precisely. In metro core networks, cost and performance are important. Most metro networks do not employ amplification, and thus there is a strict optical loss budget. In metro access, enterprise, and residential networks, where the distances are relatively short, the loss and dispersion requirements are relatively relaxed. In these networks cost is critical due to the large number of components that are needed. So, across the optical network application space, there is a growing need for optical components that increase performance and decrease system cost, power consumption, and size through integration.

Optical interconnects are a promising solution for next-generation high data rate computing platforms and data storage systems since the increasing clock speed of digital processors is driving the obsolescence of traditional copper, aluminum, and coax cable interconnects. Replacing copper or coax with parallel optical links can result in high-speed data transmission while limiting problems associated with electromagnetic interference such as skew, noise, and crosstalk.

Optical components also are critical for next generation defense and civilian applications such as communication satellites, phased array radar, and avionics. In communication satellites, higher capacity and low launch weight are critical (launch costs can be $10,000/pound). Optical components can enable optical fiber links within the satellite subsystems that have higher bandwidth and are significantly lighter (less than 1% as heavy) as coaxial. In avionics, there are an increasing number of flight control sensors and a demand to deliver high bandwidth multi-media content to each seat while reducing weight to increase fuel efficiency. Optical components can enable the distribution of sensor and multimedia content over optical fiber instead of metal wire, which can decrease weight significantly since many miles of wiring (e.g., 300 miles in the Airbus A380) may exist in current aircraft, and optical fiber weighs a fraction of a comparable length of metal wire.

By creating a millimeter wave signal in the optical domain, one can generate a radio frequency, or RF signal that is essential for high-data-rate (over 10 Gbps) wireless transmission. Modulating the signal in the optical domain allows one to leverage industry standard optical modulation and filtering capabilities already widely deployed in the fiber optic communications infrastructure. This approach takes advantage of lower frequency and lower cost electronic components.

Whether the application is in optical networks, optical interconnects, communication satellites, phased array radar, or lightweight avionics, optical components are crucial for enabling the next generation of high performance systems. In general, the technology drivers are high speed, high capacity, and low power performance in a lightweight, compact, highly functional, and cost-effective package. Some performance parameters that are critical to the technology drivers are: 1) high frequency, broad bandwidth operation (capable of functioning at high frequency and over a broad range of frequencies); 2) low power consumption (low drive voltage and low optical loss); 3) low cross talk and electromagnetic interference, or EMI (to provide dense channel spacing); and 4) integratability (for on-chip fabrication with lasers, controllers, monitors, etc.). Current optical components used to modulate, switch, attenuate, and filter light function use a variety of technologies and phenomena such as the electro-optic effect, the thermo-optic effect, electro-absorption, thin film filtration, and microelectromechnical or, MEMS mirrors. Although many of these technologies and phenomena can meet one, or at most a few, of the critical performance parameters described above, currently none can meet all or even a majority of those performance parameters.

Lumera Electro-Optic Product Opportunity

Electro-optic polymers have a very fast electro-optic response time, can be processed using semiconductor compatible techniques and can be integrated with other materials such as semiconductor light sources and detectors, low voltage CMOS drivers, and inorganic and polymeric waveguide materials. These properties, either alone or in combination, lead to optical components or integrated optical devices that can generate, process, and detect optical signals with high speed and broad bandwidth. Such devices can break through the high frequency barrier found with devices made from current inorganic electro-optic materials. Thus, high performance electro-optic polymer components and integrated devices are key to enabling the next generation of high capacity optical networks, high speed microprocessors, high bandwidth satellites and avionics, and phased array radar and antennae as well as emerging technologies such as high frequency wireless communications and extremely high frequency imaging.

Lumera is developing a new generation of electro-optic modulators and other devices for optical networks and systems based on its proprietary polymer materials. The applications for these advanced materials include electro-optic components such as modulators and ring oscillators, polymer electronics such as high performance diodes and transistors, and optical interconnects for high speed (greater than 20 billion cycles per second) inter and intra semiconductor chip communication. Lumera’s polymer-based modulators can operate at speeds up to five times faster than existing inorganic crystal-based electro-optic modulators and are smaller, lighter and more energy efficient than electro-optic modulators using inorganic crystals. Lumera has designed and manufactured polymer-based electro-optic modulators that operate at data rates up to 100Gbps.

Lumera’s current 40Gbps and 100Gbps parts address NRZ, RZ and duo-binary modulation formats. However, since the bandwidth required at 40Gbps and 100Gbps is very high for NRZ and RZ formats, signal impairments due to chromatic and polarization mode dispersion increase dramatically. Hence, complex modulation formats such as DQPSK are increasingly seen as necessary, since the bandwidth required is half of that required for NRZ and RZ. Therefore, Lumera will provide components which enable DQPSK modulation format, in order to be competitive in higher data rate applications.

In the commercial markets, Lumera has to create awareness of the advantages of evolving to using electro-optic polymer-based devices instead of crystalline-based devices and of Lumera’s 40Gbps optical modulator within the industry. Lumera will work to create customer interest and open doors for relationships, leading to product evaluation and design wins.

Further, it is advantageous to offer products which are higher in the value chain, such as optical subassemblies. Lumera’s 40Gbps modulator has a smaller footprint and lower power consumption than that of any modulator based on crystalline technology, thus transmission subassemblies containing this modulator and other components, with standard electrical interfaces, would be of interest to both module and system vendors. In order to offer such subassemblies, Lumera needs to partner with one or more suppliers of electronic devices such as modulator drivers, lasers and multiplexers. These subassemblies will enable greater ease of design, lower power consumption and reduced footprint for the module, transponder and line card designers.

Government Research Applications

In addition to polymer based electro-optic products in development for commercial markets, Lumera develops customized products on a contract basis for U.S. government agencies and government subcontractors, including high performance electro-optic modulators currently unavailable in the commercial market. These development contracts provide Lumera with revenues, help fund research and development efforts and provide access to certain technological resources of the government and government subcontractors.

In July 2006, the Defense Advanced Research Projects Agency, or DARPA, awarded Lumera an 18-month, $3.4 million contract which, based on the achievements of certain milestones, will be followed by a 12-month, $2.43 million contract for a potential total of $5.83 million over a period of 30 months. The objective of the project is to provide high performance polymer optical modulators that are critical in leading-edge defense applications, including terrestrial and satellite RF photonic links and phased array radar. The scope of the project involves developing materials with unprecedented electro-optic coefficients, with qualified thermal and photo-stability and processing them into devices. The combination of reduced drive voltage and optical loss will enable defense applications that are impractical with currently available optical modulator technologies.

DARPA formally awarded Lumera Phase III of the contract at the beginning of 2008. DARPA officials indicated that all milestones contingent on the award had been successfully met by Lumera and awarded $2.4 million for the 12 month contract. The US Air Force Research Laboratory awarded Lumera a $2.2 million contract to fabricate low driving voltage, reliable electro-optic modulators using Lumera’s high performance organic polymers. Current concepts of phased array radar and high performance satellite systems require high bandwidth electro-optic modulators with low driving voltages and wide bandwidths. Lumera’s EO devices have made significant strides in reaching these very aggressive goals and Lumera intends to meet the Air Force’s requirements over the course of the 12 month contract. DARPA also awarded Lumera a Phase I Small Business Innovation Research contract in the amount of $98,933 to design and fabricate polymer devices. Upon successful completion of certain milestones, Lumera could receive a subsequent contract in the range of $750,000. The final goal and end product of the contract will be to economically produce high bandwidth, small chip, stable, low voltage, low loss, ultra linear polymer directional coupler modulators. The fourth contract awarded was an extension to a U.S. government contract to continue development of technologically advanced wideband optical modulators. The contract is valued at approximately $900,000; the overall funding value has now reached approximately $7.8 million. The objective of this contract is to fabricate low drive voltage electro-optic modulators from high performance organic polymers recently scaled up or developed at Lumera. The low driving voltage is crucial for development of phased array radar and high performance satellite systems. These four contracts total approximately $5.6 million in revenue for the respective contract terms.

Summary of Applications and Product Development

The following table summarizes Lumera’s current and potential products and the initial applications for these products.

Products	Applications
Electro-Optic Modulators	• Satellite communications
• Optical switching for telecom components

High Speed Optical Interconnects	• High speed signal processing (computing)
• Defense/aerospace

Business Strategy

Lumera’s objective is to be a leading provider of products based on its proprietary technology and know-how in polymer materials. Lumera is currently targeting the market for electro-optic devices and systems. Lumera is also developing customized polymer-based applications for government agencies. Lumera’s business strategy has the following components:

•	Use polymer materials technology to establish an initial portfolio of successful products. Lumera is presently developing polymer-enhanced commercial products and applications for the electro-optic market to achieve a broad customer base and multiple revenue sources. Lumera also intends to continue to develop and provide polymer-based products for government applications which help fund its research and development efforts and open up potentially large government markets for its products.

•

Continue to develop proprietary intellectual property. Lumera plans to advance its core competence in polymer materials technology by continuing to develop proprietary materials, processes, designs and devices. Lumera also plans to protect its technology by filing patent applications where appropriate, obtaining exclusive technology rights where available and taking other appropriate steps to secure and protect intellectual property.

•

Bring customer relevant products to market. Lumera intends to continue to improve its product development process and to design, test and fabricate polymer materials and polymer-enabled devices in its facilities. Lumera believes that its efforts to vertically integrate its development process will allow Lumera to develop products which satisfy customer demands and take advantage of emerging market opportunities.

•

Pursue scientific and commercial collaborative relationships. Because Lumera recognizes that its products and technologies propose new, disruptive methods, Lumera will continue to seek relationships and partnerships with world opinion leaders in their respective fields. Doing so, Lumera believes, will allow its products and technologies to be validated by these respected leaders. Lumera also believes these partnerships will provide valuable introductions to the commercial markets it seeks to penetrate.

•

Leverage government contracts for technology advantage. Lumera plans to continue to pursue government contracts to stay at the forefront of polymer materials technology advances. Lumera believes the expertise it gains from government contract work will expand its proprietary knowledge, which Lumera can use to develop products for commercial applications.

•

Maintain and broaden Lumera’s relationships with leading research facilities and personnel. Lumera’s relationships with academic institutions and their personnel have been critical to building its technology portfolio and its polymer materials expertise. Lumera intends to continue these types of relationships to access novel technologies and achieve competitive advantages.

•

Develop a multi-channel sales and marketing organization. Lumera intends to build a sales and marketing organization dedicated to developing customers and multiple distribution channels for its products. Lumera plans to aggressively pursue sales of its potential products through the use of industry-specific sales representation organizations, such as electro-optic and wireless component distributors. In addition, Lumera plans to target market leaders as initial customers and to leverage relationships with these market leaders to obtain future contracts and sales references.

•

Pursue opportunistic commercialization strategies. Lumera intends to pursue other commercialization strategies, including opportunistic acquisitions, restructurings or dispositions. These strategies may complement, realign or focus its current technologies and business opportunities to increase its intellectual property portfolio, expand its product offerings, enlarge and diversify its customer base and potential for long term growth while decreasing time to market with commercial products.

Collaborative Relationships

External collaborations are an important aspect of Lumera’s strategic plan for product and application development, validation and marketplace introductions. Lumera has relationships with the following partners:

University of Washington. Lumera collaborates actively with the University of Washington, or the UW, a leading research institution, to conduct research and development in the field of optical materials technology. In October 2000, Lumera entered into a sponsored research agreement, or the SRA with the UW to further the development of electro-optic materials and devices. The sponsored research covered improvements to polymer materials in several areas, including electro-optic activity, optical loss, long-term thermal stability and processibility. Although the formalized SRA has ended, Lumera is continuing its collaboration directly with UW scientists and their departments. Lumera paid the UW a total of $430,000 during 2007 under separate letter agreements.

Lumera also entered into an exclusive licensing agreement with the UW in October 2000, pursuant to which Lumera acquired rights to intellectual property relating to electro-optic polymers and related organic materials and processes in the following fields of use:

•	Optical networks for voice, data and related telecommunications communications;

•	Optical computing applications and holographic optical memory systems;

•	Beam steering, control and scanning; and

•	Commercial and defense radar, guidance and sensing systems.

This UW research has resulted in 6 U.S. patent applications that are subject to the licensing agreement with the UW. The licensing agreement terminates upon the expiration of the last of the UW’s patents that relate to this technology and that are licensed to Lumera under the agreement, unless earlier terminated by the UW or by Lumera.

Lumera paid the UW an aggregate of $5.75 million under the amended terms of the SRA. In exchange for its licensing rights to the UW technologies, Lumera paid the UW a $200,000 license fee in March 2001 and issued shares of its common stock which were valued at an aggregate of approximately $3.0 million. Lumera makes ongoing minimum royalty payments of at least $75,000 per year until it elects to cancel the license and also pays certain costs related to filing and processing patents related to the licensing agreement.

Other Universities. Lumera also has arrangements with various individual consultants who are experts in the field of polymers, including a professor at the University of Southern California who specializes in material characterization, device processing, optical device design and device applications, a professor at the University of California, Los Angeles who specializes in device processing, optical device design, high-speed radio frequency design and system-level device applications and professors at Georgia Institute of Technology that specialize in the research and development of electro-optic polymeric materials and fabrication processes.

California Institute of Technology. Lumera has a licensing agreement with the California Institute of Technology. Under the terms of the agreement, Lumera is required to pay a license fee of $10,000 per annum until Lumera elects to cancel the license.

Asyrmatos. In February 2008, Lumera entered into an agreement with Asyrmatos Inc. to develop telecommunication products that will be enabled by Lumera’s millimeter wave communication technology. Under the terms of the agreement, Lumera acquired twenty-five percent (25%) ownership of the privately held company in exchange for the intellectual property associated with its millimeter wave communication technology. In addition to a seat on Asyrmatos’ board of directors, Lumera also received an option to acquire the outstanding stock of Asyrmatos in 2012.

Patents and Other Intellectual Property

Lumera develops and exploits technologies relating to polymers and related materials. Lumera has patents and patents pending covering technologies relating to:

•	Optical polymers and synthesis;

•	Production of polymers in commercial quantities;

•	Materials systems incorporating polymers;

•	Materials characterization and testing methods; and

•	Devices, designs and processes relating to polymers.

As a small company seeking to market and sell novel products in new markets, Lumera believes that a robust technology portfolio is an essential element of its business strategy. Accordingly, Lumera believes that its success will depend in large part on its ability to:

•	obtain patent and other proprietary protection for the materials, processes and device designs that it develops;

•	enforce and defend patents and other rights in technology, once obtained;

•	operate without infringing the patents and proprietary rights of third parties; and

•	preserve its trade secrets.

Intellectual Property Portfolio. Lumera’s intellectual property principally includes patentable inventions and trade secrets. Lumera has developed some of this intellectual property internally and has also acquired intellectual property from its strategic partners and others. Lumera and its strategic partners protect their intellectual property by filing domestic and foreign patent applications where appropriate and by maintaining an active program designed to preserve the confidentiality of their trade secrets. With respect to inventions and other intellectual property created under Lumera’s development contracts with the U.S. government and government contractors, Lumera typically has the right to retain title to any patents that issue to it in connection with the performance of these contracts, with the government retaining a non-exclusive license to use the patented technology for government purposes. The government typically also retains rights in any technical data that Lumera develops using federal funding and delivers under a development contract. If Lumera does not comply with government notice requirements with respect to inventions developed under these development contracts, the government could demand ownership of the inventions, in which case Lumera would retain a license to use the inventions.

Lumera has 32 issued United States patents and approximately 19 currently pending United States patent applications, 2 of which have received notices of allowance. Lumera’s patents and patent applications are directed to polymer and small molecule materials, methods of making materials, processing of materials, processing of devices and device designs. Lumera also has an exclusive sublicense in the field of electro-optic polymers to the rights to seven patents from California Institute of Technology and has licensed several patent applications covering technology from the University of Washington. Many of the pending and issued U.S. patents have one or more corresponding international or foreign patents or applications. Lumera’s patents will begin to expire in 2021.

Patent Valuation. While Lumera believes its patent portfolio is a valuable asset, the discoveries or technologies covered by the patents and patent applications Lumera owns or licenses may not have commercial value. Also, issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around Lumera’s issued patents or independently develop technology having effects similar or identical to its patented technology. In addition, the scope of Lumera’s patents and patent applications is subject to uncertainty and competitors or other parties may obtain similar patents of uncertain scope. For example, other parties may discover uses for polymers or technology different from the uses covered in Lumera’s patents or patent applications, and these other uses may be separately patentable. Also, other parties may have patents covering the composition of polymers for which Lumera has patents or patent applications covering only methods of use of these polymers.

Third parties may infringe the patents that Lumera owns or licenses, or claim that its potential products or related technologies infringe their patents. Any patent infringement claims that might be brought by or against Lumera may cause it to incur significant expenses, divert the attention of its management and key personnel from other business concerns and, if successfully asserted against Lumera, require it to pay substantial damages. In addition, a patent infringement suit against Lumera could force it to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property.

Research and Development Process

Materials and chemistry department. Lumera’s materials use existing synthesis methods as well as developing new methods to create novel polymer materials that meet electro-optic customer specifications. Once a polymer material has passed all of the commercial test parameters these departments develop new methods to synthesize larger quantities.

Materials characterization and testing department. Lumera’s materials characterization and testing department conducts a full battery of tests at the completion of the synthesis of each new polymer material. This department evaluates test data using a central database. The department also helps create strategies to optimize materials to meet customer specifications.

Process development and device fabrication. Lumera’s process development and device fabrication departments integrate data from the material characterization and testing department to fabricate electro-optic devices. This department analyzes testing results from electro-optic devices to refine and improve fabrication processes and methods. In addition, the department works closely with the other departments, providing technical proposals on how more efficient materials fabrication processes can help enable superior design.

Device design, testing and packaging. Lumera’s device design, testing and packaging department takes customer specifications and creates an initial device design for electro-optic modulators using simulation software. Following device fabrication, this department runs a series of optical and electronic tests and creates a report that provides Lumera’s other departments with directions on enhancing performance in future generations of materials and processes. The department also has the capability to package devices in pilot production quantities.

Sales and Marketing

As Lumera’s product commercialization efforts progress, Lumera is applying resources to become a customer-focused organization.

Lumera’s electro-optic technology meets many of the requirements for optical components necessary to enable the next generation of high speed optical networks, optical interconnects for high performance computing, high capacity communication satellites, compact and high frequency phased-array radar, and lightweight broadband avionics.

Lumera’s electro-optic business sales strategy is to secure design wins by getting “designed-in” and forming long term partnerships with optical transmission system and module vendors, in which Lumera is the primary vendor for high-speed electro-optic polymer modulators.

In addition to using Lumera’s own sales and marketing organization, Lumera may promote its potential products with marketing partners. Lumera may also rely on relationships with companies with established distribution systems and direct sales forces to distribute and sell its products.

Competition

The markets that Lumera is targeting for its polymer materials technologies are intensely competitive. Lumera expects to compete with Fujitsu Limited, Sumitomo Osaka Cement Company, Ltd., Avanex, Inc. and JDS Uniphase Corporation.

Lumera believes the principal competitive factors affecting its markets are the:

•	ability to develop and commercialize polymer-based products, including patent and proprietary rights protection;

•	costs of these products; and

•	ability to enable and improve performance.

Although Lumera believes that it is well positioned to compete adequately with respect to these factors, its future success is currently difficult to predict because Lumera is an early stage company and all of its products are in early stages of development.

Many of Lumera’s existing and potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than Lumera does. As a result, these competitors may:

•	devote greater resources to developing, marketing or selling their products;

•	succeed in developing superior products that achieve greater market acceptance than Lumera’s potential products;

•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render Lumera’s technologies or potential products obsolete;

•	introduce products that make the continued development of Lumera’s products uneconomical;

•	obtain patents that block or otherwise inhibit Lumera’s ability to develop and commercialize its products;

•	withstand price competition more successfully than Lumera can;

•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of Lumera’s prospective customers; and

•	take advantage of acquisition or other opportunities more readily than Lumera can.

Government Regulation

Lumera is subject to federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that Lumera uses or generates in its operations. Lumera regularly assesses its compliance with environmental laws and management of environmental matters.

Lumera is also subject to federal procurement regulations associated with its U.S. government contracts. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures as well as suspensions or prohibitions from entering into government contracts. In addition, the reporting and appropriateness of costs and expenses under Lumera’s government contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. The contracts and subcontracts to which Lumera is a party are also subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at its convenience. Lumera will be entitled to reimbursement of its allowable costs and to an allowance for earned profit if the contracts are terminated by the U.S. government for convenience.

Sales of Lumera’s products and services internationally may be subject to the policies and approval of the U.S. Department of State and Department of Defense. Any international sales may also be subject to United

States and foreign government regulations and procurement policies, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings.

Employees

As of October 1, 2008, Lumera employed 35 full-time and part-time employees. Lumera’s team of chemists, materials scientists, electrical engineers and optical physicists includes 10 Ph.D.s. From time to time, Lumera also uses independent contractors. None of Lumera’s employees are represented by collective bargaining arrangements. To date, Lumera has experienced no work stoppages, and Lumera believes that its relationship with its employees is good.

Legal Proceedings

Lumera is subject to various claims and pending or threatened lawsuits in the normal course of business. Lumera is not currently party to any legal proceedings that its management believes the adverse outcome of which would have a material adverse effect on its financial position, results of operations or cash flows.

INFORMATION ABOUT GIGOPTIX

Management’s Discussion and Analysis of Financial Condition and Results of Operation of GigOptix

The following discussion and analysis should be read in conjunction with the consolidated financial statements of GigOptix, and related notes and the other financial information concerning GigOptix, appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. GigOptix’, actual results could differ materially from those anticipated in the forward- looking statements as a result of many factors, including those discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

GigOptix is a leading fab-less semiconductor company specializing in the specification, design, development and sale of integrated circuits and electronic multi-chip module solutions, or MCMs. GigOptix believes it is an industry leader in the fast growing and attractive market for electronic solutions that enable high-bandwidth optical connections found in telecommunications systems, data communications and storage systems, and increasingly in consumer electronics and computing systems.

GigOptix’ primary products consist of drivers and receivers which are capable of performing in various applications demanding a wide range of data processing speeds, from consumer electronics and computing systems which perform at data processing speeds of 3Gbps to 10Gbps to sophisticated ultra-long haul submarine telecommunications systems which require performance at data processing speeds of up to 40Gbps. GigOptix’ goal is to create high-performance circuits and electronic multi-chip solutions which are designed and integrated into this broad range of applications.

GigOptix is an Idaho limited liability company, headquartered in Palo Alto, California. As of October 1, 2008, GigOptix had 45 employees.

GigOptix is the successor company to iTerra Communications LLC, or iTerra, which was founded in 2000. iTerra initially researched and developed integrated circuits for use in ultra-long haul optical communications systems (communications systems in excess of 1,000 kilometers in length) for undersea networks. As iTerra’s research matured, its product offering expanded from integrated circuits used in the high-end, niche market of ultra-long haul systems to integrated circuits and MCMs for use in higher volume long-haul and other shorter reach communications. In April 2007, Dr. Avi Katz was hired as the Chief Executive Officer of iTerra to assess the viability of its technology, define a business plan to commercialize the company’s technology, start generating revenue by building a global customer base, and articulate a long-term plan to grow the company, both organically and through acquisitions. In July 2007, as part of a reorganization plan, iTerra formed GigOptix, a wholly owned subsidiary. All of the assets and liabilities of iTerra, with the exception of the $45.8 million of debt and accrued interest due to iTerra’s primary member, were transferred to GigOptix along with all of iTerra’s operations and all intellectual property.

In January 2008, GigOptix acquired Helix AG, or Helix, a company based in Switzerland, which designs and sells optical receiver transmitter array products consisting of driver and receiver arrays for 4-channel and 12-channel modules running at 3Gbps to 10Gbps per channel. GigOptix’ acquisition of Helix enabled GigOptix to expand its product offering into short reach devices and systems, for deployment at the short range communications, storage, interconnects and consumer electronic markets.

Critical Accounting Policies and Estimates

The discussion and analysis of GigOptix’ financial condition and results of operations are based on GigOptix’ consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these consolidated financial statements requires

GigOptix to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. GigOptix bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur could materially change the financial statements. GigOptix’ critical accounting policies include: (1) revenue recognition, which impacts the recording of revenue; (2) valuation of inventories, which impacts cost of revenue and gross profit; (3) the assessment of recoverability of long-lived assets, the potential impairment of which impacts cost of product revenue and operating expenses; and (4) income taxes which impacts provision for income taxes and the valuation of deferred tax assets and liabilities. GigOptix also has other key accounting policies that are less subjective, and therefore, their application would not have a material impact on GigOptix’ reported results of operations. The following is a discussion of GigOptix’ critical accounting policies, as well as the estimates and judgments involved.

Revenue Recognition. Revenue from sales of optical modulator drivers and receivers, MCMS, and other products is recognized when persuasive evidence of a sales arrangement exists, transfer of title and acceptance, where applicable, occurs, the sales price is fixed or determinable and collection of the resulting receivable is reasonably assured.

Customer purchase orders are generally used to determine the existence of an arrangement. Transfer of title and risk of ownership occur based on defined terms in customer purchase orders, and generally pass to the customer upon shipment, at which point goods are delivered to a carrier. There are no formal customer acceptance terms or further obligations, outside of its standard product warranty. GigOptix assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction. Collectibility is assessed based primarily on the credit worthiness of the customer as determined through ongoing credit evaluations of the customer’s financial condition, as well as consideration of the customer’s payment history.

Service revenue includes engineering product development. Service revenue is recognized as the services are provided based on specific deliverables agreed to with the customers before work begins.

Inventories. Inventories are stated at the lower of average cost or market value. Cost includes labor, material and overhead costs, including product and process technology costs. Determining fair market values of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories. As a result of these analyses, when fair market values are below GigOptix’ costs, GigOptix records a charge to cost of goods sold in advance of when the inventory is actually sold.

Long-Lived Assets. GigOptix evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards, (or “SFAS”) No. 144, Accounting for Impairment of Disposal of Long-Lived Assets. When events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, GigOptix tests for recoverability based on an estimate of undiscounted cash flows as compared to the asset’s carrying amount. If the carrying value exceeds the estimated future cash flows, the asset is considered to be impaired. The amount of impairment is measured as the difference between the carrying amount and the fair value of the impaired asset. Factors GigOptix considers important that could trigger an impairment review include continued operating losses, significant negative industry trends, significant underutilization of the assets and significant changes in how GigOptix plans to use the assets. No impairment losses were incurred in the periods presented.

Income Taxes. GigOptix has significant operations in various tax jurisdictions throughout the world and a substantial portion of GigOptix’ taxable income historically has been generated in these jurisdictions. Currently, some of GigOptix’ operations are taxed at rates substantially lower than U.S. tax rates. If GigOptix’ income in these lower tax jurisdictions no longer to qualify for these lower tax rates, if the applicable tax laws were rescinded or changed, or if the mix of GigOptix’ earnings shifts from lower rate jurisdictions to higher rate jurisdictions, GigOptix’ operating results could be materially adversely affected. While GigOptix is looking at opportunities to reduce its tax rate, there is no assurance that GigOptix’ tax planning strategies will be successful. In addition, many of these strategies will require a period of time to implement. Moreover, if U.S. or other foreign tax authorities were to change applicable foreign tax laws or successfully challenge the manner in which GigOptix’ profits are currently recognized, GigOptix’ overall taxes could increase, and GigOptix’ business, cash flow, financial condition and results of operations could be materially adversely affected.

As part of the process of preparing GigOptix’ consolidated financial statements, GigOptix is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves estimating GigOptix’ current tax exposure and assessing temporary differences resulting from differing treatment of items, such as deferred revenues, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included on GigOptix’ balance sheet on a net basis. GigOptix then assesses the likelihood that its deferred tax assets will be recovered from future taxable income and to the extent GigOptix establishes a valuation allowance or increases this allowance in a period, GigOptix will include an additional tax provision in the statement of operations.

GigOptix makes significant judgments in determining GigOptix’ provision for income taxes, GigOptix’ deferred tax assets and any valuation allowance recorded against GigOptix’ net deferred tax asset. As of December 31, 2007 and December 31, 2006, GigOptix did not record any deferred tax assets as a result of GigOptix’ status as a limited liability company, or LLC, for tax purposes. As such all income and loss are taxable to the LLC members verses GigOptix.

In June 2006, the FASB issued FIN 48 which provides for a two-step approach to recognize and measure uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. GigOptix considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for a tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. GigOptix adopted the provisions of FIN 48 effective January 1, 2007, resulting in no cumulative effect of adoption. There were no other significant adjustments during fiscal year 2008 related to GigOptix’ adoption of FIN 48. Sec Note 12, Income Taxes in the Notes to Consolidated Financial Statements for further discussion.

Adoption of Recent Accounting Pronouncements

Fair Value Measurement

In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides a framework that clarifies the fair value measurement objective within GAAP and its application under the various accounting standards where fair value measurement is allowed or required. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, FASB Staff Position, or FSP, No. 157-2 was issued which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, including interim periods within that fiscal year for items within the scope of the FSP. Effective January 1, 2008, GigOptix adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities within the scope in FSP No. 157-2. The partial adoption of SFAS No. 157 did not have a material impact on GigOptix’ financial position and results of operations. GigOptix is currently assessing the impact of the adoption of SFAS No. 157 as it relates to nonfinancial assets and nonfinancial liabilities and has not yet determined the impact that the adoption will have on its financial position and results of operations.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides an option to report selected financial assets and liabilities at fair value. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 attempts to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 on January 1, 2008 did not impact GigOptix’ financial position and results of operations.

Recently Issued Accounting Pronouncements

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. Under SFAS No. 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. It further requires that (1) acquisition- related costs be recognized separately from the acquisition and expensed as incurred, (2) restructuring costs generally be expensed in periods subsequent to the acquisition date, and (3) changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. In addition, acquired in-process research and development, or IPR&D, is capitalized as an indefinite intangible asset and amortized over its estimated useful life once development is complete. The adoption of SFAS No. 141(R) will change GigOptix’ accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009. GigOptix is currently evaluating SFAS

No. 141R and has not yet determined the impact that the adoption will have on its financial position and results of operations.

Useful Life of Intangible Assets

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. GigOptix is required to adopt FSP No. 142-3 effective for fiscal years beginning after December 15, 2008. GigOptix is currently evaluating FSP No. 142-3 and has not yet determined the impact that the adoption will have on its financial position and results of operations.

Results of Operations

Revenue

Revenue for the periods reported was as follows:

	Year Ended December 31,			Six Months Ended
	2007	2006	2005	June 27, 2008	June 30, 2007
Revenue	$3,177,168	$2,253,290	$1,836,948	$3,928,510	$1,240,862
Increase period over period	923,878	416,342		2,687,648
Percentage increase, period over period	41%	23%		217%

Revenue for the year ended December 31, 2007 increased compared to the year ended December 31, 2006 due to various product solutions designed for integration into telecommunication applications having transitioned from the research and development stage to the commercialization stage. The increase in revenue was primarily driven by a 117% increase in shipments to Europe, which generated an additional $1.0 million in revenue. The increase was offset by a 7% decline in shipments to the United States, while shipments to Asia-Pacific were relatively flat compared to the prior year.

Revenue for the year ended December 31, 2006 increased compared to the year ended December 31, 2005 due to increased revenue from developmental and test stage products. The increase in revenue was driven by higher shipments to Europe and to Asia-Pacific compared to the prior year. Shipments to Europe were higher by $0.7 million or 475% and shipments to Asia-Pacific were higher by $0.2 million or 272%. The increases were offset by lower shipments to the United States of approximately $0.5 million or 31% over the prior year.

Revenue for the six months ended June 27, 2008 increased compared to the same period a year ago primarily as a result of GigOptix’ acquisition of Helix in January 2008, which accounted for approximately $1.1 million of the increase. With the acquisition, GigOptix’ product portfolio was expanded to include optical receiver transmitter array products consisting of driver and receiver arrays for 4-channel and 12-channel modules running at 3Gbps to 10Gbps per channel. The addition of the Helix product portfolio contributed to a 88% increase in revenue over the comparable six months period in 2007. In addition, a portion of the increase in revenue was additional revenue related to various product solutions having transitioned from the research and development stage to the commercialization stage. Shipments across all geographic regions were higher compared to a year ago, with shipments to Europe contributing most significantly to the total increase in revenue.

Gross Profit

Gross profit consists of revenue, less cost of revenue and amortization of identified intangible assets. Cost of revenue consists primarily of the manufacture of saleable chips, including outsourced wafer fabrication and testing. Amortization expense of identified intangible assets, namely existing technology, is being presented as a component of cost of revenue, as the intangible assets were determined to be directly attributable to revenue generating activities.

Cost of revenue for the periods presented was as follows:

	Year Ended December 31,			Six Months Ended
	2007	2006	2005	June 27, 2008	June 30, 2007
Cost of revenue	$1,814,518	$1,678,124	$1,124,962	$1,802,859	$773,254
Percentage of revenue	57%	74%	61%	46%	62%
Increase period over period	136,394	553,162		1,029,605
Percentage increase, period over period	8%	49%		133%

Amortization of identified intangible assets, presented as a component of cost of revenue for the periods presented was as follows:
	Year Ended December 31,			Six Months Ended
	2007	2006	2005	June 27, 2008	June 30, 2007
Amortization of intangible assets	$—	$—	$—	$186,037	$—
Percentage of revenue	—	—	—	5%	—
Increase period over period	—	—		186,037
Percentage increase, period over period	—	—		100%

Gross profit and gross margin for the periods presented were as follows:

	Year Ended December 31,			Six Months Ended
	2007	2006	2005	June 27, 2008	June 30, 2007
Gross profit	$1,362,650	$575,166	$711,986	$1,939,614	$467,608
Gross margin	43%	26%	39%	49%	38%
Increase (decrease) period over period	787,484	(136,820)		1,472,006
Percentage increase (decrease), period over period	137%	(19)%		315%

The increases of $0.1 million in cost of revenue and $0.8 million in gross profit for the year ended December 31, 2007 compared to the year ended December 31, 2006, correlate with the $0.9 million increase in revenue during the same period. Gross margin during fiscal year 2007 improved from 26% to 43% compared to the prior year period as a result of various product offerings moving to the commercialization stage, resulting in higher margins earned on commercial product sales.

The increase of $0.6 million in cost of revenue for the year ended December 31, 2006 compared to the year ended December 31, 2005, correlate with the increase in revenue during the same period. The decrease in gross profit and gross margin from 39% to 26% for the year ended December 31, 2006 compared to the same period in 2005 were due to lower margins earned on certain developmental and test stage product offerings.

The increases of $1.0 million in cost of revenue and $1.5 million in gross profit for the six months ended June 27, 2008 compared to the six months ended June 30, 2007, correlate with the $2.7 million increase in revenue during the same period. Gross margin for the period improved in 2008 to 49% from 38% in the year earlier period as a result of higher margins earned on commercial product sales as a result of the transition of various product offerings to the commercialization stage.

Amortization of intangible assets during the six months ended June 27, 2008 relate to intangible assets acquired as part of GigOptix’ acquisition of Helix in January 2008. Intangible assets acquired in connection with the acquisition included existing technology, order backlog and customer relationships, which are being amortized on a straight-line basis over estimated useful lives ranging from one to three years.

Research and Development Expense

Research and development expenses are generally expensed as incurred. Research and development costs consist primarily of consulting and engineering design costs, non-capitalized tools and equipment costs, equipment depreciation and compensation and related costs for personnel.

Research and development expense for the periods presented was as follows:

	Year Ended December 31,			Six Months Ended
	2007	2006	2005	June 27, 2008	June 30, 2007
Research and development expense	$1,704,674	$1,636,373	$2,203,804	$1,909,524	$834,871
Percentage of revenue	54%	73%	120%	49%	67%
Increase (decrease) period over period	68,301	(567,431)		1,074,653
Percentage increase (decrease), period over period	4%	(26)%		129%

Research and development expense for the year ended December 31, 2007 was relatively flat compared to 2006. During the same period, as a percentage of revenue, research and development expense declined from 73% to 54% primarily due to significantly higher revenue of $0.9 million or 41% in the year ended December 31, 2007 compared to the year ended December 31, 2006.

The decrease in research and development expense of $0.6 million for the year ended December 31, 2006 compared to the year ended December 31, 2005 was primarily attributable to lower costs incurred for materials and supplies and outsourced engineering services. As a percentage of revenue, research and development expense declined from 120% to 73% primarily due to an increase in revenue of $0.4 million or 23% in the year ended December 31, 2006 compared to the year ended December 31, 2005.

The increase in research and development expense for the six months ended June 27, 2008 compared to the year earlier period is primarily a result of GigOptix’ acquisition of Helix in January 2008. With the acquisition of Helix, GigOptix added additional research personnel which primarily contributed to the increased expense during the period.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist primarily of salaries and benefits for management, marketing and administration personnel, as well as fees for consultants.

Selling, general and administrative expense for the periods presented was as follows:

	Year Ended December 31,			Six Months Ended
	2007	2006	2005	June 27, 2008	June 30, 2007
Selling, general and administrative expense	$6,026,601	$6,114,030	$4,585,142	$3,108,862	$1,529,107
Percentage of revenue	190%	271%	250%	79%	123%
Increase (decrease) period over period	(87,429)	1,528,888		1,579,755
Percentage increase (decrease), period over period	(1)%	33%		103%

Selling, general and administrative expense for the year ended December 31, 2007 declined slightly compared to the year ended December 31, 2006, primarily due to a focus on controlling operating expenses and discretionary spending relative to sales growth.

The increase in selling, general and administrative expense for the year ended December 31, 2006 compared to the year ended December 31, 2005 was primarily attributable to higher compensation-related expenses due to the hiring of additional personnel to support the growth of GigOptix’ business.

The increase in selling, general and administrative expense for the six months ended June 27, 2008 compared to the six months ended June 30, 2007 is primarily a result of GigOptix’ acquisition of Helix in January 2008 and higher compensation-related expense.

Acquired In-Process Research and Development

	Year Ended December 31,			Six Months Ended
	2007	2006	2005	June 27, 2008	June 30, 2007
Acquired in-process research and development	$—	$—	$—	$318,707	$—

In connection with the acquisition of Helix in January 2008, GigOptix allocated approximately $319,000 of the purchase price to acquired in-process research and development expense, or IPR&D. The amount allocated to IPR&D was immediately expensed in the period the acquisition was completed, as the associated project had not yet reached technological feasibility and no future alternative uses existed for the technology. Acquired IPR&D relates to projects under development associated with Helix’ 10Gbps VCSEL driver chip and 4-channel transimpedance amplifiers. The preliminary value assigned to acquired IPR&D was determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased technology into commercially viable products, estimating resulting net cash flows from the projects when completed and discounting net cash flows to present value. The fair value of acquired IPR&D was determined using the income approach, which discounts expected cash flows to present value. At the date of acquisition, the projects under development were determined to be 30% complete, with net cash flows from the projects expected to commence in 2009.

Other Expense, Net and Interest Expense, Net

Other expense, net and interest expense, net for the periods presented were as follows:

	Year Ended December 31,			Six Months Ended
	2007	2006	2005	June 27, 2008	June 30, 2007
Other expense, net	$(3,828)	$(3,035)	$(121,488)	$(198,070)	$(60,660)
Interest expense, net	(34,678)	(3,100,331)	(2,361,076)	(208,611)	(1,788,280)

	$(38,506)	$(3,103,366)	$(2,482,564)	$(406,681)	$(1,848,940)

In July 2007, iTerra formed GigOptix, a wholly owned subsidiary, as part of its reorganization plan. All of the assets and current liabilities of iTerra, with the exception of the $45.8 million of debt and accrued interest due to iTerra’s primary member, were transferred to GigOptix along with all of iTerra’s operations and all intellectual property. The $45.8 million of debt and accrued interest due to iTerra’s primary member at the date of GigOptix’ formation was recorded as additional paid-in capital in GigOptix’ financial statements. As the $45.8 million of debt did not transfer to GigOptix, this resulted in significantly lower interest expense being recorded for the year ended December 31, 2007 compared to the year ended December 31, 2006.

The increase in interest expense, net for the year ended December 31, 2006 was primarily attributed to higher interest expense incurred as a result of the issuance of an additional promissory note by iTerra to Stellar on January 1, 2006.

Interest expense, net declined during the six months ended June 27, 2008 compared to the six months ended June 30, 2007 as a result of the iTerra restructuring as further discussed above.

Provision for Income Taxes

Provision for income taxes is comprised of current tax liability and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. In determining the amount of the valuation allowance, GigOptix considers estimated future taxable income as well as feasible tax planning strategies in the taxing jurisdictions in which it operates. If GigOptix determines that it is more likely than not that it will not realize all or a portion of its remaining deferred tax assets, it will increase its valuation allowance with a charge to income tax expense. Conversely, if GigOptix determines that it is more likely than not that it will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released as income tax expense. Significant management judgment is required in determining the provision for income taxes, the deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or GigOptix adjusts these estimates in future periods, GigOptix may need to establish or increase an additional valuation allowance that could materially impact its financial position and results of operations. GigOptix’ ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

The provision for income taxes was approximately $43,000 in fiscal years 2007 and 2006, and approximately $58,000 in fiscal year 2005. The effective tax rate was 0.7%, 0.4%, and 0.7%, respectively for the years ended 2007, 2006 and 2005. The provision for income taxes during 2007, 2006 and 2005 relates to GigOptix’ Italian subsidiary that ceased operations during the third quarter of 2007. The benefit from income taxes was approximately $105,000 during the six months ended June 27, 2008, compared to a provision of approximately $43,000 for the same period in 2007. The effective tax rate was (2.8)% and 1.1%, respectively during the six months ended June 27, 2008 and June 30, 2007. The benefit during the six months of 2008 relates to GigOptix’ acquisition of Helix in January 2008. The provision during the six months of 2007 was a result of GigOptix’ Italian subsidiary.

Liquidity and Capital Resources

Cash and cash flows for the periods presented were as follows:

	December 31, 2007	December 31, 2006	June 27, 2008
Cash	$524,804	$400,388	$190,716

	Year Ended December 31,			Six Months Ended
	2007	2006	2005	June 27, 2008	June 30, 2007
Net cash used in operating activities	$(4,848,997)	$(6,543,655)	$(4,728,449)	$(5,461,572)	$(2,740,703)
Net cash used in investing activities	$(193,809)	$—	$(23,649)	$(1,696,326)	$(49,224)
Net cash provided by financing activities	$5,167,222	$6,570,345	$4,920,896	$6,803,954	$3,183,026

As of June 27, 2008, GigOptix had cash balances totaling $0.2 million compared to $0.5 million as of December 31, 2007.

GigOptix maintains a short-term line of credit under which it may borrow up to $2.0 million based on net eligible accounts receivable. Borrowings under the line of credit bear interest at the bank’s prime rate plus 1.25% (8.79% as of December 31, 2007 and 6.33% as of June 27, 2008). The line of credit is available through December 31, 2008. Borrowings under the line are collateralized by a security interest in all of GigOptix’ assets. The line of credit also requires GigOptix to be in compliance with certain financial covenants, with which it was in compliance as of December 31, 2007 and June 27, 2008. As of December 31, 2007 and June 27, 2008, borrowings under the line of credit totaled approximately $83,000 and $387,000, respectively. In August 2008, the line of credit was amended to limit the borrowings available under the line to $0.6 million.

As of June 27, 2008, GigOptix had approximately $2.8 million of principal borrowings available in connection with the issuance of convertible promissory notes to Stellar. The notes mature in December 2008 and bear interest at a rate of 6% per annum.

Operating Activities. Operating activities used cash in fiscal year 2007 primarily as a result of a net loss of $6.4 million combined with decreases in accounts payable, and higher accounts receivable and inventory levels.

Operating activities used cash in fiscal year 2006 primarily as a result of a net loss of $10.3 million combined with higher accounts receivable, partially offset by increases in accounts payable and accrued interest.

Operating activities used cash during the six months ended June 27, 2008 primarily as a result of a net loss of $3.7 million combined with higher accounts receivable, inventory levels, other current assets and other assets; partially offset by increases in accounts payable and accrued interest. Operating cash flows in 2008 was impacted by a one-time payment of $2.0 million made to an escrow account for the benefit of a former Helix employee, receipt of which by the employee is contingent upon his continued employment with GigOptix through the third anniversary of the acquisition close date.

Investing Activities. Net cash used in investing activities during fiscal years 2007 resulted from capital expenditures of approximately $194,000, primarily related to purchases of computer and network equipment.

Net cash used in investing activities during the six months ended June 27, 2008 primarily resulted from payment of $1.7 million, net of cash acquired, in connection with GigOptix’ acquisition of Helix in January 2008.

Financing Activities. Net cash provided by financing activities during fiscal year 2007 related to the issuance of a convertible promissory note to Stellar resulting in proceeds of $2.1 million. Also, in 2007, the issuance of an additional promissory note to Stellar provided proceeds of $3.4 million. In July 2007, iTerra formed GigOptix, a wholly owned subsidiary, as part of its reorganization plan. All of the assets and liabilities of iTerra, with the exception of the $45.8 million of debt and accrued interest due to iTerra’s primary member, were transferred to GigOptix along with all of iTerra’s operations and all intellectual property. Also during 2007, GigOptix received proceeds of approximately $83,000, net of repayments from a line of credit. During fiscal year 2007, GigOptix used cash of approximately $409,000 for the repayment of capital lease obligations.

Net cash provided by financing activities during fiscal year 2006 primarily related to the issuance of a promissory note to Stellar resulting in proceeds of $6.8 million. During fiscal year 2006, GigOptix used cash of approximately $191,000 for the repayment of capital lease obligations.

Net cash provided by financing activities during the six months ended June 27, 2008 related to proceeds of $6.5 million, net of repayments, related to two convertible promissory notes that were issued to Stellar. During the six months ended June 27, 2008, GigOptix received proceeds of $304,000, net of repayments from a line of credit.

Historically, GigOptix has funded its operations from the proceeds of promissory notes issued to Stellar. On August 20, 2008, $10.3 million of convertible promissory notes that were issued to Stellar in July 2007 and January 2008 were converted into 5,333,333 membership units of GigOptix. Additionally, Stellar agreed to provide additional funding totaling $1.2 million to GigOptix, at the earlier of the completion of the merger with Lumera or December 31, 2008, in consideration for 1,739,742 membership units. Also, in August 2008, GigOptix received proceeds of $0.5 million in connection with the issuance of 619,231 membership units to an unrelated third party.

GigOptix expects to experience continued growth in GigOptix’ operating expenses for the foreseeable future in order to execute its business strategy. GigOptix believes that its existing cash and amounts available under its convertible promissory note and line of credit will not be sufficient to meet its working capital and capital expenditure requirements for the next twelve months. As GigOptix requires additional capital resources to grow its business internally or to acquire complementary technologies and businesses at any time in the future, GigOptix will seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborations, which could result in more dilution to GigOptix’ members.

Contractual Obligations and Commitments

As of June 27, 2008, GigOptix principal contractual obligations and commitments consisted of outstanding debt obligations related to its convertible promissory notes, amounts payable under operating lease, non-cancelable purchase obligations and obligations associated with its gross unrecognized tax benefits recorded in connection with GigOptix’ adoption of FIN No. 48 in January 2007.

Future payments due under GigOptix contractual obligations and commitments as of June 27, 2008 are as follows (in thousands):

	Year Ending December 31,
Contractual Obligations and Commitments	2008	2009	Total
	(1)		(2)
Operating leases	$179,097	$54,052	$233,149
Non-cancellable purchase obligations	560,590	—	560,590
Convertible notes payable to stockholders	8,605,000	—	8,605,000

	$9,344,687	$54,052	$9,398,739

(1)	Reflects six months period ending December 31, 2008.
(2)	As of June 27, 2008, GigOptix did not have any contractual obligations and commitments beyond 2009.

As of June 27, 2008, GigOptix has no amount of unrecognized tax benefits. GigOptix has recognized no amount in “long-term income taxes payable” for unrecognized tax benefits in its Consolidated Balance Sheets. As GigOptix is unable to make reasonably reliable estimates of the period of cash settlement associated with these obligations with the respective taxing authority. GigOptix is not currently under audit by any tax authorities.

Off-Balance Sheet Arrangements

GigOptix does not use off-balance-sheet arrangements with unconsolidated entities or related parties, nor does GigOptix use other forms of off-balance-sheet arrangements such as special purpose entities and research and development arrangements. Accordingly, GigOptix’ liquidity and capital resources are not subject to off-balance-sheet risks from unconsolidated entities.

Related Party Transactions

Historically, GigOptix and iTerra have funded their operations from the proceeds of promissory notes issued to Stellar Technologies LLC, iTerra’s primary member. Beginning in 2002, various promissory notes were issued by iTerra Communications LLC, the predecessor company of GigOptix, to Stellar. Borrowings under the notes bore interest at a fixed rate of 11% per annum and were collateralized by all of iTerra’s assets. The outstanding principal balance of such notes, including accrued interest, were classified as additional paid-in capital as part of a reorganization plan for iTerra in June 2007. In July 2007 and January 2008, GigOptix issued convertible promissory notes to Stellar, which bears interest at a rate of 6% per annum. In August 2008, such convertible notes were converted into membership units of GigOptix. Additionally, in August 2008, Stellar agreed to provide additional funding totaling $1.2 million to GigOptix in consideration for the issuance of membership units.

Business of GigOptix

Overview

GigOptix is a leading fab-less semiconductor company specializing in the specification, design, development and sale of integrated circuits and electronic multi-chip module solutions, or MCMs. GigOptix believes it is an industry leader in the fast growing and attractive market for electronic solutions that enable high-bandwidth optical connections found in telecommunications systems, data communications and storage systems, and increasingly in consumer electronics and computing systems.

GigOptix’ primary products consist of driver and receiver integrated circuits which are capable of performing in various applications demanding a wide range of data processing speeds, from consumer electronics and computing systems which perform at data processing speeds of 3Gbps to 10Gbps to sophisticated ultra-long haul submarine telecommunications systems which require performance at data processing speeds of up to 40Gbps. GigOptix’ goal is to create high-performance circuits and electronic multi-chip solutions which are designed and integrated into this broad range of applications.

GigOptix is an Idaho limited liability company, headquartered in Palo Alto, California. As of October 1, 2008, GigOptix had 45 employees.

GigOptix is the successor company to iTerra Communications LLC, or iTerra, which was founded in 2000. iTerra initially researched and developed integrated circuits for use in ultra-long haul optical communications systems (communications systems in excess of 1,000 kilometers in length) for undersea networks. As iTerra’s research matured, its product offering expanded from integrated circuits used in the high-end, niche market of ultra-long haul systems to integrated circuits and MCMs for use in higher volume long-haul and other shorter reach communications. In April 2007, Dr. Avi Katz was hired as the Chief Executive Officer of iTerra to assess the viability of its technology, define a business plan to commercialize the company’s technology, start generating revenue by building a global customer base, and articulate a long-term plan to grow the company, both organically and through acquisitions. In July 2007, as part of a reorganization plan, iTerra formed GigOptix, a wholly owned subsidiary. All of the assets and liabilities of iTerra, with the exception of the $45.8 million of debt and accrued interest due to iTerra’s primary member, were transferred to GigOptix along with all of iTerra’s operations and all intellectual property.

Markets and Opportunities

High performance optical components are necessary for the next generation of high speed telecom and datacom communications networks, high-performance computing platforms, and consumer electronics products. Optical fiber networks currently form the backbone of the Internet and telecommunications networks. In the future, these networks will expand to carry additional real-time multimedia content. Across the optical network application space, there is a growing need for optical components that increase performance and decrease system cost, power consumption, and size through integration. As the global adoption of bandwidth-hungry applications such as YouTube and iTunes push increased traffic and higher data rates over optical networks, a shift is happening in which optical networks carrying photons rather than electronic networks increasingly carry information in our daily lives, not only in the current main photonics market such as long haul networks but now in the enterprise and in the home in the near future. GigOptix believes that its products are well positioned to benefit from this shift from traditional copper, aluminum, and coax cable networks to optical networks.

Telecom Networks

Wide Area Networks, or WANs, and Metro Area Networks, or MANs, form the United States and global telecommunications system and Internet backbone. These networks are exclusively optical. Ultra long haul networks connect continents with 1000 kilometer and longer submarine optical fibers and long haul networks connect metropolitan areas within a single continent with 400 kilometer and longer terrestrial optical fibers. The switches and routers within these networks are connected by optical fiber. Optical transponders plug into the server ports and convert the electrical signals into optical signals to be transmitted down the fiber. GigOptix drivers and receivers are components used within these transponders in both a transmit and a receive function. As telecommunications and Internet technologies evolve, the industry is increasingly raising the data speeds of their networks from 10Gbps to up to 40Gbps currently. In addition, technology is rapidly developing which will enable WANs and MANs to perform at network data speeds of up to 100Gbps. As WAN and MAN industry participants continue to accelerate their networks’ technology, it is key for independent developers of components which are integrated into these networks, such as GigOptix, to continue to drive technological innovation of their products.

Datacom and Storage Networks

As the demand for networks performing at higher data processing speeds has increased, enterprises are more frequently replacing traditional copper infrastructure with optical components in their corporate data communication and storage networks. The integration of optical components into these networks enables high speed switch-to-switch, router-to-router and server-to-server backbone connections that perform at aggregate speeds greater than 10Gbps while also assuring the customer’s investment in providing a means of moving to faster optical components without having to upgrade the network. Network components generally have become standardized within 10Gbps copper-based networks and ethernet and storage-oriented industry standards have discouraged differentiation. However, as industry technology evolves and demand for networks capable of performance at speeds of up to 40Gbps and 100Gbps, GigOptix believes that differentiation is likely to re-enter this segment as the innovation challenges are higher and fewer companies have the skills to deliver at these speeds. In addition, the Infiniband™ QDR standard is driving speeds up to 120Gbps in a parallel format for data center cabling. GigOptix believes that the increased differentiation arising from technological innovation offers GigOptix an opportunity to increase its presence in this market. GigOptix provides its customers with highly integrated solutions that reduce their design effort and speed their time to market while improving cost efficiencies. Further integration and a move to surface mountable packaging will drive costs even lower and facilitate the fast penetration of 40Gbps and beyond into these datacom applications.

Optical Interconnect—computing and consumer electronics

Within the consumer electronics market, demand for products containing high definition graphics systems and components capable of processing large amounts of data has increased dramatically in recent years. GigOptix believes that a key driver in the increased demand for consumer electronics products such as multimedia home and laptop computers, cell phones, gaming consoles, digital cameras and high-definition televisions, or HD TVs, has been the rapid development of new display and storage technologies and the content and services which they support. Due to these innovations, consumer electronics products increasingly require components which are capable of processing higher and higher data rates that improve the performance of the product, but cannot easily be supported by copper interconnects between circuit boards and displays. Copper interconnects are not capable of supporting high bandwidths; consume more power at high speeds; do not provide mechanical flexibility and emit levels of electro-magnetic interference that cannot be tolerated in certain sensitive electronic appliances. GigOptix believes that consumer electronics manufacturers will transition from traditional copper-based electrical to optical interconnects to overcome these issues. Currently, GigOptix is well positioned to benefit from this trend and intends to become a leading supplier of parallel drivers and trans-impedance amplifiers used in optical active cables for computing and consumer applications. GigOptix is engaged in development efforts to integrate optical interconnects into consumer appliances.

Business Strategy

GigOptix’ business strategy is to provide its customers with high-performance, cost competitive advanced integrated solutions to applications in the optically connected markets of telecom, datacom and consumer electronics. The key elements of GigOptix’ strategy are to:

•

Continue to Grow Commercialization Efforts and Revenue by Expanding Customer Base. GigOptix believes that there is an opportunity for significant increased adoption of its solutions in telecom and datacom systems. GigOptix is working very closely with leading optical solutions manufacturers around the world to design its products into a variety of telecom, datacom, interconnect and consumer electronics applications. GigOptix intends to expand its existing customer relationships and revenue base and reach new customers by securing additional design wins and positioning its technology as the key differentiator in the next generation of equipment utilizing high-speed optical interconnects.

•

Maintain and Extend Technology Leadership and Innovation. GigOptix has been a leader in developing products for integration into high speed optical telecom and datacom transponder and transceiver modules. As the market for interconnects evolves from copper-based connections to optical connections capable of transmitting more data at faster speeds, GigOptix will seek to remain ahead of these technology trends by funding extensive research and development efforts to ensure its products are well positioned for integration into technologically advanced optically connected digital systems. GigOptix intends to continue to focus on the technological innovation of its products and to collaborate with its customers in an effort to develop products and functionality consistent with their requirements and aligned with evolving consumer demands.

•

Continue to Broaden GigOptix Solutions by Means of Horizontal Integration. GigOptix seeks to provide its customers with a complete solutions portfolio capable of integration into a wide array of communication, data and consumer equipment. For example, GigOptix was originally focused on the development of components for ultra-long haul submarine optical telecom network systems and has since expanded its product offerings to include components that are integrated in the shorter long haul and metro optical networks. In addition, with the acquisition of Helix in January 2008, GigOptix further expanded its offerings to include components for consumer electronics and computer systems. Over time, GigOptix intends to add additional features, capabilities and products and to provide horizontal platform solutions to address the growing network systems market.

•

Drive Continued Price Performance. GigOptix plans to reduce the total solution cost and increase the performance of its products. To accomplish this, GigOptix intends to continue to pursue a fab-less operations strategy by increasing the outsourcing of its product manufacturing. GigOptix also will continue to facilitate rapid transition of commercial-ready products from the research and development to the commercialization stage. GigOptix also engages early and works closely with customers to ensure that GigOptix products are designed into their systems at the design phase, reducing the need for reworking and redesign of existing products. GigOptix also intends to continue to evaluate its research and development, engineering and sales and marketing teams to ensure that personnel and funds are allocated in a manner that is consistent with the commercialization status of GigOptix’s product portfolio.

•

Continue to Pursue Strategic Acquisitions and Roll-up Growth. GigOptix believes that a key component of its growth is to continue to expand its business and product offerings inorganically by opportunistically pursuing selective acquisitions, joint ventures and divestitures. For example, in January 2008 GigOptix acquired Helix and in March 2008 GigOptix and Lumera signed a definitive agreement to merge. GigOptix intends to concentrate on opportunities that it believes will present attractive risk-adjusted returns.

GigOptix’ Solutions

Electronic devices, known as physical media dependent ICs (integrated circuits), or PMDs, such as optical devices, lasers, modulators and receivers, must be available with a variety of characteristics to serve the intended function of the devices into which they are incorporated. GigOptix believes that it provides the widest portfolio of PMDs for all optical device types, all reaches, and all speeds of optical links.

GigOptix offers a range of modulator drivers and receivers for ultra long haul, long haul, metro and access network applications. GigOptix’ products provide precise, accurate and reliable signals for telecom and datacom optical communication systems. In the telecom market, GigOptix provides high performance devices such as modulator drivers and trans-impedance amplifiers, or TIAs, for 10-100Gbps applications. GigOptix delivers both high performance components for integration into optical sub-assemblies as well as fully packaged multi-chip hybrids for use in optical transponders. In the datacom and storage network markets, GigOptix is a supplier of parallel drivers and TIAs for use in parallel optical transceivers. GigOptix also provides broad band amplifier and phase delay ICs for use in the military and test and measurement markets. A summary of GigOptix’ primary product portfolios follows.

GigOptix’ Products

Electro Optic Modulator Drivers. GigOptix offers a wide variety of Electro Optic (EO) Modulator-drivers at speeds from 10-100Gbps for use in Ultra-Long Haul, Long Haul and Metro network systems. GigOptix’ 10Gbps modulator drivers generate high output power (up to 10 mVpp) and feature a compact design that is easily integrated into a customer system. GigOptix is launching a new family of 28Gbps and 40Gbps modulator drivers this year to provide optical transponder and transceiver manufacturers with high performance devices that have low power consumption. GigOptix believes that the low power consumption of these compact PMDs will enable telecommunications and data communications systems manufacturers to meet increasing demands for compact systems with both higher bandwidth and a lower power budget. GigOptix ICs are capable of performing across a range of distances, from spans in excess of 1,000 kilometers to under 100 kilometers and are designed to be integrated into a range of optical systems.

Electro-Absorption Modulator Drivers. GigOptix offers a wide range of Electro-Absorption (EA) modulator drivers at speeds from 10G to 100Gbps for use in Metro and Access networks. GigOptix’ drivers are compatible with industry standards and are competitive with alternatives based on price, and also have excellent signal integrity performance. GigOptix is also developing a family of EA drivers for use in 40Gbps and 100Gbps application. GigOptix believes that the design and performance of these devices allows telecommunications and data communications systems manufacturers to meet increasing demands for higher bandwidth and compact systems at lower costs.

Trans-Impedence Amplifiers (TIAs) and Limiting Amplifiers (LIAs). TIAs and LIAs are used on the receiving side of the optical fiber. They clean and amplify the tiny signals from the photo detectors. GigOptix offers a number of LIAs for 10-40Gbps applications and is launching a range of TIAs this year for long haul optical transponder and transceiver applications. GigOptix limiter and differential amplifiers are capable of performance at data rates of up to 45Gbps, have high input sensitivity, low power dissipation (410-855 mW), a wide range of gains (17-50 dB) and are distributed with RoHS compliant packaging. GigOptix’ amplifiers are highly sensitive and offer a low power consumption and cost effective solution for transponders and transceiver makers.

Multi-Channel or Parallel Chipsets. In January 2008, GigOptix acquired Helix Semiconductors, a market leader in optical receiver transmitter array products, which consist of driver and receiver arrays for 4-channel and 12-channel modules running at 3Gbps to 10Gbps per channel, effectively providing bandwidths up to 120Gbps. Typical applications for this HX family include transceivers for parallel optical interconnects, including Infiniband standard, active cables, ganged serial links, 10Gbps receiver sub-assemblies and active cables for optical DVI and HDMI and high speed inter-board optical interconnections for consumer electronics products. This HX family chipsets are ideally suited for integration into consumer electronics and computing systems.

10Gbps Digital Products. GigOptix designs and sells wideband phase delays for use in long haul and metro data conversion systems. GigOptix wideband phase delays are designed with ECL topology, which ensures high-speed operation that accepts either single-ended or differential data inputs, and have high output voltage (400 mVpp) and high quality eye diagram at data rates of up to 12.5Gbps. In particular, these products are ideally suited for complex digital applications.

Test, Measurement and Broadband Applications. GigOptix designs and sells broadband MMIC amplifiers which deliver high gain (up to 25dB) and linearity while consuming low power. These products are especially suited for use in optical communications systems and any other systems where a single broadband amplifier can replace several narrowband amplifiers, such as automated test equipment, digital microwave radio, RADAR and satellite communications systems.

Technology Background

Wherever there is an optical device, laser, modulator or receiver there must be an electronic engine to drive it or to amplify the incoming signal allowing it to be read by the next device in the chain. These electronic devices are known as Physical Media Dependent ICs (integrated circuits), or PMDs, as each transmission medium (in this case optical fiber) needs a specifically tailored device. Each type of laser, modulator and receiver has its own defining characteristics. To maximize the performance of these devices GigOptix crafts its PMD ICs using specialized microwave and analog IC design techniques. GigOptix believes that it provides the widest portfolio of PMDs for all optical device types, all reaches, and all speeds of optical links.

There exists a range of semiconductor process technologies which offer different characteristics to a designer. The most commonly known and most widely used in digital electronics is CMOS which has been the platform for the “Moore’s Law” cost reduction path through integration. CMOS technology is not well suited for longer reach optical PMDs as it cannot support the high voltages needed to drive the optical components. Instead, compound semiconductor technologies are used known as III-V, such as Indium Phosphide (InP), and Galium Arsenide (GaAs), to provide the best performance for long reach devices. For low current modulation laser devices, such as LD and VCSEL, Silicon Germanium (SiGe) process is suitable as it combines the benefits of the high speeds with the integration possibilities of CMOS allowing greater levels of integration to allow more sophisticated control of the devices. Being fab-less, Gigoptix is able to select the most appropriate technology available from its foundry partners to serve each application with optimal price performance and provide the best solutions to its customers enabling the rapid growth of 40Gbps and 100Gbps systems.

Developing ICs to overcome all the challenges that high speed transmission and reception presents requires the convergence of key technical skills and technologies:

•	Millimeter-wave and analog design techniques on high voltage III-V semiconductor technology, typical of wireless communications;

•	Highly integrated solutions with multiple digital functionalities and interfaces, typical of lower frequency Silicon technology like SiGe and CMOS; and

•	High performance packaging to preserve signal integrity

Manufacturing Strategy

GigOptix utilizes the services of a number of semiconductor foundries and packaging contract manufacturers to maintain a flexible and low overhead supply chain. For some highly complex hybrid devices in-house assembly and testing is being used while outsourcing partners are being developed.

Marketing and Sales

As of June 1, 2008 GigOptix employed a direct sales force of two full-time sales professionals in the U.S., one sales professional in Europe and one contract sales professional in Asia, who together manage value added representatives, or VARs, in all three continents.

Competition

The supplier landscape for optical PMDs is highly fragmented. The competition falls into three major groups:

•

High end, high value serving long reach applications using compound semiconductors. GigOptix’ main competitors in this space are OKI and Triquint Semiconductor for the modulator drivers and InPhi for TIAs. Both OKI and Triquint are large diversified businesses with their own semiconductor fabrication operations for whom this segment is a small portion of their business. InPhi designs receivers for long-haul and metro applications which compete with GigOptix products. Devices for the highest end segments come from niche competitors like SHF and Centellax who provide very small runs of modules as well as test and measurement equipment.

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Lower end, higher volume, short reach using silicon. GigOptix’ main competitors in this space are large, broad portfolio semiconductor companies like Texas Instruments, Gennum and Analog Devices. More focused vendors like Vitesse and Maxim also offer a wider range up to 10Gbps, but do not address the higher end products and generally do not offer III-V based devices.

•

Vertically integrated industry participants. Several companies produce a broad range of optical components and modules which include integrated drivers and receivers similar to those designed by GigOptix. Included in this group are Finisar Corporation and Avago Technologies.

GigOptix competes against these companies by giving customers flexibility in their choice of the most appropriate technologies and products out of the SiGE, GaAs and InP products. Thus, GigOptix believes that it can tailor the most appropriate customized solution to a given product, regardless of the material technology. GigOptix outsources the assembly of its products to give volume flexibility and by offering the widest choice of transmit and receive die and modules. Additionally, because many of the competitors, especially the vertically integrated industry participants, may purchase a portion of the components of their products, many of GigOptix’ competitors are also potential customers.

Intellectual Property

GigOptix designs, develops and sells high-speed integrated circuits that enable the optical connections in telecom, datacom and storage systems, and increasingly in consumer electronics and computers. As a company marketing technologically sophisticated products into the rapidly evolving optical network markets, GigOptix believes that continued development, maintenance and protection of its intellectual property is critical to its continued success.

The intellectual property of GigOptix material to its products primarily includes trade secrets and patentable inventions. All of this intellectual property has been developed internally. GigOptix protects its intellectual property by maintaining a vigilant and active program to preserve the confidentiality of its trade secrets and by filing patent applications where appropriate.

GigOptix trade secrets include design techniques integrated in a single package that provide a single easy solution for its customers and programs developed with specific foundries that are optimized to enhance overall product performance. These trade secrets are protected by non-disclosure agreements.

GigOptix has patents and patents pending relating to:

•	Circuit topology to achieve ultra large frequency bandwidth

•	Receiver architecture for high spectral density transmission

•	Circuit topology for high performance parallel receivers

•	Efficient voltage control circuit for broadband high voltage drivers

•	Control circuit to stabilize over temperature gain control functionality

GigOptix has four issued United States patents and two currently pending United States patent applications.

Research and Development

GigOptix devotes substantial resources to its research and development activities to further enhance the performance, integration and cost effectiveness of its products. As of June 1, 2008, GigOptix had ten research and development professionals located at facilities in Zurich, Switzerland and Palo Alto, California. GigOptix’ core engineering and research and development capabilities include design, modeling and simulation. GigOptix’ research and development expenses were approximately $1.7 million and $1.6 million for the years ended December 31, 2007 and 2006, respectively.

Employees

As of October 1, 2008, GigOptix has locations in Palo Alto, California and Zurich, Switzerland with approximately 45 employees.

Legal Proceedings

GigOptix is subject to various claims and pending or threatened lawsuits in the normal course of business. GigOptix is not currently party to any legal proceedings that its management believes the adverse outcome of which would have a material adverse effect on its financial position, results of operations or cash flows.

INFORMATION ABOUT THE COMBINED COMPANY

Overview

As demand for bandwidth required to allow the steaming of high content data, voice and media has grown, optical fiber networks are increasingly replacing the copper cables which currently form the backbone of telecommunications, Internet, computing platforms and telephone networks, and are increasingly being integrated into home applications, such as personal computers and high definition televisions. The key drivers of this transition from a copper to optical infrastructure are:

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Continuous and rapid increase in the use of the Internet for high definition video drives demand for higher bandwidth communication links throughout the network. Optical components enable these systems to be more pervasive and the high speed segments to grow rapidly. Communications Industry Researchers, Inc. predicts a compound annual growth rate, or CAGR, of 87.5% through 2012 for the number units to be shipped of optical transceivers and transponders operating at 10Gbps and above.

•

Increasing penetration of high definition and the increased resolution offered by next generation displays will require faster data transfer between the processor and the display. The use of copper components becomes more challenging at transmissions speeds in excess of 10Gbps due to increased power consumption and RF emissions which interfere with sensitive electronics and displays. Use of optical links may reduce these effects.

The Company believes that this copper to optical fiber transition presents a business opportunity for bringing to the market advanced hybrid and integrated circuits, or ICs, that can provide seamless and efficient interfaces to the optical components embedded within an optical fiber infrastructure.

The following table shows current and potential future applications for the Company’s products within the telecommunications, data communications and home applications markets.

After the merger, the Company’s objective is to continue to extend GigOptix’ commercialization strategy, product platform development and sales and marketing channels, while leveraging Lumera’s proprietary polymer research and development expertise and modulator product platform to its current skill-set and portfolio, in order to become an industry leader in the delivery of electronic engines for optically connected communications systems. The Company believes it can leverage its research and development foundation to develop innovative products for existing and new markets, and intends to use its commercialization experience and expertise to drive these new innovative products into the marketplace. It will also build upon the relationships established with government agencies and industry strategic partners to jointly fund advanced innovation which combine the technologies developed by Lumera and Gigoptix towards highly integrated terabit solutions.

The Company will be market oriented in its product developments, initially designing, developing and selling four principal product portfolios:

•	parallel drivers and receivers based on the legacy Helix platform, which are identified as the HX product family;

•	serial drivers and receivers, based on the legacy GigOptix platform, which are identified as the GX product family;

•	polymer modulators based on the legacy Lumera platform, which are identified as, the LX product family; and

•	new, integrated products comprised of GX drivers and LX modulators, which are identified as the GLX product family and are bundled into a single siliconchip platform and sold as a single component.

In addition, the Company intends to develop low cost devices for high volume consumer applications such as optical transceivers ICs for interboard connections and for optical codes.

Customers and Markets

Presently, the drivers and receivers in the GigOptix product portfolio and the modulators in the Lumera product portfolio are individual components which are sold to and integrated by electro-optical telecommunications systems customers. The Company believes that the merger will enable it to take advantage of various cross-selling synergies, in particular with GigOptix’ existing telecommunications industry customer base. In addition, currently most of Lumera’s revenue is derived from government contracts. In addition, the Company believes that the merger presents an opportunity for the Company to introduce GigOptix drivers to the government agencies and contractors with whom Lumera presently does business. In addition, the Company will introduce integrated driver-modulator products to strategic partners with whom GigOptix presently does business. The Company intends to market and sell both GigOptix’ GX and HX drivers and receivers, and Lumera LX polymer modulators to telecommunications systems, data communications systems and consumer electronics customers.

The electronic engines used in optical networks, interface with the individual components that are used in the network, such as lasers, data modulators, amplifiers, switches, filters, and circulators that may be discrete and integrated with other components. Electronic drivers and receivers are needed to control optical data modulators and amplify the signals at the point of optical to electrical conversion to allow data to pass into servers and routers for processing. The figure below illustrates the role the Company’s drivers, receivers and modulators play within an optical network.

The Company believes that as a result of the merger it will be strongly positioned with a highly differentiated solution combining polymer optical modulators and electronic drivers and receivers, which the Company believes will be able to satisfy the need for simultaneously high speed and low power required by system integrators.

Following the merger, the Company expects to market its products to the following market segments:

Telecom Networks

Wide Area Networks and Metro Area Networks form the global telecommunications system and Internet backbone. These networks are almost exclusively optical above 10Gbps. Ultra long haul networks connect continents with 1000 kilometer and longer submarine optical fibers and long haul networks connect metropolitan areas within a single continent with 400 kilometer and longer terrestrial optical fibers. The switches and routers within these networks are connected by optical fiber. Optical transponders plug into the server ports and convert the electrical signals into optical signals to be transmitted down the fiber. GigOptix drivers and receivers are components used by leading global system suppliers, within their transponders in both transmit and receive function. Lumera modulators are also components that can be used within the telecom transponders, and will be introduced to those customers.

As telecommunications and Internet technologies evolve, network data speeds are increasing beyond 10Gbps. Ultra-long and long haul networks, where component performance is critical and cost is secondary are moving from 10Gbps to 40Gbps, and, in some cases, to 100Gbps, and will require a new generation of high performance electronic and optical components to support this transition. As WAN and MAN industry participants continue to accelerate their networks’ technology, it is key for independent developers of components which are integrated into these networks to continue to drive technological innovation of their products.

Datacom and Storage Networks

As the demand for networks performing at higher data processing speeds increases, enterprises are more frequently replacing traditional copper infrastructure with optical components in their corporate data communication and storage networks. The integration of optical components in these networks allows switch-to-switch, router-to-router and server-to-server connections to perform at aggregate speeds greater than 10Gbps. Network components generally have become standardized within 10Gbps copper-based networks and ethernet and storage-oriented industry standards have reduced differentiation. However, as industry technology evolves and demand for networks capable of performance at speeds of up to 40Gbps and 100Gbps, the Company believes that differentiation is likely to re-enter this segment as the innovation challenges are higher and fewer companies have the skills to deliver products at these speeds. In addition, the Infiniband™ QDR standard is driving speeds up to 120Gbps in a parallel format for data center cabling. The Company believes that the increased differentiation arising from technological innovation offers it an opportunity to increase its presence in this market. Further integration and a move to surface mountable packaging will drive costs lower and facilitate the fast penetration of 40Gbps and 100Gbps into these datacom applications.

Optical Interconnect—Computing and Consumer Electronics

Within the consumer electronics market, demand for appliances containing high definition graphics systems and components capable of processing large amounts of data has increased dramatically in recent years. The Company believes that a key driver in the increased demand for consumer electronics products such as multimedia home and laptop computers, cell phones, gaming consoles, digital cameras and high-definition televisions has been the rapid development of consumer electronics technologies supporting new features and functionalities combined with fast price erosion associated with volume increase. Consumer electronics products increasingly require components which are capable of processing ever faster data rates to support the continuous need for product enhancement. Supporting the higher bandwidths demanded with copper interconnects becomes more challenging as at speeds above 10Gbps their power consumption increases and they become a source of increased levels of electro-magnetic interference which requires significant efforts and costs to manage in sensitive electronic devices. The Company believes that transitioning from traditional copper-based electrical to optical interconnects may address these issues and provide a solution to consumer electronics manufacturers.

Government Communications Applications

In addition to polymer based electro-optic products in development for commercial markets, the Company intends to continue to develop customized products on a contract basis for government agencies and government subcontractors, including high performance modulators and advanced integrated electro-optic devices. These development contracts will provide the Company with revenues, help fund research and development efforts and provide access to certain technological resources and customers of the government and government subcontractors. The Company also intends to grow its revenue from government contracts by introducing GigOptix drivers and integrated products to governmental agencies and subcontractors with whom Lumera has historically done business. The ultimate goal of the Company’s development partnerships with U.S. government agencies and government subcontractors is to further drive innovation within its own product line to enable the Company to commercialize new, innovative products for the non-governmental customers.

Summary

In all optical communication systems such as the optical networks, optical interconnects or communication satellites, the electro-optic components are crucial to efficiently provide high speed information streaming as well as the performance needed for next generation deployment. These markets share many common challenges and are driven by the need for higher speeds, greater capacity, and lower power consumption, while achieving reduced size, weight and cost. The Company believes that its advanced technology and products are best positioned to meet these needs and generate a viable commercial proposition, as they offer:

•	High frequency, broad bandwidth operation;

•	Excellent RF performance;

•	Low power consumption;

•	Low cross talk and electromagnetic interference;

•	Ability to enhance hybrid and monolithic component integration to reduce cost; and

•	Attractive product cost base enabled by a virtual manufacturing model.

Business Strategy

The Company’s objective is to continue its development as an industry leader that offers a broad portfolio of electronic integrated circuits, electro-optic devices and integrated components for the optically connected digital world. To this end, the Company’s business strategy has the following components:

•

Leverage GigOptix’ Commercialization Experience and the Company’s Research and Development Experience and Operations. GigOptix and iTerra Communications, GigOptix’ parent company and predecessor, have successfully taken several complex driver and receiver products through the design, research and development stages into full commercialization. Lumera has been a leader in developing proprietary polymer materials and designing products based on these materials for use in electro-optic systems. The Company intends to extend its leadership in research and development by continuing to invest in research and development that enhances its technologies and broadens its product offerings. In addition, the Company intends to leverage GigOptix’ experience in commercializing product lines to aid in the marketing and sale of Lumera modulators and new, integrated products.

•

Expand Relationships with Customers and Governmental Agencies. The Company intends to continue working closely with leading electro-optic systems manufacturers and governmental agencies to increase the adoption and integration of its HX, GX, LX and GLX products. The Company intends to take advantage of cross-selling synergies resulting from the merger by marketing LX products to existing GigOptix customers and introducing HX, GX and GLX products to existing Lumera partners, including U.S. governmental contractors. The Company believes that expanding its relationships with these customers, including by taking advantage of such cross-selling synergies, and further aligning its product roadmap with their strategies and systems operations will contribute to its future growth.

•

Broaden Solutions. The Company believes that as electro-optical technology evolves and accelerates, demand for the products designed and sold by the Company will continue to increase. The Company intends to leverage GigOptix’ and Lumera’s combined research and development and industry experience to broaden the applications and markets into which the Company’s products may be integrated.

•

Develop Integrated Products Based on Existing Lumera and GigOptix Products. Each GigOptix modulator driver within a long haul telecommunications electro-optic system is connected to a modulator. Currently, most drivers and modulators are produced and sold as separate components which are independently integrated into the parent systems. Lumera’s polymer-based materials enable the Company to integrate a driver and modulator in the same package or progressively on the same chip which potentially improves performance and reduces costs. The Company intends to develop integrated products which combine GigOptix drivers and Lumera modulators and which may be sold to telecommunications electro-optic systems customers.

•

Continue to Pursue Production Efficiencies. The Company intends to reduce operating expenses by continuing to pursue operating efficiencies. As a fab-less semiconductor company, GigOptix maintains low operating expenses by outsourcing the production of the majority of its products. Lumera currently produces a very small number of prototype products in its facilities. As LX modulators gain greater market acceptance, the Company will ensure operating efficiencies by outsourcing the production of commercialized LX modulators and integrated products by leveraging existing GigOptix contract manufacturer relationships.

•

Continue to Pursue Strategic Acquisitions. The Company believes that a key component of its growth is to continue to expand its business and product offerings by pursuing a plan of acquisitions, joint ventures and strategic partnerships. The Company intends to concentrate on opportunities that it believes will present attractive risk-adjusted returns.

Solution

	GX Family	HX Family	LX Family	GLX Family
Product focus	Drivers and Receivers	Parallel Drivers and Receivers	Modulators	Integrated drivers and modulators

Technology focus	Very High frequency Serial	Multi-channel / parallel	High speed modulator	Integrated high speed modules

Speeds	10 – 100Gbps	4 and 12 channel at 3-10Gbps	20-100Gbps	40 Gbps and above

Material focus	InP, GaAs & SiGe	SiGe & CMOS	Electro-Optic Polymer	SiGe and Polymer

Engineering expertise	Pioneered drivers	Pioneered receivers	Pioneered polymer modulators	IC and system integration

Commercial Products	Die, Module and packaged ICs	Die	Die and packaged device	Die, module, system on chip (SOC)

HX Parallel Drivers and Receivers

The HX product portfolio includes laser drivers, trans-impedance amplifiers and limiting amplifiers. HX products are sold for integration into consumer electronics, data communications and telecommunications systems. HX products are market leaders in Optical Receiver Transmitter Array products, which consist of driver and receiver arrays for 4-channel and 12-channel modules running at 3Gbps to 10Gbps per channel with aggregate speeds of up to 120Gbps.

GX Serial Drivers and Receivers

The GX product family includes optical modulator and laser drivers and receivers which are integrated into high-speed, 10Gbps, 40Gbps and 100Gbps transponders and transceivers, the subsystems that are part of telecom networks switches and routers, as well as datacenters. GX products are sold into data communications and telecommunications markets and can be deployed across a diverse array of optical networks, from sophisticated ultra-long-haul and long-haul to metro and enterprise networks.

LX Modulators

The LX product family includes Lumera electro-optical modulators and high-speed optical waveguides. LX modulators may be integrated into telecommunications transponders and data communication transceivers and operate at very high data rates from 20Gbps up to 100Gbps. The LX products are based on the Company’s proprietary polymer technologies which were developed through extensive research and development activities at Lumera. The Company intends to maintain Lumera’s valuable focus on continuing engineering innovation to enable the Company to position itself as an industry leader in polymer technology, while aggressively moving forward with a commercialization of LX modulators. Through the productization of the LX polymer modulators the Company will strive to enhance performance, reduce physical size and cost in order to provide a viable alternative to the currently deployed modulator technologies.

GLX Integrated Products

The drivers in the GX product family and the modulators in the LX product family are key components within the same optical telecommunications systems—each GigOptix driver in a longer reach optical telecommunications network system drives a modulator. Presently, such drivers and modulators are sold to and integrated by telecommunications and data communications optical transponder manufacturers as separate components. The Company intends to develop new products which will consist of a GigOptix driver and a Lumera modulator optimized for interoperability and integrated into a single electro-optical package. In addition the Company will pursue research to allow integration into a single chip.

Enabled by Lumera’s polymer technology, the integration of GigOptix drivers and Lumera modulators will allow telecommunications and data communications customers to purchase two essential components in their systems as a single product, reducing size and power consumption at the same time as improving optical performance through the tight integration of the technologies. The Company also expects that its integrated products will benefit customers by reducing their exposure to costly integration efforts and lower sales and service costs, both to the customer and the Company. Additionally, the Company’s integrated products will be capable of performing in systems with very high data rates, with speeds of up to and beyond 100Gbps, positioning the Company to be an industry leader in the emerging market for high-speed 40Gbps and 100Gbps systems and in future terabit per second systems.

Other

From time to time, customers may request the Company to customize products to a specific application to meet or enhance the customer’s design specifications. The Company will continue to work with such customers to address their needs for such products while commercially justifiable for the Company. Additionally, the Company may license its technology to other semiconductor manufacturers, in order to maximize the value of its intellectual property portfolio.

Technology

In addition to continuing to build on and improve Lumera’s and GigOptix’ existing technology platforms, the Company intends to leverage Lumera’s and GigOptix’ complementary technologies to design a new series of hybrid and integrated products. The Company’s integrated products will be designed for use in high bandwidth, high frequency systems. The Company believes that the integrating of Lumera’s electro-optic polymer components and GigOptix’ drivers into a single package will offer a product with optimal interoperability and thus improved performance of the combined device, reduced cost and size, and improved cost of ownership for the customer. The Company believes that the polymer material may provide fundamental property advantages that enable the physical integration of a driver and modulator on a single chip, which may offer significant performance and price advantages compared to the integration of drivers and modulators into a system as separate components. For example, the Company believes that integration advantages include interface simplification, reduction of packaging complexity, power consumption optimization, weight reduction, ease of scalability, ease of customization, ease of automation and yield improvement. The Company plans to develop technology which allows integrated devices to perform at speeds far in excess of 100Gbps.

Operations

The Company expects that following the merger, the Company’s corporate headquarters will be located at GigOptix’ Palo Alto offices. The Company expects to maintain its GigOptix-Helix Switzerland office as well as Lumera’s Bothell, Washington office and research facilities. The Company will continue to use its current foundries and contract manufacture partners to support its cost effective virtual manufacturing mode and extend this network to support new products associated with the merger. The Company will also continue to partner with existing and new government and commercial partners to share the development risk and reward. The Company will integrate all corporate functions including general management, operations, financial management, sales, marketing and customer support in order to achieve the optimal cost structure.

GIGOPTIX, INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On January 15, 2008, GigOptix, acquired all of the outstanding capital stock of Helix AG, or Helix, a private company registered in Zurich, Switzerland for an aggregate purchase price of $2.4 million in cash.

On March 27, 2008, GigOptix and Lumera, announced the execution of the merger agreement. The Company has applied to be listed on The NASDAQ Global Market under the symbol “GIGX.” Under the terms of the merger agreement, upon completion of the merger, existing security holders of Lumera and GigOptix will each own approximately 50% of the outstanding securities, including equity awards and warrants, of the Company.

On July 16, 2008, Lumera completed a registered direct offering of its common stock. A total of 4,000,000 shares were issued for net proceeds of approximately $2.8 million. Also, warrants to purchase an additional 2,280,000 shares were issued as part of the offering. Lumera intends to use the net proceeds from the offering for general corporate purposes and to meet certain minimum capital requirements under the terms of the merger agreement.

On August 20, 2008, GigOptix received proceeds of $0.5 million in connection with the issuance of 619,231 membership units. GigOptix intends to use the proceeds from the issuance for general corporate purposes.

On August 20, 2008, $10.3 million of convertible promissory notes issued by GigOptix to Stellar Technologies LLC, or Stellar, were converted into 5,333,333 membership units of GigOptix. Also, Stellar agreed to provide additional funding totaling $1.2 million to GigOptix in consideration for 1,739,742 membership units.

The following unaudited pro forma condensed combined balance sheet as of June 27, 2008 assumes the business combination between GigOptix and Lumera had been completed on June 27, 2008. The historical balance sheet of GigOptix as of June 27, 2008, includes purchase accounting effects of Helix, which was acquired in January 2008. Accordingly, no pro forma adjustments were made to the unaudited pro forma combined condensed balance sheet related to the purchasing accounting for the Helix acquisition. Also, the unaudited pro forma condensed combined balance sheet as of June 27, 2008 assumes the financing transactions described above occurred on June 27, 2008.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 and for the six months ended June 27, 2008, assumes the business combinations of GigOptix and Lumera and GigOptix and Helix occurred on January 1, 2007. As the acquisition of Helix was completed in January 2008, no pro forma adjustments were made to the unaudited pro forma combined statement of operations for the six months ended June 27, 2008 related to the purchase accounting for the acquisition. Also, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 and for the six months ended June 27, 2008 assume certain financing transactions, described above, occurred on January 1, 2007.

These unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•

Audited historical consolidated financial statements of GigOptix for the fiscal year ended December 31, 2007 and unaudited historical consolidated financial statements of GigOptix as of and for the six months ended June 27, 2008, included in this proxy statement/prospectus; and

•

Audited historical consolidated financial statements of Lumera, for the fiscal year ended December 31, 2007 included in this proxy statement/prospectus, and unaudited historical consolidated financial statements of Lumera as of and for the six months ended June 30, 2008, included on Lumera’s Form 10-Q for the quarter ended June 30, 2008.

•	Separate audited historical financial statements of Helix as of and for the fiscal years ended December 31, 2007 and 2006, included in this proxy statement/prospectus.

Except for the historical consolidated financial statements of Lumera as of and for the six months ended June 30, 2008, all of the above financial statements are included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements should also be read in conjunction with information contained in “Risk Factors,” “The Merger,” “Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for each of GigOptix and Lumera.

The acquisition of Helix by GigOptix and the merger have been accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. However, if the merger is not completed until 2009, the accounting treatment for the acquisition will be accounted for in accordance with SFAS No. 141(R) (revised 2007), Business Combinations. In accordance with SFAS No. 141, under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been allocated to the net tangible and intangible assets based on their estimated fair values. The allocation of the estimated purchase price related to the Lumera acquisition is preliminary pending finalization of various estimates and analyses. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of purchase consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Lumera’s operations up to the date of completion of the acquisition. A final determination of fair values will be based on the actual net tangible and intangible assets of Lumera that will exist on the date of completion.

The Company will account for the merger as a purchase of Lumera by GigOptix, using the purchase method of accounting as required under United States generally accepted accounting principles, or GAAP. In determining GigOptix is the acquiring entity, the companies considered the relative voting rights in the combined entity, the existence of a large minority voting interest in the combined entity when no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the Company as of the effective time of the merger and the relative share ownership of the Company’s common stock as of the effective time of the merger by former GigOptix and Lumera securityholders. As a result, the historical financial statements of GigOptix will become the historical financial statements of the Company as of the effective time of the merger. The assets, including identifiable intangible assets, and liabilities of Lumera as of the effective time of the merger will be recorded at their respective fair values and added to those of GigOptix. Any excess of purchase price over the net fair values of Lumera’s assets and liabilities will be recorded as goodwill. Consolidated financial statements of the Company after the effective time of the merger will reflect those fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Lumera. The results of operations of Lumera will be combined with the results of operations of GigOptix and will be included in the results of operations of the Company, beginning on the effective date of the merger. Following the merger, the earnings of the Company will reflect the effect of any additional indebtedness and purchase accounting adjustments, including increased interest expense and depreciation and amortization of acquired assets.

The unaudited pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position.

The unaudited pro forma condensed combined financial statements do not include any adjustments for:

•	any integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known, or

•	any operating efficiencies or costs savings as these cannot be sufficiently or reliably estimated.

Furthermore, the unaudited pro forma combined statements of operations do not reflect the write-off of acquired in-process research and development at the date of acquisition due to the non-recurring nature of such charge.

GIGOPTIX, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 27, 2008

	Historical GigOptix LLC June 27, 2008	Historical Lumera Corporation June 30, 2008	Historical Combined	GigOptix- Lumera Adjustments		GigOptix Financing Adjustments		Lumera Financing Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$190,716	$5,733,000	$5,923,716	$—		$500,000	(i)	$2,800,000	(m)	$9,223,716
Restricted cash	49,383	700,000	749,383	—		—		—		749,383
Accounts receivable, net of allowance for doubtful debts	993,794	604,000	1,597,794	—		—		—		1,597,794
Inventories	987,686	—	987,686	—		—		—		987,686
Other current assets	972,390	268,000	1,240,390	—		—		—		1,240,390

Total current assets	3,193,969	7,305,000	10,498,969	—		500,000		2,800,000		13,798,969
Property and equipment, net	311,456	2,128,000	2,439,456	—		—		—		2,439,456
Identified intangible assets	1,112,203	—	1,112,203	3,896,300	(a)	—		—		5,008,503
Deferred tax assets	68,514	—	68,514	—		—		—		68,514
Other assets	1,457,913	80,000	1,537,913	(441,590	)(b)	—		—		1,096,323
Goodwill	—	—	—	6,940,206	(c)	—		—		6,940,206

Total assets	$6,144,055	$9,513,000	$15,657,055	$10,394,916		$500,000		$2,800,000		$29,351,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$386,700	$—	$386,700	$—		$—		$—		$386,700
Accounts payable	600,111	689,000	1,289,111	—		—		—		1,289,111
Accrued compensation and related taxes	446,172	—	446,172	—		—		—		446,172
Accrued liabilities	259,809	916,000	1,175,809	678,165	(d)	—		—		1,853,974
Accrued interest	232,842	—	232,842	—		(232,842	)(j)	—		—
Convertible notes payable to member	8,605,000	—	8,605,000	—		(8,605,000	)(j)	—		—
Current portion of deferred rent	—	113,000	113,000	(113,000	)(e)	—		—		—
Other current liabilities	124,950	126,000	250,950	—		—		—		250,950

Total current liabilities	10,655,584	1,844,000	12,499,584	565,165		(8,837,842)		—		4,226,907
Pension liabilities	134,402	—	134,402	—		—		—		134,402
Deferred rent, net of current portion	—	242,000	242,000	(242,000	)(e)	—		—		—
Deferred tax liabilities	238,471	—	238,471	—		—		—		238,471

Total liabilities	11,028,457	2,086,000	13,114,457	323,165		(8,837,842)		—		4,599,780
Stockholders’ equity:
Membership units par value at $ 0.01/ common stock par value at $0.001	54,000	20,000	74,000	(75,152	)(f)	7,692	(k)	4,000	(n)	10,540
Additional paid-in capital	49,888,370	91,908,000	141,796,370	(73,379,397	)(g)	10,530,150	(k)	2,796,000	(n)	81,743,123
Subscription receivable	—	—	—	—		(1,200,000	)(l)	—		(1,200,000)
Accumulated other comprehensive income	130,341	—	130,341	—		—		—		130,341
Accumulated deficit	(54,957,113)	(84,501,000)	(139,458,113)	83,526,300	(h)	—		—		(55,931,813)

Total stockholders’ equity (deficit)	(4,884,402)	7,427,000	2,542,598	10,071,751		9,337,842		2,800,000		24,752,191

Total liabilities and stockholders’ equity (deficit)	$6,144,055	$9,513,000	$15,657,055	$10,394,916		$500,000		$2,800,000		$29,351,971

GIGOPTIX, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

	Historical GigOptix LLC	Historical Lumera Corporation	Historical Helix	Combined Historical	GigOptix- Lumera Adjustments	GigOptix- Helix Adjustments	GigOptix Financing Adjustments		Pro Forma Combined
Revenue	$3,177,168	$2,774,000	$1,974,948	$7,926,116	$—	$—	$—		$7,926,116
Cost of revenue	1,814,518	1,506,000	196,779	3,517,297	—	—	—		3,517,297
Amortization of identified intangible assets	—	—	—	—	—	372,074 (p)	—		372,074

Gross profit	1,362,650	1,268,000	1,778,169	4,408,819	—	(372,074)	—		4,036,745

Research and development expense	1,704,674	3,366,000	679,679	5,750,353	389,630 (o)	—	—		6,139,983
Selling, general and administrative expense	6,026,601	9,242,000	623,161	15,891,762		198,053 (p)	—		16,089,815
Acquired in-process research and development	—	—	—	—		—	—		—

Total operating expenses	7,731,275	12,608,000	1,302,840	21,642,115	389,630	198,053	—		22,229,798

Income (loss) from operations	(6,368,625)	(11,340,000)	475,329	(17,233,296)	(389,630)	(570,127)	—		(18,193,053)
Other expense, net	(3,828)	—	(29,983)	(33,811)	—	—	—		(33,811)
Interest income (expense), net	(34,678)	1,094,000	48,697	1,108,019	—	—	34,678	(q)	1,142,697

Income (loss) from continuing operations before provision for income taxes	(6,407,131)	(10,246,000)	494,043	(16,159,088)	(389,630)	(570,127)	34,678		(17,084,167)
Provision for income taxes	42,671	—	103,412	146,083	—	—	—		146,083

Income (loss) from continuing operations	$(6,449,802)	$(10,246,000)	$390,631	$(16,305,171)	$(389,630)	$(570,127)	$34,678		$(17,230,250)

GIGOPTIX, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 27, 2008

	Historical GigOptix LLC June 27, 2008	Historical Lumera Corporation June 30, 2008	Historical Combined	GigOptix- Lumera Adjustments		GigOptix- Helix Adjustments		GigOptix Financing Adjustments		Pro Forma Combined
Revenue	$ 3,928,510	$1,983,000	$5,911,510	$—		$—		$—		$5,911,510
Cost of revenue	1,802,859	889,000	2,691,859	—		—		—		2,691,859
Amortization of identified intangible assets	186,037	—	186,037	—		—		—		186,037

Gross profit	1,939,614	1,094,000	3,033,614	—		—		—		3,033,614

Research and development expense	1,909,524	1,572,000	3,481,524	194,815	(o)	—		—		3,676,339
Selling, general and administrative expense	3,108,862	4,934,000	8,042,862	(1,181,352	)(r)	—		—		6,861,510
Acquired in-process research and development	318,707	—	318,707	—		(318,707	)(s)	—		—

Total operating expenses	5,337,093	6,506,000	11,843,093	(986,537)		(318,707)		—		10,537,849

Loss from operations	(3,397,479)	(5,412,000)	(8,809,479)	986,537		318,707		—		(7,504,235)
Other expense, net	(198,070)	—	(198,070)	—		—		—		(198,070)
Interest income (expense), net	(208,611)	186,000	(22,611)	—		—		198,164	(q)	175,553

Loss from continuing operations before benefit from income taxes	(3,804,160)	(5,226,000)	(9,030,160)	986,537		318,707		198,164		(7,526,752)
Benefit from income taxes	(104,934)	—	(104,934)	—		—		—		(104,934)

Loss from continuing operations	$(3,699,226)	$(5,226,000)	$(8,925,226)	$986,537		$318,707		$198,164		$(7,421,818)

GIGOPTIX, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

Acquisition of Lumera Corporation

On March 27, 2008, Lumera and GigOptix announced the execution of a definitive agreement to merge the two companies. The merger agreement has been unanimously (with one recusal due to a conflict) approved by the board of directors of Lumera and the management board of GigOptix. Upon completion of the merger, which is subject to the terms and conditions of the merger agreement and which will be treated as a tax free reorganization, existing securityholders of Lumera and GigOptix will each own approximately 50% of the outstanding securities, including options and warrants, of the Company. Under the provisions of SFAS No. 141, GigOptix will be deemed the acquiring entity for purposes of applying the purchase method of accounting. Accordingly, Lumera, as the acquiree, must expense its legal, financial advisory, printing and other expenses associated with the proposed transaction. As GigOptix was deemed the accounting acquirer, the historical financial statements of GigOptix will become the historical financial statements of the Company as of the effective time of the merger. The assets, including identifiable intangible assets and liabilities of Lumera as of the effective time of the merger will be recorded at their respective fair values and added to those of GigOptix. Any excess of purchase price over the net fair values of Lumera’s assets and liabilities will be recorded as goodwill. Consolidated financial statements of the Company after the effective time of the merger will reflect those fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Lumera. The results of operations of Lumera will be combined with the results of operations of GigOptix and will be included in the results of operations of the Company, beginning on the effective date of the merger. Following the merger, the earnings of the Company will reflect the effect of the purchase accounting adjustments.

The preliminary estimated purchase consideration for this acquisition is approximately $19.6 million, which includes direct acquisition costs incurred by GigOptix.

Components of the total preliminary estimated purchase price consideration are as follows:

Fair value of common stock issued	$17,452,011
Fair value of warrants assumed	1,021,440
Direct acquisition costs	1,119,755

$19,593,206

In accordance with EITF No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, the fair value of common stock issued in connection with the acquisition was determined using a per share price of $0.725 which reflects the average of Lumera’s stock price during the five days before, five days after and including July 16, 2008. The Company determined the measurement date to be July 16, 2008, as a registered direct offering of Lumera’s common stock was closed on this date. The equity offering was completed in order for Lumera to meet certain minimum capital requirements under the terms of the merger agreement. The Company will also assume certain equity awards that may be exercised for shares of the Company’s common stock in exchange for Lumera’s outstanding stock options. The value of the assumed vested options, estimated using a Black-Scholes option pricing model, was deemed immaterial and hence was not reflected in the estimated purchase price consideration.

The acquisition is accounted for using the purchase method of accounting. The Company’s management has made a preliminary allocation of the Lumera estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase

GIGOPTIX, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

price is preliminary pending finalization of various estimates and analyses. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts recorded for the acquisition may differ from the information presented. The estimation and allocations of purchase consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Lumera’s operations up to the date of completion of the merger. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Lumera that will exist on the date of completion.

Based upon the preliminary valuation and other information currently available and subject to changes upon completion of the preliminary valuations, the allocation of the preliminary estimated purchase price, is as follows:

Net tangible assets acquired:
Cash and cash equivalents	$5,733,000
Restricted cash	700,000
Accounts receivable	604,000
Prepaid expenses and other current assets	268,000
Property and equipment	2,128,000
Assets held for sale	34,000
Other assets	46,000
Accounts payable	(689,000)
Other current liabilities	(1,042,000)

7,782,000
Acquired in-process research and development	974,700
Patents	3,896,300
Goodwill	6,940,206

Total preliminary estimated purchase price	$19,593,206

The excess of the purchase price over intangible and identified intangible assets acquired and liabilities assumed has been allocated to goodwill. The Company is expected to leverage the combined sales and marketing experience, research and development expertise and existing complementary product portfolio of Lumera and GigOptix to become an industry leader in the delivery of electronic engines for optically connected communications systems. In addition, the Company could take advantage of powerful cross-selling synergies, particularly with GigOptix’ existing telecommunications and data communications customers. These factors primarily contributed to a purchase price in excess of the fair value of the net tangible assets acquired that resulted in goodwill. In accordance with Statement of Financial Accounting No. 142, “Goodwill and Other Intangible Asset,” goodwill is not amortized but will be tested for impairment at least annually. GigOptix can provide no assurance that the amount of goodwill reflected in these pro forma financial statements will not change as a result of changes to the allocation of the purchase price as management completes its review and analysis of the merger.

The estimated fair value of the acquired patents was determined based on the market approach, known as the relief from royalty method. This method is based on the premise that the intangible asset owner would be willing to pay a reasonable royalty rate to license in the patented technology. License rates are estimated from an analysis of market-derived data for licenses of comparable technology and based on the analysis, the assumed royalty rate calculated is 6%. Management estimated that the basic patents have an economic life of approximately 10 years.

GIGOPTIX, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Acquisition of Helix AG

In January 2008, GigOptix completed its acquisition of Helix, a private company registered in Zurich, Switzerland. Helix designs and sells optical receiver transmitter array products consisting of driver and receiver arrays for 4-channel and 12-channel modules running at 3Gbps to 10Gbps per channel. Through this acquisition, GigOptix became one of the only companies to offer a complete family of high speed optical physical media dependent, or PMD, ICs. The aggregate purchase consideration for this acquisition was approximately $2.5 million, which includes direct transaction costs and excludes contingent payments. Such contingent payments will be made to a former Helix employee and shareholder contingent upon his continued employment with GigOptix through the third anniversary of the acquisition close date. Any payments are automatically forfeited if the employment contingency is not met and accordingly, the payments made are recorded as compensation expense. At June 27, 2008, GigOptix had $2.0 million deposited in an escrow account, which represents the maximum contingent payment due under the agreement. The escrow amount relating to such contingent payments has been classified within “other current assets” and “other assets” in the consolidated balance sheet.

The operating results of Helix have been included in GigOptix’ consolidated financial results since the January 15, 2008 acquisition close date. For purposes of these unaudited condensed combined financial statements, the activities for the period from January 1-15, 2008 have been deemed immaterial. The components of the total purchase price consideration were as follows:

Cash paid for common stock	$2,400,000
Direct acquisition costs	142,953

Total purchase consideration	$2,542,953

2. Reclassifications

Certain reclassification adjustments have been made to conform the historical reported balances to the pro forma combined financial statement basis of presentation.

3. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial data reflects the following pro forma adjustments:

a)	Adjustment to record the fair value of intangible assets acquired.

b)	Adjustment to reclassify direct acquisition costs incurred by GigOptix.

c)	Adjustment to record goodwill resulting from the acquisition.

d)	Adjustment to record accrued liabilities for estimated direct acquisition costs incurred and expected to be incurred by GigOptix.

e)	Adjustment to eliminate accumulated deferred rent, as such balances do not represent assumed obligations.

f)	Adjustments to common stock:

To eliminate Lumera’s common stock	$(20,000)
To adjust common stock to reflect GigOptix, Inc. par value of $ .001	(55,152)

$(75,152)

GIGOPTIX, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

g)	Adjustments to additional paid-in capital:

To eliminate Lumera additional paid-in capital	$(91,908,000)
To adjust additional paid-in capital for Lumera acquisition	18,528,603

$(73,379,397)

h)	Adjustments to accumulated deficit:

To eliminate Lumera’s historical accumulated deficit	$84,501,000
To record acquired in-process research and development	(974,700)

$83,526,300

i)	Adjustment to record proceeds received in connection with the issuance of 619,231 membership units of GigOptix.

j)	Adjustment to eliminate accrued interest and notes payable for conversion of promissory notes issued to Stellar Technologies LLC.

k)	Adjustments to membership units and additional paid-in capital to reflect issuance of GigOptix membership units and for conversion of promissory notes.

l)	Adjustment to record subscription receivable in connection with issuance of 1,739,742 membership units of GigOptix.

m)	Adjustment to record $2.8 million of proceeds received in connection with registered direct offering of 4,000,000 shares of Lumera in July 2008, net of offering fees and expenses.

n)	Adjustments to common stock and additional paid-in capital to reflect registered direct offering of 4,000,000 shares of Lumera.

o)	Adjustment to record amortization expense for patents acquired from Lumera. The patents will be amortized on a straight-line basis over an estimated useful life of ten years.

p)	Adjustment to record amortization expense for identified intangibles acquired from Helix. Intangible assets acquired consist of existing technology, order backlog and customer relationships and are being amortized on a straight-line basis over estimated useful lives ranging from one to three years.

q)	Adjustment to eliminate interest expense as a result of conversion of promissory notes issued to Stellar. Borrowings under the notes bear interest at a rate of 6.0% per annum.

r)	Adjustment to exclude direct acquisition costs incurred by Lumera.

s)	Adjustment to exclude acquired in-process research and development expense for Helix acquisition.

GIGOPTIX, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

Pro forma weighted average number of shares and per share data were determined as follows for the year ended December 31, 2007 and for the six months ended June 27, 2008:

	Year ended December 31, 2007	Six months ended June 27, 2008
Historical Lumera	20,055,410	20,085,440
Historical GigOptix	4,989,678	5,400,000
Shares issued in connection with registered direct offering of Lumera common stock	4,000,000	4,000,000
Membership units issued in connection with GigOptix financing transactions	7,692,306	7,692,306
Change in outstanding shares in connection with the Lumera acquisition (1)	(26,197,440)	(26,637,792)

Pro forma weighted average number of shares	10,539,954	10,539,954

Pro forma combined loss from continuing operations	$(17,230,250)	$(7,421,818)

Continuing operations per share—basic and diluted	$(1.63)	$(0.70)

(1)	Reflects the decrease in the number of shares outstanding based on the Lumera exchange ratio of 0.25 and GigOptix exchange ratio of approximately 0.34.

THE LUMERA ANNUAL MEETING

General

The Lumera board of directors is using this proxy statement/prospectus to solicit proxies from the holders of shares of Lumera common stock for use at Lumera’s 2008 annual meeting.

Date, Time and Place of the Annual Meeting

Lumera will hold its 2008 annual meeting of stockholders on                     , 2008, at 11:00 a.m., Pacific Time, at Country Inn and Suites, 19333 North Creek Parkway, Bothell, Washington.

Purpose of the Annual Meeting

At the annual meeting, holders of Lumera common stock will be asked to:

1. consider and vote upon a proposal, which is referred to as the “Lumera merger proposal,” to adopt the merger agreement and approve the Lumera merger;

2. consider and vote upon a proposal to elect six directors to serve until the earlier of the next annual meeting or the completion of the merger;

3. consider and vote upon a proposal, which is referred to as the “Company charter amendment proposal,” to adopt an amended and restated certificate of incorporation for the Company;

4. consider and vote upon a proposal, which is referred to as the “new equity plan proposal,” to approve the GigOptix, Inc. 2008 Equity Incentive Plan;

5. consider and vote upon a proposal, which is referred to as the “adjournment proposal,” to approve one or more adjournments of the annual meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the other proposals; and

6. consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

For a description of these proposals and related information, see “Information Related to Lumera Annual Meeting Proposals.”

Record Date; Outstanding Shares; Shares Entitled to Vote

The Lumera board of directors has fixed the close of business on                     , 2008 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting. Only holders of record of shares of Lumera common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

As of                     , 2008, the record date for the annual meeting, there were approximately             shares of Lumera common stock outstanding and held by approximately             holders of record. Each stockholder is entitled to one vote at the annual meeting for each share of Lumera common stock held by that stockholder at the close of business on the record date. Lumera’s common stock is the only security entitled to notice of and to vote at the annual meeting.

Quorum

The holders of a majority of the shares of Lumera common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. It is important that Lumera stockholders vote promptly so that their shares are counted toward the quorum.

All shares of Lumera common stock represented at the annual meeting, including abstentions and “broker non-votes,” which are described below, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the election of directors, when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers. A “broker non-vote” occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Vote Required

Assuming a quorum is present at the annual meeting, approval of the Lumera merger proposal and the Company charter amendment proposal will require the affirmative vote of a majority of the shares outstanding. Abstentions and broker non-votes will be treated as a “No” vote. If you abstain or fail to vote your shares in favor of adoption of the merger agreement and approval of the Lumera merger, this will have the same effect as voting your shares against the Lumera merger proposal.

Assuming a quorum is present at the annual meeting, approval of the new equity plan proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Lumera annual meeting and entitled to vote on the new equity plan is required to approve the new equity plan.

Assuming a quorum is present at the annual meeting, election of the six nominees to the board of directors will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. In the election of directors, votes may be cast in favor of or withheld with respect to any or all of the nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Assuming a quorum is present at the annual meeting, approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the voting power of the shares of Lumera stock present in person or represented by proxy at the annual meeting and entitled to vote on the adjournment proposal. Abstentions and broker non-votes with respect to the adjournment proposal will have the same effect as shares voted against the adjournment proposal.

Recommendation of the Board of Directors

The Lumera board of directors recommends that Lumera stockholders vote “FOR” the Lumera merger proposal, the election of each nominee to the board of directors, the Company charter amendment proposal, the new equity plan proposal and the adjournment proposal.

As discussed elsewhere in this proxy statement/prospectus, Lumera’s board of directors has unanimously, with one recusal due to a conflict, approved the merger agreement and the transactions contemplated by the merger agreement, and has determined that the merger agreement and the Lumera merger are fair to, advisable and in the best interests of Lumera and its stockholders. Lumera stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Lumera stockholders are directed to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Voting of Proxies

All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Lumera merger proposal, the Company charter amendment proposal, the new equity plan proposal, the election of each nominee to the board of directors, and the adjournment proposal.

How to Vote

If you own shares of Lumera common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares of Lumera common stock. If you fail to sign and return your proxy card, the proxies cannot vote your shares of Lumera common stock at the annual meeting.

You have four voting options:

Internet. You can vote over the Internet by accessing the website at www.voteproxy.com, clicking on the link “Vote Your Proxies” and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

Telephone. You can vote by telephone by calling the toll-free number (800) 776-9437 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement/prospectus.

In Person. You may come to the annual meeting and cast your vote there. The Lumera board of directors recommends that you vote by proxy even if you plan to attend the annual meeting.

If you hold shares of Lumera common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in “street name,” please follow the voting instructions provided by that entity. If you do not instruct your bank, broker or other nominee how to vote your shares with respect to the Lumera merger proposal, the Company charter amendment proposal, the new equity plan proposal and the adjournment proposal, those shares will not be voted on such proposals at the annual meeting, and such bank, broker or other nominee will not be authorized to vote.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this proxy statement/prospectus. If your Lumera shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these Lumera shares by the Internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm.

The Internet and telephone proxy procedures available to owners of record are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 11:59 p.m., Eastern Time, on                     , 2008. Directing the voting of your Lumera shares will not affect your right to vote in person if you decide to attend the annual meeting.

The named proxies will vote all shares at the Lumera annual meeting that have been properly voted (whether by Internet, telephone or mail) and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote your shares on the proposal, your proxy will be voted “FOR” the Lumera merger proposal, the Company charter amendment proposal, the new equity plan proposal, the election of each nominee to the board of directors, and the adjournment proposal.

Revoking Your Proxy

You may revoke your proxy at any time after you give it, and before it is voted, in one of the following ways:

•

by delivering to Lumera’s Corporate Secretary a written notice revoking your proxy that bears a date later than the date of the proxy that you are revoking and that is received before the annual meeting;

•	by submitting another proxy card bearing a later date and mailing it so that it is received before the annual meeting;

•	by voting again using the telephone or Internet voting procedures; or

•	by attending the annual meeting and voting in person, although attendance at the annual meeting alone will not, by itself, revoke a proxy.

If your Lumera shares are held in street name by a broker, bank or other nominee you will need to contact your broker, bank or other nominee to revoke your proxy.

Other Voting Matters

Electronic Access to Proxy Material. This proxy statement/prospectus, Lumera’s Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2007 and Lumera’s Form 10-Q for the quarter ended June 30, 2008 are available on the Lumera website at www.lumera.com.

Individuals With Disabilities. Lumera can provide you with reasonable assistance to help you participate in the annual meeting if you inform Lumera of your disability. Please contact Investor Relations, Lumera Corporation, 19910 North Creek Parkway, Suite 100, Bothell, Washington 98041-3040, telephone (425) 398-6546 at least two weeks before the annual meeting.

Proxy Solicitations

Lumera is soliciting proxies for the annual meeting from Lumera stockholders. Lumera will bear the entire cost of soliciting proxies from Lumera stockholders, including the expenses incurred in connection with the filing of the registration statement of which this proxy statement/prospectus is a part. In addition to this mailing, Lumera’s directors, officers and employees, who will not receive any additional compensation for their services, may solicit proxies personally, electronically or by telephone. Lumera will use the services of Morrow & Company to aid in the solicitation of proxies at a fee of $5,000 plus reimbursement of out-of-pocket expenses.

Lumera has agreed to indemnify Morrow & Co., LLC against any claims, costs, damages, liabilities, judgments and expenses such firm may incur in providing these services.

Lumera and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Lumera common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted.

A list of stockholders entitled to vote at the annual meeting will be open for examination by any Lumera stockholder, for any purpose germane to the meeting, during normal business hours for a period of ten days prior to the annual meeting at Lumera’s headquarters, 19910 North Creek Parkway, Suite 100, Bothell, Washington 98011, and at the time and place of the annual meeting during the entire time of the annual meeting.

Other Business; Adjournment

The Lumera board of directors is not aware of any other business to be acted upon at the annual meeting.

An adjournment of the annual meeting, including adjournments to permit further solicitation of proxies in favor of the Lumera merger proposal and the other proposals, may be made by approval of Lumera stockholders holding a majority of the voting power present in person or by proxy at the annual meeting, whether or not a quorum exists. If a quorum is not present at the annual meeting, Lumera stockholders may be asked to vote on the proposal to adjourn the annual meeting to solicit additional proxies. If a quorum is present at the annual meeting but there are not sufficient votes at the time of the annual meeting to approve the proposals, Lumera stockholders may also be asked to vote on the proposal to approve the adjournment of the annual meeting to permit further solicitation of proxies in favor of the other proposals.

Representatives of PricewaterhouseCoopers LLP

Representatives of PricewaterhouseCoopers LLP, Lumera’s independent registered public accounting firm, are expected to be present at the annual meeting. The representatives of PricewaterhouseCoopers LLP will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions from Lumera stockholders at the annual meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the annual meeting, please contact Lumera’s proxy solicitor, Morrow & Co., LLC, toll-free at (800) 937-5449.

INFORMATION RELATED TO LUMERA ANNUAL MEETING PROPOSALS

The Lumera Merger (Proposal 1)

The stockholders of Lumera are asked to consider and vote upon a proposal, which is referred to as the “Lumera merger proposal,” to adopt the merger agreement and approve of the Lumera merger.

Approval of the Lumera Merger Proposal

Approval of the Lumera merger proposal requires the affirmative vote of the holders of a majority of the shares of Lumera common stock entitled to vote on the Lumera merger proposal.

THE BOARD OF DIRECTORS OF LUMERA UNANIMOUSLY, WITH ONE RECUSAL DUE TO A CONFLICT, RECOMMENDS THAT THE STOCKHOLDERS OF LUMERA VOTE FOR THE APPROVAL OF THE LUMERA MERGER PROPOSAL.

The Merger

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

General Description of the Merger

The merger is structured as an all-stock transaction. Before entering into the merger agreement, Lumera formed the Company. The merger agreement provides that at the effective time of the merger, the Company’s two newly-formed wholly-owned subsidiaries, Galileo Merger Sub G, LLC and Galileo Merger Sub L, Inc., will merge with and into GigOptix and Lumera, respectively, as a result of which each of GigOptix and Lumera will become wholly-owned subsidiaries of the Company. After the merger, the current holders of GigOptix membership units and the current stockholders of Lumera will be the stockholders of the Company. The merger of Galileo Merger Sub G, LLC with and into GigOptix is referred to in this proxy statement/prospectus as the “GigOptix merger” and the merger of Galileo Merger Sub L, Inc. with and into Lumera is referred to in this proxy statement/prospectus as the “Lumera merger.” These mergers are referred to in this proxy statement/prospectus collectively as the “merger.”

Lumera stockholders are currently expected to receive 0.25 shares of common stock of the Company for each share of Lumera common stock held and holders of GigOptix membership units are currently expected to receive (i) a number of shares of Company common stock equal to the quotient obtained by dividing (x) the aggregate number of shares of Company common stock issued to Lumera stockholders in exchange for Lumera common stock by (y) the aggregate number of GigOptix membership units outstanding plus GigOptix membership units issuable upon exercise of GigOptix options and (ii) Company common stock warrants to be issued in several tranches with exercise prices determined by reference to the exercise prices of outstanding Lumera stock options and Lumera common stock warrants for each GigOptix membership unit held. As described in this proxy statement/prospectus, before the Lumera annual meeting, Lumera and GigOptix may agree to make equivalent reductions to both exchange ratios solely to reduce on a proportionate basis the number of shares of the Company’s common stock issuable in the merger if they believe it is reasonably likely that the expected trading prices for the Company’s common stock would not otherwise satisfy the initial listing requirements necessary to list the Company’s common stock on The NASDAQ Global Market.

At the effective time of the merger, each then outstanding option or warrant to acquire common stock or membership units of Lumera or GigOptix, respectively, whether or not vested or exercisable at that time, will be assumed by the Company and converted into an option or warrant, as applicable, to purchase the Company’s common stock on the same terms and conditions applicable to such option, warrant or right in effect before the merger, including existing vesting and exercisability provisions without any acceleration, unless accelerated vesting was otherwise provided in the applicable award agreement with the option or warrant holder or was properly authorized by the board of directors of Lumera or the management board of GigOptix, and except that the number of shares subject to, and the per share exercise price of, the option or warrant will be adjusted based on the applicable exchange ratio.

Based on the numbers of shares of Lumera common stock and GigOptix membership units outstanding on October 1, 2008, it is expected that approximately 10,540,260 shares of the Company’s common stock will be issued in connection with the merger, of which former Lumera common stockholders will own approximately 57% and former GigOptix membership unitholders will own approximately 43%. The merger agreement provides that options and warrants may result in the issuance of additional shares of the Company’s common stock. As of October 1, 2008, 1,616,797 of these additional shares would be issuable to former Lumera securityholders and 3,120,712 of these additional shares would be issuable to former GigOptix securityholders, assuming satisfaction as of that date of the applicable vesting, exercise price payment and other conditions to which many of these issuances are subject. If all of these additional shares are issued, former Lumera securityholders would own approximately 50% and former GigOptix securityholders would own approximately 50% of the Company’s common stock.

Upon completion of the merger, Dr. Avi Katz, who currently serves as GigOptix’ President, Chief Executive Officer and Chairman, will become Chief Executive Officer of the Company. The Company’s board of directors will consist of seven members. Dr. Avi Katz will become Chairman of the Board. The six other members of the Company board of directors will be Kimberly D.C. Trapp (currently on the board of both Lumera and GigOptix), two directors designated by Lumera (who are C. James Judson and Dr. Joseph Vallner), two directors designated by GigOptix (who are Stephen C. Johnson and Douglas Swenson) and one independent director nominated by the Company’s board of directors with the consent of at least one Lumera nominee (who will be Neil Miotto).

Background of the Merger

During 2007, Lumera considered a broad range of strategic opportunities, including seeking a collaborative partner to facilitate growth and initiate new products and technologies. On November 9, 2007, Kimberly D.C. Trapp, a member of the board of directors of Lumera and the management board of GigOptix, or the “board of GigOptix,” sent an email to Julie Tipton, GigOptix’ VP of Marketing, Andrea Betti-Berutto, GigOptix’ Chief Technology Officer and Marc Correa, GigOptix’ VP of Global Operations suggesting that they meet with Dr. Raluca Dinu, Vice President of the Lumera Electro-Optics Unit, to discuss the technologies each company was developing. In December 2007 and January 2008, Ms. Tipton, Dr. Dinu and other members of the management of Lumera and GigOptix began discussions regarding possible collaborations between the two companies. During the course of these discussions, Dr. Avi Katz, GigOptix’ President and CEO, determined that a merger with Lumera could be attractive and consistent with GigOptix’ strategy of growing through acquisitions or business combinations. On January 24, 2008, Dr. Katz advised the board of GigOptix of his desire to explore the possibility of merging GigOptix with Lumera and obtained approval from the board of GigOptix to proceed with due diligence and preliminary merger discussions.

On January 28, 2008, Dr. Dinu and another member of Lumera’s research and development team visited the offices of GigOptix in Palo Alto, California and met with the GigOptix technical and marketing teams to explore technical development paths for possible collaborations. In addition, Dr. Dinu met with Dr. Katz and discussed a variety of topics regarding Lumera’s technology, research and development operations and the status of the commercialization of Lumera’s products. On January 30, 2008, Dr. Dinu introduced Peter Biere, Lumera’s Chief Financial Officer, and Dr. Katz via email and they agreed to have an in-person meeting.

On February 4, 2008, Dr. Katz sent a short memorandum by email to Mr. Biere and Dr. Dinu summarizing Dr. Katz’s views on how the merger of Lumera and GigOptix would be beneficial to both companies. This memorandum discussed potential synergies and the need to continue due diligence to further develop each party’s understanding of the other’s business. On the same day, Dr. Katz and Mr. Biere spoke by phone about Dr. Katz’s memorandum. On February 6, 2008, Lumera and GigOptix signed a Mutual Confidentiality and Non-Disclosure Agreement which provided for the sharing between the parties of technical and other confidential information and provided for restrictions on the use thereof by the receiving party. In early February 2008, Lumera and GigOptix shared information pursuant to the Mutual Confidentiality and Non-Disclosure Agreement. Based on the information shared between the parties and the identification of potential synergies between the two companies, including the opportunities for cross-selling of products to existing customers of Lumera and GigOptix, the parties agreed that a follow-up meeting was warranted.

On February 9, 2008, Dr. Katz had a discussion by phone with Mr. Biere at which Dr. Katz communicated his belief that Lumera’s Plexera business division would be inconsistent with the operations and product offerings of the combined company and would divert resources and distract management’s attention from the combined company’s core business of optical network components. Dr. Katz emphasized that if the merger were to proceed, it would be on the condition that Lumera sell or otherwise dispose of the Plexera business division.

On February 11, 2008, Dr. Katz, Mr. Betti-Berutto and Ms. Tipton visited Lumera’s offices in Bothell, Washington. Attending the meeting from Lumera were Dr. Joseph Vallner, Lumera’s Interim Chief Executive Officer, Mr. Biere, Dr. Dinu and Daniel Lykken, Lumera’s VP Sales and Marketing. The parties discussed the research and development and sales and marketing aspects of both Lumera’s and GigOptix’ businesses. Then, the GigOptix team was given a technical and facilities tour to learn more about the Lumera business and facilities and to meet Lumera employees. During these meetings, Dr. Katz and Mr. Biere discussed their initial thoughts regarding the valuation of each of the companies in the context of the merger. The parties agreed that it would be appropriate for the management teams at each company to continue their and their representatives’ business, financial and legal due diligence.

In mid-February, members of the technical and financial teams from GigOptix and Lumera continued to discuss by phone and email the potential marketing and technological synergies of their combined companies. On February 20 and 21, 2008, Dr. Katz sent several presentations to Mr. Biere summarizing GigOptix’ justifications for the potential merger, particularly GigOptix’ views on the benefits a merger would produce for the combined company. On February 22, 2008, Dr. Katz met with C. James Judson, Donald Guthrie, Fraser Black and Dr. Vallner from the Lumera board of directors and presented his position that the merger would be beneficial to Lumera and GigOptix. On February 24, 2008, Dr. Katz sent an email to Lumera’s board of directors (with the exception of Ms. Trapp) outlining GigOptix’ justifications for the merger. This email included a presentation prepared by Dr. Katz explaining GigOptix’ historical business performance, both financial and in terms of product development and commercialization. This presentation also detailed the financial position of the two companies, the synergies that the merger would create and the challenges the combined company would face in trying to grow its business.

Representatives from Lumera and GigOptix attended the Optical Fiber Communication Conference & Exposition and the National Fiber Optic Engineers Conference in San Diego, California on February 25-28, 2008. At the conference, members of the Lumera management team again met with members of the GigOptix management team to continue exploring the possibility of merging the two companies. Lumera and GigOptix representatives discussed complementary product lines, the accelerated marketing and commercialization of Lumera products using GigOptix’ sales teams and other topics related to a combined company. After this meeting, both management teams felt that a merger of the two companies would be beneficial to both companies, from a strategic standpoint and also with the idea of combining the management teams of the two companies. The Lumera management team was impressed with the leadership of Dr. Katz and believed that they had found a possible candidate to be the Chief Executive Officer of the combined company.

On March 4, 2008, Lumera’s board of directors met to discuss the possible business combination with GigOptix. The board of directors discussed the relative valuations of Lumera and GigOptix and the risks and potential benefits of the combination. Lumera’s outside counsel discussed with the board of directors their legal obligations and standard of care with regard to evaluating the proposed transaction. Lumera’s board of directors also discussed potential strategic alternatives with regards to Lumera’s Plexera business division. In addition, Lumera’s board of directors discussed the benefits of retaining a qualified financial advisor with extensive experience in public company mergers and acquisitions to advise it regarding the combination with GigOptix. The board of directors decided to engage GCA Savvian as financial advisor to Lumera, to assist the board in its deliberations regarding the proposed transaction and to prepare a fairness opinion with regards to the transaction. Following the meeting, Dr. Vallner sent Dr. Katz an email communicating Lumera’s interest in pursuing the potential merger.

Between March 4, 2008 and March 8, 2007, representatives of GCA Savvian met with Lumera’s management team to discuss financial due diligence and the relative valuations of Lumera and GigOptix. In addition, Lumera and its legal counsel drafted a Memorandum of Understanding, or MOU, laying out the principal terms of the proposed transaction.

On March 7, 2008, Mr. Biere visited GigOptix’ offices to perform financial due diligence and to meet with additional members of the GigOptix team, including Mr. Forman, Ms. Tipton, Mr. Correa and Vivek Rajgarhia, GigOptix’ VP of Global Sales.

On March 9, 2008, the board of directors of Lumera met to discuss the draft MOU for presentation to GigOptix. The board of directors invited representatives of GCA Savvian to attend the meeting telephonically to discuss with the board of directors the proposed MOU. Specifically, the discussion focused on the proposed valuation for GigOptix and the relative valuation and financial status of Lumera. At this meeting, the board of directors approved the proposed MOU for presentation to GigOptix and authorized Lumera’s officers, legal counsel and financial advisors to continue to investigate the proposed transaction with GigOptix, to conduct diligence on GigOptix and to negotiate definitive agreements for presentation to the board of directors.

On March 10, 2008, Stellar Technologies LLC, the indirect owner of GigOptix’ sole membership unit holder, approved GigOptix’ moving forward with the potential merger with Lumera.

Between March 9, 2008 and March 13, 2008, Lumera, GigOptix and their respective representatives negotiated the MOU and on March 13, 2008, the parties reached an understanding on the final MOU. On March 13, 2008, Lumera’s board of directors met and approved the final MOU. On March 14, 2008, the board of GigOptix met and approved the final MOU, and authorized Dr. Katz to work with legal counsel to negotiate a definitive written agreement for presentation to the GigOptix management board. On the same day, GigOptix and Lumera executed the non-binding MOU with respect to a possible business combination. Both parties agreed to use best efforts to reach a binding written agreement by March 27, 2008. The MOU indicated that the transaction structure and the relative valuations of the two companies was subject to the completion of due diligence and consultation with tax, financial and legal advisors. Subject to these conditions, the MOU contemplated that the two companies would combine in a merger of equals, resulting in securityholders of Lumera owning 50% of the combined company and securityholders of GigOptix owning 50% of the combined company after exercise of all options and warrants. Upon obtaining agreement regarding the MOU, Lumera’s outside legal counsel began preparing a draft merger agreement based on the terms already agreed to by the parties.

During the period between the execution of the MOU and the execution of the Merger Agreement on March 27, 2008, members of the management teams of Lumera and GigOptix, together with their financial, accounting and legal advisors, exchanged financial, operating and legal due diligence materials and conducted their respective confirmatory due diligence investigations. At meetings during this period attended in person or by telephone by management team members of Lumera and GigOptix and, in many instances, representatives of GCA Savvian, the participants discussed matters that would likely affect the proper valuation of each company and the potential cross-selling, cost savings and strategic benefits that could be realized by the combined company based on increased scale and complementary product lines.

On March 20, 2008, Lumera provided an initial draft of the merger agreement to GigOptix. Negotiations among GigOptix, Lumera and their respective financial advisors and counsel based on this draft of the merger agreement were conducted in a series of in person meetings beginning on March 24, 2008, that took place in Palo Alto, California. These meetings were attended by representatives of Lumera, GigOptix, Ropes & Gray LLP, Thelen LLP and GCA Savvian. The negotiations focused on the proper allocation of shares in the combined company to holders of Lumera and GigOptix equity awards and warrants, the closing condition that Lumera have $6,000,000 net working capital as of June 30, 2008 and the reduction by $10,000 per day of such net working capital requirement in the event that the closing takes place after June 30, 2008, the scope of GigOptix’ and Lumera’s representations and warranties, covenants relating to operations during the pre-closing period, the appropriate level of termination fees and the condition that Lumera’s Plexera business division be wound down prior to closing. During this time the management team of Lumera spoke multiple times with members of the Lumera board of directors regarding the status of negotiations and the progress of the meetings. The meetings in Palo Alto continued through March 26, 2008, at which time, the parties agreed that they had a substantially final merger agreement for presentation to Lumera’s board of directors and the board of GigOptix.

On March 26, 2007, the board of directors of Stellar Technologies LLC, indirect owner of the sole holder of GigOptix membership units, met in a special meeting. The meeting was attended by Stellar’s management and board members, GigOptix’ senior management and their respective legal counsel. After discussion and consideration, the Stellar board of directors unanimously supported GigOptix entering into the merger agreement and the transactions contemplated thereby. Also on March 26, 2008, the management board of iTerra Communications LLC, the sole holder of GigOptix membership units, adopted resolutions by unanimous written consent approving the merger agreement and the transaction contemplated thereby. Also on March 26, 2007, the board of GigOptix met in a special meeting. The meeting was attended by members of GigOptix’ senior management, who reviewed with the board, among other matters, the financial and legal aspects of the transaction, the terms of the merger agreement and the related transaction documents, and the other matters described below under “—Reasons of GigOptix for the Merger.” After discussion and consideration, the board of GigOptix unanimously, with one recusal due to a conflict (due to her role as a member of both the GigOptix and Lumera boards, Ms. Trapp recused herself from the vote to approve the merger), determined that the merger agreement and the transactions contemplated thereby are in the best interests of GigOptix, the holder of the GigOptix membership units, and the holders of options to acquire GigOptix membership units and unanimously approved the merger agreement and the merger.

On March 27, 2008, Lumera’s board of directors met in a special meeting. The meeting was attended by all of the members of Lumera’s board of directors, certain members of Lumera’s senior management, representatives of GCA Savvian and Ropes & Gray LLP, Lumera’s outside counsel. At the meeting, members of senior management and the representatives of Lumera’s financial adviser and outside counsel reviewed with the board of directors, among other matters, the fiduciary duties of the board of directors, the financial and legal aspects of the transaction, the terms of the merger agreement and the related transaction documents, and the other matters described below under “—Recommendation of Lumera’s Board of Directors; Lumera’s Reasons for the Merger.” GCA Savvian delivered to the board of directors its oral opinion, which GCA Savvian subsequently confirmed by delivery of a written opinion dated March 27, 2008, a copy of which is attached as Annex B to this proxy statement/prospectus, that, as of the date of the opinion, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by GCA Savvian, the transaction is fair from a financial point of view to Lumera. After discussion and consideration, the Lumera board of directors unanimously, with one recusal due to a conflict (due to her role as a member of both the GigOptix and Lumera boards, Ms. Trapp recused herself from the vote to approve the merger), determined that the merger agreement and the transactions contemplated thereby are in the best interests of Lumera and its stockholders and approved them.

On March 27, 2008, by written consent in lieu of a meeting, the board of directors of the Company, Lumera’s wholly-owned merger subsidiary, as well as the sole stockholder of the Company, approved and authorized the merger agreement and the transactions contemplated thereby. On March 27, 2008, by written consent in lieu of a meeting, the board of directors of Merger Sub L, the Company’s wholly-owned merger subsidiary, as well as the sole stockholder of Merger Sub L, approved and authorized the merger agreement and the transactions contemplated thereby. Also on March 27, 2008, by written consent in lieu of a meeting, the sole member of Merger Sub G approved and authorized the merger agreement and the transactions contemplated thereby.

On March 27, 2008, the merger agreement was executed and delivered by GigOptix, Lumera, the Company, Merger Sub L and Merger Sub G.

On March 27, 2008, Lumera issued a press release announcing the execution of the merger agreement and the proposed merger. On March 28, 2008, Lumera hosted a conference call for investors to discuss the proposed merger.

Recommendation of Lumera’s Board of Directors; Lumera’s Reasons for the Merger

Lumera’s board of directors believes that the merger agreement and the Lumera merger are fair to, advisable and in the best interests of Lumera and Lumera’s stockholders. Accordingly, Lumera’s board of directors has unanimously, with one recusal, approved the merger agreement and recommends that Lumera’s stockholders vote “FOR” approval of the adoption of the merger agreement and approval of the Lumera merger.

In reaching its decision to approve the merger agreement, the Lumera board of directors, with the assistance of Lumera’s management and financial and legal advisers, considered and analyzed a number of factors, including those reviewed by the board of directors at the meetings described above. The following were the material factors that the Lumera board of directors considered in determining to approve the merger agreement and the merger transactions:

•

Its analysis and understanding of the business, operations, financial performance, financial condition, earnings and future prospects of Lumera on a stand-alone basis, and its assessment, based on such analysis and understanding, that the merger with GigOptix would be more favorable to Lumera and its stockholders than remaining an independent public company in light of the potential rewards and risks associated with Lumera continuing to operate on a stand-alone basis. Those risks and uncertainties included those relating to Lumera’s ability to achieve its future projections and obtain financing for anticipated capital expenditures, and the potential impact on Lumera of declining economic conditions generally;

•

The strategic fit and complementary nature of Lumera’s and GigOptix’ respective businesses and the potential presented by the merger with GigOptix for significant sales, cost and revenue synergies that will benefit the combined company and position the combined company to be able to compete more effectively than Lumera would be able to on a stand-alone basis. The anticipated synergies include access to experienced marketing, sales, operations and manufacturing teams and the ability to spread general and administrative costs over an immediately larger revenue stream. In addition, over the longer term, the combined company is expected to benefit from synergies relating to cross selling and service revenue expansion;

•

Its understanding of the prospects for filling the position of Chief Executive Officer of Lumera in a timely manner and the background and experience of Dr. Avi Katz and his commitment and willingness to serve as Chief Executive Officer of the Company following the merger;

•

Its assessment and understanding of the GigOptix leadership team, which would remain substantially intact following the merger, including GigOptix’ technology, research and development and sales and marketing teams and their depth of experience in bringing products from the research and development stage into full commercialization;

•

The opinion of GCA Savvian, delivered orally to Lumera’s board of directors on March 27, 2008, which was subsequently confirmed by delivery of a written opinion dated March 27, 2008, which provides that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations described in the opinion, the merger consideration to be paid to the holders of Lumera common stock in the merger was fair, from a financial point of view, to such holders. A copy of the written opinion of GCA Savvian, dated March 27, 2008, which discusses the procedures followed, assumptions made, matters considered and the limitations of the reviews undertaken by GCA Savvian in connection with its opinion, is attached as Annex B to this proxy statement/prospectus. Lumera stockholders are urged to read the GCA Savvian opinion in its entirety. See “—Fairness Opinion Presented to Lumera Board of Directors” beginning on page 119;

•

Its familiarity with the business of GigOptix, including its consideration of the scope and results of the due diligence investigation of GigOptix conducted by Lumera’s management and outside advisors, and the fact that the merger will offer Lumera stockholders the opportunity to participate in the potential growth of a larger combined company that is expected to (i) offer a diversified product mix with leading market positions in growth platforms with increased opportunities to cross sell products to existing customers, (ii) have a broad geographic footprint, (iii) have a leading international and domestic distribution network, (iv) accelerate growth both organically and through acquisitions and (v) have an experienced, results-driven leadership team consisting of executive officers of Lumera and GigOptix;

•

Its understanding of GigOptix’ considerable experience in successfully bringing sophisticated products, complementary to Lumera’s own modulator products, from the research and development to the commercialization stage and GigOptix’ sales and marketing team’s successes in selling GigOptix products to leading industry participants, such as Alcatel.

•	The terms and conditions of the merger agreement, including:

•

The limited closing conditions to GigOptix’ obligations under the merger agreement. In particular, the merger agreement contains no financing contingency and has already been approved by GigOptix’ sole member, so there is no “fiduciary out” for GigOptix to pursue any alternative transaction;

•

The provisions of the merger agreement that allow Lumera to engage in negotiations with, and provide information to, third parties, under certain circumstances in response to an unsolicited alternative proposal that Lumera’s board of directors determines in good faith, after consultation with its outside legal advisors and its financial advisors, constitutes or could reasonably be expected to lead to a transaction that is more favorable to Lumera’s stockholders than the merger with GigOptix;

•

The provisions of the merger agreement that allow Lumera’s board of directors to change its recommendation that Lumera stockholders vote in favor of the adoption of the merger agreement, if Lumera’s board of directors determines in good faith that the failure to change its recommendation could reasonably be determined to be inconsistent with its fiduciary duties under applicable law; and

•	The ability of Lumera to specifically enforce the merger agreement or pursue damages against GigOptix in the event of any breach by GigOptix.

•

The fact that holders of Lumera common stock would own approximately 57% of the Company’s common stock outstanding immediately following the merger and that Lumera will appoint two members of the Company’s board of directors, which is expected to provide a degree of continuity and involvement by Lumera directors in the combined company following the merger.

•	The expectation that the merger would be accomplished on a tax-free basis for federal income tax purposes, other than with respect to cash received in lieu of fractional shares.

•	The fact that the termination fee provisions in the merger agreement could have the effect of discouraging a superior proposal for a business combination between Lumera and a third party.

The Lumera board of directors also took into account the risks that the expected direct transaction costs of the merger could be significantly greater than anticipated, that the failure to complete the merger could negatively affect Lumera and that, if the merger is completed, GigOptix may have significant unexpected liabilities and contingencies that could adversely affect the business and prospects of the combined company. The Lumera board of directors considered that, in addition to incurring costs associated with completing the merger and integrating the operations of the two companies, Lumera and GigOptix would incur substantial direct transaction costs, which would reduce the cash available to the combined company to invest in operations. The Lumera board of directors also took into account the possibility that the existence of GigOptix liabilities and contingencies not identified in Lumera’s due diligence investigation could hamper the integration process, harm customer service and result in additional demands on cash resources. In reviewing merger completion risks, the Lumera board of directors considered that integrating the Lumera and GigOptix businesses could divert management’s attention away from operations. Lumera’s board of directors also considered the interests of the directors, executive officers and membership unitholders of GigOptix discussed under “—Interests of GigOptix Directors, Executive Officers and Unitholders” and the interests of the directors and executive officers of Lumera discussed under “—Interests of Lumera Directors and Executive Officers.”

The foregoing summary of the factors considered by the Lumera board of directors is not intended to be exhaustive, but is believed to include all material factors considered by it. In view of the variety of factors considered in connection with its evaluation of the merger, Lumera’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to these factors. In addition, individual members of Lumera’s board of directors may have given different weight to different factors.

GigOptix’ Reasons for the Merger

GigOptix’ management board believes that the merger agreement and the merger are fair to, advisable and in the best interests of GigOptix and GigOptix’ members. Accordingly, GigOptix’ management board has unanimously, with one recusal, approved the merger agreement and recommended that the GigOpix member approve the adoption of the merger agreement and approval of the merger.

In reaching its decision to approve the merger agreement, the GigOptix management board, with the assistance of GigOptix’ management and financial and legal advisers, considered and analyzed a number of factors, including those reviewed by the GigOptix management board at the meetings described above. The following were the material factors that the GigOptix management board considered in determining to approve the merger agreement and the merger transactions:

•

The strategic fit and complementary nature of Lumera’s and GigOptix’ respective businesses and the potential presented by the merger for significant sales, cost and revenue synergies that will benefit the combined company and position the combined company to be able to compete more effectively than GigOptix would be able to on a stand-alone basis. The anticipated synergies include purchase material savings through supplier rationalization and procurement leverage, improvements in manufacturing costs, and lower general and administrative costs. In addition, over a longer term, the combined company is expected to benefit from synergies relating to cross selling and service revenue expansion;

•

Its familiarity with the business of Lumera, including its consideration of the scope and results of the due diligence investigation of Lumera conducted by GigOptix’ management and outside advisors, and the fact that the merger will offer GigOptix’ members the opportunity to participate in the potential growth of a larger combined company that is expected to (i) offer a diversified product mix with leading market positions in growth platforms with increased opportunities to cross sell products to existing customers, (ii) have a broad geographic footprint, (iii) have a leading international and domestic distribution network,

(iv) accelerate growth both organically and through acquisitions and (v) have an experienced, results-driven leadership team consisting of executive officers of Lumera and GigOptix;

•

Lumera’s proprietary polymer technology and the potential to develop new, integrated product offerings consisting of GigOptix drivers and Lumera modulators bundled onto a single chip, enabled by such technology;

•

The benefits associated with being a public company, including increased liquidity for GigOptix’ members, increased visibility of the Company and the ability to raise capital in the future through public equity offerings and to more easily acquire complementary companies;

•

Lumera’s long-standing relationships with U.S. government agency customers and the potential opportunity to expand Lumera’s government contracts to include GigOptix’ existing product offerings as well as new product offerings of the combined company;

•	Lumera’s extensive and experienced research and development team and operations, particularly Lumera’s innovation in the area of modulators based on polymer technology;

•

Lumera’s commitment to maintain net working capital, as defined in the merger agreement, of $6,000,000 at the closing, subject to reduction of $10,000 per day if the closing takes place after June 30, 2008; and

•	The ability to combine with, and incorporate into the combined company, Lumera’s fully developed accounting and control system and SEC reporting infrastructure.

Fairness Opinion Presented to the Lumera Board of Directors

On March 27, 2008, the board of directors of Lumera held a meeting with its legal and financial advisers and discussed the negotiated terms of the merger. At the meeting, GCA Savvian rendered an oral opinion to the Lumera board of directors, which it confirmed in writing on March 27, 2008, that, as of that date and based upon and subject to certain factors and assumptions described in the opinion, the right of holders of Lumera common stock to receive the Lumera Merger Consideration (as that term is defined in the opinion) is fair from a financial point of view to the stockholders of Lumera.

The full text of the GCA Savvian opinion dated March 27, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by GCA Savvian, is included as Annex B of this proxy statement/prospectus and is incorporated herein by reference. The holders of Lumera common stock are urged to read this opinion carefully in its entirety. The GCA Savvian opinion is for the information of the Lumera board of directors in its evaluation of the Lumera Merger Consideration. The GCA Savvian opinion was approved by a fairness committee of GCA Savvian. The GCA Savvian opinion does not address any other term or aspect of the merger agreement or merger, including, but not limited to, the fairness of the merger to the holders of any other class of securities, creditors, or other constituencies of Lumera, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Lumera, or any class of the officers, directors or employees of Lumera, whether relative to the Lumera Merger Consideration or otherwise. The GCA Savvian opinion also does not address the merits of the underlying decision by Lumera to engage in the merger or the merits of the merger as compared to other strategic alternatives potentially available to Lumera nor does it constitute a recommendation to any Lumera stockholder as to how such Lumera stockholder should vote on the proposed merger or any related matter. GCA Savvian was not asked to, and did not, offer any opinion as to the material terms of the merger agreement or the structure of the merger. The following is a summary of the GCA Savvian opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by GCA Savvian in rendering its opinion, and is qualified by reference to the full text of the opinion attached at Annex B, which you are encouraged to read in its entirety.

In arriving at its opinion, GCA Savvian, among other things:

•	reviewed certain publicly available financial statements of Lumera and other information provided by Lumera and GigOptix relating to Lumera and GigOptix, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Lumera and GigOptix, prepared by the managements of Lumera and GigOptix, respectively;

•	reviewed certain financial projections of Lumera and GigOptix prepared by the managements of Lumera and GigOptix, respectively;

•

reviewed the pro forma impact of the merger on certain operational and financial metrics, including the impact on revenue, revenue growth, and cash position for the post-merger combined company and its subsidiaries;

•

discussed the past and current operations and financial condition and the prospects of Lumera and GigOptix, including the risks and uncertainties relating thereto, information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Lumera and GigOptix;

•	reviewed and discussed with the respective senior managements of Lumera and GigOptix the availability of financing;

•	reviewed and discussed with the respective senior managements of Lumera and GigOptix their strategic rationales for the merger;

•	reviewed the reported prices and trading activity for the common stock of Lumera;

•	compared the financial performance of Lumera and GigOptix with that of certain other publicly-traded companies that were deemed comparable to Lumera and GigOptix, respectively;

•	reviewed the financial terms, to the extent publicly available, of certain merger transactions that were deemed comparable to the merger;

•	participated in discussions and negotiations among representatives of Lumera, GigOptix and their respective legal advisors;

•	reviewed drafts of the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as GCA Savvian deemed appropriate.

In preparing its opinion, GCA Savvian assumed and relied upon, without independent verification or assumption of any responsibility for independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting, operating and other information reviewed by it. GCA Savvian did not undertake any independent valuation or appraisal of the assets or liabilities or technology of GigOptix and Lumera (including any contingent, derivative or off-balance-sheet assets or liabilities), nor was GCA Savvian furnished with any such appraisals, nor did it evaluate the impact of the merger on the solvency or viability of the Company, Lumera or GigOptix or the ability of the Company, Lumera or GigOptix to pay their respective obligations when they come due.

With respect to the financial projections of GigOptix and Lumera and the information relating to expected strategic, financial and operational benefits anticipated from the merger, GCA Savvian assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of GigOptix and Lumera, respectively. GCA Savvian noted that the financial statements provided by GigOptix have not been audited. Additionally, GCA Savvian assumed that Lumera will be able to raise capital on commercially reasonable terms as required to satisfy the minimum working capital closing condition as more fully described in the merger agreement. Moreover, GCA Savvian assumed that the decision by the Lumera board of directors to cease investing in Plexera Bioscience LLC, Lumera’s life science tools subsidiary, was made independent of the contemplated merger. GCA Savvian further assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it, that the merger agreement would be performed in accordance with its terms, and that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended.

GCA Savvian relied upon and took into consideration as part of its analyses the expectations of the management of Lumera regarding the future cash flows of the Company. In addition, GCA Savvian relied upon the assessment by the respective managements of GigOptix and Lumera of their ability to retain key employees of GigOptix and Lumera, respectively. GCA Savvian also relied upon, without independent verification or assumption of any responsibility for independent verification, the assessment by the managements of GigOptix and Lumera of: (i) strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of GigOptix and Lumera; and (iii) the relative validity of, and risks associated with, GigOptix’s and Lumera’s existing and future technologies, services, interoperability and business models.

GCA Savvian did not make, and did not assume any responsibility to make, any independent investigation of any legal, accounting or tax matters affecting Lumera, and assumed the correctness of all legal, accounting and tax advice given to Lumera and its board of directors. GCA Savvian took into account its experience in transactions that GCA Savvian believes to be generally comparable or relevant, as well as its experience in securities valuation in general.

The opinion of GCA Savvian is necessarily based upon financial, market, economic and other conditions as in effect on, and information made available to GCA Savvian as of, the date of its opinion. GCA Savvian has assumed no responsibility to update or revise its opinion based upon events or circumstances occurring or becoming known to it after the date of the opinion. GCA Savvian assumed that any material governmental, regulatory or other consents or approvals necessary for the consummation of the merger will be obtained without any adverse effect, meaningful to its analysis, on the Company, Lumera, GigOptix, or the contemplated benefits of the merger. GCA Savvian did not express any opinion as to the value of Lumera following the consummation of the merger, or prices at which Company common stock will trade at any time.

Financial Analyses of GCA Savvian

On March 27, 2008, in connection with preparing its opinion for the Lumera board of directors, GCA Savvian made a presentation of its financial analyses of the merger to the Lumera board of directors.

The following is a summary of the material analyses contained in the presentation that was delivered to the Lumera board of directors on March 27, 2008. The fact that any specific analysis has been referred to in the summary below and in this proxy statement/prospectus does not mean that such analysis was given more weight than any other analysis. In arriving at its opinion, GCA Savvian made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. In reaching its conclusions, GCA Savvian arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and analyses performed by GCA Savvian in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view to the stockholders of Lumera. GCA Savvian did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, GCA Savvian made its determination as to the fairness of the merger consideration from a financial point of view to the stockholders of Lumera as of the date of its opinion on the basis of its financial and comparative analyses. The following summary is not a complete description of all of the analyses performed and factors considered by GCA Savvian in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by GCA Savvian. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. GCA Savvian believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analysis and opinion. With respect to the analysis of publicly traded companies and the analyses of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating Lumera, GigOptix or the merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to Lumera, GigOptix or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of the future performance of Lumera and GigOptix provided by management of Lumera and GigOptix respectively in or underlying GCA Savvian’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. Accordingly, the estimates used in, and the results derived from, GCA Savvian’s analysis are inherently subject to substantial uncertainty. In performing its analyses, GCA Savvian considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lumera and GigOptix. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold.

Although the merger consideration was determined through negotiation between Lumera and GigOptix, in which GCA Savvian participated, the decision to enter into the merger agreement was solely the decision of Lumera and the Lumera board of directors. The opinion of GCA Savvian was only one of many factors considered by the Lumera board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Lumera board of directors or management with respect to the merger or the merger consideration. GCA Savvian did not recommend any specific merger consideration to the board of directors of Lumera or state that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Precedent Transactions Analysis. For each of Lumera and GigOptix, GCA Savvian reviewed prices paid in acquisitions in the semiconductor and optical network industries, or “comparable acquisitions,” which it judged to be reasonably comparable to the merger. The comparable acquisitions were selected because they involved transactions with operations and principal lines of business similar to those of Lumera. GCA Savvian performed this analysis to understand the range of consideration, in terms of multiples of revenue, paid in the comparable acquisitions and estimate the comparable value of each of Lumera and GigOptix. In connection with this analysis, GCA Savvian measured a twelve month trailing revenue multiple (LTM Revenue Multiple) and a twelve month forward revenue multiple (NTM Revenue Multiple). Actual and estimated revenues for the constituent entities of the comparable acquisitions were derived from the publicly available sources, including public filings, press releases and publicly available equity research analysts’ estimates.

Lumera Precedent Transactions Analysis. GCA Savvian reviewed the following transactions in connection with the Precedent Transactions Analysis for Lumera:

Date Announced	Acquirer	Target
9/12/2006	Cortina Systems Inc.	Optical Networking Components business of Intel Corporation
4/14/2005	CyOptics, Inc.	Optoelectronics operations of TriQuint Semiconductors Inc.
3/21/2005	JDS Uniphase Corporation	Lightwave Electronics Corporation
4/29/2004	Finisar Corporation	Fiber Optics Business Unit of Infineon Technologies AG
9/22/2003	Bookham, Inc.	New Focus, Inc.

GCA Savvian calculated implied reference per share price ranges for the Lumera common stock using both the LTM Revenue Multiples and the NTM Revenue Multiples of the comparable acquisitions. The LTM

Revenue Multiple range of the comparable acquisitions is 1.2x to 8.4x. The NTM Revenue Multiple range of the comparable acquisitions is 1.0x to 7.0x. In each case after adjusting the price ranges to reflect equity value (as opposed to enterprise value), GCA Savvian calculated an implied reference range for Lumera common stock of $0.71 to $1.68 per share based on the LTM Revenue Multiple range of the comparable acquisitions and an implied reference range of $1.02 to $3.68 per share based on the NTM Revenue Multiple range of the comparable acquisitions. GCA Savvian noted that the proposed merger consideration of $2.18 per share is higher than the per-share price range indicated by the LTM Revenue Multiple range of the comparable acquisitions and within the per-share price range indicated by the NTM Revenue Multiple range of the comparable acquisitions.

GigOptix Precedent Transactions Analysis. GCA Savvian reviewed the following transactions in connection with the Precedent Transactions Analysis for GigOptix:

Date Announced	Acquirer	Target
8/13/2007	RF Micro Devices, Inc.	Sirenza Microdevices
3/26/2007	Finisar Corporation	AZNA, LLC
10/24/2006	Microsemi Corporation	PowerDsine Ltd.
5/22/2006	Zarlink Semiconductor Inc.	Optical I/O business of Primarion, Inc.
9/8/2005	JDS Uniphase Corporation	Agility Communications, Inc.
5/18/2004	JDS Uniphase Corporation	E20 Communications, Inc
9/22/2003	Bookham, Inc.	New Focus, Inc.

GCA Savvian calculated implied reference ranges for the enterprise value of GigOptix using both the LTM Revenue Multiples and the NTM Revenue Multiples associated with the comparable acquisitions. The calculated range of LTM Revenue Multiples associated with the comparable acquisitions is 3.0x to 8.4x. The calculated range of NTM Revenue Multiples associated with the comparable acquisitions is 1.9x to 7.0x. GCA Savvian calculated an implied reference range for the enterprise value of GigOptix of $20.4 to $57.0 based on the LTM Revenue Multiples and an implied reference range of $24.4 million to $88.4 million based on the NTM Revenue Multiples. GCA Savvian noted that the implied value of GigOptix in the proposed merger of $43.9 million is within the range indicated by both the LTM Revenue Multiples and the NTM Revenue Multiples associated with the comparable acquisitions.

Public Comparables Analysis. Using publicly available information and estimates of future financial results published by equity research analysts, GCA Savvian compared financial and operating information and ratios for each of Lumera and GigOptix with the corresponding financial and operating information and ratios for a group of publicly traded companies that GCA Savvian deemed to be reasonably comparable to Lumera or GigOptix, as applicable. GCA Savvian chose the comparable companies because they are publicly traded companies that operate in a similar industry to and have similar lines of business to Lumera or GigOptix, as applicable.

Lumera Public Comparables Analysis. For the purpose of its analysis, GCA Savvian reviewed the following companies as the primary companies that it considered comparable to Lumera:

Lumera Comparable Companies

JDS Uniphase Corporation

Finisar Corporation

Optium Corporation

Oplink Communications, Inc.

Opnext, Inc.

Avanex Corp.

Bookham, Inc.

GCA Savvian calculated implied reference per share price ranges for Lumera common stock using revenue multiples of the comparable companies which multiples were based on, the closing share price of each comparable company reported on NASDAQ as of March 25, 2008, estimated calendar year 2008, or “2008E,” revenue and/or estimated calendar year 2009, or “2009E,” revenue (as derived from public filings, press releases and publicly available equity research analyst reports and estimates). Based on the 2008E revenue multiple range of the comparable companies of 0.3x to 1.6x, GCA Savvian calculated an implied reference range for Lumera common stock of $0.63 to $0.99, after adjusting the price range to reflect equity value (as opposed to enterprise value). Based on the 2009E revenue multiple range of the comparable companies of 0.6x to 1.5x, GCA Savvian calculated an implied reference range for Lumera common stock of $0.88 to $1.40, after adjusting the price range to reflect equity value (as opposed to enterprise value). GCA Savvian noted that the proposed merger consideration of $2.18 per share is higher than the ranges indicated by both the 2008E and 2009E revenue multiples for the comparable companies.

GigOptix Public Comparables Analysis. For the purpose of its analysis, GCA Savvian reviewed the following companies as the primary companies that it considered comparable to GigOptix:

GigOptix Comparable Companies

Analog Devices Inc.

Maxim Integrated Products Inc.

Texas Instruments, Inc.

PMC-Sierra Inc.

Gennum Corporation

Applied Micro Circuits Corporation

TriQuint Semiconductor, Inc.

Zarlink Semiconductor Inc.

SiRF Technology, Inc.

Mindspeed Technologies, Inc.

GCA Savvian calculated implied reference ranges for the enterprise value of GigOptix using revenue multiples of the comparable companies, which multiples were based on the closing share price (as of March 25, 2008), 2008E revenue and/or 2009E revenue of each selected comparable company. Based on the 2008E revenue multiple range of the comparable companies of 0.4x to 2.9x, GCA Savvian calculated an implied reference range for the GigOptix enterprise value of $4.5 million to $28.9 million. Based on the 2009E revenue multiple range of the comparable companies of 0.4x to 2.7x, GCA Savvian calculated an implied reference range for the GigOptix enterprise value of $6.5 million to $45.4 million. GCA Savvian noted that the implied value of GigOptix in the merger ($43.9 million) is higher than the range indicated by the 2008E revenue multiples and within the range indicated by the 2009E revenue multiples of the comparable companies. GCA Savvian noted that this result may be partly due to the fact that the projected revenue growth rate of GigOptix is significantly higher than the projected revenue growth rate of the comparable companies. For instance, the projected growth rate for comparable companies from 2007 to 2008 ranges between -1% and 38%, but is 92% for GigOptix.

Lumera Discounted Future Value Analysis. GCA Savvian performed a discounted future value analysis for Lumera as a standalone entity. GCA Savvian’s analysis takes into account the 2008E revenue multiple range calculated for the comparable companies, as described above, and applies such range to Lumera management’s 2011E revenue and projected balance sheet data as of December 31, 2010. GCA Savvian discounts the result to the present value (assuming a time horizon of three years) using a weighted average cost of capital, or WACC, of 12%. In calculating the WACC, GCA Savvian assumed a risk free rate of return of 3%, a market risk premium of 7.5% and a beta of 2.0.

Based on the information provided by Lumera management and estimates consistent with market practice, GCA Savvian calculated a range of values for the share price of Lumera common stock of $0.46 to $1.66. GCA

Savvian noted that the proposed merger consideration of $2.18 is higher than the range of values indicated by the discounted future value analysis.

The discounted future value methodology relies on a number of assumptions, including growth rates, multiples based on comparable companies and discount rates. The valuations derived from the discounted future value analyses are not necessarily indicative of the present or future value or results of Lumera.

GigOptix Discounted Future Equity Analysis. GCA Savvian performed an analysis of discounted future equity value for GigOptix as a standalone company, based on management’s projections of 2012 revenue and net income, estimates of costs and proceeds of an IPO, estimated dilution from financing and an IPO date of December 31, 2011. Applying an NTM revenue multiple range of 1.0x to 2.0x, as of the projected IPO date, and a range of discount rates from 20% to 30%, GCA Savvian developed a range of present enterprise values for GigOptix of $20.7 million to $60.9 million. Applying an NTM net income multiple range of 10.0x to 15.0x, as of the projected IPO date, and a range of discount rates from 20% to 30%, GCA Savvian developed a range of present enterprise values for GigOptix of $21.5 million to $59.7 million. GCA Savvian noted that the implied value of GigOptix in the merger of $43.9 million is within the range of values indicated by the discounted future equity value analysis.

Analysis of Lumera Trading History. The range of values for Lumera common stock, as reported on NASDAQ, was analyzed by GCA Savvian on a trailing one month, three month and twelve month basis as of March 25, 2008. The range of values for Lumera common stock over the one month period was $1.76 to $2.75. The range of values for Lumera common stock over the three month period was $1.61 to $3.69. The range of values for Lumera common stock over the twelve month period was $1.61 to $6.07. The merger consideration of $2.18 per share is within the range of the values indicated by Lumera’s trading history on the one month, three month and twelve month bases. This analysis was not performed for GigOptix, as GigOptix is not a publicly traded company.

Relative Contribution Analysis. GCA Savvian performed a relative contribution analysis, the purpose of which was to determine how the relative contribution of Lumera and GigOptix to the combined company, based on the various measurement factors described below, compares to the percentage of total equity in the combined company that the stockholders of Lumera and the holders of membership units of GigOptix would receive as a result of the merger. The financial data used in this analysis was provided by filings of Lumera, unaudited financial statements of GigOptix and financial projections prepared by the respective managements of Lumera and GigOptix. GCA Savvian analyzed and compared the relative contributions of Lumera and GigOptix to the 2007A, 2008E and 2009E revenue and gross profit of the combined company. Based on this analysis, after giving effect to the merger (but excluding any anticipated benefits from the proposed transaction):

•	as determined based on the 2007A revenue, the current security holders of Lumera would own 41.6% of the Company and the current holders of membership units of GigOptix would own 58.4% of the Company.

•	as determined based on the 2008E revenue, the current security holders of Lumera would own 42.1% of the Company and the current holders of membership units of GigOptix would own 57.9% of the Company.

•	as determined based on the 2009E revenue, the current security holders of Lumera would own 47.7% of the Company and the current holders of membership units of GigOptix would own 52.3% of the Company.

•

as determined based on the 2007A gross profit, the current security holders of Lumera would own 34.3% of the Company and the current holders of membership units of GigOptix would own 65.7% of the Company.

•

as determined based on the 2008E gross profit, the current security holders of Lumera would own 32.7% of the Company and the current holders of membership units of GigOptix would own 67.3% of the Company.

•

as determined based on the 2009E gross profit, the current security holders of Lumera would own 45.8% of the Company and the current holders of membership units of GigOptix would own 54.2% of the Company.

Miscellaneous. GCA Savvian is acting as financial adviser to the Lumera board of directors in connection with the merger. Under the terms of its engagement, Lumera has agreed to pay GCA Savvian a fee for its financial advisory services, including its opinion discussed above, which is not contingent on the successful completion of the merger. In addition, for GCA Savvian’s services as a financial advisor to the Lumera board of directors in connection with the merger, GCA Savvian was paid a retainer fee, and, if the merger (or another transaction, including a minority investment transaction) is successfully completed, GCA Savvian will receive an additional significant fee, against which the retainer fee and the fee for the delivery of its fairness opinion will be credited. Lumera has agreed also to reimburse GCA Savvian for expenses reasonably incurred in performing its services, and to indemnify GCA Savvian for certain liabilities related to or arising out of its engagement.

GCA Savvian and its affiliates may provide financial advisory and/or financing services to GigOptix, Lumera, the Company and their respective affiliates. GCA Savvian was selected by the board of directors of Lumera based on GCA Savvian’s qualifications, expertise and reputation. GCA Savvian and its affiliates are engaged in investment banking and financial advisory services, principal investment and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GCA Savvian and its affiliates may at any time make or hold long or short positions and investments, as well as trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Lumera or the Company or any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account.

Interests of Lumera’s Directors, Executive Officers and Principal Stockholders in the Merger

Lumera’s directors, executive officers and principal stockholders have interests in the merger that are different from, or in addition to, the interests of other Lumera stockholders generally.

Executive Officer Positions with the Company. Upon completion of the merger, Peter Biere, Lumera’s Chief Financial Officer, will serve as Chief Financial Officer of the Company. In addition Dr. Raluca Dinu will serve as Vice President of Advanced Engineering following the merger. The Company has not yet paid any compensation to its principal executive officers or to any person expected to become an executive officer. The form and amount of the compensation to be paid to each executive officer in any future period generally will be determined by the compensation committee of the Company’s board of directors.

Director Positions with the Company. At the completion of the merger, the Company board of directors will include Dr. Joseph Vallner and C. James Judson, currently Lumera directors, and Kimberly D.C. Trapp, currently a director of both Lumera and GigOptix.

Treatment of Lumera Equity Awards in the Merger. Upon completion of the merger, each option exercisable for Lumera common stock, including the options held by executive officers and directors of Lumera, will be converted into an option relating to Company common stock on the same terms and conditions applicable to the original Lumera option, including vesting provisions without any acceleration thereof unless accelerated vesting was otherwise provided in the applicable award agreement with the option or warrant holder or was properly authorized by the board of directors of Lumera or the management board of GigOptix. In addition, the exercise period for the Lumera options held by Lumera’s directors will be extended to five years following the closing of the merger. Each assumed Lumera stock option will be exercisable for the number of shares subject to the

Lumera stock option at the effective time of the merger multiplied by the Lumera exchange ratio, rounded down to the nearest whole share, and the exercise price of the assumed Lumera stock option will be equal to the exercise price of the Lumera stock option at the effective time of the merger divided by the Lumera exchange ratio, rounded up to the nearest whole cent. In connection with the merger, the exercise period for options held by the directors of Lumera will be extended to a date that is five (5) years from the closing of the merger.

The following table sets forth information for each of Lumera’s directors and executive officers regarding the number of shares subject to both exercisable and unexercisable stock options as of October 1, 2008.

Name	Options Outstanding	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Weighted Average Option Exercise Price ($)
Peter Biere	365,000	187,500	177,500	$4.31
Raluca Dinu	203,250	59,250	144,000	$3.77
Joseph Vallner	117,500	117,500	—	$3.95
C. James Judson	145,000	145,000	—	$4.83
Robert Ratliffe	175,000	175,000	—	$3.68
Fraser Black	137,500	137,500	—	$4.84
Donald Guthrie	142,500	142,500	—	$4.79
Kimberly D.C. Trapp	56,000	56,000	—	$5.44

Total	1,341,750	1,020,250	321,500

The Company and Lumera, in its capacity as the sole stockholder of the Company, have adopted the equity incentive plan described under “Lumera Annual Meeting—New Company Equity Plan Proposal,” subject to the approval of Lumera’s stockholders, for the purpose of providing equity-based incentive compensation to directors, officers and other employees of the Company and its subsidiaries following the merger, who may include individuals that are currently directors or executive officers of Lumera.

Directors and executive officers of Lumera do not hold any of the outstanding common stock warrants to purchase Lumera common stock that will be assumed by the Company under the merger agreement.

Employment Agreements and Severance Agreements. Lumera does not have a formal severance benefit program. Lumera executives are generally entitled to severance of three to six months of base salary in accordance with employment letters. Lumera also continues health and other insurance benefits for the time corresponding to the termination benefits. Lumera does not accelerate the vesting of equity compensation. In August 2007, Lumera entered into a Severance and Consulting Agreement with Mr. Thomas D. Mino, Lumera’s former Chief Executive Officer, in connection with his resignation. Pursuant to this severance agreement, Lumera agreed to pay Mr. Mino an amount equal to his then current base salary, $200,000 of which was paid on the date of the severance agreement and the remainder of which was to be paid in installments over the following twelve months. Lumera agreed to continue to contribute to the premium cost of coverage of Mr. Mino and his dependents under Lumera’s medical and dental plans during the twelve months following his resignation at the same rate as Lumera contributes to the cost of coverage for active employees. Additionally, Mr. Mino agreed to serve as a consultant to Lumera for up to 20 hours per month for an initial period of ten months commencing September 1, 2007, which ended in June 2008. For providing these services, Lumera paid Mr. Mino $10,000 per month during the initial ten month period with no compensation due for any consulting services thereafter. In addition, severance agreements for Mr. Biere and Dr. Dinu provide for separation payments equal to six months of their base pay and accrued bonus, including continued group benefit premiums, upon termination without cause, paid out in equal amounts over the severance period. Mr. Lykken is currently being paid separation payments equal to six months of base salary and accrued bonus in connection with his termination in March 2008.

Certain employment agreements and offer letters with members of Lumera’s senior management provide for severance compensation upon termination by Lumera without “cause.” The definition of “cause” varies among the different employment agreements or letters with members of senior management. For most, “cause” will be deemed to exist where the individual has been convicted of a crime against Lumera or has repeatedly failed or refused to fulfill his or her responsibilities.

Director and Officer Indemnification and Insurance. The merger agreement provides that, for at least six years after the effective time of the merger, the Company will indemnify and hold harmless the present and former officers and directors of Lumera for acts or omissions occurring at or before the effective time of the merger to the fullest extent permitted by Delaware law or any other applicable laws and as provided in the organizational documents of the Company. The Company generally has agreed to provide officers’ and directors’ liability insurance with a term of six years to cover acts or omissions occurring before the effective time of the merger for any person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms at least as favorable as such insurance maintained by Lumera on the date of the merger agreement. For additional information concerning the indemnification and insurance arrangements, see “—Indemnification and Insurance.”

Employee Retention Plan. In anticipation of the merger and to ensure that the employees of Lumera would have strong incentives to maintain employment with the Company following the merger, Lumera instituted a retention bonus plan. Selected employees were offered a bonus equal to 15% of their respective base salaries if they either remained employed with Lumera or the Company after the date of the merger or if their employment was terminated by Lumera, other than for cause, prior to the date of the merger. The retention bonuses will be paid following the completion of the merger and will equal approximately $432,000.

Interests of GigOptix’ Directors, Executive Officers and Members in the Merger

GigOptix’ board members, executive officers and principal membership unitholders have interests in the merger that are different from, or in addition to, the interests of other GigOptix membership unitholders generally.

Executive Officer Positions with the Company. The merger agreement provides that Dr. Avi Katz, GigOptix’ Chief Executive Officer, will serve as Chief Executive Officer of the Company after completion of the merger; and Andrea Betti-Berutto, GigOptix’ Chief Technology Officer, will serve as Chief Technology Officer of the Company after completion of the merger. It is also expected that substantially all of GigOptix’ other executive officers will serve in key management positions with the Company. The Company has not yet paid any compensation to its principal executive officers or to any person expected to become an executive officer. The form and amount of the compensation to be paid to each executive officer in any future period generally will be determined by the compensation committee of the Company’s board of directors.

Director Positions with the Company. As provided in the merger agreement, at the completion of the merger, the Company’s board of directors will include Dr. Avi Katz and Stephen C. Johnson, currently members of the GigOptix board, Kimberly D.C. Trapp, currently a member of both Lumera’s and GigOptix’ boards and Douglas Swenson, currently, the President of DBSI, the indirect owner of 95% of GigOptix membership units.

Treatment of GigOptix Equity Award in the Merger. Upon completion of the merger, each option exercisable for GigOptix membership units and each unvested restricted membership unit, including equity awards held by executive officers and directors of GigOptix, will be converted into an equity award relating to the Company’s common stock. Upon completion of the merger, such equity awards will be deemed fully vested as to 50% of the unvested awards, with the remaining unvested awards to be fully vested on December 31, 2009. Each assumed GigOptix equity award will be exercisable or vested for the number of shares subject to the GigOptix equity award at the effective time of the merger multiplied by the GigOptix exchange ratio, rounded down to the nearest whole share. The exercise price of the assumed GigOptix options will equal the exercise price of the GigOptix option at the effective time of the merger divided by the GigOptix exchange ratio, rounded up to the nearest whole cent.

The following table sets forth information for each of GigOptix’ directors and executive officers regarding the number of options and restricted membership units outstanding as of October 1, 2008.

		Option Awards			Stock Awards
Name	Options Outstanding (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Number of Unvested Restricted Membership Units	Market Value of Unvested Restricted Membership Units($)
Dr. Avi Katz	1,325,000	541,667	783,333	$0.10	—	—
Kimberly D.C. Trapp	60,000	35,208	24,792	$0.10	—	—
Lyle Jordan	275,000	268,750	6,250	$0.10	—	—
Stephen Johnson	85,000	72,500	12,500	$0.10	—	—
Andrea Betti-Berutto	819,000	467,667	351,333	$0.10	—	—
Julie Tipton	220,000	64,167	155,833	$0.10	—	—
Marc Correa	175,000	48,196	126,804	$0.10	15,000	$12,000
Vivek Rajgarhia	200,000	50,000	150,000	$0.10	—	—
Jorg Wieland	100,000	—	100,000	$0.10	—	—

Indemnification and Insurance

The merger agreement provides that, for at least six years after the effective time of the merger, the Company and GigOptix will indemnify and hold harmless, and provide advancement of expenses to, all present and former officers and directors of GigOptix and its subsidiaries with respect to acts or omissions occurring before the effective time of the merger, including those relating to the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable laws. Similarly, for at least six years after the effective time of the merger, the Company and Lumera will indemnify and hold harmless, and provide advancement of expenses to, all present and former officers and directors of Lumera and its subsidiaries with respect to acts or omissions occurring before the effective time of the merger, including those relating to the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable laws. After the merger, the Company, GigOptix and Lumera will also fulfill and honor the obligations of GigOptix and Lumera under any indemnification agreements between GigOptix or Lumera, respectively, and their respective present or former directors, officers and employees.

The merger agreement requires the Company to use reasonable best efforts to cause to be maintained for a period of six years after the effective time of the merger the current directors’ and officers’ and fiduciary liability insurance policies maintained by GigOptix, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policies, with respect to facts or events occurring before the effective time of the merger, including events relating to the transactions contemplated by the merger agreement. The Company will not be required to make aggregate annual premium payments for such policies in excess of 300% of the annual premiums paid by GigOptix and its subsidiaries for directors’ and officers’ and fiduciary liability insurance as of the date of the merger agreement. If the Company is unable to maintain or obtain such insurance, it will obtain as much comparable insurance as is available for annual premium payments equal to 300% of the annual premiums currently paid by GigOptix for directors’ and officers’ and fiduciary liability insurance.

The merger agreement also requires the Company to use reasonable best efforts to cause to be maintained for a period of six years after the effective time of the merger the current directors’ and officers’ and fiduciary liability insurance policies maintained by Lumera, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policies, with respect to facts or events occurring before the effective time of the merger, including events relating to the transactions contemplated by the merger agreement. The Company will not be required to make aggregate annual premium payments for such policies in excess of 300% of the annual premiums paid by Lumera and its subsidiaries for directors’ and officers’ and fiduciary liability insurance as of the date of the merger agreement. If the Company is unable to maintain or obtain such insurance, it will obtain as much comparable insurance as is available for annual premium payments equal to 300% of the annual premiums currently paid by Lumera for directors’ and officers’ and fiduciary liability insurance.

If the Company, GigOptix or Lumera or any of their respective successors or assigns consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties or assets to any person or entity, then, in each case, the Company, GigOptix or Lumera will be required to take such action as may be necessary so that such person or entity will assume all of the foregoing indemnification and insurance obligations.

Listing of the Company’s Common Stock

It is a condition to the completion of the merger that the common stock of the Company be approved for listing on The NASDAQ Global Market or, if the listing of Company common stock on The NASDAQ Global Market is not reasonably practicable, on The NASDAQ Capital Market, subject to official notice of issuance. The Company has applied to list its common stock on The NASDAQ Global Market under the trading symbol “GIGX.”

Deregistration and Delisting of Lumera Common Stock

If the merger is completed, Lumera will delist its common stock from The NASDAQ Global Market and deregister its common stock under the Exchange Act. The stockholders of Lumera and the holders of GigOptix membership units will become stockholders of the Company and their rights as stockholders will be governed by Delaware law and by the Company’s certificate of incorporation and bylaws. See Comparative Rights of the Company’s Stockholders, Lumera Stockholders and GigOptix Membership Unitholders beginning on page 193.

Lumera will cease filing periodic reports pursuant to the Exchange Act with the SEC following deregistration of its common stock, subject to securities laws requirements.

Dividends

Neither GigOptix nor Lumera has paid any cash dividends and the Company does not anticipate paying any dividends on its common stock for the foreseeable future after completion of the merger.

Material U.S. Federal Income Tax Consequences of the Lumera Merger

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE UNITED STATES INTERNAL REVENUE SERVICE, YOU ARE HEREBY INFORMED THAT (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY YOU FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THE WRITTEN ADVICE HEREIN;

AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion describes material U.S. federal income tax consequences of the Lumera merger to Lumera stockholders who are U.S. persons (as defined below). This discussion is based upon the provisions of the Code, the U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to different interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below, and there can be no assurance that the IRS will concur with the conclusions reached herein.

This discussion (i) deals only with the treatment of Lumera stockholders who hold Lumera common stock as capital assets within the meaning of Section 1221 of the Code, (ii) is for general information only and does not address all matters that may be relevant to Lumera stockholders in light of their particular circumstances, and (iii) does not consider the effect of any applicable U.S. federal non-income, U.S. state or local or non-U.S. tax laws. It also does not address matters that may be relevant to certain stockholders subject to special treatment under the Code, such as dealers in securities or currencies, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons who are holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders who elect to apply a mark-to-market method of accounting, persons liable for the alternative minimum tax, S-corporations, partnerships and other pass-through entities, individual retirement accounts and other tax-deferred accounts, expatriates or former long-term residents of the U.S., persons whose “functional currency” is not the U.S. dollar, and directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Lumera common stock, the tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Lumera common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

For the purposes of this discussion, the term “U.S. person” means a beneficial owner of Lumera common stock that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under laws of the U.S. or any political subdivisions thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary jurisdiction of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. EACH LUMERA STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISERS CONCERNING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE LUMERA MERGER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW OR INTERPRETATIONS THEREUNDER.

Subject to the limitations set forth above and based on certain representations and covenants made by the parties to the merger agreement and other assumptions (including that the mergers in the merger agreement are completed as contemplated therein), it is expected that the following constitute the material U.S. federal income tax consequences to Lumera stockholders of exchanging Lumera common stock in the Lumera merger:

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Lumera stockholders whose Lumera common stock is exchanged for Company common stock in the Lumera merger, in connection with the GigOptix merger, will not recognize gain or loss, except with respect to cash, if any, received in lieu of fractional shares of Company common stock;

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The receipt of cash in lieu of a fractional share of Company common stock by Lumera stockholders may be treated as cash received in exchange for Lumera common stock unless Section 304 of the Code applies as discussed in the last bullet point of this section. Though not certain, cash being received in exchange for stock may cause Lumera stockholders to recognize all gain or loss realized to the extent of the cash-for-stock exchange. However the more likely result (and the position intended to be taken by the Company) is that Lumera stockholders could recognize gain, but not loss, on the exchange in accordance with Section 351 of the Code, and such gain recognized will equal the lesser of the amount of cash received and the gain realized, in which case the gain realized will be the excess of (i) the sum of the fair market value of Company common stock received and the amount of cash received in the Lumera merger over (ii) the stockholder’s tax basis in the Lumera common stock surrendered in the Lumera merger. The gain recognized will generally be capital gain and will be long-term if such fractional share of Lumera common stock is considered to have been held for more than one year at the time of the Lumera merger.

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A Lumera stockholder’s aggregate tax basis in shares of Company common stock received in the Lumera merger will equal (i) such stockholder’s aggregate tax basis in the Lumera common stock surrendered in the Lumera merger, less (ii) the portion of such tax basis allocable to any fractional share for which cash is received; and

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The holding period of Company common stock received by a Lumera stockholder as a result of the Lumera merger will include the period during which such stockholder held the Lumera common stock exchanged for Company common stock.

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Lumera stockholders may be subject, under certain circumstances, to backup withholding (currently at a rate of 28%) of the cash received in lieu of fractional shares unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

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Each “significant” Lumera stockholder, which means each stockholder owning at least 5% of outstanding Lumera common stock, that receives Company common stock in the merger may be required to file a statement with the stockholder’s U.S. federal income tax return setting forth (1) the name and employer identification number of the Company, (2) the date(s) of the transfer(s) of assets and (3) the aggregate fair market value and basis, determined immediately before the exchange, of the property transferred by the Company in the exchange. All Lumera stockholders may be required to retain in their permanent records information regarding the amount, basis and fair market value of all transferred property.

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In contrast to the expected results in the second bullet point of this section, the Lumera merger may be subject to Section 304 of the Code, which will apply if Lumera stockholders, in the aggregate, own Company common stock possessing 50% or more of the total combined voting power or 50% or more of the total combined value of all classes of Company stock, taking into account certain constructive ownership rules under the Code and, in the case of Lumera stockholders who also own GigOptix common stock, taking into account any Company common stock received by such Lumera stockholder in the GigOptix merger. In the event that Section 304 of the Code were to apply to the Lumera merger, Lumera stockholders who do not actually or constructively own any shares of GigOptix common stock at the effective time of the Lumera merger and who receive cash in lieu of a fractional share of Company common stock will be treated as having received such fractional share pursuant to the Lumera merger and then as having exchanged such fractional share for cash in a redemption by the Company. Such Lumera stockholders will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the portion of such stockholder’s tax basis in its Lumera common stock that is exchanged for such cash. Such gain or loss will constitute long-term capital gain or loss if the holding period of the Lumera common stock exchanged for cash is more than one year at the time of the Lumera merger. Lumera stockholders who actually or constructively own shares of GigOptix common stock should consult their own tax advisors as to the amount and character of income.

Employee Benefit Matters

The merger agreement provides that Lumera and GigOptix employees who begin participation in a Company benefit plan after the effective time of the merger will be given credit for their service with Lumera or GigOptix, as applicable, for all purposes, except where giving service credit would result in the duplication of benefits for the same period of service, and such employees will be given credit under the applicable plans to the extent they have satisfied pre-existing condition limitations, eligibility waiting periods, and out-of-pocket expenses and annual expense limitations under the current plans in which they are participating.

Under the merger agreement, Lumera and GigOptix have agreed that the Company will adopt the new equity plan for the purpose of providing incentives to the Company’s directors, officers, employees, advisors and consultants, and that the new equity plan will be submitted for the approval of Lumera’s stockholders. Stockholder approval of the new equity plan is the subject of a separate proposal and the material terms of the new equity plan are described under “New Company Equity Plan Proposal.”

Effect on Awards Outstanding Under Stock Plans and Agreements

At the effective time of the merger, each then outstanding GigOptix equity awards, Lumera stock option and each Lumera common stock warrant will be assumed by the Company and converted into an option or warrant, as applicable, to purchase a number of shares of Company common stock equal to the number of shares subject to the original option or warrant, multiplied by the GigOptix exchange ratio or Lumera exchange ratio, as applicable, rounded down to the nearest whole share, at an exercise price equal to the exercise price of the original option or warrant, divided by the GigOptix exchange ratio or Lumera exchange ratio, as applicable, rounded up to the nearest whole cent, and otherwise generally on the same terms and conditions applicable to the option or warrant prior to the effective time of the merger.

Board of Directors and Management of the Company After the Merger

Upon completion of the merger, the Company’s board of directors will consist of seven members. Dr. Avi Katz, who currently serves as the chief executive officer and chairman of GigOptix, will become Chairman of the Board. The six other members of the Company board of directors will be Kimberly D.C. Trapp, currently a member of both GigOptix’ and Lumera’s boards, two directors designated by Lumera (who will be C. James Judson and Dr. Joseph Vallner), two directors designated by GigOptix (who will be Stephen C. Johnson and Douglas Swenson) and one independent director appointed by the Company’s board of directors with the consent of at least one Lumera nominee, who will be Neil Miotto.

Upon completion of the merger, Dr. Avi Katz, the current Chief Executive Officer of GigOptix, will be appointed Chief Executive Officer of the Company; Peter Biere, the current Chief Financial Officer of Lumera, will be appointed Chief Financial Officer of the Company; Andrea Betti-Berutto, the current Chief Technical Officer of GigOptix, will be appointed Chief Technical Officer of the Company; and Dr. Raluca Dinu, current Vice President Electro-Optics of Lumera, will be appointed Vice President of Advanced Engineering Lumera Division of the Company. In addition, upon completion of the merger, the Company senior management is expected to include substantially all of the current executive officers of Lumera and GigOptix.

Regulatory Matters

There are no regulatory consents or approvals required to complete the merger.

Accounting Treatment

The Company will account for the merger as a purchase of Lumera by GigOptix, using the purchase method of accounting as required under United States generally accepted accounting principles, or GAAP. In determining GigOptix is the acquiring entity, the companies considered the relative voting rights in the combined entity, the existence of a large minority voting interest in the combined entity when no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the Company as of the effective time of the merger and the relative share ownership of the Company’s common stock as of the effective time of the merger by former GigOptix and Lumera securityholders. As a result, the historical financial statements of GigOptix will become the historical financial statements of the Company as of the effective time of the merger. The assets, including identifiable intangible assets, and liabilities of Lumera as of the effective time of the merger will be recorded at their respective fair values and added to those of GigOptix. Any excess of purchase price over the net fair values of Lumera’s assets and liabilities will be recorded as goodwill. Consolidated financial statements of the Company after the effective time of the merger will reflect those fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Lumera. The results of operations of Lumera will be combined with the results of operations of GigOptix and will be included in the results of operations of the Company, beginning on the effective date of the merger. Following the merger, the earnings of the Company will reflect the effect of any additional indebtedness and purchase accounting adjustments, including increased interest expense and depreciation and amortization of acquired assets.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified in its entirety by reference to the complete merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. All Lumera stockholders and holders of GigOptix membership units are urged to read the merger agreement carefully and in its entirety to understand the rights and obligations of Lumera and GigOptix under the merger agreement.

The Lumera Merger

At the effective time of the Lumera merger, Galileo Merger Sub L, Inc. will be merged with and into Lumera in accordance with the General Corporation Law of the State of Delaware, or the DGCL. Lumera will be the surviving corporation and will continue its corporate existence under the laws of Delaware and will succeed to and assume all of the rights and obligations of Lumera and Galileo Merger Sub L, Inc. in accordance with the DGCL. As a result of the Lumera merger, Lumera will become a wholly-owned subsidiary of the Company. Immediately after the effective time of the Lumera merger, all shares of Company common stock owned by Lumera will be canceled.

The GigOptix Merger

At the effective time of the GigOptix merger, Galileo Merger Sub G, LLC will be merged with and into GigOptix in accordance with the Idaho Limited Liability Company Act, or the ILLCA. GigOptix will be the surviving company and will continue its existence under the laws of Idaho and will succeed to and assume all of the rights and obligations of GigOptix and Galileo Merger Sub G, LLC in accordance with the ILLCA. As a result of the GigOptix merger, GigOptix will become a wholly-owned subsidiary of the Company. The effective time of the Lumera merger and the effective time of the GigOptix merger will occur simultaneously.

Timing of Closing

The closing of the merger will take place at 12:00 p.m., pacific standard time, on a date to be specified by the parties, which will be no later than the second business day after satisfaction or waiver of the conditions to closing set forth in the merger agreement, other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the time of closing, unless another time or date is agreed to by the parties. The closing will be held at the offices of Lumera’s counsel in Palo Alto, California, unless the parties agree to another place.

Merger Consideration

Cancellation of Certain Lumera Common Stock in the Lumera Merger

At the effective time of the Lumera merger, each share of Lumera common stock that is owned by Lumera, GigOptix or the Company will automatically be canceled and no consideration will be delivered in exchange for such shares.

Conversion of Lumera Common Stock in the Lumera Merger

At the effective time of the Lumera merger, each issued and outstanding share of Lumera common stock, other than those shares to be canceled, will be converted into the right to receive 0.25 fully paid and nonassessable shares of the Company’s common stock. As described below under “—Adjustment to Exchange Ratios,” Lumera and GigOptix may agree to make equivalent reductions to both exchange ratios solely to reduce on a proportionate basis the number of shares of the Company’s common stock issuable in the merger if they believe it is reasonably likely that the expected trading prices for the Company’s common stock would not otherwise satisfy the initial listing requirements necessary to list the Company’s common stock on The NASDAQ Global Market.

Conversion of Galileo Merger Sub L, Inc. Common Stock in the Lumera Merger

At the effective time of the Lumera merger, each share of common stock of Galileo Merger Sub L, Inc. issued and outstanding immediately before the effective time of the Lumera merger will be converted into one share of common stock of Lumera, as the surviving corporation in the Lumera merger.

Cancellation of Certain GigOptix Membership Units in the GigOptix Merger

At the effective time of the GigOptix merger, each GigOptix membership unit that is owned by GigOptix, Lumera or the Company will automatically be canceled and no consideration will be delivered in exchange for such units.

Conversion of GigOptix Membership Units in the GigOptix Merger

At the effective time of the GigOptix merger, each issued and outstanding GigOptix membership unit, other than those units to be canceled, will be automatically converted into and become the right to receive (i) a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the aggregate number of shares of the Company’s common stock issued to Lumera stockholders in exchange for Lumera common stock by (y) the aggregate number of GigOptix membership units outstanding plus GigOptix membership units issuable upon exercise of GigOptix options and (ii) Company common stock warrants to be issued in several tranches with exercise prices determined by reference to the exercise prices of outstanding Lumera stock options and Lumera common stock warrants. As described below under “—Adjustment to Exchange Ratios,” Lumera and GigOptix may agree to make equivalent reductions to both exchange ratios solely to reduce on a proportionate basis the number of shares of the Company’s common stock issuable in the merger if they believe it is reasonably likely that the expected trading prices for the Company’s common stock would not otherwise satisfy the initial listing requirements necessary to list the Company’s common stock on The NASDAQ Global Market.

Conversion of Galileo Merger Sub G, LLC Membership Units in the GigOptix Merger

At the effective time of the GigOptix merger, each Galileo Merger Sub G, LLC membership unit issued and outstanding immediately before the effective time of the GigOptix merger will be converted into one GigOptix membership unit, as the surviving company in the GigOptix merger.

Cancellation of Company Common Stock at the Effective Time

At the effective time of the merger, each share of Company common stock held by Lumera will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such shares.

Cash in Lieu of Fractional Shares

The Company will not issue any fractional shares of its common stock upon the surrender of any certificates. Holders of shares of Lumera common stock and GigOptix membership units will receive an amount of cash, rounded to the nearest whole cent, in lieu of fractional shares equal to the product of the fractional share interest which such holder would otherwise receive, after aggregating all shares of the Company common stock that would otherwise be received by such holder, multiplied by the average of the closing prices of one share of Lumera common stock on The NASDAQ Global Market for the five consecutive trading days immediately before the closing date.

Assumption and Conversion of Equity Awards and Warrants; Issuance of New Warrants

Assumption and Conversion of Equity Awards and Warrants

At the effective time of the merger, each then outstanding equity award or warrant to acquire Lumera common stock or GigOptix membership units, whether or not vested or exercisable at that time, will be assumed by the Company and converted into an option or warrant to purchase Company common stock, as applicable, on the same terms and conditions that were applicable to such option or warrant before the merger, except that:

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each assumed Lumera or GigOptix equity award or warrant, as applicable, will be exercisable for that number of whole shares of Company common stock which is equal to the product of the number of shares of Lumera common stock or GigOptix membership units subject to the assumed option or warrant multiplied by the applicable Lumera or GigOptix exchange ratio, rounded down to the nearest whole share; and

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the per share exercise price of each assumed option and warrant will equal the quotient determined by dividing the per share exercise price of the shares of Lumera common stock or GigOptix membership units subject to each assumed option or warrant, as applicable, by the Lumera or GigOptix exchange ratio, rounded up to the nearest whole cent.

The conversion of any Lumera or GigOptix option will be made so as not to constitute a “modification” of such option within the meaning of Section 424 of the Code.

The terms and conditions of the assumed awards otherwise generally will remain the same, without any accelerated vesting, unless accelerated vesting was otherwise provided in the applicable award agreement of the option or warrant holder, or was properly authorized by the board of directors of Lumera or the management board of GigOptix.

Any holder of Lumera or GigOptix equity awards or warrants that will vest pursuant to the merger who gives proper notice of the exercise of such options and properly exercises them will be deemed to have exercised the equity awards or warrants immediately before the effective time of the merger and will receive the right to receive shares of Company common stock in the manner described above under “Merger Consideration.”

As of October 1, 2008, the following equity awards and warrants to acquire shares of Lumera common stock and GigOptix membership units were outstanding:

Security	Shares of Lumera Common Stock Subject to Security	Number of GigOptix Membership Units Subject to Security
Equity Awards	2,556,643	4,564,210
Warrants	3,910,545	30,000

Issuance of New Warrants

At the effective time of the merger, the holders of GigOptix membership units will be issued new Company common stock warrants, or the new Company warrants. The new Company warrants will be issued in five tranches. Four of the new Company warrants tranches will have terms based on the weighted average exercise price, the weighted average remaining term and other terms and conditions of existing Lumera stock options. One of the new Company warrants tranches will have terms based on the weighted average exercise price, the remaining term and other terms and conditions of existing Lumera common stock warrants.

Procedures for Exchange of Share Certificates and Membership Units; Fractional Shares

The Company will choose an exchange agent reasonably satisfactory to Lumera and GigOptix. Promptly after the effective time of the merger, and in any event within ten business days after the effective time of the merger, the exchange agent will mail to each holder of record of Lumera common stock and GigOptix membership units immediately before the effective time of the merger the following:

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a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to certificates representing shares of Lumera common stock or GigOptix membership units will pass, only upon delivery of the certificates to the exchange agent and will be in such form and have such other provisions that are reasonably satisfactory to Lumera and GigOptix; and

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instructions for surrendering the certificates in exchange for certificates representing whole shares of Company common stock, cash in lieu of any fractional shares and any dividends or other distributions payable.

A holder will be required to surrender a certificate for cancellation to the exchange agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the exchange agent. Upon a proper surrender, the holder will be entitled to receive in exchange for such certificates that number of whole shares of Company common stock, after taking into account all certificates surrendered by such holder, to which such holder is entitled pursuant to the merger agreement, payment by cash or check in lieu of fractional shares and any other dividends or distributions payable. In the event of a transfer of ownership of Lumera common stock or GigOptix membership units that is not registered in the transfer records of Lumera or GigOptix, as the case may be, a certificate representing the proper number of shares of Company common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance will pay any transfer or other taxes required by reason of the issuance of shares of Company common stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of the Company that such taxes have been paid or are not applicable.

Until properly surrendered, each Lumera certificate and each GigOptix certificate will be deemed at any time after the effective time of the applicable merger, as the case may be, to represent only the right to receive the consideration upon such surrender which the holder has the right to receive, cash in lieu of fractional shares and any other dividends or distributions payable. Holders of unsurrendered certificates, however, will be entitled to vote after the effective time of the merger at any meeting of the Company stockholders that number of whole shares of Company common stock represented by such certificates, regardless of whether such holders have exchanged their certificates. No interest will be paid or will accrue on any cash amount payable to holders of certificates for fractional shares or dividends or other distributions.

Calculation of Exchange Ratios

Upon the completion of the Lumera merger, each share of Lumera common stock will be automatically converted into and become the right to receive 0.25 shares of the Company’s common stock, except that each share of Lumera common stock that is owned by Lumera, GigOptix or the Company shall automatically be canceled, and no consideration will be delivered in exchange therefor. Upon the completion of the GigOptix Merger, each GigOptix membership unit will be automatically converted into and become the right to receive right to receive (i) a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the aggregate number of shares of the Company’s common stock issued to Lumera stockholders in exchange for Lumera common stock by (y) the aggregate number of GigOptix membership units outstanding plus GigOptix membership units issuable upon exercise of GigOptix options and (ii) Company common stock warrants to be issued in several tranches with exercise prices determined by reference to the exercise prices of outstanding Lumera stock options and Lumera common stock warrants, subject to the limited adjustment provisions described below. Lumera and GigOptix negotiated the Lumera exchange ratio on the basis of the companies’ agreement that immediately following the merger, holders of Lumera common stock, Lumera stock options and Lumera common stock warrants would, on a fully diluted basis, hold 50% of the Company’s common stock and securities exchangeable for the Company’s common stock and holders of GigOptix membership units and GigOptix equity awards would, on a fully diluted basis, hold 50% of the Company’s common stock and securities exchangeable for the Company’s common stock.

In order to arrive at the Lumera exchange ratio, Lumera and GigOptix considered the public trading price of Lumera common stock as of the date of the merger agreement ($2.07 per share) and the historical trading prices of Lumera common stock; the number of shares of Lumera common stock issued and outstanding as of the date of the merger agreement (20,088,352); the need to issue Company common stock to Lumera stockholders, optionholders and warrantholders, on the one hand, and holders of GigOptix membership units and GigOptix equity awards, on the other hand, in approximately equal numbers; and the $5.00 per share initial listing price requirement of The NASDAQ Global Market.

Lumera and GigOptix expect that significantly more shares of Company common stock will be issued in the periods following the merger pursuant to assumed options and warrants and newly issued warrants for the Company’s common stock.

Adjustment to Exchange Ratios

Under the merger agreement, before the Lumera stockholders meeting, Lumera and GigOptix may agree to make equivalent reductions to both exchange ratios solely to reduce on a proportionate basis the number of shares of the Company’s common stock issuable in the merger if they believe it is reasonably likely that the expected trading prices for the Company’s common stock would not otherwise satisfy the initial listing requirements of The NASDAQ Global Market.

For its common stock to be listed on The NASDAQ Global Market, the Company common stock must satisfy the $5.00 per share minimum bid price requirement under The NASDAQ Global Market’s initial listing standards and the Company must have an initial market capitalization of more than $75 million. In accordance with the merger agreement, Lumera and GigOptix will review together the trading prices of the Lumera common stock with a view to assessing the ability of Company common stock to satisfy the minimum bid price requirement. If, based on these trading prices, it appears reasonably likely that the trading prices of the Company common stock would appear to fail to meet the minimum bid price and shareholders equity requirement, Lumera and GigOptix are required to reduce both the Lumera exchange ratio and the GigOptix exchange ratio. Such a reduction to the exchange ratios will decrease the total number of shares of Company common stock to be issued in the merger and thereby increase the expected trading prices for Company common stock to a level that Lumera and GigOptix consider reasonably sufficient to meet the minimum bid price requirement. Lumera and GigOptix would implement any reduction in the exchange ratios in a manner that would maintain the relative proportionate interests of the holders of the Lumera common stock and the GigOptix membership units in Company common stock immediately following the effective time of the merger as intended by the merger agreement and as described above.

Adjustment of the exchange ratios pursuant to the merger agreement will not result in a change to the relative Lumera stockholders’ and GigOptix membership unitholders’ post-merger ownership of Company common stock.

If it is not reasonably practicable to list Company common stock on The NASDAQ Global Market, Lumera and GigOptix may satisfy the listing condition to completion of the merger by causing the Company to list its common stock on The NASDAQ Capital Market. The initial listing standards of The NASDAQ Capital Market include a $4.00 per share minimum bid price requirement.

Conditions to the Completion of the Merger

The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of both Lumera and GigOptix to effect the merger:

•	the vote of Lumera stockholders adopting the merger agreement and approving the transactions contemplated thereby;

•	the vote of Lumera stockholders approving the amendment to the Company’s certificate of incorporation;

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the absence of judgments, orders, decrees, statutes, laws, ordinances, rules, regulations or other legal restraints or prohibitions of any court or other governmental entity preventing the completion of the transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part;

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the authorization for listing on The NASDAQ Global Market, or, if listing on The NASDAQ Global Market is not reasonably practicable, The NASDAQ Capital Market, of the shares of Company common stock issuable pursuant to the merger;

•	the sale, transfer, disposition or winding up of the Plexera business division of Lumera;

•	the receipt by each party of the required closing certificate from the other party; and

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the absence of any change, event, violation, inaccuracy, circumstance or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on the other party and its subsidiaries, taken as a whole.

The merger agreement contains the following additional closing conditions that apply solely to the obligation of Lumera to effect the merger:

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the truth and correctness of the representations and warranties of GigOptix, except where such failure to be true and correct would not have a material adverse effect on GigOptix and its subsidiaries, taken as a whole;

•	the performance in all material respects of GigOptix’ obligations under the merger agreement;

•	the receipt by Lumera of fully executed lock-up agreements related to Company common stock from certain holders of GigOptix membership units; and

•	the parent company of GigOptix having not repaid any of its outstanding indebtedness between the date of the merger agreement and the closing of the merger.

The merger agreement contains the following additional closing conditions that apply solely to the obligations of GigOptix to effect the merger:

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the truth and correctness of the representations and warranties of Lumera, except where such failure to be true and correct would not have a material adverse effect on Lumera and its subsidiaries, taken as a whole;

•	the performance in all material respects of the obligations of Lumera and the Company under the merger agreement; and

•	the net working capital, as defined in the merger agreement, of Lumera being equal to at least $6,000,000 as of the closing date, subject to reduction of $10,000 per day after June 30, 2008.

Lumera and GigOptix each generally may waive conditions that apply to its closing obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the matters presented at the Lumera annual meeting in connection with the merger by mutual written consent of Lumera and GigOptix and, in the following circumstances, by either Lumera or GigOptix:

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if the merger is not completed by December 31, 2008, such date is referred to as the “outside date,” except that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its obligations under the merger agreement has been the cause of the merger not occurring on or before the outside date;

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if the Lumera stockholders do not adopt the merger agreement and approve the transactions contemplated thereby or approve any other matters required by applicable laws to be submitted to Lumera stockholders in connection with the merger;

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if any final and nonappealable order or other action by any governmental entity permanently prevents the completion of the merger, except that this right to terminate the merger agreement will not be available to a party whose failure to use its reasonable best efforts to do all things necessary to complete the merger and the other transactions contemplated by the merger agreement, subject to specified exceptions, has caused the action by the governmental entity; or

•

upon a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement, or if any representation or warranty of the other party has become untrue, in either case so that the conditions with respect to the truth and accuracy of the representations and warranties of the other party or the performance in all material respects of the other party’s obligations would not be satisfied as of the time of the breach or as of the time the representation or warranty has become untrue, except that if the failure to satisfy the conditions is curable on or before the outside date, then this termination right, which is referred to as a “termination due to breach,” applies only upon the failure of the other party to cure the breach in all material respects within 30 days after written notice of the breach has been received by the other party or, if the breach could not reasonably be expected to be cured within 30 days, then this termination right applies only if the other party does not promptly commence an action to cure the breach after receipt of notice and diligently prosecute the cure to completion as promptly as practicable and in no event later than the outside date.

GigOptix may terminate the merger agreement at any time prior to the Lumera stockholder approval if Lumera, the Lumera board of directors or any committee thereof, for any reason, has:

•	failed to call or hold the Lumera stockholders’ meeting;

•	failed to include in this proxy statement/prospectus its recommendation that the Lumera stockholders adopt the merger agreement and approve the transactions contemplated thereby;

•	effected a “change of recommendation,” as defined in the merger agreement;

•

failed to reconfirm its recommendation within ten calendar days of receipt of a written request from GigOptix to do so following the making, or public announcement, of a proposal, offer or indication of interest relating to any “acquisition,” as defined in the merger agreement, with respect to Lumera by a third party;

•	approved or recommended any “alternative transaction,” as defined in the merger agreement; or

•

failed, within ten business days after any tender or exchange offer relating to the common stock of Lumera commenced by any third party has been first published or given, to have sent to its stockholders a statement disclosing that the Lumera board of directors recommends rejection of the tender offer or exchange offer.

Lumera may terminate the merger agreement at any time prior to the Lumera stockholder approval if:

•

Lumera’s board of directors authorizes Lumera, subject to complying with the terms of the merger agreement, to enter into a binding written agreement concerning a transaction that constitutes a “superior proposal,” as defined in the merger agreement, for Lumera and Lumera notifies GigOptix in writing that Lumera intends to enter into such an agreement; and

•

within two business days of such written notice, GigOptix does not make an offer that the board of directors of Lumera determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to Lumera’s stockholders as the superior proposal.

The merger agreement defines an “acquisition” to mean any of the following transactions, other than the merger:

•

a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving a party to the merger agreement pursuant to which the stockholders of the party immediately preceding the transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity or any direct or indirect parent of the entity;

•

a sale or other disposition by a party or any of its subsidiaries of assets representing in excess of 40% of the aggregate fair market value of the consolidated assets of the party and its subsidiaries immediately before such sale; or

•

the direct or indirect acquisition by any person or group of persons of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.

The merger agreement defines a “change of recommendation” to mean the withholding, withdrawal, amendment or qualification of the board of directors’ recommendation in favor of the Lumera stockholder approval matters, and, in the case of a tender or exchange offer made directly to Lumera’s stockholders, a recommendation that Lumera’s stockholders accept the tender or exchange offer.

The merger agreement defines an “alternative transaction” to mean any of the following:

•

a transaction pursuant to which any person or group of persons, directly or indirectly, acquires or would acquire more than 20% of the outstanding voting power of Lumera common stock or GigOptix membership units, as applicable;

•

a transaction pursuant to which any person or group of persons acquires or would acquire control of assets of Lumera or GigOptix or any of their respective subsidiaries representing more than 20% of the fair market value of all of the assets, net revenues or net income of Lumera and its subsidiaries, taken as a whole, or GigOptix and its subsidiaries, taken as a whole, immediately before the transaction; or

•

any other merger, share exchange, consolidation, business combination, recapitalization or similar transaction, other than the merger, involving Lumera or GigOptix or any of their respective subsidiaries, as applicable, as a result of which the holders of shares of Lumera common stock or GigOptix membership units, respectively, immediately before the transaction would not, in the aggregate, own more than 80% of the outstanding voting power of the surviving or resulting entity in the transaction immediately after its completion, in each case other than the transactions contemplated by the merger agreement.

The merger agreement defines “superior proposal” with respect to a party to mean an unsolicited, bona fide written alternative transaction proposal made by a third person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (i) all or substantially all of the assets of such party or (ii) over 50% of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the board of directors of such party has in good faith determined (taking into account, among other things, (A) its consultation with its outside legal counsel and a financial adviser of national reputation and (B) all terms and conditions of such alternative transaction proposal and the merger agreement (as it may be proposed to be amended) to be more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders), than the terms of the merger agreement (as it may be proposed to be amended) and to be reasonably capable in feasibility and certainty of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such alternative transaction proposal (including conditions to consummation such as a financing condition).

Termination Fees

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party has committed a willful or intentional breach of any representation, warranty, covenant or agreement of such party contained in the merger agreement. The provisions of the merger agreement relating to the effects of termination, fees and expenses, termination payments, governing law, jurisdiction, waiver of jury trial, specific performance and third-party beneficiaries, as well as the confidentiality agreement entered into between Lumera and GigOptix, will continue in effect notwithstanding termination of the merger agreement.

If Lumera’s board of directors authorizes Lumera to enter into a binding written agreement concerning a transaction that constitutes a “superior proposal,” as defined in the merger agreement, for Lumera and Lumera notifies GigOptix in writing that Lumera intends to enter into such an agreement; and within two business days of such written notice, GigOptix does not make an offer that the board of directors of Lumera determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to Lumera’s stockholders as the superior proposal, Lumera may terminate the merger agreement, but will be obligated to pay to GigOptix a termination fee of $1,000,000, or the “Lumera termination payment.” The Lumera termination payment will only become payable if Lumera enters into such superior proposal within 12 months of the termination of the merger agreement.

No Solicitation

Lumera and GigOptix have agreed that from the time of the execution of the merger agreement until the completion of the merger or the termination of the merger agreement, subject to customary exceptions, neither they nor their subsidiaries nor any officer, director, employee, agent or representative, including any investment banker, financial adviser, attorney, accountant or other retained adviser, of Lumera or GigOptix will directly or indirectly take any of the following actions:

•

enter into a contract with respect to the sale or disposition, directly or indirectly, of Lumera or any of its subsidiaries or any of their respective businesses, on the one hand, or GigOptix or any of its subsidiaries or any of their respective businesses, on the other hand, or to a merger, share exchange, consolidation, acquisition or sale of other material assets, acquisition or sale of shares of capital stock or other equity interests, recapitalization, reorganization or similar transaction, that, if completed, would constitute or reasonably be expected to constitute an alternative transaction;

•

solicit, entertain, initiate, negotiate, encourage the initiation of, participate in or encourage proposals, discussions or negotiations with any person other than Lumera or GigOptix, as the case may be, with respect to a potential alternative transaction; or

•	provide information relating to Lumera or GigOptix or their subsidiaries or their respective businesses to any interested party in connection with a potential alternative transaction.

Notwithstanding these no-solicitation restrictions, Lumera is permitted to furnish nonpublic information to a person making an unsolicited, bona fide written proposal prior to the receipt of stockholder approval of the Lumera merger proposal with respect to an alternative transaction that is reasonably likely to lead to a superior proposal and participate in discussions and negotiations with respect to such superior proposal, if and to the extent that the Lumera board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable laws, the person making the proposal executes a confidentiality and standstill agreement and Lumera provides two days’ prior written notice to GigOptix of the taking of such action. The merger agreement requires that Lumera and GigOptix notify each other of receipt of any proposal with respect to an alternative transaction. The merger agreement also permits the board of directors of Lumera to make a change of recommendation in response to the receipt of an unsolicited, bona fide written proposal with respect to an alternative transaction that is determined to be a superior proposal, if the board of directors of Lumera has determined in good faith, after consultation with its outside legal counsel, that, in light of the superior proposal, the failure of the board of directors to effect a change of recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable laws.

The merger agreement required both Lumera and its subsidiaries, and GigOptix and its subsidiaries, to cease and terminate any discussions or negotiations with any persons existing at the time of the execution of the merger agreement and to use reasonable best efforts to cause all persons other than Lumera or GigOptix who have been furnished confidential information regarding Lumera or GigOptix in connection with the solicitation of or discussions regarding a proposal with respect to an alternative transaction within the 12 months before the date of the signing of the merger agreement to promptly return or destroy such information. In addition, Lumera and GigOptix have agreed not to, and to cause their respective subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Lumera or GigOptix or their respective subsidiaries is or may become a party.

Lumera and GigOptix are required to use their reasonable best efforts to inform their respective representatives of the no-solicitation restrictions contained in the merger agreement.

Conduct of Business

Lumera and GigOptix have agreed to restrict the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. In general, each of Lumera and GigOptix has agreed to maintain its existence in good standing under applicable laws, to conduct its operations only in the ordinary course of business consistent with past practice, to use commercially reasonable efforts to keep available the services of the current officers, employees and consultants of it and its subsidiaries, to preserve the current relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations to the extent reasonably necessary to preserve substantially intact its business organization, and to maintain its assets, including its network facilities, in good condition and in material compliance with performance and industry standards, customer requirements, and applicable laws.

In addition, between the date of the merger agreement and the effective time of the merger, each of Lumera and GigOptix has agreed to various specific restrictions relating to the conduct of its business, including the following, subject in each case to the prior written consent of the other party and to exceptions specified in the merger agreement or previously disclosed in writing as provided in the merger agreement:

•	amendments or changes to its certificate of incorporation or bylaws or equivalent organizational documents;

•	the issuance, sale, pledge, disposition, grant, transfer or encumbrance of capital stock or other equity interests or the authorization of any such acts;

•	the declaration or payment of dividends or other distributions, other than specified ordinary course dividends or other distributions;

•	the entry into or amendment of any agreements regarding the voting or registration of capital stock;

•	the reclassification, combination, split or subdivision of any of its capital stock or the issuance of any other securities in substitution for shares of its capital stock;

•	the acquisition of its capital stock, other equity interests or other securities;

•	the incurrence or guarantee of indebtedness for borrowed money;

•

the termination or any material change in specified types of material contracts of either company, where such termination or change would have an adverse effect on either of the companies and their subsidiaries;

•	the entry into or amendment of specified types of contracts, based on dollar amounts specified in the merger agreement;

•	the authorization of any loan to any person, other than a subsidiary, outside the ordinary course of business;

•	changes in employee benefits and compensation of directors, executive officers and employees of either company;

•	grants of specified rights to severance or termination pay;

•	changes in accounting policies or procedures, except as required by generally accepted accounting principles or by a governmental entity;

•	changes with regard to taxes, except as required by applicable laws;

•	actions to write up, write down or write off the book value of any assets, individually or in the aggregate;

•	the acquisition or disposition of assets, operations, business or securities;

•	the engagement in any merger, consolidation or other business combination with any person;

•	the payment, discharge, settlement or satisfaction of any material claims, liabilities, obligations or litigation;

•	the making of any material change in the conduct of business of either of the companies; and

•

the entry into any non-competition contract or other contract that purports to limit either the type of business in which Lumera or its subsidiaries, or GigOptix or its subsidiaries, may engage or the manner or locations in which any of them may so engage in any business.

Other Covenants and Agreements

Fees and Expenses. Each company has agreed to pay its own fees and expenses incurred in connection with the merger and the merger agreement.

Other Covenants and Agreements. The merger agreement contains other covenants and agreements, including those relating to the following:

•	cooperation between Lumera and GigOptix in the preparation of this document;

•

timeliness in holding the Lumera stockholders meeting and the recommendation of the board of directors of Lumera that stockholders vote in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby and timelines in obtaining the consent of the GigOptix members adopting the merger agreement and approving the transactions contemplated thereby;

•	delivery of audited financial statements of GigOptix to Lumera;

•	confidentiality and access by each of Lumera and GigOptix to specified information about the other party during the period before the effective time of the merger;

•	joint consultation between Lumera and GigOptix with respect to any public statements regarding the merger;

•

cooperation between Lumera and GigOptix in the preparation of all returns or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by the merger agreement;

•

Lumera’s use of reasonable best efforts to cause Company common stock issuable pursuant to the merger to be authorized for listing on The NASDAQ Global Market or, if such listing is not reasonably practicable, The NASDAQ Capital Market;

•

use of reasonable best efforts to cause the Lumera merger together with the GigOptix merger to qualify as an integrated series of transfers under Section 351 of the Internal Revenue Code and the refraining from taking actions that would result in the failure of the merger to so qualify;

•	adoption of the new equity plan by the Company and Lumera;

•

GigOptix either obtaining a waiver of any right of repayment of certain GigOptix indebtedness held by a GigOptix affiliate or the conversion of such indebtedness into equity securities of GigOptix prior to the closing of the GigOptix merger; and

•	the grant by Lumera of options to its employees at a strike price equal to the fair market value of Lumera common stock on the date of grant.

Representations and Warranties

The merger agreement contains certain reciprocal representations and warranties, many of which are qualified by materiality, made by each of Lumera and GigOptix to the other company. The representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•

corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the parties’ boards of directors and voting requirements to complete the merger;

•	absence of any conflict with applicable laws and material contracts;

•	filings, or the inapplicability of requirements to make filings, with the SEC;

•	required filings or consents of other governmental entities;

•	accuracy of financial statements;

•	absence of specified changes or events;

•	compliance with applicable laws and validity of permits;

•	labor and employment matters;

•	benefits plans;

•	tax matters;

•	absence of undisclosed interested party transactions;

•	environmental matters;

•	intellectual property matters;

•	ownership of real property;

•	absence of any actions that would prevent the Lumera merger together with the GigOptix merger from qualifying as an integrated series of transfers qualifying under Section 351 of the Code;

•	brokers used in connection with the merger agreement; and

•	that no anti-takeover statute is applicable to the merger or the transactions contemplated by the merger agreement.

The merger agreement contains additional representations and warranties made solely by GigOptix to Lumera, relating to the accuracy of information related to GigOptix supplied or to be supplied in the registration statement of which this document forms a part. The merger agreement contains additional representations and warranties made solely by Lumera to GigOptix, relating to the compliance by Lumera with United States securities laws with respect to its filings.

The representations and warranties described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, some representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Annex A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” on page 206.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time before or after the Lumera stockholders approve the Lumera merger proposal. However, after such stockholder approval, there may not be, without further approval of Lumera stockholders, any amendment of the merger agreement that by applicable laws requires the further approval of such stockholders.

Extensions and Waivers

At any time before the effective time of the merger, with specified exceptions, any party may extend the time for performance of any obligations or other acts of any other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance by another party with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver must be in writing, and any such waiver will be subject to the same limitations as amendments of the merger agreement.

Election of Directors (Proposal 2)

Nominees for Director

The stockholders of Lumera are asked to consider and vote upon a proposal for the election of six nominees to Lumera’s board of directors. If the merger is approved by the Lumera stockholders, upon the closing of the merger, all of Lumera’s directors will resign and the Company’s board of directors will consist of Dr. Avi Katz, C. James Judson, Dr. Joseph Vallner, Kimberly D.C. Trapp, Stephen C. Johnson, Douglas Swenson and Neil Miotto. If the merger is not approved by the Lumera stockholders or otherwise does not close, if elected at the annual meeting, the nominees listed below will continue to serve as Lumera directors until Lumera’s 2009 annual meeting of stockholders.

Lumera’s board of directors oversees its business and affairs and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Interim Chief Executive Officer, Chief Financial Officer, other key executives, and principal advisers by reading the reports and other materials that are sent to them regularly and by participating in Board and committee meetings. Directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If any nominee is unable to stand for election, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. All of the nominees are currently directors. Lumera is not aware that any nominee is or will be unable to stand for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

Information Regarding the Board of Directors

Directors

Set forth below are the name, age and position of each of the directors:

Name	Age	Position
C. James Judson (2)*	63	Chairman of the Board and Director
Fraser Black (2)(3)*	48	Director
Donald Guthrie (1)(2)(4)*	53	Director
Kimberly D.C. Trapp (3)*	49	Director
Robert A. Ratliffe (1)*	48	Director
Joseph J. Vallner (1)	61	Interim Chief Executive Officer and Director of Lumera

*	Independent Directors

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee. Each of the three members of Lumera’s Audit Committee is an independent director.

(3)	Member of the Nominating and Corporate Governance Committee

(4)	Audit Committee Financial Expert

The principal occupation and recent employment history of each of the directors are described below:

C. James Judson has served as a director since August 2004 and as Chairman of the Board since March 2007. From 1975 to 1994, Mr. Judson was general counsel for Port Blakely Tree Farms. From 1982 to 1994, Mr. Judson was general counsel for Merrill & Ring. From 1988 to 1994, Mr. Judson was general counsel for the Seattle Seahawks. In 1995, Mr. Judson was a co-founder of Eagle River Investments, LLC, a Kirkland-based venture capital fund that focused on communications. Since 1975, Mr. Judson has been a business law partner at Davis Wright Tremaine in Seattle. Mr. Judson has a B.A. from Stanford University in Economics and an L.L.B. from Stanford Law School. Mr. Judson currently serves as a director of Garrett and Ring, Port Blakely Tree Farms, The Joshua Green Corporation, Sonata Capital, Airbiquity, Welco Lumber, Eden Rock Communications and MediaCast.

Fraser Black has served as a director since August 2004. Since 1998, Mr. Black has served as a Managing Partner at Pioneer Square Properties, a real estate property management and development company. From 1995 to 1998, Mr. Black served as Chief Financial Officer of ONYX Software, a CRM enterprise software developer. Mr. Black has an A.B. in Geology from Harvard College and an MBA from Stanford Graduate School of Business.

Donald Guthrie has served as a director since August 2004. Since February 2006, Mr. Guthrie has served as a Managing Director of Trilogy Equity Partners, a private investment firm. From 1995 to 2005, Mr. Guthrie served as Vice Chairman of the Western Wireless Corporation, a wireless communications company, where he also served as Chief Financial Officer from February 1997 to May 1999. From 1995 to 2002, Mr. Guthrie served as Vice Chairman of VoiceStream Wireless, a wireless communications company, now T-Mobile USA subsequent to its acquisition by Deutsche Telekom AG. From 1986 to 1995, Mr. Guthrie served as Senior Vice President and Treasurer of McCaw Cellular and, from 1990 to 1995, as Senior Vice President—Finance for LIN Broadcasting. Mr. Guthrie has a B.A. in Economics and Statistics from the University of California, Berkeley and MBA from the Wharton School of the University of Pennsylvania. Mr. Guthrie serves as a director of NII Holdings, Inc. (Nextel International) and Telecom Transport Management, Inc. Mr. Guthrie is a member of the audit committee of the board of Nextel International.

Robert A. Ratliffe has served as a director since February 2000 and as Chairman of the Board from May 2004 to March 2007. Since December 2007, Mr. Ratliffe has served as Executive Vice President/Portfolio Management of Kennedy Associates Real Estate Counsel, Inc., a real estate investment company as its Senior Vice President/Capital Markets from April 2004 through December 2007, and as its Vice President from July 2003 to April 2004. From 1994 to June 2003, he served as Vice President and Principal of Eagle River, Inc., an investment company specializing in the telecommunications and technology sectors. Mr. Ratliffe has a B.A. degree in Political Science from the University of Washington.

Kimberly D.C. Trapp has served as a director since October 2006. Since August 2003, she has been Industry Liaison Officer for the Center of Optical Technologies at Lehigh University, which advances the research and application of optical and electro-optic technologies. The Center has more than 30 industry liaison members and joint partners, has obtained more than $75 million in funding since 2001, and has recently opened The Smith Family Laboratory for Optical Technologies. Before joining Lehigh University, she served as the Director of Marketing Operations of Agere Systems and was responsible for business operations, customer marketing, technical product support, product engineering, and program management of Agere’s optoelectronic business and product portfolio. She earlier served in the development organizations of AT&T Bell Laboratories and Lucent Technologies where she led the team responsible for development of the 10-Gbps lithium niobate modulator product portfolio. She received her B.S. degree in chemistry from Purdue University, her M.S. degree in inorganic chemistry from Fairleigh Dickinson University, and has completed an MBA program. Kimberly is also a member of the board of directors of GigOptix.

Joseph J. Vallner, has served as Interim Chief Executive Officer of Lumera since August of 2007. Dr. Vallner has served as a director since June 2006. From November 2006 until July 2007, Dr. Vallner was

President and Chief Executive Officer of Capnia, a private company developing novel therapeutic products using its proprietary medical gas delivery system. From 1999 until 2006, he was President and Chief Operating Officer of Cell Genesys, where he was responsible for the research, development, manufacturing, clinical, regulatory and operations departments. Prior to Cell Genesys, he was with SEQUUS Pharmaceuticals for seven years where he was instrumental in the launch of two products including Doxil®, a liposome-based cancer therapeutic. He also helped transition the company through its merger with ALZA Corporation. Prior to SEQUUS, he held various positions with Syntex Corporation and G.D. Searle and Company. Prior to his corporate experience, Dr. Vallner was an associate professor of pharmaceutics at the University of Georgia. He serves as a board member of the California Healthcare Institute. Dr. Vallner received his Ph.D. in pharmaceutics, an M.S. in physical chemistry and a B.S. in pharmacy from the University of Wisconsin, Madison.

Committees

The board of directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The board of directors has adopted a written charter for each of these Committees; the full text of each charter is available on Lumera’s website located at www.Lumera.com.

The Audit Committee

The Audit Committee, which is comprised of independent directors, assists the board of directors by monitoring and overseeing: (1) accounting and financial reporting processes, internal controls and audits of Lumera’s financial statements, (2) the integrity of Lumera’s financial statements, (3) compliance with legal and regulatory requirements, and (4) the performance of internal finance and accounting personnel. The Audit Committee appoints, evaluates and retains Lumera’s independent registered public accounting firm. Messrs. Guthrie, Black, and Judson currently serve on the Audit Committee, with Mr. Guthrie serving as Chairman. The Audit Committee met four times during 2007. Additional information relating to the Audit Committee appears below under the heading “Audit Committee Report,” beginning on page 160.

The Compensation Committee

The Compensation Committee makes decisions on behalf of, and recommendations to, the board regarding salaries, incentives and other forms of compensation for directors, officers, and other key employees, and administers policies relating to compensation and benefits. The Compensation Committee Report is set forth below beginning on page 154. Dr. Vallner, Mr. Guthrie and Mr. Ratliffe currently serve as members of the Compensation Committee, with Mr. Ratliffe serving as Chairman. The Compensation Committee met once during 2007.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee: (1) counsels the board of directors with respect to board and committee structure and membership, and (2) reviews and develops corporate governance guidelines. In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, will:

•	Prior to the annual meeting, timely present to the board a list of those individuals recommended for nomination for election to the board of directors at the Annual Meeting of Stockholders;

•

In the event that a director vacancy arises, seek and identify a qualified director nominee to be recommended to the board for either appointment by the board to serve the remainder of the term of the director position that is vacant or election at the stockholders’ Annual Meeting;

•

Evaluate annually the performance and effectiveness of the board, its committees and its individual directors to ensure that the directors are fulfilling their responsibilities in a manner that effectively serves the interests of Lumera’s stockholders;

•	Review corporate governance developments and where appropriate make recommendations to the board, or other committees, regarding corporate governance matters and practices;

•	Make recommendations regarding the election of the Chief Executive Officer and the adoption of appropriate processes to ensure development plans for the Chief Executive Officer; and

•	Serve as an objective and concerned party should an employee wish to register a complaint against Lumera regarding ethical conduct without fear of retaliation.

The Nominating and Corporate Governance Committee is currently composed of Mr. Black and Ms. Trapp, both independent directors, with Mr. Black serving as the chairman. The Nominating and Corporate Governance Committee met twice in 2007.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by stockholders, or groups of stockholders, that have beneficially owned at least 5% of outstanding shares of Lumera’s common stock for at least one year prior to the date the nominating stockholder submits a candidate for nomination as a director. A nominating stockholder or group of nominating stockholders may submit only one candidate for consideration. Stockholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date the prior year’s Annual Meeting proxy statement was released to stockholders. Such written requests should be submitted to the Nominating and Corporate Governance Committee care of the Corporate Secretary, Lumera Corporation, 19910 North Creek Parkway, Suite 100, Bothell, Washington, 98011, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating stockholder and each participant in a nominating stockholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of a nominating stockholder or participant in a nominating stockholder group);

•

A representation that the nominating stockholder, or nominating stockholder group, has been the beneficial owner of more than 5% of outstanding shares of Lumera’s common stock for at least one year and will continue to beneficially own at least 5% of outstanding shares of Lumera’s common stock through the date of the Annual Meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating stockholder (or any participant in a nominating stockholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to Lumera, under the independence requirements established by Lumera, the Securities and Exchange Commission, and The NASDAQ Global Market listing requirements, or, if the candidate is not independent with respect to Lumera under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all Lumera’s stockholders in accordance with applicable laws, and Lumera’s certificate of incorporation, bylaws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary directors and officers questionnaires.

In its assessment of each potential candidate, the Nominating and Corporate Governance Committee will review the nominee’s judgment, experience, independence, understanding of Lumera’s or other related industries and such other factors the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the board. The Nominating and Corporate Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by stockholders. In identifying and considering candidates for nomination to the board, the Nominating and Corporate Governance Committee considers, in addition to the requirements set out in the Nominating and Corporate Governance Committee charter, quality of experience, Lumera’s needs and the range of talent and experience represented on the board.

Board Meetings and Committees

The board of directors met 10 times during 2007. Each incumbent director serving for the full year attended at least 75% of the aggregate meetings of the board and meetings of the board committees on which they served. The board also approved certain actions by unanimous written consent.

Independence Determination

No director will be deemed to be independent unless the board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner, or partner of an organization that has a relationship with the Company. The board observes all criteria for independence set forth in The NASDAQ Global Market listing standards and other governing laws and regulations.

In its annual review of director independence, the board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with the Company. As a result of its annual review, the board has determined that all of the directors, with the exception of Dr. Vallner, are independent. The independent directors are identified by an asterisk on the preceding table which lists each of the directors.

Stockholder Communication with the Board of Directors

Lumera has adopted written procedures establishing a process by which its stockholders can communicate with the board of directors regarding various topics related to Lumera. A stockholder desiring to communicate with the board should send his or her written message to the board of directors care of the Corporate Secretary, Lumera Corporation, 19910 North Creek Parkway, Suite 100, Bothell, Washington, 98011. Each submission will be forwarded, without editing or alteration, by the Secretary to the board on or prior to the next scheduled meeting of the board. The board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Director Compensation

The Compensation Committee recommends the terms of the annual Director’s Compensation package to the board of directors for approval. The following table summarizes the annual compensation paid to each director during 2007:

Director Compensation for Fiscal Year End December 31, 2007

Name (a)	Fees earned or paid in cash ($) (b)	Option awards ($) (d)(1)	Total ($) (h)
Fraser Black (2)	$18,000	$118,207	$136,207
Sanjiv Gambhir, M.D., Ph.D. (3)	18,000	66,797	84,797
Donald Guthrie (4)	18,000	118,207	136,207
C. James Judson (5)	18,000	138,779	156,779
Robert A. Ratliffe (6)	18,000	97,632	115,632
Kimberly D.C. Trapp (7)	18,000	110,949	128,949
Joseph Vallner (8)	18,000	110,949	128,949

(1)	Represents the fair-value of equity-based awards expensed for financial reporting purposes under SFAS 123(R), rather than an amount actually paid to the director.

(2)	As of December 31, 2007, Mr. Black had outstanding options to purchase 137,500 shares.

(3)	Dr. Gambhir resigned from Lumera’s board of directors in October 2007. As of December 31, 2007, Dr. Gambhir had outstanding options to purchase 55,000 shares.

(4)	As of December 31, 2007, Mr. Guthrie had outstanding options to purchase 142,500 shares.

(5)	As of December 31, 2007, Mr. Judson had outstanding options to purchase 145,000 shares.

(6)	As of December 31, 2007, Mr. Ratliffe had outstanding options to purchase 175,000 shares.

(7)	As of December 31, 2007, Ms. Trapp had outstanding options to purchase 56,000 shares.

(8)	As of December 31, 2007, Dr. Vallner had outstanding options to purchase 177,500 shares. Since August 2007, Dr. Vallner has served as Lumera’s Interim Chief Executive Officer. For 2007, Dr. Vallner received compensation for his service as Interim Chief Executive Officer equal to $190,495, consisting of $137,500 for salary, stock awards equal to $35,000, option awards equal to $192,746, and other compensation of $18,000.

Each independent director is granted a non-statutory option to purchase shares of common stock on the date on which he or she is elected to the board of directors, the amount of which is determined by the board upon election. Additionally, each independent director is granted a non-statutory option to purchase shares of common stock on the date of the Lumera Annual Meeting at which such director is re-elected. If the merger is approved, the Company may not continue this practice and the Lumera directors will not be granted such options. During 2007, at Lumera’s June 6 annual meeting, each independent director had the option of receiving an option to purchase 35,000 shares or instead to receive a cash payment of $18,000 and an option to purchase 30,000 shares. Such options shall generally vest as follows: 10,000 shares on the date of grant (or 5,000 shares when electing a cash payment), and 5,000 shares vest at the end of each succeeding quarter until fully vested. If an independent director ceases to be a director for any reason other than death or disability before his or her term expires, then any outstanding unvested options issued to such independent director will be forfeited, unless the director continues in service to Lumera in another capacity. Options vested as of the date of termination for any reason other than death or disability are exercisable within 90 days following the date of termination. The exercise price for each option is equal to the closing price of Lumera’s common stock as reported on The NASDAQ Global Market on the date of grant. The options generally expire on the tenth anniversary of the date of grant.

Directors appointed between election dates will be granted options related to their period of service to the next annual stockholder meeting in an amount determined by the Nominating and Governance Committee.

Executive Compensation

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Lumera specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) included in this proxy statement/prospectus with Lumera’s management. Based on such review and discussions, the Compensation Committee recommended to Lumera’s board of directors that the CD&A be included in this proxy statement/prospectus.

COMPENSATION COMMITTEE

Robert A. Ratliffe, Chairman

Donald Guthrie

Joseph J. Vallner

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Compensation Committee of Lumera’s board of directors (the “Compensation Committee” or the “Committee”) has responsibility for establishing, implementing and monitoring Lumera’s executive compensation program philosophy and practices. The Compensation Committee seeks to ensure that the total compensation paid to Lumera’s named executive officers is fair, reasonable and competitive. The individuals who served as Lumera’s Chief Executive Officer, Interim Chief Executive Officer, Chief Financial Officer, Vice President of Sales and Marketing, Vice President of Electro-Optics and President and Chief Operating Officer of Lumera’s subsidiary, Plexera, during 2007, as well as the other officers, are referred to as the “named executive officers.” Generally, the types of compensation and benefits provided to named executive officers will be similar to those provided to any other officers.

General Philosophy

The Compensation Committee believes that an effective executive compensation program should be designed to attract, retain and motivate talented executives responsible for Lumera’s success. Lumera’s general compensation philosophy is that total cash compensation should vary with Lumera’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with the interests of Lumera’s stockholders.

The Committee uses annual and other periodic cash bonuses to reward an officer’s achievement of specific goals and stock options as a retention tool and as a means to align the executive’s long-term interests with those of Lumera’s stockholders, with the ultimate objective of improving stockholder value. The Committee evaluates compensation with a view to maintaining Lumera’s ability to attract and retain excellent employees in key positions and assuring that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of comparable companies. To that end, the Committee believes executive compensation packages provided by Lumera to its named executive officers should include both cash and share-based compensation.

Because of Lumera’s small size, small number of executive officers, and financial priorities, the Committee has decided not to implement or offer any pension benefits, deferred compensation plans, or other similar plans for the executive officers. Accordingly, the components of the executive compensation consist of salary, year-end cash bonuses awarded based on the Compensation Committee’s subjective assessment of each individual executive’s job performance during the past year, stock option grants to provide executives with longer-term incentives, and may include occasional special compensation awards (either cash or stock options) to reward extraordinary efforts or results.

As a technology-based company engaged in developing potential products that, to date, have not generated significant revenues, the Compensation Committee also takes Lumera’s financial and working capital condition into account in its compensation decisions.

Within this overall philosophy, the objectives of Lumera’s compensation programs are to:

•	Encourage the creation of stockholder value through the achievement of strategic corporate objectives;

•	Align the financial interests of Lumera’s executive officers with those of its stockholders by providing significant equity-based, long-term incentives;

•	Provide annual variable incentive awards that take into account Lumera’s performance relative to corporate objectives and the individual executive officer’s contributions; and

•	Offer a total compensation program that takes into consideration the compensation practices of a peer group of companies similar to those Lumera competes with for executive talent.

At the senior level, base salaries together with annual target cash incentives are intended to be at or above the appropriate median of the market of Lumera’s peer group of publicly-traded companies. Long-term incentives are intended to reward sustained performance over multiple years (usually three or four), are aligned closely with its stockholders’ interests, and are at or above median levels typical in publicly traded companies in Lumera’s peer group. At lower levels, financial and non-financial performance at the business unit level and individual contributions are the focus.

Role of Executive Officers in Compensation Decisions

The Compensation Committee and the Chief Executive Officer intend to annually review the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed only by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, will be presented to the board of directors, who can exercise their discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured annual cash and incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by Lumera, to reward the executives for achieving such goals, and to retain the executives.

The Compensation Committee has developed compensation policies that are designed to attract and retain qualified key executive officers who are critical to Lumera’s success. Accordingly, the Compensation Committee makes its decisions based upon the attainment of corporate-wide, team and individual performance. These performances are evaluated in terms of the achievement of strategic and business plans, including long-term goals tied to the expansion of Lumera’s core technology and innovative product development.

In establishing the compensation package of Lumera’s executive officers, the Compensation Committee has adopted a “total pay” philosophy which includes three major components: (1) base salary set at levels that are commensurate with those of comparable positions at related technology companies; (2) annual bonuses tied to the achievement of strategic corporate and team objectives and individual performance; and (3) long-term, equity-based incentive awards intended to align the interests of executive officers with those of the stockholders.

The Compensation Committee has adopted a process for periodically evaluating executive compensation that includes:

•

The assistance of an independent consulting firm that periodically furnishes the Compensation Committee with executive compensation data drawn from several nationally recognized surveys of companies within the technology sector;

•

The identification of a peer group of companies with which Lumera competes for executive talent and which have a total capitalization and head count similar to Lumera’s and are at approximately the same stage of commercialization, which are referred to as the “peer companies”;

•

The comparison of total compensation of the Chief Executive Officer and the other executive officers with their counterparts at the peer companies, including the practices of the peer companies concerning long-term equity compensation; and

•	The comparison of officer positions with data from published surveys of comparable positions to determine base salary, target incentives, and total cash compensation.

To periodically assist the Compensation Committee with allocating compensation and ensuring that the total compensation package was competitive, the Compensation Committee engaged Milliman, Inc. a nationally recognized consulting firm to conduct an analysis of the compensation of senior management. Milliman’s analysis, which was performed initially in early 2007 and subsequently updated by the Committee for use in this report, included the analysis of proxy statements of a peer group and the use of reputable published surveys of executive compensation among companies similar in size (total revenues, number of employees) and similar in operational complexity to Lumera. While benchmarking Lumera’s compensation against comparable companies at this point in its lifecycle may not always be appropriate due to its early stage, the Compensation Committee believes it validates prior compensation management practices and provides a guideline for future program development. Twelve publicly traded companies (in 2006) with similarities to Lumera make up its peer group. This group was approved by the Compensation Committee for compensation comparisons with the recognition that in many respects Lumera is unique and there are very few public companies engaged in the same business mix as Lumera. These peer companies were: Advanced Photonix, Cyberkenetics Neurotechnology Systems, eMargin Corporation, Endwave Corporation, Gigabeam Corporation, Lightpath Technologies , Microvision, SpaciaLight, Inc., Third Wave Technologies, Universal Display Corporation and Valpey-Fisher Corporation. This peer company analysis used publicly available information for the most highly compensated executive officers of each company. Since the data collected relates to 2006 amounts, a 4% increase in peer group averages has been assumed for the 2007 compensation comparison.

Although circumstances often come into play with individual executives that cause the components of total compensation to mix in widely variable proportions, the goal is to manage each respective senior executive’s total compensation in a range between the 50th and 75th percentile of the peer group’s total compensation to allow Lumera to attract and retain above average performers. Lumera considers company and individual performance targets when reviewing the components of total compensation and adjust base pay and cash and equity incentive awards accordingly. At top performance levels, base pay should represent 50 percent of total compensation, with cash and stock incentives combining evenly to make up total compensation comparable to the peer group’s 75th percentile. This reflects Lumera’s belief that its compensation structure should include sufficient incentive compensation to award and encourage top performance. At more moderate performance levels, base pay should make up a higher percentage of total compensation, with cash and equity incentives varying based on specific performance measurements combining to a compensation total comparable to the peer group’s 50th percentile.

2007 Executive Compensation Components

For 2007, the principal components of compensation for the executive officers are:

•	base salary,

•	performance-based cash compensation, and

•	long-term equity incentive compensation.

Lumera’s compensation philosophies with respect to each of these components, including the basis for the compensation awarded to the named executive officers, are discussed below. In addition, although each element of compensation described below is considered separately by the Committee, the Committee’s determination of each individual component takes into account the aggregate compensation package for each named executive officer.

Base Salary

Executives are provided with a level of “assured” compensation in the form of base salary that Lumera believes to be competitive with the average base salaries of executives of companies Lumera considers comparable to it. Individual salary levels are targeted within a range of 80% to 120% of the median market salary, varying based on experience, knowledge, and individual contribution. The following market ranges were objectively determined using the combined market data provided by Milliman and are consistent with their recommendations for providing middle of the market base salary:

	Low	Median	High
CEO and Director	$233,000	$291,000	$349,000
SVP and CFO	181,000	226,000	271,000
VP Sales and Marketing	200,000	250,000	300,000

The Compensation Committee determines base salaries for the executive officers early each year. Until his departure in August 2007, Mr. Mino’s base salary was $360,000. While Mr. Mino’s salary was above the peer group range, the Compensation Committee considered experience, performance and legacy salary history in determining Mr. Mino’s base salary. In August 2007, Dr. Vallner, then Chairman and CEO of Plexera, Lumera’s wholly-owned subsidiary, assumed the duties of Interim CEO of Lumera. Dr. Vallner’s base pay for providing services to Lumera and Plexera is $300,000. In August 2007, the other named executive officers were awarded base salary increases in recognition for their role in leadership transition ranging from 10% and 15%. In February 2008, Dr. Vallner proposed, and the Compensation Committee approved, annual base salary increases ranging from 7% to 22% for the other named executive officers in recognition of promotion and individual 2007 performance.

Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, disallows a federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will apply to all compensation that is not considered to be performance based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Lumera’s 2000 Stock Option Plan and 2004 Equity Plan have been structured so any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. The cash compensation paid to executive officers during fiscal 2007 did not exceed the one (1) million dollar limit per officer.

Base Salary is the only element of compensation that is used in determining the amount of contributions permitted under Lumera’s qualified 401(k) retirement plan.

Performance-Based Cash Compensation

The Incentive Plan, or IP, is a cash-based pay-for-performance incentive program, and its purpose is to motivate and reward eligible employees for their contributions to Lumera’s performance by making a meaningful portion of their cash compensation variable and dependent on Lumera’s success. Executive team IP participants have a high proportion of their potential total cash compensation delivered through this pay-for-performance incentive to enable total direct compensation to meet or exceed median market levels. Other management and non-management employees have goals that emphasize group and individual performance where group performance includes financial results and operational results. In these cases the predominant metrics are group/division financial and operational performance and individual contribution to the relevant group/division.

The incentive formula for the named executive officers has three variables which are considered when determining the IP award: (1) the executive officer’s annual incentive target, (2) annual revenue and cash flow goals, and (3) individual performance. The IP target for each executive officer ranges from 0% to 50% of base pay. If Lumera achieves financial targets, executives will have the opportunity to earn 100% to 125% of their incentive target depending on their individual performance evaluation. If financial performance exceeds Lumera’s targets the Committee may award up to 200% of the IP target at its discretion. In 2007, as financial performance is below targeted levels, the Committee felt that several of executives were strong individual contributors, the Committee decided to award less in performance-based cash compensation in favor of higher equity incentives to key executives.

Long-Term Equity Incentive Compensation

Historically, Lumera’s exclusive form of long-term compensation has been stock options. Option grants provide a direct link to stockholder value in that they only have value when stock price exceeds the option price. Given Lumera’s early stage of development as a company, options are an effective long-term incentive. They also provide retention tied to the vesting schedule. Lumera’s continued focus on growth and innovation has led to continued use of stock options as the primary equity compensation instrument.

Lumera’s stock option program is broad-based and covered under the 2000 Stock Option Plan, or the 2000 Plan and the 2004 Equity Incentive Plan, or the 2004 Plan. The 2000 Plan provided for the granting of stock options to employees, consultants and non-employee directors of Lumera. Following the adoption of the 2004 Plan in July 2004, no more options were issued under the 2000 Plan. The 2004 Plan expires in 2014 and is currently used for making annual grants to all employees, initially upon employment and as part of Lumera’s annual grant program. Grant ranges are established for each pay grade based upon available compensation data. Individual grants are based on internal factors, such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation at peer companies. Directors are granted options annually under the 2004 Plan as a part of overall director compensation.

Employee grants generally vest in 25% annual increments over a four year period from the date of grant. Stock options under the 2004 Plan are granted at a price equal to the closing market price on the date of grant.

Lumera measures the value of long-term incentive awards for compensation management purposes using the fair-value method required by SFAS 123(R) for financial reporting purposes as shown in the Summary Compensation Table on page 179.

Current Allocation among Compensation Elements

The Compensation Committee believes that compensation of executives at Lumera should be predominantly performance based and is moving towards an allocation of total direct compensation that emphasizes the two variable elements (annual and long-term incentives). The 2007 compensation allocation set forth in the table below is in keeping with this strategy. Variation in the allocation of total pay compared to that of Lumera’s peer group is primarily related to 2007 results falling short of Lumera’s performance targets.

2007 Total Pay—Allocation of Componenets

	Lumera			Peer Group (75th %)
	Base Salary	Cash Incentive	Equity Incentive	Base Salary	Base Salary	Base Salary
CEO and Director	57%	0%	43%	53%	18%	29%
SVP & CFO	47%	5%	48%	59%	14%	27%
VP Sales and Marketing	54%	5%	40%	67%	16%	17%

Severance Benefits

Lumera does not have a formal severance benefit program but it believes that employees should receive reasonable severance benefits upon termination. Lumera executives are generally entitled to severance of one-half year of base salary in accordance with employment letters. Lumera also continues health and other insurance benefits for the time corresponding to the termination benefits. The vesting of equity compensation is not accelerated. In August 2007, Lumera entered into a Severance and Consulting Agreement, or the Severance Agreement, with Mr. Thomas D. Mino, former Chief Executive, in connection with his resignation from Lumera. Pursuant to the Severance Agreement, Lumera agreed to pay Mr. Mino an amount equal to his then current base salary, $200,000 of which was paid on the date of the Severance Agreement and the remainder of which was to be paid in installments over the following twelve months. Lumera agreed to continue to contribute to the premium cost of coverage of Mr. Mino and his dependents under Lumera’s medical and dental plans during the twelve months following his resignation at the same rate as Lumera contributes to the cost of coverage for active employees. Additionally, Mr. Mino agreed to serve as a consultant to Lumera for up to 20 hours per month for an initial period of ten months commencing September 1, 2007. For providing these services, Lumera agreed to pay Mr. Mino $10,000 per month during the initial ten month period with no compensation due for any consulting services thereafter. Mr. Mino’s stock options that were vested at the time of the termination of his employment were to remain exercisable through the date that is 90 days after the termination of Mr. Mino’s consulting relationship with Lumera.

Certain employment agreements and offer letters with members of Lumera’s senior management provide for severance compensation upon termination by Lumera without “cause.” The definition of “cause” varies among the different employment agreements or letters with members of senior management. For most, “cause” will be deemed to exist where the individual has been convicted of a crime against Lumera or has repeatedly failed or refused to fulfill his or her responsibilities.

Retirement Plan

Lumera maintains a qualified 401(k) plan pursuant to which 50% of participating employee contributions are matched up to a maximum of six percent of their base pay. There were no matching contributions during 2007 for the named executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of Lumera’s securities and any subsequent changes. They must also provide Lumera with copies of the reports.

Based on copies of reports furnished by these reporting persons, Lumera believes that all of these reporting persons complied with their filing requirements during 2007, except that: Messrs. Mino, Biere, Lykken, each an officer of Lumera during 2007, each belatedly filed one Statement of Changes in Beneficial Ownership of Securities on Form 4, reporting one transaction each.

Audit Committee Report

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee’s primary role is to assist the board of directors in its general oversight of Lumera’s financial reporting, internal controls, and audit functions. The Audit Committee provides advice, counsel and direction to management and the auditors on the basis of the information it receives and discussions with management and the auditors. The Audit Committee is also responsible for overseeing the engagement and independence of Lumera’s independent registered public accounting firm.

Among other matters, the Audit Committee monitors the activities and performance of Lumera’s independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and the board of directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace Lumera’s independent registered public accounting firm. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of Lumera’s financial, accounting and internal controls. Management and independent registered public accounting firm presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees Lumera’s internal financial controls and financial disclosure procedures.

Membership and Meetings

The Audit Committee is composed of three non-employee directors (Messrs. Guthrie (chairman), Black and Judson), each of whom is an “Independent Director” under the rules of The NASDAQ Global Market governing the qualifications of audit committees. The Audit Committee held four meetings during 2007.

Audit Committee Financial Expert

The “audit committee financial expert” designated by the board is Donald Guthrie, who is an Independent Director. Mr. Guthrie has served since August 2004 as Chair of the Audit Committee. Mr. Guthrie holds a degree in economics and statistics and an MBA and is a member of the audit committee of NII Holdings, Inc. (Nextel International). During the past 15 years Mr. Guthrie has overseen and actively supervised the financial and accounting functions, with a breadth and level of complexity comparable to accounting issues raised by the financial statements (including issues relating to estimates, accruals, and reserves) for three publicly reporting companies.

Review of Lumera’s Audited Financial Statements

The Audit Committee has reviewed and discussed Lumera’s audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with PricewaterhouseCoopers LLP, Lumera’s independent registered public accounting firm for the fiscal year ended December 31, 2007, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee also reviewed with Lumera’s independent registered public accounting firm their judgments as to the quality and the acceptability of Lumera’s accounting principles and such other matters as are required to be discussed with audit committees under generally accepted accounting standards.

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees)

and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter of the Audit Committee, the Audit Committee recommended to the board of directors that Lumera’s audited consolidated financial statements be included in Lumera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Limitations on Role and Responsibilities of Audit Committee and Use and Application of Audit Committee Report

Management is responsible for Lumera’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Lumera’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not employees and are not, and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on financial statements. The Audit Committee’s oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that Lumera’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of Lumera’s financial statements has been carried out in accordance with generally accepted auditing standards or that PricewaterhouseCoopers LLP is in fact “independent.”

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that this information is specifically incorporated by reference.

Audit Committee

Donald Guthrie, Chairman

Fraser Black

C. James Judson

Independent Registered Public Accounting Firm

The board of directors has selected PricewaterhouseCoopers LLP to serve as Lumera’s independent registered public accounting firm for fiscal year 2008.

Audit Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of annual financial statements and the reviews of the financial statements included in Lumera’s Quarterly Reports on Form 10-Q were approximately $610,000 and $290,000 for the years ended December 31, 2007 and 2006, respectively. On June 30, 2007, Lumera qualified for accelerated filer status for compliance with Sarbanes-Oxley provisions, which as expected, increased 2007 audit fees substantially.

Audit-Related Fees

PricewaterhouseCoopers LLP did not perform any audit-related professional services for Lumera during 2007 or 2006.

Tax Fees

Fees for tax services, including tax compliance, tax advice, and tax planning, totaled approximately $29,000 in 2007 and $17,000 in 2006.

All Other Fees

All other fees, consisting of fees for products and services, totaled approximately $1,500 in 2007 and $1,500 in 2006.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent registered public accounting firm. The Audit Committee evaluates whether Lumera’s use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee’s policies prohibit Lumera from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit Lumera from engaging the independent registered public accounting firm to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting. The Audit Committee approved in advance all fees for services provided by Lumera’s independent registered public accounting firm for audit and tax periods during 2007 and 2006.

Charter Amendment Proposal (Proposal 3)

Lumera and GigOptix agreed in the merger agreement that the Company’s amended and restated certificate of incorporation would be in the form of Annex C to this proxy statement/prospectus. The stockholders of Lumera are asked to consider and vote upon a proposal, referred to as the “charter amendment proposal,” to approve the Company’s amended and restated certificate of incorporation in the form attached to this proxy statement/prospectus as Annex C.

In accordance with the merger agreement, if the charter amendment proposal is approved by Lumera stockholders, Lumera will file the amended and restated certificate of incorporation with the Delaware Secretary of State immediately before the effective time of the merger. The amended and restated certificate of incorporation will be effective upon filing. Under the merger agreement, approval of the Company’s amended and restated certificate of incorporation by Lumera stockholders is a condition to the obligation of each of the parties to complete the merger. Accordingly, if the Lumera stockholders do not approve the amended and restated certificate of incorporation, Lumera or GigOptix may determine not to complete the merger and instead may terminate the merger agreement.

The Company’s board of directors approved the proposed form of amended and restated certificate of incorporation on March 27, 2008. Lumera, as the sole stockholder of the Company, approved and adopted the proposed form of amended and restated certificate of incorporation by written consent on March 27, 2008.

The proposed Company amended and restated certificate of incorporation contains a number of provisions which are material and differ from provisions contained in or omitted from the current Lumera certificate of incorporation. These provisions are described below.

Classified Board. The proposed Company amended and restated certificate of incorporation provides that the board of directors will be divided into three classes of directors. The three classes, which will be as nearly equal in number as possible, will be designated Class I, Class II and Class III. As a result, approximately one-third of the board of directors will be elected each year. At the first annual meeting of stockholders following the effective time of the merger, the term of the Class I directors will expire and the Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the effective time of the merger, the term of the Class II directors will expire and the Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the effective time of the merger, the term of the Class III directors will expire and the Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

A classified board of directors delays the ability of stockholders to change the composition of the majority of the board. A classified board of directors will have the effect of rendering such a change more difficult to accomplish, and thus may discourage, an unfriendly merger or tender offer, even if such a transaction would be favorable to stockholders. In addition, a classified board will make it more difficult for stockholders to remove directors or otherwise gain control of the board of directors, because no director of a classified board under the DGCL may be removed without “cause.” Lumera directors may currently be removed by stockholders for or without “cause.” Therefore, a classified board restricts the ability of stockholders to change the board and may make it more difficult to change incumbent management.

The Lumera certificate of incorporation currently does not provide for a classified board of directors.

Preferred Stock. The Company’s amended and restated certificate of incorporation authorizes the Company to issue up to 1 million shares of preferred stock. The Lumera certificate of incorporation authorized Lumera to issue up to 30 million shares of Lumera preferred stock in one or more series and to fix the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of each such series, including, but not limited to, dividend rights, liquidation preferences, conversion privileges and redemption rights.

Indemnification of the Company’s Directors and Officers. The Company’s amended and restated certificate of incorporation provides that the Company will indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law, any person who is made party to any suit by reason of the fact that he or she is or was a director or officer of the Company, or, while a director or officer of the Company, was serving at the request of the Company as a director, officer, employee or agent of another entity, against all liabilities, losses and expenses reasonably incurred by such director or officer. The Company’s amended and restated certificate of incorporation also provides that the Company is only required to indemnify and advance expenses to a Company director or officer in connection with a proceeding commenced by such director or officer only if the commencement of such proceeding was authorized by the Company’s board of directors.

The Lumera certificate of incorporation provides that Lumera indemnifies directors and officers against losses arising from any action or proceeding by reason of the fact that such director or officer was a director or officer of Lumera or was serving as a director, officer or employee of another entity at the request of Lumera Expenses related to such indemnified actions or proceedings are not expressly addressed in the Lumera certificate of incorporation.

For more information about the rights of the Company stockholders following completion of the merger, and for additional information concerning the manner in which the provisions of the Lumera certificate of incorporation may differ from the provisions of the proposed the Company amended and restated certificate of incorporation, see “Comparative Rights of the Company’s Stockholders, Lumera Stockholders and GigOptix Membership Unitholders” beginning on page 193. You should also carefully read the full text of the proposed Holdings amended and restated certificate of incorporation, which is attached as Annex C to this proxy statement/prospectus. The foregoing summary description of the provisions of the proposed amended and restated certificate of incorporation of the Company is qualified by reference to the attached full text of the proposed amended and restated certificate of incorporation of the Company.

Approval of the Company Amended and Restated Certificate of Incorporation

Approval of the proposed Company amended and restated certificate of incorporation requires the affirmative vote of the holders of a majority of the shares of Lumera common stock entitled to vote on the charter amendment proposal.

THE BOARD OF DIRECTORS OF LUMERA UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED COMPANY AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

New Company Equity Plan Proposal (Proposal 4)

The stockholders of Lumera are asked to consider and vote upon a proposal to approve the Company 2008 Equity Incentive Plan, which is referred to as the “new equity plan,” at the Lumera annual meeting. Lumera agreed in the merger agreement to submit the new equity plan to its stockholders for approval at the Lumera annual meeting.

The Company board of directors unanimously approved the new equity plan on March 27, 2008. The new equity plan will be effective as of the effective date of the merger if it is approved by Lumera stockholders at the Lumera annual meeting. Under the merger agreement, approval of the new equity plan by Lumera stockholders is not a condition to the obligations of the parties to complete the merger. Accordingly, even if the new equity plan is not approved by Lumera stockholders at the special meeting, the parties will be obligated to complete the merger if the closing conditions are satisfied.

No awards under the new equity plan have been granted or will be granted unless and until the new equity plan is approved by Lumera stockholders at the Lumera annual meeting and the new equity plan becomes effective. The granting of awards under the new equity plan will generally be within the discretion of the compensation committee of the Company’s board of directors. Accordingly, it is not possible as of the date of this proxy statement/prospectus to determine the nature or amount of any such awards that may be subject to future grants to the Company’s officers, employees and other participants in the new equity plan. The new equity plan is not the exclusive means of providing incentive compensation to executives and other employees eligible to participate in the new equity plan, and the Company reserves the right to pay incentive compensation to them under another plan or without regard to any plan in appropriate circumstances.

The following summary description of the material features of the new equity plan is not intended to be exhaustive, and is qualified by reference to the copy of the new equity plan attached to this proxy statement/prospectus as Annex E.

Administration

The compensation committee of the Company’s board of directors has the power and authority to administer the new equity plan. In accordance with the terms of the plan, the Company’s compensation committee may delegate this power and authority to one or more of its members, and, under certain circumstances, may delegate the power to grant rights or options or to allocate other awards to one or more officers of the Company. The Company’s compensation committee has discretionary authority to interpret the new equity plan; determine eligibility for and grant awards under the new equity plan; prescribe forms, rules and procedures with regards to such awards; and otherwise do all things necessary to carry out the purposes of the new equity plan.

Purpose and Eligibility

The purpose of the new equity plan is to advance the interests of the Company by providing for the grant to plan participants of stock-based and other incentive awards.

The plan administrator will select plan participants from key employees, directors, consultants and advisors of the Company or its affiliates who, in the opinion of the administrator, are in a position to make a significant contribution to the success of the Company and its affiliates. Only employees of the Company or its subsidiaries are eligible to receive incentive stock options.

Awards

Awards under the new equity plan may be made in the form of:

•

stock options, which entitle the recipient to acquire shares of Company common stock upon payment of a specified exercise price, which may be comprised of either incentive stock options, or ISOs, or non-qualified stock options;

•

stock appreciation rights, or SARs, which entitle the holder upon exercise to receive cash or stock, as the administrator determines, equal to a function (determined by the administrator) of the amount by which the Company common stock has appreciated in value since the date of the award;

•	restricted stock, representing an award of Company common stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are satisfied;

•	unrestricted Company common stock;

•

stock units, consisting of unfunded and unsecured promises, denominated in shares of Company common stock, to deliver Company common stock or cash to the recipient measured by the value of Company common stock at a point in the future, including restricted stock units payment on which is subject to satisfaction of specified performance or other vesting conditions;

•	cash awards; and

•	other stock based awards.

Any of the foregoing awards may be made subject to attainment of performance criteria over a period of one or more years.

Effective Date and Term

The new equity plan will be effective as of the effective date of the merger, if it is approved by Lumera stockholders, and no awards under the new equity plan may be granted more than ten years after its adoption.

Amendment and Termination

The plan administrator may at any time amend the new equity plan or any outstanding award and may at any time terminate the new equity plan as to future grants of awards, provided that the plan administrator may not, without the affected award recipient’s consent, alter the terms of an award so as to adversely affect a participant’s rights under the award, unless the plan administrator expressly reserved the right to do so at the time of the award. Amendment to the new equity plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law.

Shares Subject to New Equity Plan

The maximum number of shares of Company common stock that may be delivered in satisfaction of awards granted under the new equity plan is 2,500,000, plus an annual increase equal to the lesser of (i) 5% of the number of shares of Company common stock outstanding as of the Company’s immediately preceding fiscal year or (ii) such lesser amount, if any, as the Company’s board of directors may determine. The number of shares of Company common stock delivered in satisfaction of awards shall, for purposes of the immediately preceding sentence, be determined net of shares of Company common stock withheld by the Company, or tendered to the Company, in payment of the exercise price of the award or in satisfaction of tax withholding requirements with respect to the award. Subject to such overall maximum, up to 21,000,000 shares of Company common stock may be issued upon the exercise of ISOs and up to 21,000,000 shares of Company common stock may be issued with respect to stock options that are not ISOs. These limits shall be construed to comply with Section 422 of the Code and regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange and NASDAQ requirements), Company common stock issued under awards that convert, replace or adjust awards of an acquired company will not reduce the number of shares available for awards under the new equity plan.

Shares issued under the new equity plan may be authorized but unissued shares or treasury shares. No fractional shares of Company common stock will be delivered under the new equity plan.

The maximum number of shares of Company common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of Company common stock subject to SARs granted to any person in any calendar year will each be 2,500,000. The maximum number of shares subject to other awards granted to any person in any calendar year will be 1,000,000 shares. The maximum amount payable to any person in any year under cash awards will be $5,000,000. These limits will be construed in a manner consistent with Section 162(m) of the Code.

Terms and Conditions of Awards

All Awards

Generally, the plan administrator will determine the terms of all awards under the new equity plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to Company common stock subject to awards. Upon the cessation of a participant’s employment with the Company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

•

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s cessation of employment will remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

•

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s death will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s death or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised; and

•

All stock options and SARs held by a participant immediately prior to the cessation of the participant’s employment will immediately terminate upon such cessation if the plan administrator determines that such cessation has resulted for reasons which cast discredit on the participant so as to justify immediate termination of the award.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% (or in the case of certain ISOs, 110%) of the fair market value of Company common stock subject to such award, as determined on the date of the grant, or such higher amount as the plan administrator may determine. No awards, once granted, may be repriced other than in accordance with applicable stock exchange stockholder approval requirements. Fair market value will be determined by the plan administrator consistent with the applicable requirements of Section 422 and Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Certain ISO awards will have a minimum term not to exceed five years from the date of grant.

Effect of Certain Transactions

Effect of Covered Transactions

Except as otherwise provided in an award agreement, in the event of a “covered transaction,” as defined in the new equity plan, the plan administrator may provide for the assumption of some or all outstanding awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor, in each case on such terms and conditions as the plan administrator determines. In the event of a covered transaction in which there is no such assumption or substitution, except as otherwise provided in an award agreement, each stock option, SAR and other award requiring exercise will become fully exercisable, and the delivery of shares of Company common stock issuable under each outstanding award of stock units (including restricted stock units) will be accelerated and such shares will be issued, prior to the covered transaction on a basis that gives the holder of the award a reasonable opportunity following exercise of the award or issuance of the shares to participate as a stockholder in the covered transaction. In the case of restricted stock, the plan administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Company common stock in connection with the covered transaction be placed in escrow or otherwise made subject to such restrictions as the plan administrator deems appropriate to carry out the intent of the new equity plan.

The new equity plan defines “covered transactions” to include any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a covered transaction involves a tender offer that is reasonably expected to be followed by a merger, the covered transaction will be deemed to have occurred upon consummation of the tender offer.

The merger will not be a “covered transaction” for purposes of the Plan.

Changes in and Distributions with Respect to Company Common Stock

In the event of a stock dividend, stock split, combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the plan administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the new equity plan, to the maximum number of shares that may be issued upon the exercise of ISOs, to the maximum number of shares that may be issued with respect to stock options that are not ISOs, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, any exercise prices relating to awards and any other provision of awards affected by such change.

Federal Income Tax Consequences

Federal Income Tax Consequences of Incentive Stock Options

An option holder will not realize taxable income upon the grant of an incentive stock option under the new equity plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules applicable to non-qualified stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares is qualifying if it is made at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long- or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If an option holder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment would not apply if the option holder acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that had expired with respect to the transferred shares.

Federal Income Tax Consequences of Non-Qualified Stock Options

An option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. The Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if the Company complies with applicable reporting requirements and Section 162(m) of the Code.

An option holder who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The option holder will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares will be the fair market value of the shares on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be eligible for inclusion in the option holder’s estate for estate tax purposes.

If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an incentive stock option, and the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Federal Income Tax Consequences of Stock Appreciation Rights

The grant of SARs will not result in taxable income to the participant or a deduction to the Company. Upon exercise of an SAR, the participant will recognize ordinary income, and the Company will have a corresponding deduction in an amount equal to the cash or the fair market value of the common stock received by the participant. The Company would be entitled to a deduction equal to the amount of any compensation income taxable to the participant, subject to Section 162(m) of the Code.

Federal Income Tax Consequences of Restricted Stock and Restricted Stock Units

A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the common stock is subject to restrictions (that is, such restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year the grantee is taxed on the income, subject to Section 162(m) of the Code.

A distribution of common stock in payment of a restricted stock unit award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received. The Company is entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Code.

Federal Income Tax Consequences of Dividend Equivalent Rights

Participants who receive dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Federal Income Tax Consequences of Performance Shares and Performance Units

A distribution of common stock in payment of a performance share award or a payment of cash in satisfaction of a performance unit award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received or the amount of the cash payment. The Company is entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Code.

Federal Income Tax Consequences of Unrestricted Shares

A holder of unrestricted shares will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. The Company will be entitled to deduct the amount of such compensation, subject to Section 162(m) of the Code.

Upon the holder’s disposition of unrestricted shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the holder as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the holder has held the shares for at least one year. Otherwise, the capital gain or loss will be short-term.

Tax Withholding

Payment of the taxes imposed on awards made under the new equity plan may be made by withholding from payments otherwise due and owing to the holder.

Approval of New Equity Plan

Assuming a quorum is present at the Lumera annual meeting, the affirmative vote of the holders of a majority of the voting power of the shares of Lumera common stock present in person or represented by proxy at the Lumera annual meeting and entitled to vote on the new equity plan, voting together as a single class, is required to approve the new equity plan.

THE BOARD OF DIRECTORS OF LUMERA UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE NEW EQUITY PLAN.

Adjournment Proposal (Proposal 5)

The stockholders of Lumera are asked to consider and vote upon a proposal to approve one or more adjournments of the annual meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the Lumera merger proposal, the Company charter amendment proposal and in favor of adoption of the new equity plan. If a quorum is not present at the Lumera annual meeting, Lumera stockholders may be asked to vote on the proposal to adjourn the Lumera annual meeting to solicit additional proxies. If a quorum is present at the Lumera annual meeting, but there are not sufficient votes at the time of the annual meeting to approve the proposals, Lumera stockholders may also be asked to vote on the proposal to approve the adjournment of the annual meeting to permit further solicitation of proxies in favor of the other proposals.

Approval of the Adjournment Proposal

The affirmative vote of the holders of a majority of the voting power of the shares of Lumera common stock present in person or represented by proxy at the Lumera annual meeting and entitled to vote on the matter is required to approve the adjournment proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF LUMERA VOTE FOR THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT OF THE COMPANY AFTER THE MERGER

Directors

Size and Composition of Board of Directors

In accordance with the merger agreement, the Company’s board of directors will consist of the following seven directors immediately after the merger closings:

•	Dr. Avi Katz;

•	two directors designated by Lumera, who shall be C. James Judson and Dr. Joseph Vallner;

•	two directors designated by GigOptix, who shall be Stephen C. Johnson and Douglas Swenson;

•	Neil Miotto; and

•	Kimberly D.C. Trapp.

From and after the effective time of the merger, the number of directors constituting the Company’s board of directors may not be less than two nor more than ten directors.

Classification of Board of Directors

The proposed amended and restated certificate of incorporation of the Company provides that the Company’s board of directors will be divided into three classes of directors. The three classes, which will be as nearly equal in number as possible, will be designated Class I, Class II and Class III. As a result, approximately one-third of the board of directors will be elected each year. At the first annual meeting of stockholders following the effective time of the merger, the term of the Class I directors will expire and the Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the effective time of the merger, the term of the Class II directors will expire and the Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the effective time of the merger, the term of the Class III directors will expire and the Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Class I Directors

Kimberly D.C. Trapp has served as a Lumera director since October 2006 and a member of the GigOptix board since October 2007. Since August 2003, she has been Industry Liaison Officer for the Center of Optical Technologies at Lehigh University, which advances the research and application of optical and electro-optic technologies. The Center has more than 30 industry liaison members and joint partners, has obtained more than $75 million in funding since 2001, and has recently opened The Smith Family Laboratory for Optical Technologies. Before joining Lehigh University, she served as the Director of Marketing Operations of Agere Systems and was responsible for business operations, customer marketing, technical product support, product engineering, and program management of Agere’s electro-optic business and product portfolio. She earlier served in the development organizations of AT&T Bell Laboratories and Lucent Technologies where she led the team responsible for development of the 10-Gbps lithium niobate modulator product portfolio. She received her B.S. degree in chemistry from Purdue University, her M.S. degree in inorganic chemistry from Fairleigh Dickinson University, and has completed an MBA program.

Neil J. Miotto is a retired assurance partner of KPMG LLP where he was a partner for twenty-seven years until his retirement in September 2006. While at KPMG, Mr. Miotto also served as an SEC reviewing partner. He is a member of American Institute of Certified Public Accountants and holds C.P.A. licenses in New York, Connecticut and California. Mr. Miotto also has served as a chairman of the SEC Committee of the New York State Society of Certified Public Accountants. He holds a Bachelor of Business Administration degree from

Baruch College, of The City University of New York. Mr. Miotto is a member of the Board of Directors of Micrel, Incorporated, where he serves on the Audit Committee and Nominating/Corporate Governance Committee.

Class II Directors

C. James Judson has served as a Lumera director since August 2004 and as Chairman of the Board since March 2007. From 1975 to 1994, Mr. Judson was general counsel for Port Blakely Tree Farms. From 1982 to 1994, Mr. Judson was general counsel for Merrill & Ring. From 1988 to 1994, Mr. Judson was general counsel for the Seattle Seahawks. In 1995, Mr. Judson was a co-founder of Eagle River Investments, LLC, a Kirkland-based venture capital fund that focused on communications. Since 1975, Mr. Judson has been a business law partner at Davis Wright Tremaine in Seattle. Mr. Judson has a B.A. from Stanford University in Economics and an L.L.B. from Stanford Law School. Mr. Judson currently serves as a director of Garrett and Ring, Port Blakely Tree Farms, The Joshua Green Corporation, Sonata Capital, Airbiquity, Welco Lumber, Eden Rock Communications and MediaCast.

Douglas L. Swenson founded DBSI, a group of real estate investment companies, in 1979 and currently serves as its President. Mr. Swenson also serves on the management board of Stellar Technologies LLC, the indirect owner of 95% of GigOptix membership units. Prior to founding DBSI, Mr. Swenson practiced as a Certified Public Accountant in Boise, Idaho with Touche Ross & Co. (now Deloitte & Touche), an international accounting firm. Before that, he practiced with Peat, Marwick, Mitchell and Co. in Houston, Texas. Mr. Swenson is a Certified Public Accountant (inactive), a real estate licensee (inactive), and a general securities principal in various states and with the National Association of Securities Dealers (inactive). He holds a Master of Accountancy degree from Brigham Young University.

Class III Directors

Dr. Avi Katz has served as Chief Executive Officer and Chairman of the Board of GigOptix since its inception, and its parent company, iTerra Communications, since April 2007. Dr. Katz has spent more than 20 years in leadership positions with public and private electronics manufacturers, mostly leading restarts and turn-around situations in fiercely competitive markets. Before joining iTerra, and since April 2006 he was the Corporate Development executive of Symphony Services, subsequent to serving as a Managing Partner and Chairman of APU-Global which he founded in 2005. Dr. Katz was Chief Executive Officer of Intransa, Inc. from 2003 to 2005 and Equator Technologies, Inc. from 2000 to 2003, and he has held executive positions in other high-tech companies such as Watkins-Johnson Co. and ASTeX. Prior to becoming an executive, Dr. Katz spent seven years as a researcher at AT&T Bell Laboratories. He holds numerous U.S. and international patents, has published about 300 technical papers, and is the editor of a number of technical books. Dr. Katz received his Ph.D. in Materials Engineering and a B.S. in Engineering from Technion-IIT, Israel, and is a graduate of the Israeli Naval Academy.

Joseph J. Vallner has served as Interim Chief Executive Officer of Lumera since August 2007. Dr. Vallner has served as a Lumera director since June 2006. From November 2006 until July 2007, Dr. Vallner was President and Chief Executive Officer of Capnia, a private company developing novel therapeutic products using its proprietary medical gas delivery system. From 1999 until 2006, he was President and Chief Operating Officer of Cell Genesys, where he was responsible for the research, development, manufacturing, clinical, regulatory and operations departments. Prior to Cell Genesys, he was with SEQUUS Pharmaceuticals for seven years where he was instrumental in the launch of two products including Doxil®, a liposome-based cancer therapeutic. He also helped transition the company through its merger with ALZA Corporation. Prior to SEQUUS, he held various positions with Syntex Corporation and G.D. Searle and Company. Prior to his corporate experience, Dr. Vallner was an associate professor of pharmaceutics at the University of Georgia. He serves as a board member of the California Healthcare Institute. Dr. Vallner received his Ph.D. in pharmaceutics, an M.S. in physical chemistry and a B.S. in pharmacy from the University of Wisconsin, Madison.

Stephen C. Johnson has served as a member of the management board of GigOptix since October 2007. Mr. Johnson founded Komag Incorporated, a manufacturer of thin-film media for hard disk drives, where he served as President and Chief Executive Officer from September 1983 to August 1999. He was also President and Chief Executive Officer of Boschert Incorporated, a switching power supply manufacturer. He is a director of two start-up companies: Glimmerglass Networks, Inc., a manufacturer of optical switches, and Rapport, Inc., a provider of a very-low-power, multi-processor parallel computing platforms. Mr. Johnson has also served on the boards of 3Com Corporation, Exabyte Corporation, Uniphase Corporation, Rasna Incorporated, Komag Incorporated, SideStep, Inc. and Asahi Komag Company, Ltd. He is on the advisory board of the Santa Clara University Business School. Mr. Johnson holds a B.S.E.E. degree from Princeton University, an M.S.E.E. degree from the University of New Mexico, and an MBA degree from Harvard Business School. As Managing Partner of The Slingshot Group since 1999, Mr. Johnson provides expertise to emerging companies and acts as an angel investor.

Independent Directors

The Company has identified the following individuals designated to serve on its board of directors immediately following the merger closings as independent directors within the meaning of Rule 10-A3(b)(1) under the Exchange Act and Rule 4200(a)(15) of The NASDAQ Marketplace Rules: Kimberly D.C. Trapp, C. James Judson, Stephen C. Johnson and Neil Miotto. The Company believes that each of these individuals will qualify as independent directors for these purposes immediately following the merger closing.

In determining the independence of these individuals, the Company considered applicable NASDAQ Marketplace Rules and SEC rules and a variety of other factors.

Director Compensation

The Company

In accordance with existing practice of Lumera and GigOptix, it is expected that directors of the Company who are also full-time employees of the Company will receive no additional compensation for their services as directors. Each non-employee director of the Company will receive compensation for service on the Company’s board of directors as determined by the board of directors of the Company upon the recommendation of a majority of the independent directors or a compensation committee composed solely of independent directors.

Lumera

The following table sets forth information regarding compensation paid by Lumera during the 2007 fiscal year to C. James Judson, Kimberly D.C. Trapp and Dr. Joseph Vallner each of whom will be a director of the Company.

Director Compensation for Fiscal Year End December 31, 2007

Name (a)	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
C. James Judson (1)	18,000	138,779	156,779
Kimberly D.C. Trapp (2)	18,000	110,949	128,949
Joseph Vallner (3)	18,000	110,949	128,949

(1)	As of December 31, 2007, Mr. Judson had outstanding options to purchase 145,000 shares.

(2)	As of December 31, 2007, Ms. Trapp had outstanding options to purchase 56,000 shares.

(3)	As of December 31, 2007, Dr. Vallner had outstanding options to purchase 177,500 shares.

GigOptix

The following table sets forth information regarding compensation paid by GigOptix during the 2007 fiscal year to Dr. Avi Katz, Stephen C. Johnson, and Kimberly D.C. Trapp, each of whom will be a director of the Company:

Director Compensation for Fiscal Year End December 31, 2007

Name (a)	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Dr. Avi Katz	—	—	—
Stephen C. Johnson (1)	—	8,500	8,500
Kimberly D.C. Trapp (2)	—	6,000	6,000

(1)	As of December 31, 2007, Mr. Johnson had outstanding options to purchase 85,000 GigOptix membership units.

(2)	As of December 31, 2007, Ms. Trapp had outstanding options to purchase 60,000 GigOptix membership units.

Executive Officers Compensation

Following the merger, Dr. Avi Katz will serve as Chairman and Chief Executive Officer, Mr. Peter Biere will serve as Chief Financial Officer, Mr. Andrea Betti-Berutto will serve as Chief Technology Officer, Ms. Julie Tipton will serve as Vice President of Marketing and Dr. Raluca Dinu will serve as Vice President Advanced Engineering Lumera Division of the Company. Set forth below are the name, age, position and a brief account of the business experience of each of the individuals expected to serve as officers of the Company immediately following the merger closing:

Dr. Avi Katz, 50, has served as Chief Executive Officer of GigOptix since its inception and as chairman of the board since July 2007, and as CEO of its parent company, iTerra Communications, from April 2007 until the formation of GigOptix. From April 2006 until he joined iTerra, he was the corporate development executive of Symphony Services, subsequent to serving as a Managing Partner and Chairman of APU-Global which he founded in 2005. Dr. Katz was Chief Executive Officer of Intransa, Inc. from 2003 to 2005 and Equator Technologies, Inc. from 2000 to 2003, and he has held executive positions in other high-tech companies such as Watkins-Johnson Co. and ASTeX. Prior to becoming an executive, Dr. Katz spent seven years as a researcher at AT&T Bell Laboratories. He holds numerous U.S. and international patents, has published approximately 300 technical papers, and is the editor of a number of technical books. Dr. Katz received his Ph.D. in materials engineering and a B.S. in engineering from Technion-IIT, Israel, and is a graduate of the Israeli Naval Academy.

Andrea Betti-Berutto, 44, has served as Vice President of Engineering and Chief Technical Officer of GigOptix since July 2007. Mr. Betti-Berutto was a founder of GigOptix’ parent company, iTerra Communications where he served in a variety of capacities from 2000 until July 2007. He has more than 16 years of experience in the design of ICs and multichip modules for microwave, millimeter-wave, and RF applications. Before founding iTerra, Mr. Betti-Berutto managed the product development team of Fujitsu Compound Semiconductor for millimeter-wave high-power amplifiers used in point-to- point and satellite communication applications. He is the author of several publications in technical journals in the area of power amplifiers, high-speed ICs, and broadband design for lightwave applications. Mr. Betti-Berutto received his M.S. degree in electrical engineering from the University of Rome “La Sapienza”.

Julie Tipton, 44, has served as Vice President of Marketing for GigOptix since June 2007. Prior to joining GigOptix Ms. Tipton held numerous management positions at NXP Semiconductors and its predecessor Philips Semiconductors predominantly developing and marketing Integrated Circuit (IC) solutions for the consumer and mobile telephony segments from September 1985 until June 2007. She was most recently General Manager for Mobile Wireless LAN product line responsible for P&L. Her other positions at the company included Director of Operations for Business Line Connectivity, General Manager of Networking ASICs product line, Vice President and General Manager of Digital Video Interactive product line, Business Development Manager for Consumer ICs North America, and International Product Marketing Manager for Teletext ICs. Julie received her BS degree in Physics with Electronics from the University of Kent at Canterbury and a Diploma in Marketing from Chartered Institute of Marketing, both in England.

Peter J. Biere, 52, has served as Senior Vice President of Finance, Chief Financial Officer and Treasurer of Lumera since August 2007 and as Vice President of Finance, Chief Financial Officer and Treasurer from August 2004 to August 2007. From September 2003 to August 2004, Mr. Biere acted as Interim CEO and CFO of Entrées, Inc. From February 2002 to August 2003, Mr. Biere provided financial consulting services. From July 1999 to January 2002, Mr. Biere served as Chief Financial Officer of Locate Networks, a location-based wireless service provider. From May 1993 to July 1999, Mr. Biere served as Senior Vice President and Chief Financial Officer of Zones, Inc., where he helped lead that company’s initial public offering. Mr. Biere has a B.A. in accounting and an M.A. in accounting from the University of Iowa.

Raluca Dinu, PhD., 34, has served as Lumera’s Vice President—Electro-Optics since August 2007. Dr. Dinu joined Lumera in April 2000 performing a number of roles of increasing responsibility, as Sr. Process

Engineer until September 2004, Manager of the Processing Group until March 2006, Director of the Electro-Optics Business Unit until August 2007 and Vice President of the Electro-Optic Business Unit since August 2007. Dr. Dinu obtained her BSc in physics/optics, and Ph.D. in physics, at the University of Bucharest in 2000 in ferroelectric thin films for random access memories.

Executive Compensation

Compensation Discussion and Analysis of the Company

The Company was formed in March 2008 for purposes of holding both Lumera and GigOptix as wholly-owned subsidiaries following completion of the merger. The Company currently has no operations or employees and, accordingly, has not paid any executive compensation or adopted any executive compensation programs. Accordingly, the compensation amounts presented in the compensation tables for Lumera and GigOptix may not be indicative of future compensation that the Company will award to its executive officers or directors. Until completion of the merger, the Company will not constitute its board of directors in accordance with the merger agreement or establish a compensation committee as required under the NASDAQ Marketplace Rules. Although the Lumera and GigOptix boards have approved the Company’s 2008 Equity Incentive Plan, described in this proxy statement/prospectus as the “new equity plan,” the philosophy and objectives of the Company’s future compensation programs have not yet been determined. The formulation of the Company’s compensation philosophy and objectives and the adoption and implementation of the Company’s compensation programs will be undertaken after completion of the merger following the formation, and subject to the oversight, of the Company’s compensation committee. The Company anticipates that              will serve as the initial members of the compensation committee effective upon the completion of the merger. The Company also anticipates that its board of directors will adopt a compensation committee charter effective upon completion of the merger.

Lumera and GigOptix expect that, once it is formed, the Company’s compensation committee will approve equity and cash-based incentive awards to the Company’s executive officers and directors. In negotiating the merger agreement, the two companies agreed that the adoption of an equity plan for the Company at the time of the merger closings would facilitate implementation of the Company’s future compensation programs. The new equity plan is being submitted for approval by Lumera’s stockholders at the special meeting described in this proxy statement/prospectus primarily to satisfy stockholder approval requirements of the NASDAQ Marketplace Rules. The terms of the new equity plan are described under “New Company Equity Plan Proposal.”

The new equity plan was approved by the directors of Lumera and GigOptix with a view to providing the Company’s compensation committee, as administrator of the plan, with the flexibility to structure compensation programs that are consistent with the new company’s overall goals and strategic direction and that provide a wide range of incentives to encourage and reward superior performance. The new equity plan’s purpose is to provide incentives to the Company’s named executive officers and other employees to expend their maximum effort to improve the Company’s operating results primarily by giving plan participants an opportunity to acquire or increase a direct proprietary interest in the Company’s future success through their ownership of common stock. A total of 2,500,000 shares of the Company’s common stock will be available for issuance under the plan in connection with equity awards. The plan also will provide for the grant of performance incentives in the form of cash-based awards.

In administering the plan, the compensation committee will have the discretion to determine, for each award period, the portion of each named executive officer’s total compensation that will consist of awards under the plan, the mix of short-term and long-term incentives represented by the awards, the allocation of the awards between equity and cash-based incentives, the forms of the equity awards, and the service-based requirements and performance goals the officer will have to satisfy to receive payment under the awards. Lumera and GigOptix expect that a portion of each named executive officer’s total compensation will be delivered in the form of equity in order to align the officer’s interests with the interests of the Company’s stockholders. The compensation committee will be authorized to make equity awards in the form of stock options, stock appreciation rights, restricted stock and restricted stock units. The committee’s compensation philosophy will determine the manner in which it exercises its discretion to structure equity awards to achieve the plan’s purpose.

The Company will be required to accrue awards paid to its named executive officers as an expense when earned by the officer. SFAS 123(R) will require the Company to recognize compensation expense within its income statement for all share-based payment arrangements, which will include most of the equity awards under the new equity plan. The expense will be based on the grant-date fair value of the equity awards granted and, in most cases, will be recognized ratably over the requisite service period.

Section 162(m) of the Code limits public companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four most highly compensated executive officers determined at the end of each year. Performance-based compensation is excluded from this limitation. The new equity plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code at such time as the new equity plan becomes subject to Section 162(m) of the Code.

Summary Compensation Tables

Lumera

The following table shows the compensation paid by Lumera for 2007 to Lumera’s executive officers who, as of the date of this proxy statement/prospectus, have been selected to serve as executive officers of the Company:

Summary Compensation Table

Name and Principal Position (a)	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards (2)	All Other Compensation ($)	Total ($)
Peter J. Biere, CFO Senior VP, Chief Financial Officer and Treasurer	2007	211,250	30,000		237,397		478,647
Raluca Dinu, VP Electro-Optics	2007	150,025	27,000		120,187	1,900	299,112

(1)	Bonus includes amounts paid under the Company’s annual incentive plan for work performed during 2007.

(2)	Represents the fair-value of equity-based awards expensed for financial reporting purposes under SFAS 123(R), rather than an amount actually paid to Mr. Biere. See Management’s Discussion and Analysis and the Notes to Financial Statements for a discussion of expense calculations under SFAS 123(R). The options underlying the award vest ratably over a four year period. The SFAS 123(R) value of the award is spread out on an accelerated basis, resulting in expense recorded before the award becomes non-forfeitable. There can be no assurance that the SFAS 123(R) amounts will ever be realized. The fair-value measure of Lumera’s Equity Incentive Plan grants differs from the risk-adjusted present value measure used to determine the value of stock grants in the total compensation calculations shown on pages 157, 158 and 159.

GigOptix

The following table shows the compensation paid by GigOptix for 2007 to its three executive officers who, as of the date of this proxy statement/prospectus, have been selected to serve as executive officers of the Company:

Summary Compensation Table

Name and Principal Position (a)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (3) ($)	All Other Compensation ($)	Total ($)
Dr. Avi Katz (1) Chairman, Chief Executive Officer and President	2007	207,690	—	—	67,936	577	276,203

Andrea Betti-Berutto, Chief Technology Officer	2007	180,000	—	—	41,992	4,154	226,146

Julie Tipton (2) Vice President of Marketing	2007	110,000	—	—	11,280	—	121,280

(1)	Dr. Katz joined iTerra Communications, GigOptix’s parent company, on April 9, 2007 and later became GigOptix’ CEO and Chairman of the Board on July 1, 2007.

(2)	Ms. Tipton joined GigOptix on June 18, 2007.

(3)	Represents the fair value of equity-based awards expensed for financial reporting purposes under SFAS 123(R), rather than amount actually paid to the executive officers. See Notes to financial statements for a discussion of expense calculations under SFAS 123(R). There can be no assurance that the SFAS 123(R) amounts will ever be realized.

Grants of Plan Based Awards

Lumera

The following table presents information with respect to the grants of plan-based awards by Lumera to its continuing executive officers, during the 2007 fiscal year:

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2007

Estimated Future Payouts

Under Non-Equity

Incentive Plan Awards

Name (a)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Peter J. Biere, CFO	3/1/2007		115,000	143,750		75,000	4.28	215,250
Raluca Dinu, VP Electro-Optics	3/1/2007		85,000	106,250		60,000	4.28	172,200

GigOptix

The following table presents information with respect to the grants of plan-based awards by GigOptix to its continuing executive officers, Dr. Avi Katz, Andrea Betti-Berutto and Julie Tipton, during the 2007 fiscal year:

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2007

Estimated Future Payouts

Under Non-Equity

Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Dr. Avi Katz Chairman, Chief Executive Officer and President	8/1/2007					1,325,000	0.10	0.10

Andrea Betti-Berutto Chief Technology Officer	8/1/2007					819,000	0.10	0.10

Julie Tipton Vice President of Marketing	8/1/2007					220,000	0.10	0.10

Outstanding Equity Awards at Year End

Lumera

The following table sets forth information with respect to the outstanding equity awards at 2007 fiscal year-end for the Lumera continuing executive officers:

Outstanding Equity Awards at Fiscal Year End

December 31, 2007

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date
Peter J. Biere, CFO	— 37,500 — 18,750 — — 51,723 4,527	18,750 18,750 19,797 36,453 49,621 25,379 17,241 1,509	18,750 18,750 19,797 36,453 49,621 25,379 17,241 1,509	5.12 5.12 3.82 3.82 4.28 4.28 5.80 5.80	3/23/2015 3/23/2015 4/13/2016 4/13/2016 3/1/2017 3/1/2017 8/18/2014 8/18/2014
Raluca Dinu, VP Electro-Optics	8,000 10,000 — — 6,000 4,000 2,250	8,000 30,000 11,253 48,747 — — —	8,000 30,000 11,253 48,747 — — —	5.12 3.82 4.28 4.28 10.00 10.00 2.00	3/23/2015 4/13/2016 3/1/2017 3/1/2017 4/30/2011 1/1/2012 7/1/2013

(1)	Options granted on 9/3/2001 vested 50% on the first grant date anniversary and 25% on each of the following anniversary dates. Options granted on 3/9/2004 vested in three equal amounts on 9/1/04, 9/1/05 and 9/1/06. Options granted on 4/21/2004, 8/17/2004, 3/23/2005 and 4/12/2006 vest and become exercisable in equal installments on each of the four years following the respective grant dates and expire on the dates shown in the Option Expiration column, which is the day before the tenth anniversary of the grant date.

(2)	No awards have been re-valued from their original grant price.

GigOptix

The following table sets forth information with respect to the outstanding equity awards at 2007 fiscal year-end for the GigOptix continuing executive officers, Dr. Avi Katz, Andrea Betti-Berutto and Julie Tipton:

Outstanding Equity Awards at Fiscal Year End

December 31, 2007

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Dr. Avi Katz Chairman, Chief Executive Officer and President (1)	—	1,325,000	—	$0.10	8/1/2017

Andrea Betti-Berutto, Chief Technology Officer (2)	—	819,000	—	$0.10	8/1/2017

Julie Tipton, Vice President of Marketing (3)	—	220,000	—	$0.10	8/1/2017

(1)	250,000 of Dr. Katz’ options vested 8/1/07, but were not exercisable until 1/1/2008. 75,000 options will vest upon the successful completion of funding event, as determined by the board of GigOptix. 250,000 options will vest on 8/1/08, with 20,833 options vesting monthly on the first of each month thereafter.

(2)	323,000 of Mr. Betti-Berutto’s options vested on 8/1/2007 but were not exercisable until 1/1/2008 and 124,000 options vested on 8/1/2008. Thereafter, 10,333 vest monthly on the first of each month thereafter.

(3)	55,000 of Ms. Tipton’s options vested on 8/1/2008, and 4,583 options will vest monthly on the first of each month thereafter.

Option Exercises and Stock Vested

Lumera

Mr. Biere and Dr. Dinu, Lumera’s continuing executive officers, did not exercise any options during 2007.

GigOptix

None of GigOptix’ continuing executive officers exercised any options during 2007.

Payments Upon Termination

Lumera

Severance agreements for Mr. Biere and Dr. Dinu provide for separation payments equal to six months of their base pay and accrued bonus, including continued group benefit premiums, upon termination without cause, paid out in equal amounts over the severance period.

GigOptix

If GigOptix terminates Dr. Katz’ employment without “Cause,” as defined in his employment agreement, or Dr. Katz terminates his employment for “Good Reason” as defined in his employment agreement, Dr. Katz is entitled to (a) a one time lump-sum payment equal to twelve months base salary paid on the date of termination, and (b) accelerated vesting of his options. If GigOptix terminates the employment of Mr. Betti-Berutto without “Cause,” as defined in his employment agreement, or he terminates his employment for “Good Reason” as defined in his employment agreement, he is entitled to 4 months payment of his base salary based on such salary at the date of termination.

Certain Relationships and Related Transactions

Lumera

Compensation Committee Interlocks and Insider Participation.

Dr. Joseph Vallner, Lumera’s Interim Chief Executive Officer, served on the Lumera Compensation Committee during 2007. Otherwise, the Lumera Compensation Committee is composed of the following independent directors: Robert A. Ratliffe and Donald Guthrie. During 2007, none of Lumera’s executive officers served on the board of directors of any entities that had one or more executive officers serving on Lumera’s Compensation Committee.

GigOptix

Douglas L. Swenson is a member of the management board of iTerra Communications LLC, owner of 41.25% of the outstanding membership units of GigOptix, and is a member of the management board of Stellar Technologies LLC, owner of 54.02% of the outstanding membership units of GigOptix.

Historically, GigOptix has funded its operations from the proceeds of promissory notes issued to Stellar Technologies LLC, the holder of approximately 95% of GigOptix membership units. Beginning in 2002, various promissory notes were issued by iTerra Communications LLC, the predecessor company of GigOptix, to Stellar. Borrowings under the notes bore interest at a fixed rate of 11% per annum and were collateralized by all of iTerra’s assets. The outstanding principal balance of such notes, including accrued interest, was classified as additional paid-in capital as part of a reorganization plan for iTerra in June 2007. In July 2007 and January 2008, GigOptix issued convertible promissory notes to Stellar and borrowings under which bore interest at a rate of 6% per annum. In August 2008, such convertible notes were converted into membership units of GigOptix. Additionally, in August 2008, Stellar agreed to provide additional funding totaling $1.2 million to GigOptix in consideration for the issuance of additional membership units.

Compensation Committee Interlocks and Insider Participation.

Dr. Avi Katz, Chief Executive Office and Chair of the management board of GigOptix, served on the Compensation Committee in 2007. Otherwise, the Compensation Committee is composed of the following Independent Director: Stephen C. Johnson, and the following directors who are not Independent Directors: Lyle Jordan and Paul Judge. During 2007 none of GigOptix’ executive officers served of the board of directors of any entities that had one or more executive officers serving on GigOptix’ Compensation Committee.

The Company

The Company is a newly formed company that will not fully constitute its board of directors or form its board committees until completion of the merger. The Company accordingly has not established any policies or procedures for the review, approval or ratification of transactions with directors, executive officers and other affiliates. The Company expects to establish these policies and procedures after completion of the merger, following the formation, and subject to the oversight, of the audit committee of its board of directors.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management of Lumera

The following table sets forth information regarding the beneficial ownership of Lumera common stock as of October 1, 2008 by:

•	each of Lumera’s directors;

•	Lumera’s Interim Chief Executive Officer, its Chief Financial Officer, and its other three most highly compensated executive officers serving on October 1, 2008;

•	all directors and executive officers of Lumera as a group; and

•	each person known by Lumera to own beneficially more than 5% of Lumera common stock.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. For this reason, outstanding rights which do not enable a person to acquire voting or investment power as of or within 60 days of October 1, 2008 are not shown in the tables below. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is set forth following the table.

For information concerning ownership by some of the executive officers of options or other rights that are not required to be reflected in the following beneficial ownership table, see “The Merger—Interests of Lumera’s Directors and Executive Officers in the Merger” and “Management of the Company after the Merger—Outstanding Equity Awards at Year-End.”

As of October 1, 2008, 24,088,352 shares of Lumera common stock and no shares of Lumera preferred stock were outstanding.

Name of Beneficial Owner (†)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
C. James Judson (1)	213,660	*
Fraser Black (2)	137,500	*
Donald Guthrie (3)	142,500	*
Robert Ratliffe (4)	225,000	*
Kimberly D.C. Trapp (5)	56,000	*
Joseph Vallner (6)	130,000	*
Peter J. Biere (7)	192,500	*
Raluca Dinu (8)	59,250	*
All executive officers and directors as a group	1,156,410	4.8%

*	Represents beneficial ownership of less than 1%.

(†)	The address of each person listed on this table is c/o Lumera Corporation, 19910 North Creek Parkway, Bothell, Washington 98011.

(1)	Includes 145,000 shares issuable within 60 days upon exercise of options. Mr. Judson directly owns 68,660 shares but he disclaims ownership of 33,660 shares owned by a family investment LLC controlled by his adult children, and over which he has no control.

(2)	Includes 137,500 shares issuable within 60 days of October 1, 2008 upon exercise of options.

(3)	Includes 142,500 shares issuable within 60 days of October 1, 2008 upon exercise of options.

(4)	Includes direct ownership of 50,000 shares and 175,000 shares issuable within 60 days of October 1, 2008 upon exercise of options.

(5)	Includes 56,000 shares issuable within 60 days of October 1, 2008 upon exercise of options.

(6)	Includes direct ownership of 12,500 shares and 117,500 shares issuable within 60 days of October 1, 2008 upon exercise of options.

(7)	Includes direct ownership of 5,000 shares and 187,500 shares issuable within 60 days of October 1, 2008 upon exercise of options.

(8)	Includes 59,250 shares issuable within 60 days of October 1, 2008 upon exercise of options.

Security Ownership of Certain Beneficial Owners and Management of GigOptix

The following table sets forth information regarding the beneficial ownership of GigOptix membership units as of October 1, 2008 by:

•	each member of GigOptix’ board of managers;

•	GigOptix’ Chief Executive Officer and its other four most highly compensated executive officers serving on October 1, 2008;

•	all directors and executive officers of GigOptix as a group; and

•	each person known by GigOptix to own beneficially 5% or more of GigOptix membership units.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. For this reason, outstanding rights which do not enable a person to acquire voting or investment power as of or within 60 days of October 1, 2008 are not shown in the tables below. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is set forth following the table.

For information concerning ownership by some of the executive officers of options or other rights that are not required to be reflected in the following beneficial ownership table, see “The Merger—Interests of GigOptix’ Directors and Executive Officers in the Merger” and “Management of the Company after the Merger—Outstanding Equity Awards at Year-End.”

As of October 1, 2008, 13,269,606 GigOptix membership units were outstanding.

Name of Beneficial Owner (†)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
DBSI, Inc. (1)	12,473,075	80.5
Dr. Avi Katz (2)	583,333	3.8
Lyle Jordan (3)	272,917	1.8
Stephen C. Johnson (4)	80,833	*
Paul Judge	—	—
Kimberly D.C. Trapp (5)	57,083	*
Julie Tipton (6)	73,333	*
Andrea Betti-Berutto (7)	488,333	3.2
Vivek Rajgarhia (8)	54,167	*
All directors and executive officers as a group	1,609,999	10.4

*	Represents beneficial ownership of less than 1%.

(†)	The address of each of Dr. Avi Katz, Lyle Jordan, Stephen C. Johnson, Paul Judge, Kimberly D.C. Trapp, Julie Tipton, Andrea Betti-Berutto and Vivek Rajgarhia is c/o GigOptix LLC, 2400 Geng Road, Suite 100, Palo Alto, California 94303.

(1)	Includes 5,400,000 GigOptix membership units held directly by iTerra Communications LLC, or iTerra, and 7,073,075 GigOptix membership units held directly by Stellar Technologies, LLC, or Stellar, all of which may be deemed beneficially owned by DBSI, Inc., or DBSI. Stellar is wholly owned DBSI, and iTerra is majority owned by Stellar. The address for DBSI, iTerra and Stellar is c/o DBSI, 1550 S. Tech Lane, Meridian, Idaho 83642.

(2)	Includes 583,333 membership units issuable within 60 days of October 1, 2008 upon exercise of options.

(3)	Includes 272,917 membership units issuable within 60 days of October 1, 2008 upon exercise of options.

(4)	Includes 80,833 membership units issuable within 60 days of October 1, 2008 upon exercise of options.

(5)	Includes 57,083 membership units issuable within 60 days of October 1, 2008 upon exercise of options.

(6)	Includes 73,333 membership units issuable within 60 days of October 1, 2008 upon exercise of options.

(7)	Includes 488,333 membership units issuable within 60 days of October 1, 2008 upon exercise of options.

(8)	Includes 54,167 membership units issuable within 60 days of October 1, 2008 upon exercise of options.

Security Ownership of Certain Beneficial Owners and Management of the Company

The following table sets forth information regarding the beneficial ownership of the Company’s common stock expected to be outstanding immediately following the effective time of the merger by each of the following persons:

•	each individual identified as of the date of this proxy statement/prospectus to serve as a director of the Company as of the effective time of the merger;

•	each individual identified as of the date of this proxy statement/prospectus to serve as an executive officer of the Company as of the effective time of the merger;

•	all of such identified directors and executive officers of the Company as a group; and

•	each person expected to own beneficially more than 5% of the Company’s common stock.

The following information is based upon the assumptions that (1) the persons shown in the following table continue to own beneficially at the effective time the same number of shares of Lumera common stock or GigOptix membership units, or securities convertible into or exercisable for Lumera common stock or GigOptix membership units, as they beneficially owned as of October 1, 2008 and (2) the merger is completed on the basis of the Lumera exchange ratio and GigOptix exchange ratio, as described herein. For purposes of this table, the GigOptix exchange ratio is calculated as approximately 0.34, based on the number of shares of the Company’s common stock expected to be issued in the merger to holders of Lumera common stock (6,022,088) and the number of GigOptix membership units and options outstanding on October 1, 2008 (17,656,516).

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. For this reason, outstanding rights which do not enable a person to acquire voting or investment power as of or within 60 days of October 1, 2008 are not shown in the tables below. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is set forth following the table.

For information concerning ownership by some of the executive officers of options or other rights that are not required to be reflected in the following beneficial ownership table, see “ The Merger—Interests of Lumera’s Directors Executive Officers and Principal Stockholders in the Merger,” “The Merger—Interests of GigOptix’ Directors, Executive Officers and Members in the Merger” and “Management of the Company After the Merger.”

The following table assumes that 10,540,260 shares of Company common stock and no shares of the Company’s preferred stock will be outstanding immediately following the effective time of the merger.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)(1)
DBSI, Inc. (2)	5,766,706	43.5
Dr. Avi Katz (3)	223,833	1.7
Julie Tipton (4)	24,963	*
Andrea Betti-Berutto (5)	166,229	1.3
Peter Biere (6)	48,125	*
Raluca Dinu (7)	14,813	*
Stephen C. Johnson (8)	27,516	*
C. James Judson (9)	53,415	*
Neil J. Miotto	—	—
Douglas Swenson (10)	5,766,706	43.5
Kimberly D.C. Trapp (11)	33,431	*
Joseph Vallner (12)	32,500	*
All directors and executive officers as a group	6,391,531	48.3

*	Represents beneficial ownership of less than 1%.

(1)

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.

(2)	Includes 1,838,648 shares of the Company’s common stock and warrants to purchase 657,947 shares of the Company’s common stock held directly by iTerra and 2,408,313 shares of common stock and warrants to purchase 861,798 shares of the Company’s common stock held directly be Stellar, all of which may be deemed beneficially owned by DBSI. Stellar is wholly owned DBSI, and iTerra is majority owned by Stellar. The address for DBSI, iTerra and Stellar is c/o DBSI, 1550 S. Tech Lane, Meridian, Idaho 83642.

(3)	Includes 223,833 shares of common stock issuable within 60 days of October 1, 2008 upon exercise of options.

(4)	Includes 24,963 shares of common stock issuable within 60 days of October 1, 2008 upon exercise of options.

(5)	Includes 166,229 shares of common stock issuable within 60 days of October 1, 2008 upon exercise of options.

(6)	Includes direct ownership of 1,250 shares and 46,875 shares of common stock issuable within 60 days of October 1, 2008 upon exercise of options.

(7)	Includes 14,813 shares of common stock issuable within 60 days of October 1, 2008 upon exercise of options.

(8)	Includes 27,516 shares of common stock issuable within 60 days of October 1, 2008 upon exercise of options.

(9)	Includes 36,250 shares issuable within 60 days of October 1, 2008 upon exercise of options. Mr. Judson directly owns 10,915 shares, but he disclaims ownership of 8,415 shares owned by a family investment LLC controlled by his adult children, and over which he has no control.

(10)	All of such shares are held by iTerra and Stellar as reported in footnote 1 above. Mr. Swenson is the President of DBSI, the direct parent of Stellar, and therefore may be deemed to share voting and investment power over the shares owned by iTerra and Stellar, and therefore to beneficially own such shares. Mr. Swenson disclaims beneficial ownership of all such shares. The address for Mr. Swenson is c/o Stellar Technologies LLC, 1550 S. Tech Lane, Meridian, Idaho 83642.

(11)	Includes 33,431 shares issuable within 60 days of October 1, 2008 upon exercise of options.

(12)	Includes 32,500 shares issuable within 60 days of October 1, 2008 upon exercise of options.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following is a summary of the material terms of the capital stock of the Company under its amended and restated certificate of incorporation and amended and restated bylaws. This summary is not complete and is qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation, which will be in the form set forth in Annex C to this proxy statement/prospectus and bylaws, which will be in the form set forth in Annex D to this proxy statement/prospectus. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find Additional Information.”

Authorized and Outstanding Capital Stock

The Company is authorized to issue 51,000,000 shares of capital stock, each with a par value of $0.001, consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. Currently, there are 100 shares of Company common stock issued and outstanding, which are all owned by Lumera. Based on the number of shares of Lumera common stock and GigOptix membership units outstanding as of October 1, 2008, the Company anticipates that approximately 10,540,260 shares of Company common stock will be issued and outstanding following completion of the merger, without taking into account shares of common stock subject to issuance after the merger pursuant to options, warrants, stock units and other rights to acquire Company common stock that will be outstanding at such time. Following completion of the merger, the Company anticipates that there will be no shares of the Company’s preferred stock issued and outstanding.

Notwithstanding the provisions of the DGCL, the number of authorized shares of common stock and preferred stock may, without a series vote, be increased or decreased (but not below the number of shares then outstanding) from time to time by the affirmative vote of the holders of a majority in voting power of the Company’s outstanding capital stock entitled to vote, voting together as a single class.

Description of Common Stock

Voting Rights

Each holder of shares of Company common stock is entitled to attend all special and annual meetings of Company stockholders. In addition, each such holder is entitled, together with the holders of all other classes of capital stock entitled to attend special and annual stockholder meetings (subject to the provisions of any resolutions of the board of directors granting any holders of preferred stock exclusive or special voting powers with respect to any matter), to cast one vote for each outstanding share of Company common stock held upon any matter, including the election of directors, which is properly considered and acted upon by the stockholders. Except as otherwise required by law, holders of the Company common stock, as such, are not entitled to vote on any amendment to the Company’s amended and restated certificate of incorporation (including the certificate of designation of any series of the Company’s preferred stock) that relates solely to the terms of one or more outstanding series of the Company’s preferred stock if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other affected series, to vote on such amendment under the amended and restated certificate of incorporation (including the certificate of designation of any series of the Company’s preferred stock) or pursuant to the DGCL.

Liquidation Rights

The holders of Company common stock and the holders of any class or series of stock entitled to participate with the holders of Company common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, will become entitled to participate in the distribution of any of the Company’s assets remaining after the Company has paid, or provided for the payment of, all of its debts and liabilities and after the Company has paid, or set aside for payment, to the holders of any class or series of preferred stock having preference over Company common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which the holders of such class or series are entitled.

Dividends

Dividends may be paid on Company common stock and on any class or series of preferred stock entitled to participate with Company common stock as to dividends on an equal per-share basis, but only when, as and if declared by the board of directors. Holders of Company common stock will be entitled to receive any such dividends out of any assets legally available for the payment of dividends only after the provisions with respect to preferential dividends on any outstanding series of preferred stock have been satisfied and after the Company has complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any outstanding series of the Company’s preferred stock.

Other Rights

Holders of Company common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Anti-Takeover Effects of Provisions of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The Company’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying or deferring a change in control of the Company. These provisions, among other matters:

•	provide for the classification of the board of directors into three classes, with approximately one-third of the directors to be elected each year;

•	limit the number of directors constituting the entire board of directors to a maximum of 10 directors;

•	limit the types of persons who may call an annual meeting of stockholders; and

•

establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meetings.

Description of Preferred Stock

The Company’s amended and restated certificate of incorporation authorizes its board of directors from time to time and without further stockholder action to provide for the issuance of shares of preferred stock in one or more series, and to fix the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of each such series, including, but not limited to, dividend rights, liquidation preferences, conversion privileges and redemption rights. The Company’s board of directors will have broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, subject to any applicable rights of holders of any shares of preferred stock outstanding from time to time.

The rights and privileges of holders of the common stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of preferred stock that the board of directors may designate and the Company may issue from time to time. Among other things, by authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the common stock and could discourage any attempt to effect a change in control of the Company, even if such a transaction would be beneficial to the interests of the Company’s stockholders.

Section 203 of the Delaware General Corporation Law

The Company has elected not to be subject to Section 203 of the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for Company common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

Listing

Following the merger, Company common stock will be listed on The NASDAQ Global Market under the symbol “GIGX.”

COMPARATIVE RIGHTS OF THE COMPANY’S STOCKHOLDERS, LUMERA STOCKHOLDERS, AND GIGOPTIX MEMBERSHIP UNITHOLDERS

General

The Company and Lumera are corporations incorporated under the laws of the State of Delaware. GigOptix is a limited liability company formed under the laws of the State of Idaho. Following the merger, equity holders of Lumera, whose rights are currently governed by the DGCL and Lumera’s amended and restated certificate of incorporation and amended and restated by-laws, and equity holders of GigOptix, whose rights are currently governed by the Idaho Limited Liability Company Act and the operating agreement of GigOptix, will become holders of Company common stock, and their rights as such will be governed by the DGCL, the amended and restated certificate of incorporation of the Company and the by-laws of the Company, as amended.

The following is a summary of the material differences between the rights of a holder of:

•	Company common stock under the DGCL and the Company’s amended and restated certificate of incorporation and by-laws, as amended;

•	Lumera common stock under the DGCL and Lumera’s amended and restated certificate of incorporation and amended and restated by-laws; and

•	GigOptix membership units under the Idaho Limited Liability Company Act, the GigOptix operating agreement.

The following summary does not purport to be a complete statement of the rights of holders of Company common stock, Lumera common stock, or GigOptix securities. This discussion is qualified in its entirety by the Idaho Limited Liability Company Act, the DGCL, and the governing instruments of Lumera, GigOptix and the Company. Although the Company, Lumera, and GigOptix believe that this summary covers the material differences between the governing corporate documents of the three companies, this summary may not contain all of the information that is important to you. Equity holders of Lumera and GigOptix should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a common stockholder of the Company and being an equity holder of Lumera or GigOptix. See also “Description of Company Capital Stock.” Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find Additional Information.”

Authorized Capital Stock; Authority to Issue Capital Stock

The Company

Upon the closing of the merger, the Company’s authorized capital stock will consist of 51,000,000 shares, of which 50,000,000 shares will be common stock, par value $0.001 per share, and 1,000,000 shares will be preferred stock, par value $0.001 per share.

As of October 1, 2008, 100 shares of Company common stock were outstanding. Based on the numbers of shares of Lumera common stock and GigOptix membership units outstanding as of October 1, 2008, the Company anticipates that approximately 10,540,260 shares of Company common stock will be outstanding following completion of the merger, without taking into account shares of Company common stock subject to issuance after the merger pursuant to options, warrants, restricted units and other rights to acquire Lumera common stock or GigOptix membership units.

Lumera

Lumera’s authorized capital stock consists of 150,000,000 shares, 120,000,000 of which are common stock, par value $0.001 per share, and 30,000,000 shares of which are preferred stock, par value $0.001 per share.

Under the Lumera amended and restated certificate of incorporation, Lumera’s board of directors has the authority, without further action by Lumera stockholders, to issue up to 30,000,000 shares of Lumera preferred stock in one or more series and to fix the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of each such series, including, but not limited to, dividend rights, liquidation preferences, conversion privileges and redemption rights.

As of October 1, 2008, 24,088,352 shares of Lumera common stock and no shares of Lumera preferred stock were outstanding.

GigOptix

The operating agreement of GigOptix authorizes it to issue 17,700,000 membership units. As of October 1, 2008, 13,269,606 membership units of GigOptix were outstanding, and 4,600,000 membership units were subject to GigOptix’ Equity Incentive Plan.

Dividends and Other Distributions

The Company

Under the DGCL, the Company’s board of directors may declare and pay dividends on the common stock out of surplus or current net profits. During the time that any series of the Company’s preferred stock is outstanding, if the terms of the series so provide, no dividends may be declared or paid by the Company’s board of directors on Company common stock, unless dividends on all outstanding shares of the relevant series of the Company’s preferred stock for the current and all past dividends periods have been declared and paid or provision made for the payment of those dividends. In addition, the Company’s ability to pay any dividends on its common stock is subject to applicable provisions of state law and to the terms of its credit agreements.

Lumera

Under the DGCL, the Lumera board of directors may declare and pay dividends on the common stock out of surplus or current net profits. During the time that any series of Lumera preferred stock is outstanding, if the terms of the series so provide, no dividends may be declared or paid by Lumera’s board of directors on Lumera common stock, unless dividends on all outstanding shares of the relevant series of Lumera preferred stock for the current and all past dividends periods have been declared and paid or provision made for the payment of those dividends. In addition, Lumera’s ability to pay any dividends on its common stock is subject to applicable provisions of state law and to the terms of its credit agreements.

GigOptix

If GigOptix has funds available for distribution, all or a portion of such distributable funds may be distributed in the order of priority described in the Operating Agreement.

Voting Rights

The Company

Subject to the voting rights of holders of any then-outstanding preferred stock of the Company, each share of Company common stock is entitled to one vote on each matter submitted to a vote of the stockholders of the Company. Shares of Company common stock are not entitled to cumulative voting rights.

Lumera

Subject to the voting rights of holders of any then-outstanding Lumera preferred stock, each share of Lumera common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Lumera. Shares of Lumera common stock are not entitled to cumulative voting rights.

GigOptix

Members have one vote for each unit of GigOptix held and are entitled to vote on any matter on which the vote of the members of GigOptix is taken.

Size and Composition of the Board of Directors/Management Board

The Company

The size of the Company’s board of directors is determined by resolution of the Company’s board of directors, subject to requirements of the Company’s amended and restated By-laws. Under the Company’s amended and restated certificate of incorporation, the number of directors constituting the Company’s board of directors may not be fewer than two nor more than ten. Company’s amended and restated certificate of incorporation provides that the Company’s board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible, subject to the special rights of holders of any class or series of stock to elect directors. Following the merger, the Company’s board of directors will be composed of seven members, divided into three classes serving staggered three-year terms. Upon the expiration of the initial term of each class, the nominees for that class will be elected for a term of three years to succeed the directors whose terms of office expire.

Lumera

The size of the Lumera board of directors is determined by resolution of the Lumera board of directors, subject to requirements of the Lumera amended and restated bylaws. Under the Lumera amended and restated bylaws, the number of directors constituting the Lumera board of directors may not be fewer than four nor more than nine. The Lumera board of directors currently is composed of six members. The directors hold office until the next annual meeting or until such director’s successor has been elected and qualified.

GigOptix

The GigOptix management board consists of five managers. The number of managers may not be more than seven, unless changed by a majority of the members of GigOptix voting their membership units. The management board recommends to the members the length of term for specific managers not to exceed two years.

Removal of Directors

The Company

The directors of the Company may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of the capital stock of the Company.

Lumera

The directors of Lumera may be removed only for cause by the holders of two-thirds of the shares entitled to elect the directors whose removal is sought.

GigOptix

Subject to any contractual agreement between GigOptix and a manager, any manager may be removed by a majority of the members of GigOptix voting their membership units at any time with or without cause.

Vacancies on the Board

The Company

Under the Company’s amended and restated certificate of incorporation, vacancies and newly-created directorships will be filled exclusively pursuant to a resolution adopted by the Board of Directors. Under the Company’s amended and restated bylaws, any vacancy on the Company board may be filled for the remainder of the term by the board of directors, by the stockholders, or, if the directors in office constitute less than a quorum of the board of directors, by an affirmative vote of a majority of the remaining directors, or by a sole remaining director.

Lumera

Under the Lumera amended and restated bylaws, any vacancy in the board of directors may be filled for the remainder of the term by the board of directors, by the stockholders, or, if the directors in office constitute less than a quorum of the board of directors, by an affirmative vote of a majority of the remaining directors, or by a sole remaining director.

GigOptix

Under the GigOptix operating agreement, in the event of a vacancy in the board, a majority of the membership units of GigOptix will designate a replacement manager.

Appraisal Rights

The Company

The Company’s amended and restated certificate of incorporation does not provide for appraisal rights. The DGCL provides for appraisal rights only in the case of a merger or consolidation of a corporation where the petitioning stockholder does not consent to the transaction. No appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under the DGCL (except for a short form merger pursuant to Section 253 of the DGCL). There also are no appraisal rights, unless otherwise provided in a corporation’s certificate of incorporation, for shares of stock listed on a national securities exchange, including The NASDAQ Global Market, or held by more than 2,000 holders of record, unless such stockholders would be required to accept any consideration other than shares of stock of the surviving corporation, shares of another corporation so listed or held by such number of holders of record, cash instead of fractional shares of such stock, or any combination of the foregoing. Unless otherwise provided in a corporation’s certificate of incorporation, stockholders are not entitled under Delaware law to appraisal rights upon a sale of all or substantially all of the assets of the corporation not made in the usual and regular course of its business.

Lumera

The Lumera amended and restated certificate of incorporation does not provide for appraisal rights. Under the DGCL, Lumera stockholders will not have appraisal rights in connection with the issuance of the Company’s common stock pursuant to the Lumera merger.

GigOptix

The GigOptix operating agreement does not provide for appraisal rights. Under the Idaho Limited Liability Company Act, GigOptix membership unitholders will not have appraisal rights in connection with the issuance of the Company’s common stock pursuant to the GigOptix merger.

Amendments to Charter, Bylaws or Operating Agreement

The Company

Under the DGCL, unless a greater vote is required by the Company’s amended and restated certificate of incorporation, an amendment to the Company’s amended and restated certificate of incorporation requires the approval of the Company’s board of directors and the approval of the holders of a majority of the outstanding Company common stock entitled to vote on the amendment and the holders of a majority of the outstanding stock of each class entitled to vote as a class on such amendment. The Company’s restated certificate of incorporation does not require a greater than majority vote, except for the following provisions which require the affirmative vote of the holders of two-thirds of the shares of the Company in order to amend the following provisions of the certificate of incorporation: (1) amendments to certificate of incorporation, (2) limitation on director liability, (3) indemnification, (4) directors, (5) special voting requirements, and (6) special meeting of stockholders.

The Company’s amended and restated certificate of incorporation provides that the holders of Company common stock are not entitled to vote on any amendment to the Company’s amended and restated certificate of incorporation, including any certificate of designation relating to any series of the Company’s preferred stock, that relates solely to the terms of one or more outstanding series of the Company’s preferred stock if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other such series, to vote on the amendment pursuant to the Company’s amended and restated certificate of incorporation, including any certificate of designation relating to any series of the Company’s preferred stock, or pursuant to the DGCL.

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Company’s amended and restated bylaws may be amended or new bylaws adopted by the affirmative vote of a majority of directors then in office, subject to the power of the stockholders.

Lumera

Under the DGCL, unless a greater vote is required by the Lumera restated certificate of incorporation, an amendment to the Lumera amended and restated certificate of incorporation requires the approval of Lumera’s board of directors and the approval of the holders of a majority of the outstanding Lumera common stock entitled to vote on the amendment and the holders of a majority of the outstanding stock of each class entitled to vote as a class on such amendment. The Lumera amended and restated certificate of incorporation does not require a greater than majority vote, except for the following provisions which require the affirmative vote of the holders of two-thirds of the shares of Lumera in order to amend the following provisions of the certificate of incorporation: (1) amendments to certificate of incorporation, (2) limitation on director liability, (3) indemnification, (4) directors, (5) special voting requirements, and (6) special meeting of stockholders. In addition, other than the foregoing provisions, Lumera’s certificate of incorporation may be amended by approval of a majority of the directors.

The Lumera amended and restated certificate of incorporation provides that the holders of Lumera common stock are not entitled to vote on any amendment to the Lumera amended and restated certificate of incorporation, including any certificate of designation relating to any series of Lumera preferred stock, that relates solely to the terms of one or more outstanding series of Lumera preferred stock if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other such series, to vote on the amendment pursuant to the Lumera amended and restated certificate of incorporation, including any certificate of designation relating to any series of Lumera preferred stock, or pursuant to the DGCL.

The Lumera amended and restated certificate of incorporation and amended and restated bylaws provide that the Lumera amended and restated bylaws may be amended or new bylaws adopted by the affirmative vote of a majority of directors then in office, subject to the power of the stockholders.

GigOptix

The GigOptix operating agreement may be amended only by a vote of the holders of a majority of GigOptix membership units. In addition, without the written consent of each member adversely affected, no amendment of the operating agreement may be made that (i) increases the obligations of such member to make contributions; (ii) alters the manner of allocation to the such member for tax purposes of any items of income, gain, loss, deduction, or credit; or (iii) alters the manner of computing the distributions of such member, unless otherwise specifically provided for in the operating agreement.

Stockholder/Member Meetings

The Company

The Company’s amended and restated bylaws provide that annual stockholder meetings are held on a date to be determined by the board of directors. The Company’s amended and restated certificate of incorporation provides that Special meetings of stockholders may be called at any time and for any purpose by the chief executive officer, the president, the chairman of the board of directors, or by vote of a majority of the board of directors. Further, a special meeting of the stockholders may be called if the holders of not less than twenty-five percent of all the votes entitled to be cast on the issue proposed to be considered at such special meeting have dated, signed and delivered to the secretary one or more written demands for such meeting.

Lumera

Lumera’s amended and restated certificate of incorporation and amended and restated bylaws provide for rights regarding meetings of stockholders that are identical to the rights of the Company stockholders described above.

GigOptix

The GigOptix operating agreement provides that meetings of the members are to be held once per year or on a regular basis as determined by the board. Special meetings of the members may be called by the board or by members who hold at least twenty-five percent of the outstanding membership units of GigOptix.

Notice of Stockholder/Member Actions

The Company

The Company’s amended and restated bylaws establish advance notice procedures for stockholders to make nominations of candidates for election as directors at any annual or annual meeting of stockholders or to present any other business for consideration at any annual stockholder meetings.

The nominating procedures require a stockholder to submit written notice to the Company secretary not fewer than 60 days nor more than 90 days before the anniversary date of the prior year’s annual meeting with respect to an election to be held at an annual meeting, or by the close of business on the seventh business day following the date on which notice is first given with respect to an election to be held at a special meeting. The notice must include (a) the name and address of the stockholder who intends to make a nomination; (b) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the Corporation that are beneficially owned by the stockholder; (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) as to each person the stockholder proposes to nominate for election or re-election as a director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the board of directors, and a description of any arrangements or understandings, between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is to be made; and (e) the consent of each such nominee to serve as a director if elected. The board of directors or the chairman of a stockholders’ meeting at which directors are to be elected may disregard the nomination of any person not made in compliance with the forgoing procedure.

For a stockholder to properly bring business before an annual meeting, the procedures require a stockholder to submit written notice to the Company secretary not fewer than sixty nor more than ninety days prior to the anniversary date of the prior year’s annual meeting; provided that if the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of (i) the ninetieth day prior to such annual meeting or (ii) the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made. The board of directors of the chairman of an annual meeting of the stockholders may disregard the business to be transacted if either determines that (x) a proposal does not constitute proper business to be transacted at the meeting or (y) business was not properly brought before the meeting in accordance with the foregoing procedure.

In addition to the procedures set forth above, a stockholder will also be required to comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Lumera

Lumera’s amended and restated certificate of incorporation and amended and restated bylaws provide for notice requirements that are identical to the requirements of the Company stockholders described above.

GigOptix

The operating agreement of GigOptix does not provide advance notice procedures for members to make nominations of candidates for election as managers or to present any other business for consideration at any annual meeting.

Stockholder/Member Action by Written Consent

The Company

The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at any annual or annual meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s amended and restated bylaws provide that, any action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting, if written consents signed and dated by holders of not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares of stock of the Company entitled to vote were present and voted are delivered to the Company within 60 days of the earliest dated consent is so delivered.

Lumera

The provisions of the DGCL relating to stockholder action by written consent, as described above, apply to Lumera.

The provisions of Lumera’s amended and restated bylaws that provide for stockholder action by written consent are identical to the written consent provisions in the Company’s amended and restated bylaws described above.

GigOptix

According to the GigOptix operating agreement, any action required or which may be taken at a meeting of the members may be taken without a meeting, without prior notice and without a vote, if one or more written consents, setting forth the action so taken, is signed by a majority of the members who hold not less than the minimum percentage of membership units that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted.

Indemnification of Directors/Managers/Officers

The Company

The DGCL provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person’s conduct was unlawful. The DGCL further provides that no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The Company’s amended and restated certificate of incorporation provide that the Company will indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or an officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Company will not be obligated to indemnify such person in connection with a proceeding commenced by such person unless the Company’s board of directors has authorized the commencement of such a proceeding.

Lumera

The provisions of the DGCL with respect to indemnification of directors and officers, as described above, apply to Lumera.

Lumera’s amended and restated certificate of incorporation provides that Lumera will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of Lumera or any predecessor of Lumera or serves or served at any other enterprise as a director, officer or employee at the request of Lumera or any predecessor to Lumera.

GigOptix

The operating agreement of GigOptix provides that GigOptix will indemnify the members and managers for all costs, losses, liabilities, and damages paid or accrued by such member or manager in connection with the business of GigOptix, to the fullest extent provided or allowed by the laws of the State of Idaho, except GigOptix shall not be obligated to indemnify any member or manager for acts which were taken in bad faith, with a harmful or wrongful intent or which result from gross negligence.

Personal Liability of Directors/Managers, Stockholders/Members and Officers

The Company

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated certificate of incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this provision of the amended and restated certificate of incorporation will adversely affect any right or protection of any director of the Company existing at the date of such modification or repeal or create any liability or adversely affect any such right or protection for any acts or omissions of such director occurring before such modification or repeal.

Lumera

The provisions of the DGCL with respect to limitation on director liability, as described above, apply to Lumera. The limitations of liability found in Lumera’s governing documents are identical to those in the Company’s governing documents that are described above.

GigOptix

The GigOptix operating agreement provides that no member or manager shall be liable for the liabilities of GigOptix. In addition, the failure of GigOptix, or any member or manager, to observe any formalities or requirements relating to the exercise of his or its powers or management of GigOptix’ business or affairs under the GigOptix operating agreement or the Idaho Limited Liability Company Act will not be grounds for imposing personal liability on a member or manager for liabilities of GigOptix.

Stockholder/Member Agreements

The Company

The Company has no agreements or arrangements with any of its stockholders with respect to the transfer of Company common stock.

Lumera

Lumera has no agreements or arrangements with any of its stockholders with respect to the transfer of its common stock.

GigOptix

GigOptix has no agreements or arrangement with any of its unitholders with respect to the transfer of units, other than the restrictions set forth in the GigOptix Operating Agreement.

Restrictions on Transfer

The Company

The Company’s amended and restated certificate of incorporation and amended and restated bylaws do not provide for restrictions on transfers of shares of Company common stock.

Lumera

The Lumera amended and restated certificate of incorporation and amended and restated bylaws do not provide for restrictions on transfers of shares of Lumera common stock.

GigOptix

No member may transfer any membership unit without first offering the right to purchase such membership units to GigOptix. In addition, no member may transfer any membership units (1) if such transfer would result in a termination of GigOptix within the meaning of Section 708 of the Code; (2) without an opinion of counsel satisfactory to the management board that such assignment is subject to an effective registration under, or exempt from the registration requirements of federal securities laws; and (3) unless GigOptix receives from the transferring member any other information that the management board may require.

Anti-Takeover Provisions

The Company

The Company’s amended and restated certificate of incorporation provides that the affirmative vote of not less than two-thirds of the outstanding shares of the Company is required to approve a resolution adopted by the board of directors that authorizes (i) a merger, share exchange or consolidation of the Company with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Company of all or a substantial part of the Company’s assets otherwise than in the usual and regular course of business; or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions. If such transaction has received prior approval from the members of the board of directors elected after March 31, 2008, or continuing directors, then the affirmative vote of a majority of the outstanding shares of the Company is required to approve the transaction only if such stockholder vote is required by the DGCL.

Lumera

Lumera’s governing documents provide for anti-takeover provisions which are identical to the anti-takeover provisions of the Company described above, except that the reference date for continuing directors is May 19, 2004.

GigOptix

Approval of the holders of a majority of the outstanding units is required to approve any (i) sale, lease, transfer or other disposition of all or substantially all of the assets of GigOptix, (ii) merger or consolidation in which GigOptix is not the surviving company, or (iii) reverse merger in which GigOptix is the surviving company.

Dissolution

The Company

The Company’s amended and restated certificate of incorporation does not provide for the dissolution of the corporation. Under Section 275 of the DGCL, a corporation may be dissolved upon the adoption of a resolution to that effect by a majority of the board, and the approval of a majority of the outstanding stock entitled to vote.

Lumera

The Lumera amended and restated certificate of incorporation does not provide for the dissolution of the corporation. The provisions of the DGCL relating to corporate dissolution, as described above, apply to Lumera.

GigOptix

GigOptix may be dissolved with the vote of the holders of a majority of the outstanding units; the withdrawal of the last member; or a judicial determination that an event has occurred that makes it unlawful, impossible, or impractical to carry on the business of GigOptix.

FUTURE COMPANY STOCKHOLDER PROPOSALS

The Company has not selected a date for its 2009 annual meeting of stockholders. After it has selected the date for the 2009 annual meeting, the Company intends to report, in a current report on Form 8-K or in its first subsequently-filed quarterly report on Form 10-Q, the date by which it must receive any stockholder proposals intended for inclusion in its proxy statement and form of proxy relating to that meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2009 annual meeting of stockholders any stockholder proposal which may be omitted from the Company’s proxy material pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Under the Company’s bylaws, a stockholder wishing to bring business before the stockholders at any annual meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to the Secretary of the Company not less than 60 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, the stockholder’s notice must be delivered not later the later of 90 days prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by the Company. To be in proper form, a stockholder’s notice to the Secretary must comply with the requirements set forth in Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended, or any successor provision.

Under the Company’s bylaws, a stockholder wishing to nominate a person for election as a director of the Company at any annual meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to the Secretary of the Company not less than 60 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, the stockholder’s notice must be delivered not later than the later of 90 days or the seventh day following the day on which public announcement of the date of such annual meeting is first made by the Company. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to make a nomination;

•	a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the Corporation that are beneficially owned by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

as to each person the stockholder proposes to nominate for election or re-election as a director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors, and a description of any arrangements or understandings, between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is to be made; and

•	the consent of each such nominee to serve as a director if elected.

The foregoing provisions of the Company’s amended and restated bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to required inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Company board of directors is not aware of any matter that will be presented for consideration at the Company annual meeting other than as described in this proxy statement/prospectus.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this document is being delivered to multiple stockholders of Lumera sharing an address unless Lumera has previously received contrary instructions from one or more of such stockholders. On written or oral request to the Secretary of Lumera at 19910 North Creek Parkway, Bothell, Washington 98011, (425) 398-6546, Lumera will deliver promptly a separate copy of this document to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who wish, in the future, to receive separate copies or a single copy of Lumera’s proxy statements and annual reports should provide written or oral notice to the Secretary of Lumera at the address and telephone number set forth above.

LEGAL MATTERS

Ropes & Gray LLP, counsel to the Company, will issue a legal opinion concerning the validity of the Company common stock offered by this proxy statement/prospectus and the federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of Lumera Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and Lumera Corporation management’s assessment of the effectiveness of internal control over financial reporting (which is included in Lumera’s Management’s Report on Internal Control over Financial Reporting) as of December 31, 2007 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of GigOptix LLC as of December 31, 2007 and December 31, 2006 and for each of the three years in the period ended December 31, 2007 included in this Prospectus and included in the Registration Statement have been so included in reliance on the report (which contains an explanatory paragraph relating to the company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of GigOptix-Helix Ltd. as of December 31, 2007 and December 31, 2006 and for each of the two years in the period ended December 31, 2007 included in this Prospectus and included in the Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers AG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Company filed a registration statement on Form S-4 on September 8, 2008 to register with the SEC the Company’s common stock to be issued to Lumera stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of the Company in addition to being a proxy statement of Lumera. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Company’s registration statement or the exhibits to the registration statement.

Lumera files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Lumera files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “http://www.sec.gov.”

The SEC allows Lumera to incorporate by reference information in this document. This means that Lumera can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Lumera previously filed with the SEC. They contain important information about Lumera and its financial condition.

Lumera SEC Filings (SEC File No. 000-50862; CIK No. 0001137399)	Period or Date Filed
Annual Reports on Form 10-K	Year ended December 31, 2007
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2008 and June 30, 2008
Current Reports on Form 8-K	February 25, March 11, April 1, May 6, May 22, July 15, August 8 and August 20, and September 5, 2008

In addition, Lumera also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of its stockholder meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may not have been sent some of the documents incorporated by reference, but you can obtain them through Lumera as described below, through the SEC or through the SEC’s website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. Stockholders may obtain documents incorporated by reference into this document by requesting them in writing, by telephone or via the Internet from the following address:

Lumera Corporation

19910 North Creek Parkway

Bothell, Washington 98011

Attention: Investor Relations

(425) 398-6546

If you would like to request documents from Lumera, please do so by                     , 2008, to receive them before the Lumera stockholder meeting.

Lumera has supplied all information in this proxy statement/prospectus relating to Lumera; GigOptix has supplied all information in this proxy statement/prospectus relating to GigOptix; and Lumera and GigOptix have jointly supplied all information in this proxy statement/prospectus relating to the Company.

You should rely only on the information contained in this proxy statement/prospectus. No other person or entity has been authorized to provide you with information that is different from the information contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated                     , 2008. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Lumera stockholders nor the issuance of the Company’s common stock in the merger creates any implication to the contrary.

Lumera Corporation’s Management’s Report on Internal Control Over Financial Reporting

Lumera’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934). Lumera’s internal control system was designed to provide reasonable assurance to Lumera’s management and board of directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Even those systems determined to be effective can only provide reasonable assurance with respect to financial statement preparation and presentation.

Under the supervision and with the participation of Lumera’s Interim Chief Executive Officer and Chief Financial Officer, Lumera management assessed the effectiveness of internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, Lumera’s management concluded that its internal control over financial reporting was effective as of December 31, 2007. The effectiveness of internal control over financial reporting as of December 31, 2007, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GIGOPTIX LLC

GIGOPTIX-HELIX, LTD.

LUMERA CORPORATION

F-i

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of GigOptix LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of members’ deficit and of cash flows present fairly, in all material respects, the financial position of GigOptix LLC and its subsidiaries at December 31, 2007 and 2006 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 6, 2008

GIGOPTIX LLC

CONSOLIDATED BALANCE SHEETS

	December 31,		June 27, 2008
	2007	2006
			(unaudited)
ASSETS
Current assets:
Cash	$524,804	$400,388	$190,716
Restricted cash	—	—	49,383
Accounts receivable, net of allowance for doubtful debts of $20,000, $2,900 and nil	634,492	491,069	993,794
Inventories	538,350	193,265	987,686
Other current assets	98,564	—	972,390

Total current assets	1,796,210	1,084,722	3,193,969
Property and equipment, net	391,089	468,128	311,456
Intangible assets	—	—	1,112,203
Deferred tax assets	—	—	68,514
Other assets	58,877	60,930	1,457,913

Total assets	$2,246,176	$1,613,780	$6,144,055

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Line of credit	$82,746	$—	$386,700
Accounts payable	392,689	766,630	600,111
Accrued compensation and related taxes	601,255	566,115	446,172
Accrued liabilities	253,823	17,639	259,809
Current portion of accrued interest	34,678	—	232,842
Convertible notes payable to member	2,105,000	—	8,605,000
Other current liabilities	146,081	272,611	124,950

Total current liabilities	3,616,272	1,622,995	10,655,584
Capital lease obligations, net of current portion	—	151,856	—
Pension liabilities	—	—	134,402
Deferred tax liabilities	—	—	238,471
Accrued interest, net of current portion	—	9,065,542	—
Notes payable to member	—	31,568,010	—

Total liabilities	3,616,272	42,408,403	11,028,457
Commitments and contingencies (Note 13)

Members’ deficit:
Preferred membership units; no authorized units as of December 31, 2007 and June 27, 2008; $0.01 par value, 5,000,000 authorized units as of December 21, 2006; no units issued and outstanding	—	—	—
Membership units, $0.01 par value; 10,000,000 units authorized as of December 31, 2007 and June 27, 2008; 12,500,000 units authorized as of December 31, 2006 ; 5,400,000 units issued and outstanding as of December 31, 2007 and June 27, 2008 (unaudited); 6,120,035 units issued and outstanding as of December 31, 2006	54,000	61,200	54,000
Additional paid-in capital	49,833,791	3,952,262	49,888,370
Accumulated deficit	(51,257,887)	(44,808,085)	(54,957,113)
Accumulated other comprehensive income	—	—	130,341

Total members’ deficit	(1,370,096)	(40,794,623)	(4,884,402)

Total liabilities and members’ deficit	$2,246,176	$1,613,780	$6,144,055

The accompanying notes are an integral part of these consolidated financial statements.

GIGOPTIX LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,			Six months ended
	2007	2006	2005	June 27, 2008	June 30, 2007
				(unaudited)
Revenue	$3,177,168	$2,253,290	$1,836,948	$3,928,510	$1,240,862
Cost of revenue	1,814,518	1,678,124	1,124,962	1,802,859	773,254
Amortization of intangible assets	—	—	—	186,037	—

Gross profit	1,362,650	575,166	711,986	1,939,614	467,608

Research and development expense	1,704,674	1,636,373	2,203,804	1,909,524	834,871
Selling, general and administrative expense	6,026,601	6,114,030	4,585,142	3,108,862	1,529,107
Acquired in-process research and development	—	—	—	318,707	—

Total operating expenses	7,731,275	7,750,403	6,788,946	5,337,093	2,363,978

Loss from operations	(6,368,625)	(7,175,237)	(6,076,960)	(3,397,479)	(1,896,370)
Other expense, net	(3,828)	(3,035)	(121,488)	(198,070)	(60,660)
Interest expense, net	(34,678)	(3,100,331)	(2,361,076)	(208,611)	(1,788,280)

Net loss before provision for (benefit) from income taxes	(6,407,131)	(10,278,603)	(8,559,524)	(3,804,160)	(3,745,310)
Provision for (benefit) from income taxes	42,671	43,199	57,583	(104,934)	42,671

Net loss	$(6,449,802)	$(10,321,802)	$(8,617,107)	$(3,699,226)	$(3,787,981)

Net loss per membership unit—basic and diluted	$(1.29)	$(1.69)	$(1.42)	$(0.69)	$(0.70)

Weighted average number of membership units used in per unit calculations—basic and diluted	4,989,678	6,107,647	6,063,812	5,400,000	5,377,999

The accompanying notes are an integral part of these consolidated financial statements.

GIGOPTIX LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

	Membership Unit		Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Members’ Deficit
	Units	Amount
Balance at December 31, 2004	6,054,570	$60,546	$3,952,007	$(25,869,176)	$—	$(21,856,623)
Exercises of membership unit options	27,649	276	108	—	—	384
Net loss	—	—	—	(8,617,107)		(8,617,107)

Balance at December 31, 2005	6,082,219	60,822	3,952,115	(34,486,283)	—	(30,473,346)
Exercises of membership unit options	37,816	378	147	—	—	525
Net loss	—	—	—	(10,321,802)	—	(10,321,802)

Balance at December 31, 2006	6,120,035	61,200	3,952,262	(44,808,085)	—	(40,794,623)
Issuance of membership units	72,004	720	—	—	—	720
Cancellation of vested units due to termination	(792,039)	(7,920)	7,920	—	—	—
Restructuring of iTerra (1)	—	—	45,809,708	—	—	45,809,708
Issuance of warrants	—	—	2,709	—	—	2,709
Membership unit-based compensation	—	—	61,192	—	—	61,192
Net loss	—	—	—	(6,449,802)	—	(6,449,802)

Balance at December 31, 2007	5,400,000	54,000	49,833,791	(51,257,887)	—	(1,370,096)
Membership unit-based compensation (unaudited)	—	—	54,579	—	—	54,579
Foreign currency translation (unaudited)	—	—	—	—	130,341	130,341
Net loss (unaudited)	—	—	—	(3,699,226)	—	(3,699,226)

Balance at June 27, 2008 (unaudited)	5,400,000	$54,000	$49,888,370	$(54,957,113)	$130,341	$(4,884,402)

(1)	Refer to Note 4, Reorganization of iTerra in accompanying notes to financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

GIGOPTIX LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,			Six months ended
	2007	2006	2005	June 27, 2008	June 30, 2007
				(unaudited)
Cash flows from operating activities:
Net loss	$(6,449,802)	$(10,321,802)	$(8,617,107)	$(3,699,226)	(3,787,981)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	271,571	639,029	671,747	741,759	142,709
Membership unit-based compensation and warrants	63,901	—	—	54,579	—
Acquired in-process research and development	—	—	—	318,707	—
Deferred tax liabilities, net	—	—	—	(104,934)	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(143,423)	(361,162)	650,682	(198,978)	(178,462)
Inventories	(345,085)	35,243	68,311	(225,724)	(11,653)
Other current assets	(98,564)	2,124	4,000	(697,201)	(76,004)
Other assets	2,055	16,817	(58,827)	(1,715,703)	(1,153)
Accounts payable	(373,941)	445,981	(258,548)	154,469	(632,958)
Accrued compensation and related taxes	35,140	13,785	270,755	(155,083)	(144,133)
Accrued interest	1,822,834	3,101,033	2,417,957	198,164	1,788,156
Accrued liabilities	236,179	(57,268)	58,560	(119,604)	128,834
Other current liabilities	130,138	(57,435)	64,021	(21,564)	31,942
Pension liabilities	—	—	—	8,767	—

Net cash used in operating activities	(4,848,997)	(6,543,655)	(4,728,449)	(5,461,572)	(2,740,703)

Cash flows from investing activities:
Purchases of property and equipment	(193,809)	—	(23,649)	(5,612)	(49,224)
Cash paid for acquisition, net of cash acquired	—	—	—	(1,690,714)	—

Net cash used in investing activities	(193,809)	—	(23,649)	(1,696,326)	(49,224)

Cash flows from financing activities:
Proceeds from issuance of membership units	—	525	384	—	—
Proceeds from notes payable to member	3,388,000	6,761,242	4,990,500	—	3,388,000
Proceeds from convertible notes payable to member	2,105,000	—	—	7,200,000	—
Proceeds from line of credit	388,790	—	—	2,033,282	—
Repayment of line of credit	(306,044)	—	—	(1,729,328)	—
Repayment of capital lease obligations	(408,524)	(191,422)	(69,988)	—	(204,974)
Repayment of notes payable to member	—	—	—	(700,000)	—

Net cash provided by financing activities	5,167,222	6,570,345	4,920,896	6,803,954	3,183,026

Effect of exchange rates on cash	—	—	—	19,856	—
Net increase (decrease) in cash	124,416	26,690	168,798	(334,088)	393,099
Cash at beginning of period	400,388	373,698	204,900	524,804	400,388

Cash at end of period	$524,804	$400,388	$373,698	$190,716	793,487

Supplemental disclosure of cash flow information:
Interest paid	$24,711	$22,524	$16,523	$19,267	13,827

Tax paid	$42,671	$43,199	$57,583	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Notes payable and accrued interest recorded as additional paid-in capital	$45,809,708	$—	$—	$—	$—

Equipment acquired under capital lease obligations	$—	$181,252	$121,191	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

GigOptix LLC together with its subsidiary, or GigOptix (the “Company”), is a leading fab-less semiconductor company specializing in the specification, design, development and sale of integrated circuits and electronic multi-chip module solutions, or MCMs. GigOptix believes it is an industry leader in the fast growing and attractive market for electronic solutions that enable high-bandwidth optical connections found in telecommunications systems, data communications and storage systems, and increasingly in consumer electronics and computing systems.

GigOptix’ primary products consist of driver and receiver integrated circuits which are capable of performing in various applications demanding a wide range of data processing speeds, from consumer electronics and computing systems which perform at data processing speeds of 3Gbps to 10Gbps to sophisticated ultra-long haul submarine telecommunications systems which require performance at data processing speeds of up to 40Gbps. GigOptix’ goal is to create high-performance circuits and electronic multi-chip solutions which are designed and integrated into this broad range of applications, and higher speeds of 100Gbps and beyond.

GigOptix is an Idaho limited liability company, headquartered in Palo Alto, California. As of September 1, 2008, GigOptix had 45 employees.

GigOptix is the successor company to iTerra Communications LLC, or iTerra, which was founded in 2000. iTerra initially researched and developed integrated circuits for use in ultra-long haul optical communications systems (communications systems in excess of 1,000 kilometers in length) for undersea networks. As iTerra’s research matured, its product offering expanded from integrated circuits used in the high-end, niche market of ultra-long haul systems to integrated circuits and MCMs for use in higher volume long-haul and other shorter reach communications.

In July 2007, as part of a reorganization plan, iTerra formed GigOptix, a wholly-owned subsidiary. All of the assets and liabilities of iTerra, with the exception of the $45.8 million of debt and accrued interest due to iTerra’s primary member, were transferred to GigOptix along with all of iTerra’s operations and intellectual property.

In August 2007, GigOptix implemented a restructuring plan to consolidate the research and development operations of its wholly-owned subsidiary, iTerra Communications SRL, based in Rome, Italy to its Corporate headquarters in Palo Alto, California.

In January 2008, GigOptix acquired Helix AG, or Helix, a company based in Switzerland, which designs and sells optical receive transmitter array products consisting of driver and receiver arrays for 4-channel and 12-channel modules running at 3Gbps to 10Gbps per channel. GigOptix’ acquisition of Helix enabled GigOptix to expand its product offering into short reach devices and systems, for deployment at the short range communications, storage, interconnects and consumer electronic markets.

The Company has incurred negative cash flows from operations since inception. For the years ended December 31, 2007, 2006 and 2005, the Company incurred net losses of $6.4 million, $10.3 million and $8.6 million, respectively, and cash outflows from operations of $4.8 million, $6.5 million and $4.7 million, respectively. As of December 31, 2007 and 2006, the Company had an accumulated deficit of $51.3 million and $44.8 million, respectively. Management believes that the Company will be successful in raising additional financing from its members or from other sources of capital funding, expanding operations and gaining market share. There can be no assurance that in the event the Company requires additional financing,

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

such financing will be available on terms which are favorable or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Basis of Presentation

The Company’s fiscal year ends on December 31. The Company’s first, second and third fiscal quarters end on the Friday closest to the last day of each respective calendar quarter. Previously, such quarters ended on the last day of each respective calendar quarter. The second quarter of fiscal 2008 ended June 27, 2008 and second quarter of fiscal 2007 ended June 30, 2007.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The accompanying consolidated balance sheet as of June 27, 2008; the consolidated statement of operations and consolidated statements of cash flows for the six months ended June 30, 2007 and June 27, 2008; and the consolidated statement of members’ deficit for the six months ended June 27, 2008 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements, and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of June 27, 2008; and results of operations and cash flows for the six months ended June 30, 2007 and June 27, 2008. The financial data and other information disclosed in these notes to the financial statements related to the six month periods are also unaudited. The results for the six months ended June 27, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008 or for any other interim period or for any other future year.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in United States requires management to make estimates, judgments and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to allowances for doubtful accounts, inventory write-downs, valuation of long-lived assets, including property and equipment and identified intangible assets, valuation of deferred taxes and contingencies. In addition, the Company uses assumptions when employing the Black-Scholes option valuation model to calculate the fair value of membership unit-based awards granted. The Company bases its estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources. Actual results could differ from these estimates.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Restricted Cash

At June 27, 2008, the Company had approximately $49,000 (unaudited) held in an escrow account related to a lease agreement of its Zurich, Switzerland facility.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. At any time, amounts held at any single financial institution may exceed federally insured limits. The Company believes that the concentration of credit risk in its accounts receivable is substantially mitigated by the Company’s credit evaluation process, relatively short collection terms and the high level of credit worthiness of its customers. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral.

As of December 31, 2007, two customers accounted for 26% and 20% of total accounts receivable. As of December 31, 2006, two customers accounted for 41% and 30% of total accounts receivable. As of June 27, 2008, one customer accounted for 73% of total accounts receivable (unaudited).

For the year ended December 31, 2007, four customers accounted for 26%, 14%, 12% and 10% of revenue. For the year ended December 31, 2006, three customers accounted for 22%, 22% and 11% of revenue. For the year ended December 31, 2005, two customers accounted for 45% and 16% of revenue. For the six months ended June 27, 2008, two customers accounted for 37% and 14% of revenue. For the six months ended June 30, 2007, two customers accounted for 24% and 15% of revenue (unaudited).

Revenue Recognition

The Company accounts for its revenue under the provisions of Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements.” Under this provision, the Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured.

Customer purchase orders are generally used to determine the existence of an arrangement. Transfer of title and risk of ownership occur based on defined terms in customer purchase orders, and generally pass to the customer upon shipment, at which point goods are delivered to a carrier. There are no formal customer acceptance terms or further obligations, outside of our standard product warranty. The Company assess whether the sales price is fixed or determinable based on the payment terms associated with the transaction. Collectibility is assessed based primarily on the credit worthiness of the customer as determined through ongoing credit evaluations of the customer’s financial condition, as well as consideration of the customer’s payment history.

Service revenue includes engineering product development. Service revenue is recognized as the services are provided based on specific deliverables agreed to with the customers before work begins. Service revenue were approximately $39,000, $426,000 and $144,000 for the years ended December 31, 2007, 2006 and 2005, respectively, and approximately $1,000 and $3,000 for the six months ended June 27, 2008 and June 30, 2007, respectively (unaudited).

Inventories

Inventories are stated at the lower of average cost or market value. Cost includes labor, material and overhead costs, including product and process technology costs. Determining fair market values of inventories

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories. As a result of these analyses, when fair market values are below the Company’s costs, the Company records a charge to cost of goods sold in advance of when the inventory is actually sold.

Property and Equipment

Property and equipment, including capital leases and leasehold improvements, are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements and assets held under capital leases are depreciated over the lesser of their estimated useful lives or the remaining lease term. Property and equipment is comprised of the following:

	Depreciable Life	December 31,		June 27, 2008
		2007	2006
	(In years)			(unaudited)
Network and laboratory equipment	3-5	$3,332,739	$3,292,026	$3,522,913
Computer software and equipment	3	239,710	117,028	253,090
Furniture and fixtures	5-10	103,415	99,330	112,133
Office equipment	3-5	49,755	49,755	88,960
Leasehold improvements	1	—	—	26,329
Construction-in-progress	—	26,329	—	—

		$3,751,948	$3,558,139	$4,003,425
Accumulated depreciation and amortization		(3,360,859)	(3,090,011)	(3,691,969)

Property and equipment, net		$391,089	$468,128	$311,456

Property and equipment included approximately $671,000 of assets acquired under capital lease as of December 31, 2007 and December 31, 2006. Accumulated depreciation related to these assets was approximately $534,000 and $399,000 for the years ended December 31, 2007 and 2006, respectively.

When the property and equipment is sold or scrapped, the cost of the asset and the related accumulated depreciation or amortization is removed from the accounts and the resulting gain or loss on disposal is included in other income or loss.

Long-lived Assets

The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for Impairment of Disposal of Long-Lived Assets. When events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company tests for recoverability by comparing the estimate of undiscounted cash flows to be generated by the assets as compared to the asset’s carrying amount. If the carrying value exceeds the estimated future cash flows, the asset is considered to be impaired. The amount of impairment is measured as the difference between the carrying amount and the fair value of the impaired asset. Factors the Company considers important that could trigger an impairment review include continued operating losses, significant negative industry trends, significant underutilization of the assets and significant changes in how the Company plans to use the assets. No impairment losses were incurred in the periods presented.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

Intangible Assets

Intangible assets are amortized on a straight-line basis over their estimated economic lives of three years for existing technology; one year for order backlog; and three years for customer relationships.

Foreign Currency Translations

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the local currency as their functional currency. Accordingly, all assets and liabilities for these subsidiaries are translated into U.S. dollars at the current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative gains and losses from the translation of these subsidiaries’ financial statements are reported as a separate component of members’ deficit.

Product Warranty

The Company’s products are generally subject to warranty, which provides for the repair or replacement of products (at the Company’s option) that fail to perform within their stated specification. The Company provides for the estimated cost to repair or replace the product at the time of sale. The warranty accrual is estimated based on historical claims and assumes that the Company will replace products subject to claims.

Research and Development Expense

Research and development costs consist primarily of consulting and engineering design costs, non capitalized tools and equipment costs, equipment depreciation and compensation and related costs for personnel. Research and development costs are generally expensed as incurred.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expenses, which are recorded in selling, general and administrative expenses were $46,000, $114,000 and $66,000 for the years ended December 31, 2007, 2006 and 2005, respectively. For the six months ended June 27, 2008 and June 30, 2007, advertising expenses were approximately $44,000 and $28,000, respectively.

Membership Unit-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123—Revised 2004, Shared-Based Payment. SFAS No. 123(R) requires the measurement and recognition of compensation expenses for all unit-based awards to employees and directors, including employee stock options, restricted stock units and employee stock purchase rights based on their estimated fair values. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes previous accounting guidance under Accounting Principles Board No. 25, Accounting for Stock Issued to Employees and related interpretations and amends SFAS No. 95, Statement of Cash Flows. Under SFAS 123(R), the benefits of tax deductions in excess of recognized compensation cost has to be reported as a financing cash flow, rather than as an operating cash flow. This may reduce future net cash flows from operations and increase future net financing cash flows.

The fair value of the Company’s restricted membership units are calculated based on the fair market value of a membership unit of GigOptix at the date of grant. The fair value of the Company’s membership unit options

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

is estimated using the Black-Scholes option pricing model based on the fair market value on the date of grant. The fair value of the Company’s membership unit awards for non-employees is estimated using a Black-Scholes option pricing model based on the fair market value on each vesting date, accounted for under the variable-accounting method. This model requires the input of highly subjective assumptions and elections in adopting and implementing SFAS No. 123(R), including expected membership unit price volatility and the estimated life of each award. Based on the modified prospective method, the fair value of equity-based awards is amortized on a straight-line basis over the requisite service period of the award which is generally the vesting period.

Comprehensive Loss

Comprehensive loss includes net loss and the change in foreign currency translation adjustments arising from the consolidation of the Company’s foreign subsidiaries. The components of comprehensive loss are as follows:

	Years ended December 31,			Six months ended
				June 27, 2008	June 30, 2007
	2007	2006	2005
				(unaudited)
Net loss	$(6,449,802)	$(10,321,802)	$(8,617,107)	$(3,699,226)	$(3,787,981)
Foreign currency translation adjustment	—	—	—	130,341	—

Comprehensive loss	$(6,449,802)	$(10,321,802)	$(8,617,107)	$(3,568,885)	$(3,787,981)

Net Loss per Membership Unit

The Company reports basic net loss per membership unit, which is based upon the weighted number of membership units outstanding excluding contingently issuable or returnable membership units. The Company reports earnings per membership unit on a diluted basis which is based on the weighted average number of membership units outstanding and dilutive potential membership units.

Accounting for Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

The Company has not provided for U.S. income taxes and foreign withholding taxes on undistributed earnings for certain non-U.S. subsidiaries as of June 27, 2008. The Company intends to reinvest these earnings indefinitely in operations outside the United States. These earnings include 100% of the accumulated undistributed earnings of the Company’s subsidiary in Switzerland. The Company is currently in the process of liquidating the Company’s subsidiary in Italy. This liquidation should be completed in fiscal year 2008.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex global tax regulations. The Company recognizes potential liabilities for anticipated tax audit issues in the U.S. and other tax

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

The Company adopted the provisions of FIN 48 effective January 1, 2007, resulting in no cumulative effect of accounting change. There were no other significant adjustments during fiscal 2008 related to the Company’s adoption of FIN 48.

NOTE 3—RECENT ACCOUNTING PRONOUNCEMENTS

Fair Value Measurement

In September 2006, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, (or “SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 provides a framework that clarifies the fair value measurement objective within GAAP and its application under the various accounting standards where fair value measurement is allowed or required. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, FASB Staff Position, or FSP, No. 157-2 was issued which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, including interim periods within that fiscal year for items within the scope of the FSP. Effective January 1, 2008, the Company adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities within the scope in FSP No. 157-2. The partial adoption of SFAS No. 157 did not have a material impact on the Company’s financial position and results of operations. The Company is currently assessing the impact of the adoption of SFAS No. 157 as it relates to nonfinancial assets and nonfinancial liabilities and has not yet determined the impact that the adoption will have on the Company’s financial position and results of operations.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB, issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides an option to report selected financial assets and liabilities at fair value. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 attempts to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 on January 1, 2008 did not impact the Company’s financial position and results of operations.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. Under SFAS No. 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. It further requires that (1) acquisition-related costs be recognized separately from the acquisition and expensed as incurred, (2) restructuring costs generally be expensed in periods subsequent to the acquisition date, and (3) changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. In addition, acquired in-process research and development, or IPR&D, is capitalized as an indefinite intangible asset and amortized over its estimated useful life once development is complete. The adoption of SFAS No. 141(R) will change the Company’s accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009. The Company is currently evaluating SFAS No. 141R and has not yet determined the impact that the adoption will have on its financial position and results of operations.

Useful Life of Intangible Assets

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The Company is required to adopt FSP No. 142-3 effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating FSP No. 142-3 and has not yet determined the impact that the adoption will have on its financial position and results of operations.

NOTE 4—REORGANIZATION OF ITERRA

In July 2007, as part of a reorganization plan, iTerra formed GigOptix, a wholly-owned subsidiary. All of the assets and liabilities of iTerra, with the exception of the $45.8 million of debt and accrued interest due to iTerra’s primary member, were transferred to GigOptix along with all of iTerra’s operations and intellectual properties.

The $45.8 million of debt and accrued interest due to iTerra’s primary member at the date of GigOptix formation was recorded as additional paid-in capital in the GigOptix financial statements, as GigOptix is not obligated to repay this debt.

NOTE 5—COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

Inventories consisted of the following:

	December 31,		June 27, 2008
	2007	2006
			(unaudited)
Raw materials	$260,729	$ 13,752	$602,374
Finished goods	277,621	179,513	385,312

	$538,350	$193,265	$987,686

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

Other current assets consisted of the following:

	December 31,		June 27, 2008
	2007	2006
			(unaudited)
Prepayments	$98,564	$—	$272,390
Acquisition-related employment escrow	—	—	700,000

	$98,564	$—	$972,390

Other assets consisted of the following:

	December 31,		June 27, 2008
	2007	2006
			(unaudited)
Security deposits and other	$58,877	$60,930	$66,323
Acquisition-related employment escrow	—	—	950,000
Direct acquisition costs	—	—	441,590

	$58,877	$60,930	$1,457,913

Other current liabilities consisted of the following:

	December 31,		June 27, 2008
	2007	2006
			(unaudited)
Warranty reserves	$139,781	$13,922	$119,697
Sales taxes payable	6,300	2,021	5,253
Current portion of capital lease obligations	—	256,668	—

	$146,081	$272,611	$124,950

NOTE 6—LINE OF CREDIT

The Company maintains a short-term line of credit under which it may borrow up to $2.0 million based on net eligible accounts receivable. Borrowings under the line of credit bear interest at the bank’s prime rate plus 1.25% (8.79% as of December 31, 2007 and 6.33% as of June 27, 2008 (unaudited)). The line of credit is available through December 31, 2008. Borrowings under the line of credit are collateralized by a security interest in all of the Company’s assets. The line of credit also requires the Company to be in compliance with certain financial covenants of which it was in compliance with as of June 27, 2008 and December 31, 2007. As of December 31, 2007 and June 27, 2008, borrowings under the line of credit totaled approximately $83,000 and $387,000 (unaudited), respectively.

In connection with the line of credit, warrants to purchase 30,000 membership units of the Company were issued to the lender with a warrant price of $0.10 per unit. The Company estimated the fair value of the warrants to be approximately $3,000 using a Black-Scholes option pricing model. This amount is expensed in the year ended December 31, 2007.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

NOTE 7—CONVERTIBLE NOTES PAYABLE AND NOTES PAYABLE TO MEMBER

Beginning in 2002, various promissory notes were issued by iTerra to Stellar Technologies LLC, or Stellar, its primary member. The notes bear interest at a fixed rate of 11% per annum and are collateralized by all of iTerra’s assets. The following table provides a summary of the promissory notes issued by iTerra as of December 31, 2006:

		December 31, 2006
Issued Date	Maturity Date	Principal	Accrued Interest
January 1, 2002	September 1, 2008	$565,550	$314,764
January 1, 2003	September 30, 2008	7,866,975	3,877,500
January 1, 2004	January 1, 2009	5,695,743	2,132,180
January 1, 2005	January 1, 2010	5,688,000	1,581,688
January 1, 2006	January 1, 2011	4,990,500	787,122
January 1, 2007	January 1, 2012	6,761,242	372,288

		$31,568,010	$9,065,542

As part of the reorganization of iTerra in June 2007, as further discussed in Note 4, Reorganization of iTerra, the outstanding principal balance of the notes payable and accrued interest due to iTerra’s primary member at the time of the reorganization was retained by iTerra. The outstanding principle and accrued interest of approximately $45.8 million was recorded as additional paid-in capital in the GigOptix financial statements, as GigOptix is not obligated to repay this debt.

On July 1, 2007, GigOptix issued a convertible promissory note to Stellar providing the Company up to $7.0 million in principal borrowings with an initial maturity date of July 1, 2008. The maturity date on the notes was subsequently amended to December 31, 2008. Borrowings on the note bear interest at a rate of 6% per annum. As of December 31, 2007 and June 27, 2008, the principal balance outstanding on this note was approximately $2.1 million and $4.9 million (unaudited), respectively; and accrued interest on the note was approximately $35,000 and $131,000 (unaudited), respectively. This note was subsequently converted into GigOptix membership units in August 2008, as further discussed in Note 18, Subsequent Events.

On January 14, 2008, the Company entered into a second convertible promissory note with Stellar providing up to $4.4 million in principal borrowings with a maturity date of December 31, 2008. Borrowings on the note bear interest at a rate of 6% per annum. As of June 27, 2008, the principal balance outstanding and accrued interest on the note were approximately $3.7 million and $102,000 (unaudited), respectively. This note was subsequently converted into GigOptix membership units in August 2008, as further discussed in Note 18, Subsequent Events.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

NOTE 8—NET LOSS PER MEMBERSHIP UNIT

	Year ended December 31,			Six months ended
	2007	2006	2005	June 27, 2008	June 30, 2007
				(unaudited)
Numerator:
Net loss	$(6,449,802)	$(10,321,802)	$(8,617,107)	$(3,699,226)	$(3,787,981)

Denominator:
Weighted average membership units outstanding	4,989,678	6,107,647	6,063,812	5,400,000	5,377,999

Weighted average membership units—basic and diluted	4,989,678	6,107,647	6,063,812	5,400,000	5,377,999

Net loss per membership unit Basic and diluted	$(1.29)	$(1.69)	$(1.42)	$(0.69)	$(0.70)

NOTE 9—RESTRUCTURING OF GIGOPTIX

During the third quarter of 2007, GigOptix implemented a restructuring plan to terminate the research and development activities of its subsidiary located in Italy. In connection with the restructuring plan, the Company recorded charges of approximately $ 166,000 which related to severance and benefits for two employees not relocating to its California facility. The restructuring charges were included in research and development expense in the consolidated statement of operations during the year ended December 31, 2007.

The following table provides a summary of the activities related to the Company’s restructuring charges:

Severance and Related Charges
Beginning balance, December 31, 2006	$—
Charged to expense	166,193
Cash payments	(80,592)

Balance at December 31, 2007	$85,601
Cash payments (unaudited)	(85,601)

Balance at June 27, 2008 (unaudited)	$—

NOTE 10—MEMBERS’ DEFICIT

Membership Units

As of December 31, 2007 and June 27, 2008 (unaudited), the Company is authorized to issue 10,000,000 membership units of $0.01 par value under the Operating Agreement of GigOptix LLC that was approved in June 2007.

As GigOptix operates as a limited liability company, or LLC, the Company issues membership units, in lieu of shares, to evidence ownership in the LLC. Individuals owning membership units are referred to as a “member.” Each member is entitled to one vote for each membership unit held.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

Warrants

In connection with obtaining the line of credit as disclosed in Note 6, the Company issued 30,000 warrants to purchase membership units with an exercise price of $0.10 per unit. The warrants have a ten-year life from the date of issuance. As of December 31, 2007 and June 27, 2008 (unaudited), 30,000 warrants were outstanding. The fair value of the warrants issued was estimated using a Black-Scholes option-pricing model.

Equity Incentive Plan

In August 2007, the Company adopted the GigOptix LLC Equity Incentive Plan, or the Plan. The Plan provides for grants of options to purchase membership units, membership unit awards and restricted membership units to employees, officers and non-employee directors. The Plan provides for grants of up to 4,600,000 membership units. Vesting periods are determined by the Company’s Board of Directors and generally provide for membership unit options to vest over a four-year period and expire ten years from date of grant. Vesting for certain membership unit grants are contingent upon both service and performance criteria. As of December 31, 2007, 4,343,710 options to purchase membership units and 30,000 warrants to purchase membership units were outstanding and 226,290 were available for issuance under the Plan. As of June 27, 2008, 4,391,710 options to purchase membership units, 109,300 restricted membership units granted and 30,000 warrants to purchase membership units were outstanding and 68,990 were available for issuance under the Plan (unaudited).

Adoption of SFAS 123(R)

Prior to January 1, 2006, the Company’s equity compensation plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No compensation expense was recorded for membership unit grants issued during fiscal year 2005, as the exercise price of the grants were greater than the fair value of the underlying membership unit at the time of grant.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), Share-Based Payment, requiring the recognition of expense related to the fair value of the Company’s membership unit-based compensation awards. The Company generally recognizes compensation expense for all membership unit awards on a straight-line basis over the respective requisite service periods of the awards. No compensation expense was recorded for membership unit grants issued during fiscal year 2006 and during the six months ended June 30, 2007.

Membership Unit-Based Compensation Expense

The following table summarizes the Company’s membership unit-based compensation expense for fiscal years 2007 and 2006; and for the six months ended June 27, 2008 and June 30, 2007:

	Year ended December 31,		Six months ended
	2007	2006	June 27, 2008	June 30, 2007
			(unaudited)
Cost of revenue	$3,431	$—	$2,267	$—
Research and development expense	25,930	—	11,997	—
Marketing, general and administrative expense	31,831	—	40,315	—

	$61,192	$—	$54,579	$—

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

As required by SFAS 123(R), management made an estimate of expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest. When estimating forfeitures, the Company considers voluntary termination behavior as well as an analysis of actual option forfeitures.

As of June 27, 2008, the total compensation cost related to unvested membership units grants under the Company’s equity compensation plan, but not yet recognized, was approximately $82,000, net of estimated forfeitures. This cost will be amortized on a straight-line basis over a weighted-average period of approximately 2.2 years and will be adjusted for subsequent changes in estimated forfeitures.

Determining Fair Value

The Company estimates the fair value of membership unit options granted using a Black-Scholes option-pricing model. This model requires the input of highly subjective assumptions, along with certain policy elections in adopting and implementing SFAS 123(R), including the options’ expected life and the price volatility of the Company’s underlying membership units. Actual volatility, expected lives, interest rates and forfeitures may be different than the Company’s assumptions, which would result in an actual value of the options being different than estimated. This fair value of membership unit grants is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected Term—The Company’s expected term used in the Black-Scholes valuation method represents the period that the Company’s membership unit options are expected to be outstanding and is derived from the historical expected terms of “guideline” companies selected based on similar industry and product focus.

Expected Volatility—The Company’s expected volatility used in the Black-Scholes valuation method is derived from a combination of historical and implied volatility of “guideline” companies selected based on similar industry and product focus.

Expected Dividend—The Company has never paid dividends on its membership units and currently does not intend to do so, and accordingly, the dividend yield percentage is zero for all periods.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury constant maturities issued with a term equivalent to the expected term of the option.

The fair value of the Company’s membership unit options granted to employees during fiscal year 2007; and during the six months ended June 27, 2008 was estimated using the following weighted-average assumptions:

	Year ended December 31, 2007	Six months ended June 27, 2008
		(unaudited)
Expected term	5 years	5 years
Expected volatility	53.6%	53.6%
Expected dividends	—	—
Risk-free interest rate	4.4%	3.0%
Weighted-average fair value	$0.05	$0.05

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

The weighted average fair value of options granted with an exercise price equal to the fair value of the underlying membership unit at the date of grant, utilizing the Black-Scholes option pricing model during fiscal year 2007 and during the six months ended June 27, 2008 was $0.05.

Membership Unit-Based Awards Activity

The following is a summary of option activity for the Company’s equity incentive plan:

	2007		Year ended December 31, 2006		2005		Six months ended June 27, 2008
	Units	Weighted Average Exercise Price	Units	Weighted Average Exercise Price	Units	Weighted Average Exercise Price	Units	Weighted Average Exercise Price
								(unaudited)
Outstanding, beginning of period	1,015,912	$1.42	1,011,985	$1.01	892,696	$0.44	4,343,710	$0.10
Granted	6,766,260	$0.10	316,500	$0.53	426,500	$1.09	186,000	$0.10
Exercised	—	$—	(52,520)	$0.01	(38,400)	$0.01	—	$—
Forfeited/Expired	(3,438,462)	$0.50	(260,053)	$0.97	(268,811)	$0.64	(138,000)	$0.10

Outstanding, end of period	4,343,710	$0.10	1,015,912	$1.42	1,011,985	$1.01	4,391,710	$0.10
Exercisable, end of period	—	$—	347,197	$1.87	638,760	$2.36	1,238,282	$0.10

The following table summarizes information about options granted and outstanding under the Company’s equity incentive plan as of December 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Units Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$0.10	4,343,710	9.88	$0.10	—	$—

The following table summarizes information about options granted and outstanding under the Company’s equity incentive plan as of June 27, 2008 (unaudited):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Units Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$0.10	4,391,710	9.86	$0.10	1,238,282	$0.10

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

No aggregate intrinsic value of options outstanding and exercisable based on the fair value of the underlying membership unit as of December 31, 2007 was found. The aggregate intrinsic value of options outstanding and exercisable in the table above based on the fair market value of the underlying membership unit as of June 27, 2008 was approximately $8.3 million and $2.3 million, respectively (unaudited). The aggregate intrinsic value reflects the difference between the exercise price of the underlying award and the fair market value of the Company’s membership units determined as of the time of option exercise. The weighted average remaining contractual term of options exercisable as of December 31, 2007 and June 27, 2008 (unaudited) and was approximately 9.92 years and 9.91 years, respectively.

Proceeds from option exercises under the Company’s equity incentive plans were approximately $500 and $400 for fiscal years 2006 and 2005, respectively. No options were exercised during fiscal year 2007 and during the six months ended June 27, 2008 (unaudited).

The following is a summary of restricted membership unit activity for the Company’s equity incentive plan:

	Years ended December 31,				Six months ended June 27,
	2007		2006		2008
					(unaudited)
	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Unvested, beginning of period	300,000	$0.01	—	$—	—	$—
Granted	455,000	$0.01	300,000	$0.01	109,300	$2.66
Forfeited/Expired	(755,000)	$0.01	—	$—	—	$—

Unvested, end of period	—	$—	300,000	$0.01	109,300	$2.66

The fair value of the Company’s restricted membership units is calculated based upon the fair market value of the Company’s underlying membership unit at the date of grant. As of December 31, 2007, all unvested restricted membership units are cancelled. As of June 27, 2008, there was $259,000 of total unrecognized compensation cost related to unvested restricted membership units, which is expected to be recognized over a weighted average period of 1.5 years. The total fair value of restricted membership units that vested during six months ended June 27, 2008 was approximately $32,000. During fiscal years 2007 and 2006, the compensation expense related to grants of restricted membership units was not material. There were no restricted membership units granted in fiscal year 2005.

NOTE 11—BENEFIT PLAN

In connection with its acquisition of Helix, the Company assumed certain pension plans covering minimum requirements according to Swiss law. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increases for plan employees. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of the Company’s pension plans. The Company expects to fund approximately $21,000 for the pension plans during the fiscal year ending December 31, 2008.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

NOTE 12—INCOME TAXES

The components of income (loss) before taxes are as follows:

	Year ended December 31,			Six months ended
	2007	2006	2005	June 27, 2008	June 30, 2007
				(unaudited)
United States	$(6,436,437)	$(10,326,593)	$(8,631,202)	$(2,635,765)	$(3,774,616)
International	29,306	47,990	71,678	(1,168,395)	29,306

	$(6,407,131)	$(10,278,603)	$(8,559,524)	$(3,804,160)	$(3,745,310)

Income tax provision (benefit) was comprised of the following:

	Year ended December 31,			Six months ended
	2007	2006	2005	June 27, 2008	June 30, 2007
				(unaudited)
Current
United States	$—	$—	$—	$—	$—
International	42,671	43,199	57,583	—	42,671
State (above the line)	—	—	—	—	—

	$42,671	$43,199	$57,583	$—	$42,671

Deferred
International	$—	$—	$—	$(104,934)	$—
United States	—	—	—	—	—

	$—	$—	$—	$(104,934)	$—
Benefit	$—	$—	$—	$(104,934)	$—

Effective tax rate	0.67%	0.42%	0.67%	(2.76)%	1.14%

Income tax expense (benefit) differs from the amount computed by applying the statutory United States federal income tax rate to loss before taxes as follows:

	Year ended December 31,			Six months ended
	2007	2006	2005	June 27, 2008	June 30, 2007
				(unaudited)
Income tax (benefit) at the federal statutory rate	(34.00)%	(34.00)%	(34.00)%	34.00%	(34.00)%
State tax net of federal benefit	0.00%	0.00%	0.00%	0.00%	0.00%
IPR&D write-off	0.00%	0.00%	0.00%	(2.85)%	0.00%
Foreign tax	0.67%	0.42%	0.67%	7.29%	1.14%
Non-deductible stock-based compensation expense	0.00%	0.00%	0.00%	0.00%	0.00%
Permanent items and other	0.00%	0.00%	0.00%	(1.93)%	0.00%
Losses not benefited	34.00%	34.00%	34.00%	(39.27)%	34.00%

Effective tax rate	0.67%	0.42%	0.67%	(2.76)%	1.14%

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

The components of the net deferred tax assets and liabilities are as follows:

	December 31,		June 27, 2008
	2007	2006
			(unaudited)
Deferred tax asset (liability), net
Net operating losses	$—	$—	$24,220
Tax credits	—	—	—
Accrued and reserves	—	—	—
Amortization of intangibles	—	—	—
Foreign deferreds	—	—	44,294
Fixed assets	—	—	—
Other	—	—	—
Valuation allowance	—	—	—

Deferred tax asset	—	—	68,514

Foreign deferreds			(4,908)
Intangible assets			(233,563)

Deferred tax liability	—	—	(238,471)

Net deferred tax asset liability	$—	$—	$(169,957)

GigOptix and its predecessor iTerra are limited liability companies that have elected to be taxed as partnerships and are not subject to U.S. income taxes. Accordingly, no deferred tax assets or liabilities have been recognized. Deferred tax assets and liabilities at June 27, 2008 relate to the Company’s subsidiary in Switzerland.

In June 2006, the FASB issued FIN 48 which provides for a two-step approach to recognize and measure uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for a tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. The Company adopted the provisions of FIN 48 effective January 1, 2007, resulting in no cumulative effect of adoption. There were no other significant adjustments during fiscal 2008 related to the Company’s adoption of FIN 48. For the year ended December 31, 2007, there were no unrecognized tax benefits recorded. The Company does not expect the unrecognized tax benefit to change significantly during the next twelve months. Any interest and penalties incurred on the settlement of outstanding tax positions would be recorded as a component of interest expense. The Company had no accrued interest or penalties at the date of adoption or as of the year ended December 31, 2007.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. The Company federal and state tax returns for the years 2000 through 2007 are subject to examination.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

NOTE 13—COMMITMENTS AND CONTINGENCIES

Product Warranty

The Company’s products typically carry a standard warranty period of one year. The following table presents changes in the warranty accrual included in other current liabilities in the Company’s consolidated balance sheet during fiscal years 2007, 2006; and for the six months ended as of June 27, 2008 (unaudited):

Amount
Balance at December 2004	$9,461
Charged to expense	27,030
Settlements	(24,327)

Balance at December 31, 2005	12,164
Charged to expense	29,602
Settlements	(27,844)

Balance at December 31, 2006	13,922
Charged to expense	184,621
Settlements	(58,762)

Balance at December 31, 2007	139,781
Charged to expense (unaudited)	35,916
Settlements (unaudited)	(56,000)

Balance at June 27, 2008 (unaudited)	$119,697

Lease Commitments

The Company leases its facilities under noncancelable operating leases which expire in 2009. At June 27, 2008, future minimum lease commitments under noncancelable leases are as follows:

Fiscal year ending December 31,	Amount
2008 (1)	$179,097
2009	54,052

$233,149

(1)	Represents amortization expense for the six-months period ended December 31, 2008.

Rent expense was approximately $262,000, $262,000 and $179,000 in 2007, 2006 and 2005, respectively and $128,000 and $137,000 for the six months ended June 27, 2008 and June 30, 2007, respectively (unaudited).

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

NOTE 14—SEGMENT AND GEOGRAPHIC INFORMATION

SFAS No. 131, Disclosure about Segments of and Enterprise and Related Information, establishes standards for the way that public business enterprise report information about operating segments in annual consolidated financial statements and requires that those enterprise report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic and major customers. The Company operates in one reportable segment – the design, development and sale of integrated circuits.

SFAS No. 131 establishes standards for the reporting by business enterprises of information about operating segments, products and services, geographic areas, and major customers. The standard for determining what information to report is based on available financial information that is regularly reviewed and used by the Company’s chief operating decision maker in evaluating the Company’s financial performance and resource allocation. The Company’s chief operating decision-maker is considered to be the CEO. Based on the criteria in SFAS No. 131 for determining separately reportable operating segments and the financial information available to and reviewed by the CEO, the Company has determined that it operates as a single operating and reportable segment.

The following table summarizes revenue by geographic region:

	Year ended December 31,			Six months ended
	2007	2006	2005	June 27, 2008	June 30, 2007
				(unaudited)
Asia	$271,889	$275,473	$74,071	$1,036,118	$80,820
Europe, Middle East and Africa	1,875,441	865,517	150,474	2,113,243	529,531
United States	1,029,838	1,112,300	1,612,403	779,149	630,511

	$3,177,168	$2,253,290	$1,836,948	$3,928,510	$1,240,862

The Company determines geographic location of its revenue based upon the destination of shipment of its products.

During fiscal year 2007, the United States, Italy, France and Germany accounted for 32%, 28%, 16% and 11% of revenue, respectively. During fiscal year 2006, the United States, Italy and Japan accounted for 49%, 29% and 11% of revenue, respectively. During fiscal year 2005, the United States accounted for 88% of revenue. During the six months ended June 27, 2008, Italy, the United States, France and Korea accounted for 38%, 20%, 14% and 10% of revenue, respectively. During the six months ended June 30, 2007, the United States, Italy, Germany and France accounted for 51%, 20%, 10% and 10% of revenue, respectively. No other countries accounted for more than 10% of the Company’s consolidated net revenue during the periods presented.

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

The following table summarizes long-lived assets by country:

	December 31,		June 27, 2008
	2007	2006
			(unaudited)
United States	$391,089	$383,575	$296,774
Switzerland	—	—	14,682
Italy	—	84,553	—

	$391,089	$468,128	$311,456

Long-lived assets, primarily property and equipment, are reported based on the location of the asset and exclude intangible assets, which are not allocated to the specific geographic location as it is impracticable to do so.

NOTE 15—BUSINESS COMBINATION (UNAUDITED)

In January 2008, the Company completed its acquisition of Helix, a private company registered in Zurich, Switzerland. Helix designs and sells optoelectronic integrated circuits and vertical cavity surface emitting laser drivers. Through this acquisition, the Company became the only company to offer a complete family of high speed optical physical media dependent, or PMD, ICs. The portfolio will include modulator drivers, laser drivers and transimpedance amplifiers, or TIAs, for telecom, datacom, Infiniband and consumer optical systems, from 3.125 Gbps to 10 Gbps, covering all laser technologies. The aggregate purchase consideration for this acquisition was approximately $2.5 million, which includes direct transaction costs.

In addition, the agreement calls for contingent payments to be made to a former Helix employee and shareholder contingent upon his continued employment with GigOptix through the third anniversary of the acquisition close date. Any payments are automatically forfeited if the employment contingency is not met and accordingly, the payments made are recorded as compensation expense. At June 27, 2008, the Company had $2.0 million deposited in an escrow account, which represents the maximum contingent payment due under the agreement. As of June 27, 2008, the escrow amount relating to such contingent payments has been classified within “other current assets” and “other assets” in the consolidated balance sheet.

The operating results of Helix have been included in GigOptix’s consolidated financial results since the January 15, 2008 acquisition close date. The components of the purchase price consideration were as follows:

Cash paid for common stock	$2,400,000
Direct acquisition costs	142,953

Total purchase consideration	$2,542,953

The acquisition was accounted for using the purchase method of accounting. The purchase price was allocated based on the estimated fair values of tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition. A preliminary allocation of the purchase price was made to major categories of assets and liabilities based on management’s best estimates at the date of acquisition. The estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was in excess of the purchase price resulting in negative goodwill. Negative goodwill of approximately $790,000 has been allocated to the fair values of acquired intangible assets, including acquired in-process research and development, or IPR&D, on a pro-rata

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

basis resulting in a reduction of their recorded amounts. The total purchase price was allocated to the assets acquired and liabilities assumed as follows:

Net tangible assets acquired:
Cash	$872,239
Restricted cash	45,248
Accounts receivable	139,242
Inventories	194,750
Other current assets	155,400
Property and equipment	19,654
Deferred tax assets	14,698
Other current liabilities	(197,681)
Pension liabilities	(123,145)

1,120,405
Deferred tax liabilities	(293,426)
Intangible assets acquired:
Existing technology	1,116,219
Order backlog	156,553
Customer relationships	124,495
Acquired in-process research and development	318,707

$2,542,953

Intangible assets consist of existing technology, order backlog and customer relationships. Existing technology relates to Helix’s product portfolio of laser drivers, TIAs and limiting amplifiers which have reached technological feasibility and are currently generating revenue. Accordingly, the associated amortization expense is presented as a component of cost of revenue.

Acquired IPR&D relates to projects under development associated with Helix’s 10Gbps VCSEL driver chip and 4-channel TIAs. The preliminary value assigned to acquired IPR&D was determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased technology into commercially viable products, estimating resulting net cash flows from the projects when completed and discounting net cash flows to present value. The fair value of acquired IPR&D was determined using the income approach, which discounts expected cash flows to present value. At the date of acquisition, the projects under development were determined to be approximately 30% complete, with net cash flows from the projects expected to commence in 2009. In connection with the acquisition, approximately $319,000 of acquired IPR&D was charged to expense during the six months ended June 27, 2008.

NOTE 16—INTANGIBLE ASSETS (UNAUDITED)

Intangible assets at June 27, 2008 consist of the following:

	Gross	Accumulated Amortization	Net
Existing technology	$1,116,219	$(186,037)	$930,182
Order backlog	156,553	(78,277)	78,276
Customer relationships	124,495	(20,750)	103,745

Total intangible assets	$1,397,267	$(285,064)	$1,112,203

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

Amortization expense of intangible assets included in cost of revenue and selling, general and administrative expenses was approximately $186,000 and $99,000, respectively, during the six months ended June 27, 2008. There was no amortization expense for fiscal years 2007, 2006 and 2005; and during the six months ended June 30, 2007.

Estimated future amortization expense related to intangible assets as of June 27, 2008 is as follows:

Amount
Fiscal years ending December 31,
2008 (1)	$285,063
2009	413,570
2010	413,570

Total	$1,112,203

(1)	Represents estimated amortization for the six-month period ending December 31, 2008.

NOTE 17—RELATED PARTY TRANSACTIONS

Historically, GigOptix and iTerra have funded their operations from the proceeds of promissory notes issued to Stellar Technologies LLC, iTerra’s primary member. Beginning in 2002, various promissory notes were issued by iTerra Communications LLC, the predecessor company of GigOptix, to Stellar. Borrowings under the notes bore interest at a fixed rate of 11% per annum and were collateralized by all of iTerra’s assets. The outstanding principal balance of such notes, including accrued interest, were classified as additional paid-in capital as part of a reorganization plan for iTerra in June 2007. In July 2007 and January 2008, GigOptix issued convertible promissory notes to Stellar, which bears interest at a rate of 6% per annum. In August 2008, such convertible notes were converted into membership units of GigOptix. Additionally, in August 2008, Stellar agreed to provide additional funding totaling $1.2 million to GigOptix in consideration for the issuance of membership units. Refer to Note 7, Convertible Notes Payable and Notes Payable to Member.

NOTE 18—SUBSEQUENT EVENTS (UNAUDITED)

On March 27, 2008, Lumera Corporation (“Lumera”) and GigOptix, signed a definitive agreement to merge the two companies. The Merger Agreement has been unanimously approved (with one recusal due to a conflict) by the board of directors of Lumera and GigOptix. Upon completion of the merger, which is subject to the terms and conditions of the Merger Agreement and which shall be treated as a tax free reorganization, existing securities holders of Lumera and GigOptix will each own approximately 50% of the outstanding securities, including options and warrants, of GigOptix Inc. Consummation of the merger, which requires the approval of the Lumera stockholders, is subject, among other things, to the effectiveness of the Registration Statement on Form S-4 registering GigOptix, Inc common stock issued to Lumera stockholders in the Lumera Merger, the listing of the said stock on the NASDAQ Global Market and to the cessation of Lumera’s Plexera business division. The Merger Agreement contains customary representations, warranties and covenants of Lumera and GigOptix, including, among others, covenants (i) to conduct their respective business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period. As a condition of closing, Lumera must have net working capital of at least $6 million as of the closing date, subject to reduction of $10,000 per day after June 30, 2008 through the effective date of the Merger. Under the provisions of SFAS No. 141, Business

GIGOPTIX LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF JUNE 27, 2008 AND/OR FOR THE SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 30, 2007 IS UNAUDITED)

Combinations, GigOptix LLC will be deemed the acquiring entity for purpose of applying the purchase method of accounting. During the six months ended June 27, 2008, the Company capitalized approximately $442,000 related to financial advisory fees associated with the proposed merger, and expects to incur additional legal fees and other merger related expenses during the third quarter of 2008.

On August 20, 2008, the Company issued 619,231 membership units to an investor for $500,000. The Company intends to use the proceeds from the issuance of the membership units for general corporate purposes.

On August 20, 2008, the Company issued 7,073,075 membership units to Stellar for the following consideration:

1.	The outstanding debt and accrued interest from the two convertible notes payable issued on July 1, 2007 and January 14, 2008 of approximately $10.3 million were fully converted to 5,333,333 membership units.

2.	Stellar will provide additional funding of $1.2 million beginning September 15, 2008 until the first to occur of the following: (i) December 31, 2008; (ii) when the Company has received the full amount; or (iii) the closing of the Lumera merger, for the remaining of 1,739,742 membership units.

Report of Independent Auditors

To the Board of Directors of GigOptix-Helix Ltd., Zurich:

In our opinion, the accompanying balance sheets and the related statements of operations and comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of GigOptix-Helix Ltd. at December 31, 2007 and December 31, 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers AG

Zurich, Switzerland

July 31, 2008

GIGOPTIX-HELIX LTD., ZURICH

BALANCE SHEETS

	December 31,
	2007	2006
	(In USD)
ASSETS
Current assets:
Cash and cash equivalents	$1,942,456	$1,512,180
Restricted cash	45,248	41,635
Accounts receivable	139,242	180,905
Inventories	194,750	50,639
Prepaid expenses and other current assets	155,400	79,185

Total current assets	2,477,096	1,864,544
Fixed assets, net:
Laboratory	4,078	17,173
Office equipment	10,661	16,261
Furniture	4,915	5,278
Deferred income taxes	41,020	37,999

Total assets	$2,537,770	$1,941,255

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,349	$15,799
Advances from customers	13,568	95,744
Accrued expenses and other liabilities	125,764	83,334
Deferred income taxes	26,322	3,296

Total current liabilities	224,003	198,173
Pension liabilities	123,145	102,664

Total liabilities	347,148	300,837
Commitments and contingencies (Note 4)
Stockholders’ equity
Common stock, USD 66 par value:
Authorized: 1,000 shares; 1,000 issued and 1,000 outstanding at December 31, 2007 and 2006, respectively	66,098	66,098
Retained earnings	1,570,507	1,179,877
Accumulated other comprehensive income	554,017	394,443

Total stockholders’ equity	2,190,622	1,640,418

Total liabilities and stockholders’ equity	$2,537,770	$1,941,255

The accompanying notes are an integral part of these financial statements.

GIGOPTIX-HELIX LTD., ZURICH

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31,
	2007	2006
	(In USD)
Net revenues	$1,974,948	$1,431,574
Cost of goods sold	(196,780)	(233,315)

Gross profit	1,778,168	1,198,259
Operating expenses:
Research and development	(679,679)	(672,282)
Marketing and selling	(317,823)	(321,459)
General and administration	(305,338)	(184,635)

Total operating expenses	(1,302,840)	(1,178,376)

Operating income	475,328	19,883
Other income (expense):
Interest income	48,697	35,074
Foreign exchange gain	24,386	43,511
Foreign exchange loss	(54,369)	(55,955)

Income before income tax	494,042	42,513
Provision for income tax	(103,412)	(4,330)

Net income	390,630	38,183
Other comprehensive income (loss):
Change in pension liability: actuarial gain (loss), net of tax of USD 188 in 2007 and USD 9,389 in 2006	706	35,319
Translation adjustment	158,868	122,135

Comprehensive income	$550,204	$195,637

The accompanying notes are an integral part of these financial statements.

GIGOPTIX-HELIX LTD., ZURICH

STATEMENTS OF STOCKHOLDERS’ EQUITY

(In USD)

	Shares	Common Stock	Retained Earnings (1)	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balances, December 31, 2005	1,000	$66,098	$1,141,694	$236,989	$1,444,781
Foreign currency translation adjustments				122,135	122,135
Change in pension liability: actuarial gain (loss), net of tax of USD 9,389				35,319	35,319
Net income			38,183		38,183

Balances, December 31, 2006	1,000	66,098	1,179,877	394,443	1,640,418
Foreign currency translation adjustments				158,868	158,868
Change in pension liability: actuarial gain (loss), net of tax of USD 188				706	706
Net income			390,630		390,630

Balances, December 31, 2007	1,000	$66,098	$1,570,507	$554,017	$2,190,622

(1)	CHF 50,000 (approximately USD 44,377 and USD 40,994 as of December 31, 2007 and 2006, respectively) of legal reserves are included in retained earnings and are not available for dividends.

The accompanying notes are an integral part of these financial statements.

GIGOPTIX-HELIX LTD., ZURICH

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006
	(in USD)	(in USD)
Cash flows from operating activities:
Net income	$390,630	$38,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,752	30,471
Pension liabilities	10,085	(16,173)
Deferred taxes	21,154	(12,224)
Changes in operating assets and liabilities:
Accounts receivable	53,136	(6,868)
Inventories	(131,329)	2,351
Prepaid expenses and other current assets	(65,388)	(5,148)
Accounts payable	38,710	(79,909)
Advances from customers	(84,554)	(67,552)
Accrued expenses and other liabilities	33,359	25,228

Net cash provided by (used in) operating activities	288,555	(91,641)
Cash flows from investing activities:
Change in restricted cash	(160)	(107)
Purchases of office equipment	(1,862)	(8,533)

Net cash used in investing activities	(2,022)	(8,640)

Effect of exchange rate changes on cash	143,743	115,214
Increase (decrease) in cash and cash equivalents	430,276	14,933
Cash and cash equivalents at beginning of the year	1,512,180	1,497,247

Cash and cash equivalents at end of the year	$1,942,456	$1,512,180

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for taxes	$12,498	$30,272

The accompanying notes are an integral part of these financial statements.

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS

1. Formation and Business of GigOptix-Helix Ltd., Zurich:

GigOptix-Helix Ltd., Zurich (the “Company”) is a leading semiconductor manufacturer specializing in the design of optoelectronic IC such as transimpedance amplifiers, limiting amplifiers and VCSEL drivers. Helix’s high quality chips are used in standards-based optical transceiver modules in the telecommunications and data communications market. As a fabless chip company, we fabricate our products on commercial silicon technology.

In August 2005, Helix AG obtained the ISO 9001:2000 certification for its quality management system from SQS (The Swiss Association for Quality and Management Systems). The certified system covers the development, production and sales of electronic components.

Helix was founded in 1990, and is registered in Zurich, Switzerland. In January 2008, it was acquired by GigOptix LLC, Palo Alto CA, and renamed to GigOptix-Helix AG.

2. Summary of Significant Accounting Policies:

Basis of Presentation:

The financial statements include the accounts of GigOptix-Helix Ltd. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures of the Company. Although these estimates are based on management’s knowledge of current events and actions that the Company may undertake in the future, actual results may differ from such estimates.

The functional currency of GigOptix-Helix Ltd. is the Swiss Franc (CHF). These financial statements are translated to U.S. dollar equivalents under the current method in accordance with SFAS No. 52, “Foreign Currency Translation” for reporting purposes. Assets and liabilities are translated into U.S. dollar equivalents at rates of exchange in effect at the balance sheet date. Average rates for the year are used to translate revenues and expenses. The cumulative translation adjustment is reported as a component of accumulated other comprehensive income (loss).

A foreign currency transaction is recorded, on initial recognition in the functional currency, by applying to the foreign currency amount the spot exchange rate between the functional currency and the foreign currency at the date of the transaction. Exchange differences arising on the settlement of monetary items or on translating monetary items at rates different from those at which they were translated on initial recognition during the period or in previous financial statements are recognized as Foreign Exchange Gains/Losses in the Statement of Operations in the period in which they arise.

The exchange rates used for translating the financial statements are listed below:

	2007	2006
USD	CHF	CHF
Average rates	1.2004	1.2536
Balance sheet year-end rates	1.1267	1.2197

Revenue Recognition:

GigOptix-Helix Ltd. complies with the guidance summarized in Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.”

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenues are recognized upon shipment, provided that a signed purchase order has been received, the price is fixed, title has transferred, collection of resulting receivables is reasonably assured, and there are no remaining significant obligations. Reserves for sales returns and allowances are recorded at the time of shipment, based on historical levels of returns and discounts, current economic trends and changes in customer demand. Transactions with sale terms of FOB shipping point are recognized when the products are shipped and transactions with sale terms of FOB destination are recognized upon arrival.

In cases where such criteria for recognizing revenue are not met, revenue will be deferred until all criteria have been met. Deferred amounts are classified under “Accrued expenses and other liabilities”.

GigOptix-Helix Ltd. sells to sales representatives and original equipment manufacturers. Approximately 5% of the Company’s revenues in fiscal 2007 were from sales representatives. Shipping and handling costs, which are charged to customers, flat with USD 100 per shipment, are recognized as revenues.

Trade accounts receivable and allowance for doubtful accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is GigOptix-Helix Ltd.’s best estimate of the amount of probable credit losses in the existing accounts receivable. GigOptix-Helix Ltd. determines the allowance based on the aging of its accounts receivable, the financial condition of its customers and their payment history, its historical write-off experience and other assumptions. The allowance for doubtful accounts is reviewed quarterly. Past due balances and other specified accounts as necessary are reviewed individually. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. This allowance is included as part of the accounts receivable allowance on the balance sheet and as a general and administrative expense in the statement of operations and comprehensive income.

Risk and uncertainties:

GixOptix-Helix Ltd. is subject to all of the risks inherent in a company which operates in the dynamic and competitive semiconductor industry. Significant changes in any of the following areas could have a materially adverse impact on the Company’s financial position and results of operations: unpredictable volume or timing of customer orders; the sales outlook and purchasing patterns of the Company’s customers, based on customer demands and general economic conditions; loss of one or more of the Company’s customers; decreases in the average selling prices of products or increases in the average cost of finished goods; the availability, pricing and timeliness of delivery of components used in the Company’s products; reliance on a limited number of subcontractors to manufacture, assemble, package and quality test products; the Company’s ability to successfully develop, introduce and sell new or enhanced products in a timely manner; product obsolescence and the Company’s ability to manage product transitions; and the timing of announcements or introductions of new products by the Company’s competitors.

Cash and Cash Equivalents:

GigOptix-Helix Ltd. considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents include investments in commercial paper and money market accounts at banks.

Restricted Cash:

The restricted cash balances of USD 45,248 and USD 41,635 at December 31, 2007 and December 31, 2006, respectively, include funds held in escrow related to the rent of the office facility in Zurich.

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Inventories:

Inventories, consisting primarily of wafers and integrated circuits, are recorded at the lower of a currently adjusted standard cost, which approximates actual cost on a first-in-first-out basis, or market value. The Company’s accounting for inventory costing is based on the applicable expenditure incurred, directly or indirectly, in bringing the inventory to its existing condition. Such expenditures include acquisition costs, production costs and other costs incurred. As it is impractical to track inventory from the time of purchase to the time of sale for the purpose of specifically identifying inventory cost, inventory is therefore valued based on a standard cost, given that the materials purchased are identical and interchangeable at various production processes. The Company follows SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 requires certain abnormal expenditures to be recognized as expenses in the current period versus being capitalized in inventory. It also requires that the amount of fixed production overhead allocated to inventory be based on the normal capacity of the production facilities. The application of SFAS No. 151 on January 1, 2006 did not have a material impact on the Company’s financial statements. GigOptix-Helix Ltd. reviews its standard costs on an as-needed basis but in any event at least once a year, and updates them as appropriate to approximate actual costs.

The Company typically plans its production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. The value of its inventories is dependent on its estimate of future demand as it relates to historical sales. If the Company’s projected demand is over-estimated, GigOptix-Helix Ltd. may be required to reduce the valuation of its inventories below cost. GigOptix-Helix Ltd. regularly reviews inventory quantities on hand and records an estimated provision for excess inventory based primarily on its historical sales and expectations for future use. However, for new products, the Company does not consider whether there is excess inventory until it develops sufficient sales history or experiences a significant change in expected product demand, based on backlog. Actual demand and market conditions may be different from those projected by GigOptix-Helix Ltd.’s management. This could have a material effect on the Company’s operating results and financial position. If GigOptix-Helix Ltd. were to make different judgments or utilize different estimates, the amount and timing of the write-down of inventories could be materially different.

Excess inventory frequently remains saleable. When excess inventory is sold it yields a gross profit margin of up to 100%. Sales of excess inventory have the effect of increasing the gross profit margin beyond that which would otherwise occur, because of previous write-downs. Once inventory is written down below cost, it is not written back up until inventory is subsequently sold or scrapped. GigOptix-Helix Ltd. does not physically segregate excess inventory and assign unique tracking numbers to it in the Company’s accounting systems. Consequently, GigOptix-Helix Ltd. cannot isolate the sales prices of excess inventory from the sales prices of non-excess inventory. Therefore, GigOptix-Helix Ltd. is unable to report the amount of gross profit resulting from the sale of excess inventory or quantify the favorable impact of such gross profit on its gross profit margin.

The practical efficiencies of wafer fabrication require the manufacture of semiconductor wafers in minimum lot sizes. Often, when manufactured the Company does not know whether or when all the semiconductors resulting from a lot of wafers will sell. Due to rapid innovation of the product portfolio, excess inventory resulting from the manufacture of some of those semiconductors will be continual and ordinary. Because the cost of storage is minimal when compared to potential value, GigOptix-Helix Ltd. expects to hold excess inventory for potential sale in future years. Consequently, GigOptix-Helix has no set time line for the sale or scrapping of excess inventory.

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fixed Assets:

Laboratory equipment, office equipment and furniture are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of up to 3 years for laboratory equipment and office equipment and 10 years for furniture. Upon disposal, the assets and related accumulated depreciation are removed from GigOptix-Helix Ltd.’s accounts and the resulting gains or losses are reflected in the statements of operations. Repairs and maintenance costs are charged to expense.

As required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” GigOptix-Helix Ltd. evaluates the recoverability of the carrying amount of its laboratory equipment, office equipment and furniture whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is assessed when the forecasted undiscounted cash flows derived for the operation to which the assets relate are less than the carrying amount including associated intangible assets of the operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted expected cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which GigOptix-Helix Ltd. operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Defined Benefit Plans:

GigOptix-Helix Ltd. maintains pension plans covering minimum requirements according to Swiss law. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increases for plan employees. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of the Company’s pension plans. Effective at the end of fiscal 2006, GigOptix-Helix Ltd. adopted the provisions of SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Retirement Plans.” SFAS No. 158 required GigOptix-Helix to recognize the funded status of its defined benefit pension and post-retirement benefit plans in its balance sheets, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adoption of SFAS No. 158 did not have any impact on the financial statements. See Note 6, “Pension Plans” for the effects of the adoption of SFAS No. 158.

Fair Value of Financial Instruments:

The carrying amounts of certain of GigOptix-Helix Ltd.’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and advances from customers approximate fair value due to their short maturities.

Research and Development:

Research and development costs are charged to operations as incurred.

Income Taxes:

GigOptix-Helix Ltd.’s provision for income taxes is comprised of its current tax liability and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on differences between

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. In determining the amount of the valuation allowance, GigOptix-Helix Ltd. considers estimated future taxable income as well as feasible tax planning strategies in the taxing jurisdiction in which it operates. If GigOptix-Helix Ltd. determines that it is more probable that it will not realize all or a portion of its remaining deferred tax assets, it will increase its valuation allowance with a charge to income tax expense. Conversely, if GigOptix-Helix Ltd. determines that it is likely that it will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released as income tax expense. Significant management judgment is required in determining the provision for income taxes, the deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or GigOptix-Helix Ltd. adjusts these estimates in future periods, GigOptix-Helix Ltd. may need to establish an additional valuation allowance that could materially impact its financial position and results of operations. GigOptix-Helix Ltd.’s ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

GigOptix-Helix Ltd. adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), and related guidance as of January 1, 2007. See Note 8 of Notes to Financial Statements for further discussion of income taxes.

GigOptix-Helix Ltd. did not recognize interest or penalties for the years ended 2007 and 2006, respectively.

Other Income and Expense:

Other income and expense primarily consists of gains and losses on foreign currency transactions and interest income (expense).

Accumulated Other Comprehensive Income:

Accumulated other comprehensive income or loss represents foreign currency translation adjustments and change in pension liability from actuarial gain (loss).

Recent Accounting Developments

In September 2006, the FASB, issued SFAS No. 157, “Fair Value Measurements,” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, or GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for the Company beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 on the financial statements.

In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”) and FSP 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The adoption of SFAS No. 157-1 and No. 157-2 did not have an impact on the financial statements.

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for our company beginning January 1, 2008, although earlier adoption is permitted. The Company is currently evaluating the impact of SFAS No. 159 on the financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”) and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”). These standards aim to improve, simplify and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements. The provisions of SFAS No. 141(R) and SFAS No. 160 are effective for the fiscal year beginning January 1, 2009. The Company is currently evaluating the provisions of SFAS No. 141(R) and SFAS No. 160.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (an Amendment of ARB 51). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. The statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure on the face of the consolidated statement of income of the amounts of consolidated net income attributable to the parent and to the non controlling interest. In addition, this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 becomes effective for fiscal periods beginning after December 15, 2008. The Company is currently evaluating the impact of SFAS 160 on the financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). The standard requires additional quantitative disclosures (provided in tabular form) and qualitative disclosures for derivative instruments. The required disclosures include how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows; relative volume of derivative activity; the objectives and strategies for using derivative instruments; the accounting treatment for those derivative instruments formally designated as the hedging instrument in a hedge relationship; and the existence and nature of credit-related contingent features for derivatives. SFAS No. 161 does not change the accounting treatment for derivative instruments. SFAS No. 161 is effective for the Company for the fiscal quarter beginning after January 1, 2009. The Company is currently evaluating the impact of SFAS No. 161 on the financial statements.

3. Balance Sheet Details:

Inventories:

Inventories consist of the following (in USD):

	December 31,
	2007	2006
Semi-finished products	34,316	37,445
Finished products	160,434	13,194

	194,750	50,639

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fixed Assets:

Fixed assets consists of the following (in USD):

	December 31,
	2007	2006
Laboratory equipment (useful life of up to 3 years)	174,241	160,955
Office equipment (useful life of up to 3 years)	35,921	31,349
Furniture (useful life of 10 years)	7,988	7,379

	218,149	199,683

Accumulated depreciation	(198,495)	(160,971)

	19,654	38,712

Depreciation expense for fiscal years ended December 31, 2007 and 2006 amounted to USD 24,241 and USD 31,318, respectively.

Prepaid expenses and other current assets:

Prepaid expenses and other current assets consist of the following (in USD):

	December 31,
	2007	2006
Prepayments	111,583	40,980
VAT receivables	12,934	4,618
Withholding tax receivables	17,872	12,376
Short term notes receivable	1,324	13,842
Local taxes receivable	3,550	3,279
Receivables from GigOptix LLC (see Note 5)	7,640	—
Other	497	4,090

	155,400	79,185

Accrued Expenses and Other Liabilities:

Accrued expenses and other liabilities consist of the following (in USD):

	December 31,
	2007	2006
Tax accruals	88,444	11,083
Accrued pension contribution	21,216	10,844
Deferred revenue	—	50,000
Other	16,104	11,407

	125,764	83,334

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

4. Commitments and Contingencies:

Commitments:

GigOptix-Helix Ltd. rents its facilities under an operating lease, which can be cancelled either on March or September of each year, provided that the Company gives notice twelve months beforehand. Rent expense for fiscal years ended December 31, 2007 and 2006 amounted to USD 92,170 and USD 88,259, respectively.

GigOptix-Helix Ltd. signed a software license agreement, the terms of which are valid from January 1, 2007 until December 31, 2008. The annual amount for this agreement is EUR 88,000 (approximately USD 120,413), which is paid in quarterly installments. The future minimum payment concerning this agreement is of EUR 88,000 for the year ended December 31, 2008.

Future minimum lease payments under operating leases are (in USD):

Fiscal Year Ending December 31,	Operating Leases
2008	218,613
Thereafter	24,550

Total minimum payments	243,163

Litigation:

The Company is not aware of any litigation or threatened litigation pending as of the date of these financial statements.

5. Related Party Transactions:

During 2007, Pascal Faivre, member of the Board of Directors, invoiced CHF 12,000 (approximately USD 9,997) to the Company for IT consulting services in his capacity as an IT expert for the 12 months period ended December 31, 2007. Such amounts are not outstanding as of balance sheet date.

During 2006, Pascal Faivre invoiced CHF 12,000 (approximately USD 9,572) and CHF 3,840 (approximately USD 3,063) to the Company for IT consulting services in his capacity as an IT expert for the 12 months period ended December 31, 2006.

In 2006, Jörg Wieland, CEO and president of the Company, received the amount of CHF 285,344 (approximately USD 227,620) as a salary and CHF 4,800 (approximately USD 3,829) as a lump sum allowance.

In 2007, Jörg Wieland, CEO and president of the Company, received the amount of CHF 373,367 (approximately USD 311,035) as a salary and CHF 4,800 (approximately USD 3,999) as a lump sum allowance.

Neither Jörg Wieland nor Pascal Faivre received remuneration in their function as a member of the Board of Directors.

During 2007, GigOptix-Helix Ltd., Zurich invoiced USD 7,640 to GigOptix LLC concerning an escrow-service related to the acquisition by GigOptix LLC, Palo Alto CA.

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

6. Pension Plans:

GigOptix-Helix Ltd. has set up the occupational benefits by means of an affiliation to a collective foundation, the collective foundation BVG of Zurich Life Insurance Company in 2005 and 2006, and the Swisscanto Foundation since January 1, 2007. There was no change in the pension plan.

Net Period Pension Cost:

The net periodic pension expense includes the following components (in USD):

	Year Ended December 31,
	2007	2006
Service cost	45,506	34,756
Interest cost	9,475	12,935
Expected return on plan assets	(6,345)	(11,167)
Amortization actuarial (gain) loss	—	—
Contribution of the employees	(19,432)	(21,663)

Net periodic pension expense	29,204	14,861

Net Amount Recognized (in USD):

	Year Ended December 31,
	2007	2006
Change in benefit obligation
Benefit obligation at the beginning of the year	310,817	448,109
Service cost	45,506	34,756
Interest cost	9,475	12,935
Benefits paid	(18,938)	(167,316)
Other Contributions	19,764	1,406
Actuarial (gain) loss	556	(49,726)
Foreign currency adjustment	29,379	30,653

Benefit obligation at year end	396,559	310,817
Change in plan assets
Fair value of plan assets at the beginning of the year	208,153	303,949
Expected return on plan assets	6,345	11,167
Employer contribution	19,432	21,663
Plan participants’ contribution	19,432	21,663
Benefits paid	(18,938)	(167,316)
Other contributions	19,764	1,406
Actuarial gain (loss)	(931)	(5,098)
Foreign currency adjustment	20,157	20,719

Fair value of plan assets at year end	273,414	208,153
Unfunded status of the plan at year end	123,145	102,664
Pension liability recognized on the balance sheet due after one year	123,145	102,664
Amounts recognized in accumulated other comprehensive (income) loss
Unrecognized actuarial gain (gross of taxes, USD 6,485 for 2007 and USD 6,297 for 2006)	30,881	29,987
Amount recognized as component of stockholders’ equity—pretax	30,881	29,987
Accumulated benefit obligation at year end	387,641	306,259

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Unrecognized Actuarial Gain (Loss):

The unrecognized actuarial gain (loss) recorded in accumulated other comprehensive income includes the following components (in USD):

	Year Ended December 31,
	2007	2006
Unrecognized actuarial gain (loss) at January 1	29,987	(14,721)
Actuarial gain (loss) due to change in benefit obligation	(556)	49,726
Actuarial gain (loss) due to change in fair value of plan assets	(931)	(5,098)
Actuarial (gain) loss recognized	—	—
Foreign currency adjustment	2,381	80

Unrecognized actuarial gain (loss) at December 31	30,881	29,987

The calculations were made with the following actuarial assumptions:

		01.01.2005	31.12.2005	31.12.2006	31.12.2007
	i. Market data
Long-term inflation in Switzerland		1.50%	1.00%	1.00%	1.30%
Long-term wage increase in Switzerland		2.30%	2.60%	2.90%	2.60%

		01.01.2005	31.12.2005	31.12.2006	31.12.2007
	ii. Assumptions for the Company
Discount rate		2.75%	2.75%	3.00%	3.50%
Long-term interest rate on old-age savings		2.75%	2.75%	3.00%	3.50%
Long-term wage increase in the Company		1.50%	1.50%	1.50%	1.50%
Long-term yearly pension increase		0.50%	0.50%	0.50%	0.50%
Proportion of old-age benefits taken in form of capital			15% (Men), 10% (Women)

		Probability that an x-year old active person retires within a year:
			Probability
		X	Men	Women
		59	n.a.	0%
Retirement probability		60	0%	0%
		61	0%	33%
		62	33%	50%
		63	50%	100%
		64	100%	n.a.
Probability of leaving the Company and the pension plan		According to BVG 2000, except: 0% at an age at which early retirement is possible.
Expected performance on assets		3.50%	3.50%	3.00%	4.00%

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

GigOptix-Helix Ltd. expects to make contributions to the plans of approximately CHF 26,412 (approximately USD 21,069) in the fiscal year ending December 31, 2008. This contribution is primarily contractual.

Plan Assets

The benefits are fully insured. There are no retirees. In this case, the Plan Assets are equal to the sum of the old-age savings and of various other accounts within the affiliation contract.

The allocation of the assets of the plans at the measurement dates was as follows:

	31.12.2005	31.12.2006	31.12.2007
Cash	1.0%	7.2%	4.8%
Equity instruments	9.1%	9.6%	12.3%
Debt instruments	74.7%	67.5%	64.5%
Real estate	15.2%	15.7%	13.4%
Other	0.0%	0.0%	5.0%

	100%	100%	100%

GigOptix-Helix Ltd. expects to pay benefits in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter of approximately (in USD):

Benefit Payments
Year ended:
December 31, 2008	20,533
December 31, 2009	20,533
December 31, 2010	20,533
December 31, 2011	20,533
December 31, 2012	20,533
Five fiscal years ended December 31, 2017	102,661

Total benefit payments for the ten fiscal years ended December 31, 2017	205,326

8. Income Taxes:

Income before income taxes consists of the following (in USD):

	Year Ended December 31,
	2007	2006
Income	390,630	38,183

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

GigOptix-Helix Ltd.’s provision for income taxes consists of the following (in USD):

	Year Ended December 31,
	2007	2006
Current:
Swiss federal	25,991	8,136
Swiss cantonal	55,954	17,788

	81,945	25,924
Deferred:
Swiss federal	6,655	(6,694)
Swiss cantonal	14,812	(14,900)

	21,467	(21,594)

Total income tax provision	103,412	4,330

GigOptix-Helix Ltd. did not recognize interests or penalties for the years ended 2007 and 2006, respectively.

The significant components of net deferred income tax assets are as follows (in USD):

	December 31,
	2007	2006
Deferred tax assets:
Pension liabilities	25,860	21,560
Depreciable assets	8,676	10,142
Other comprehensive income	6,484	6,297

Deferred tax asset	41,020	37,999

The significant components of net deferred income tax liabilities are as follows (in USD):

	December 31,
	2007	2006
Deferred tax liabilities:
Cash and cash equivalents	2,332	6,202
Accounts receivable	5,769	5,026
Inventories	18,197	2,568
Accrued expenses and other liabilities	24	(10,500)

Deferred tax liabilities	26,322	3,296

GigOptix-Helix Ltd. accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires deferred tax assets and liabilities to be recognized for temporary differences between the tax basis and financial reporting basis of assets and liabilities, computed at the expected tax rates for the periods in which the assets or liabilities will be realized, as well as for the expected tax benefit of net operating loss and tax credit carryforwards. Significant management judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. The Company’s management evaluates the recoverability of these net

GIGOPTIX-HELIX LTD., ZURICH

NOTES TO FINANCIAL STATEMENTS—(Continued)

deferred tax assets in accordance with SFAS No. 109. The Company’s ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are being monitored on an ongoing basis.

9. Subsequent Events

In January 2008, Helix AG, Zurich, was acquired by GigOptix LLC, Palo Alto, CA, and renamed to GigOptix-Helix Ltd.

As of January 3, 2008, the shareholders’ meeting unanimously resolved to distribute to the shareholders an extraordinary dividend in the amount of CHF 1,150,000, value January 3, 2008, (USD 1,019,865 value as of January 3, 2008).

An equity incentive plan for GigOptix-Helix Ltd has been established, in which key Swiss employees participate. The option grant notice was signed both by GigOptix and the employees on December 17, 2007, pending approval of the Board of Directors. The date of the grant is noted as January 16, 2008. The options vest over a 3 year period. The compensation expense will be amortized over a 3 year period commencing from January 16, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Lumera Corporation

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Lumera Corporation and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our audits (which was an integrated audit in 2007). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Prior to July 28, 2004, Lumera Corporation was a subsidiary of Microvision, Inc. As discussed in Note 3 to the consolidated financial statements, Lumera Corporation had transactions and relationships with that entity for each of the two years ended December 31, 2006.

As discussed in Note 1 to the consolidated financial statements, Lumera Corporation changed the manner in which it accounts for share-based compensation in 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

March 14, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 13, as to which is dated September 5, 2008

LUMERA CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,132,000	$10,521,000
Investment securities, available for sale	7,494,000	15,788,000
Accounts receivable	57,000	380,000
Costs and estimated earnings in excess of billings on uncompleted contracts	101,000	338,000
Other current assets	350,000	600,000

Total current assets	15,134,000	27,627,000

Property and equipment, net	2,319,000	2,532,000
Assets held for sale	314,000	227,000
Restricted investments	700,000	700,000
Other assets	46,000	46,000

TOTAL ASSETS	$18,513,000	$31,132,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$923,000	$688,000
Deferred rent, current portion	105,000	89,000
Accrued liabilities	1,055,000	681,000
Current liabilities of disposal group held for sale	879,000	374,000

Total current liabilities	2,962,000	1,832,000
Deferred rent, net of current portion	303,000	407,000

TOTAL LIABILITIES	$3,265,000	$2,239,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY

Common stock, $0.001 par value, 120,000,000 shares authorized; 20,055,852 shares issued and outstanding at December 31, 2007, and 20,055,352 shares issued and outstanding at December 31, 2006	20,000	20,000
Additional Paid-in Capital	91,998,000	89,690,000
Accumulated other comprehensive income	4,000	1,000
Accumulated deficit	(76,774,000)	(60,818,000)

Total shareholders’ equity	15,248,000	28,893,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,513,000	$31,132,000

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2007	2006	2005
Revenue	$2,774,000	$3,237,000	$1,500,000
Cost of revenue	1,506,000	1,805,000	913,000

GROSS PROFIT	1,268,000	1,432,000	587,000

Research and development expense	3,366,000	3,543,000	4,373,000
Marketing, general and administrative expense	9,242,000	6,465,000	4,732,000

Total operating expenses	12,608,000	10,008,000	9,105,000

Loss from operations	(11,340,000)	(8,576,000)	(8,518,000)
Interest income	1,094,000	841,000	655,000

Loss from continuing operations	(10,246,000)	(7,735,000)	(7,863,000)
Loss from discontinued operations	(5,710,000)	(4,383,000)	(2,590,000)

NET LOSS	$(15,956,000)	$(12,118,000)	$(10,453,000)

NET LOSS PER SHARE—BASIC AND DILUTED
Continuing Operations	$(0.51)	$(0.45)	$(0.47)

Discontinued Operations	$(0.29)	$(0.25)	$(0.16)

Total	$(0.80)	$(0.70)	$(0.63)

WEIGHTED-AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	20,055,410	17,256,070	16,607,653

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Paid- in Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Balance at December 31, 2004	16,546,430	$16,000	$70,435,000	$(666,000)	$(145,000)	$(38,247,000)	$31,393,000
Issuance of options for services	—	—	236,000	—	—	—	236,000
Reversal of deferred compensation expense for cancelled options	—	—	(37,000)	37,000	—	—	—
Exercises of stock options	201,686	1,000	436,000	—	—	—	437,000
Amortization of deferred compensation	—	—	—	414,000	—	—	414,000
Unrealized gain in investment securities	—	—	—	—	127,000	—	127,000
Net Loss	—	—	—	—	—	(10,453,000)	(10,453,000)

Balance at December 31, 2005	16,748,116	17,000	71,070,000	(215,000)	(18,000)	(48,700,000)	22,154,000
Reclassification resulting from the adoption of FAS 123R	—	—	(215,000)	215,000	—	—	—
Issuance of Common Stock, net of offering costs of $1,259,000	2,825,000	3,000	15,691,000	—	—	—	15,694,000
Exercise of stock options	482,236	—	1,285,000	—	—	—	1,285,000
Amortization of stock-based compensation	—	—	1,859,000	—	—	—	1,859,000
Unrealized gain in investment securities	—	—	—	—	19,000	—	19,000
Net Loss	—	—	—	—	—	(12,118,000)	(12,118,000)

Balance at December 31, 2006	20,055,352	20,000	89,690,000	—	1,000	(60,818,000)	28,893,000

Exercise of stock options	500	—	1,000	—	—	—	1,000
Amortization of stock-based compensation	—	—	2,307,000	—	—	—	2,307,000
Unrealized gain in investment securities	—	—	—	—	3,000	—	3,000
Net Loss	—	—	—	—	—	(15,956,000)	(15,956,000)

Balance at December 31, 2007	20,055,852	$20,000	$91,998,000	$—	$4,000	$(76,774,000)	$15,248,000

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year ended December 31,
	2007	2006	2005
Net loss	$(15,956,000)	$(12,118,000)	$(10,453,000)
Other comprehensive income—
Unrealized gain on investment securities, available-for-sale:
Unrealized holding gains arising during period	3,000	19,000	127,000

Net unrealized gain	3,000	19,000	127,000

Comprehensive loss	$(15,953,000)	$(12,099,000)	$(10,326,000)

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net loss	$(15,956,000)	$(12,118,000)	$(10,453,000)
Adjustments to reconcile net loss to net cash used in operations Depreciation	898,000	875,000	1,297,000
Noncash expenses related to issuance of stock, options and amortization of deferred compensation	2,307,000	1,776,000	469,000
Amortization on investments	(374,000)	(182,000)	254,000
Non-cash deferred rent, net Change in	(88,000)	343,000	—
Accounts receivable	323,000	(380,000)	32,000
Costs and estimated earnings in excess of billings on uncompleted contracts	237,000	(261,000)	(74,000)
Other current assets	250,000	104,000	72,000
Other assets	—	—	(46,000)
Accounts payable (including current liabilities of disposal group held for sale)	527,000	357,000	77,000
Accrued liabilities (including current liabilities of disposal group held for sale)	587,000	(81,000)	264,000
Research liability	—	—	(101,000)

Net cash used in operating activities	(11,289,000)	(9,567,000)	(8,209,000)

Cash flows from investing activities
Purchases of investment securities	(27,629,000)	(23,518,000)	(16,122,000)
Maturities of investment securities	36,300,000	24,800,000	25,800,000
Purchase of long term restricted investment	—	(700,000)	—
Purchases of property and equipment	(772,000)	(2,358,000)	(526,000)

Net cash provided by (used in) investing activities	7,899,000	(1,776,000)	9,152,000

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	15,694,000	—
Net proceeds from the exercise of stock options	1,000	1,285,000	437,000

Net cash provided by financing activities	1,000	16,979,000	437,000

Net (decrease) increase in cash and cash equivalents	(3,389,000)	5,636,000	1,380,000
Cash and cash equivalents at beginning of period	10,521,000	4,885,000	3,505,000

Cash and cash equivalents at end of period	$7,132,000	$10,521,000	$4,885,000

Accrued liability for non-cash stock compensation	$—	$—	$84,000

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Lumera Corporation (the “Company” or “Lumera”) was incorporated in Washington State in early 2000 and reincorporated in Delaware in 2004, and was established to develop, manufacture and market devices using proprietary polymer materials. Until December 31, 2003, we were considered to be in the development stage. In early 2004, we commercialized devices for potential wireless networking and optical networking applications and had largely completed financial planning, establishing sources of supply, acquiring plant and equipment and recruiting personnel; therefore, we were considered to have exited the development stage in 2004. We were a majority owned subsidiary of Microvision, Inc. (“Microvision”) until our Initial Public Offering, completed July 28, 2004 (see Note 3).

The accompanying consolidated financial statements are presented on an accrual basis in conformity with accounting principles generally accepted in the United States of America.

Our business does not presently generate the cash needed to finance our current and anticipated operations. We expect that cash and investments held for sale, along with revenues from our existing contractual relationships, will be sufficient to fund our operations into the second quarter of 2009. We may seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborations. We may also pursue other commercialization strategies, including opportunistic acquisitions, restructurings or dispositions for one or both of our business units which may require different financing arrangements. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders may be reduced, and these securities may have rights superior to those of our common stock.

Through the first quarter of 2008, we managed our business in two reportable segments: Electro-optics and Bioscience. In March 2008, the Company elected to exit its Bioscience business called Plexera Bioscience LLC (“Plexera”), ceasing further investment in Plexera. In May 2008, the Company determined that it would sell its interests in Plexera or otherwise dispose of Plexera’s assets and intellectual property. Based on the commitment to halt the business and approval to sell the business without any continuing involvement in the business after the sale, the Company determined the accounting requirements of Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”) Accounting for the Impairment or Disposal of Long-Lived Assets for classifying the Plexera assets as held for sale and reporting their results of operations as discontinued operations had been met (See Note 13—Reclassifications (Discontinued Operations)). Therefore, the consolidated statements of operations for years ended December 31, 2007, 2006 and 2005 have been restated and the net results of operations have been reclassified from continuing operations to discontinued operations. The assets and liabilities of Plexera have been segregated in the accompanying consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale. There is no effect on the Company’s previously reported net income, financial condition of cash flows.

Principles of Consolidation—The consolidated financial statements include the accounts of Lumera and its wholly-owned subsidiary, Plexera. The consolidated financial statements have been restated to reflect the results of Plexera as discontinued operations. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We also evaluate the requirement for allowances for uncollectible receivables, and the valuation allowances for deferred income tax assets.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents—We consider all highly liquid investment securities with remaining maturities, at the date of purchase, of three months or less to be cash equivalents. Cash held at financial institutions are in excess of the limit of the Federal Deposit Insurance Corporation (“FDIC”).

Investment Securities—Available for Sale—We have classified the entire investment portfolio as available for sale. Available for sale securities are stated at fair value based on the specific identification method. Management determines the appropriate classification of investment securities at the time of purchase and evaluates such designation as of each balance sheet date. We estimate the fair value of our investment securities using readily available market information. Unrealized gains and losses are included in shareholders’ equity as a component of other comprehensive income (loss), unless the loss is deemed to be other-than-temporary, in which case it is recognized immediately as an expense. Realized gains and losses are included in interest income or expense. Dividend and interest income are recognized when earned. The investment securities portfolio is limited to U.S. government and U.S. government agency debt securities and other liquid high-grade securities generally with maturities of one year or less.

Concentration of Credit Risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents and investments. We have a cash investment policy that generally restricts investments to ensure preservation of principal and maintenance of liquidity. We typically do not require collateral from our customers. We make a provision for doubtful accounts when required. To date, we have not experienced any bad debts.

Revenue Recognition—Revenue has primarily been generated from research and development cost reimbursement contracts for the United States government. Revenue on such contracts is recorded using the percentage-of-completion method measured on a cost-incurred basis. Changes in contract performance, contract conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Profit incentives are included in revenue when realization is assured.

Losses, if any, are recognized in full as soon as identified. Losses occur when the estimated direct and indirect costs to complete the contract exceed the unrecognized revenue on the contract. We evaluate the reserve for contract losses on a contract-by-contract basis. No losses have been incurred on any contracts to date.

All of our current and prior contracts with the government have been or are cost plus fixed fee type contracts. Under the terms of a cost plus fixed fee contract, the United States government pays us for actual allowable direct and indirect costs incurred in performing the contracted services. We are under no obligation to spend more than the contract value to complete the contracted services up to the value of the contract. Contract deliveries consist of monthly financial reports, periodic technical reports and any devices if they have been successfully fabricated. There are no contractual provisions for repayments of any amounts disbursed to date under these contracts. The United States government accounted for 95%, 95% and 99% of revenues for the years ended December 31, 2007, 2006, and 2005, respectively, and 95% and 100% of accounts receivable as of December 31, 2007 and 2006, respectively. Certain contracts awarded in one period may be partly performed in the next period.

Cost and estimated earnings in excess of billings on uncompleted contracts comprises amounts of revenue recognized on contracts that we have not yet billed to a customer because the amounts were not contractually billable at the balance sheet date. We were contractually able to bill 68%, 99%, and 89% of the balance at December 31, 2007, 2006, and 2005, respectively, within 45 days of the respective year end. Accounts are deemed past due based on payment terms. We write off delinquent accounts to the extent and at the time we deem them to not be recoverable. We recorded no bad debt expense for the years ended December 31, 2007, 2006 and 2005.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue from product shipments is recognized in accordance with Staff Accounting Bulletin No. 104 “Revenue Recognition”. Revenue is recognized when there is sufficient evidence of an arrangement, the selling price is fixed or determinable and collection is reasonably assured. Revenue for product shipments is recognized upon acceptance of the product by the customer or expiration of the contractual acceptance period, after which there are no rights of return. Provisions are made for warranties at the time revenue is recorded. Warranty expense and the associated liability recorded was not material for any periods presented.

Property and Equipment—Property and equipment is stated at cost. We classify the net carrying values of property and equipment as held for sale when the assets are actively marketed, their sale is considered probable within one year and various other criteria relating to their disposition are met. We discontinue depreciation of the property and equipment at that time. In accordance with SFAS No. 144, we report expense of assets classified as held for sale in discontinued operation for all periods presented if we will sell the assets on terms where we have no continuing involvement after the sale. If active marketing ceases or the assets no longer meet the criteria to be classified as held for sale, we reclassify the assets as held for use and resume depreciation. Depreciation is computed over the estimated useful lives of the assets (two to five years) using the straight-line method. Leasehold improvements are depreciated over the shorter of estimated useful lives or the lease term. When fixed assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gains or losses are included in income from operations.

A summary of property and equipment at December 31, 2007 and 2006, follows:

	2007	2006
Computer equipment	$856,000	$729,000
Furniture and office equipment	201,000	147,000
Lab equipment	4,754,000	4,350,000
Leasehold improvements	3,938,000	3,875,000

	$9,749,000	$9,101,000
Less: Accumulated depreciation	(7,430,000)	(6,569,000)

	$2,319,000	$2,532,000

The above table has been amended to exclude the carrying value of Plexera assets that are now classified as Held for Sale (See Note 13—Reclassifications (Discontinued Operations)).

Depreciation expense was $803,000, $761,000, and $1,162,000, for the years ended December 31, 2007, 2006, and 2005 respectively.

Restricted Investments—Restricted investments consist of $700,000 in satisfaction of the letter of credit provisions of our April 2006 facilities lease which has an initial term of five years. The investments consist of interest bearing cash accounts classified as long term due to the length of the lease commitment.

Valuation of Long-Lived Assets—We review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset, or group of assets. Generally, fair value will be determined using valuation techniques such as present value of expected future cash flows.

Research and Development—Research and development costs are expensed as incurred and include salaries, contractor fees, building costs, utilities, administrative expenses and allocation of corporate costs.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments—Our financial instruments include cash and cash equivalents, investment securities, government bonds, accounts receivable, accounts payable, and accrued liabilities. The carrying amounts of financial instruments approximate fair value due to their short maturities.

Income Taxes—We follow the liability method of accounting for income taxes. This liability method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Loss per Share—Basic net loss per share is calculated on the basis of the weighted-average number of common shares outstanding during the periods. Net loss per share assuming dilution is calculated on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all potentially dilutive securities, including common stock equivalents and convertible securities.

Basic and diluted net loss per share is the same because all potentially dilutive securities outstanding are anti-dilutive. Potentially dilutive securities not included in the calculation of diluted earnings per share include common stock options, common stock warrants and restricted stock units to purchase common stock for all periods presented. Total common stock options, common stock warrants, and restricted stock units issued not included in the calculation of diluted earnings per share were 4,612,202, 3,831,916, and 3,160,502, for the years ended December 31, 2007, 2006 and 2005, respectively.

As a result of the decision to cease Plexera operations, earnings or losses allocated to the Plexera segment are presented as discontinued operations in the accompanying consolidated financial statements.

Stock-based Compensation—We adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), Share-Based Payment , (“FAS 123R”) effective January 1, 2006 and have applied the provisions of Staff Accounting Bulletin No. 107 (“SAB 107”) issued by the SEC in March 2005. Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements on the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related amendments and interpretations and we accounted for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for a Convertible Instrument Granted or Issued to a Nonemployee for Goods or Services or a Combination of Goods or Services and Cash. We also complied with the disclosure provisions of FASB No. 123, Accounting for Stock-Based Compensation, which required fair value recognition for employee stock-based compensation.

We adopted FAS 123(R) using the modified prospective transition method. Under that transition method, compensation cost recognized in 2007 and 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, and compensation cost for all share-based payments granted or modified subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123(R). We recorded $2,307,000 of stock-based compensation in operating expense for the year ended December 31, 2007, reducing our earnings per share by $0.12.

We elected to continue using the accelerated method of expense recognition pursuant to FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”) as we used previously under the disclosure-only provisions of SFAS 123. Previously measured but unrecognized compensation expense for all unvested options outstanding as of January 1, 2006 and share-based payments granted subsequent to January 1, 2006, compensation expense, both based on the fair value on

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the date of grant, will be recognized on an accelerated basis over the requisite service period. Going forward, stock compensation expenses may increase as we issue additional equity-based awards to continue to attract and retain key employees.

We issue incentive awards to our employees through stock-based compensation consisting of stock options and restricted stock units (“RSU’s”). The value of RSU’s is determined using the fair value method at grant date. We continue to use the Black-Scholes option pricing model in determining the fair value of stock options, employing the following key assumptions. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We do not anticipate declaring dividends in the foreseeable future. Expected volatility is determined by blending the annualized daily historical volatility of our stock price commensurate with the expected life of the option with volatility measures used by comparable peer companies. Our stock price volatility and option lives involve management’s best estimates at that time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

FAS 123(R) also requires that we recognize compensation expense for only the portion of options or stock units that are expected to vest. Therefore, we apply estimated forfeiture rates that are derived from historical employee termination behavior. If the actual number of forfeitures differs from those we estimated, additional adjustments to compensation expense may be required in future periods. We may also modify the method in which we issue incentive awards to our employees through stock-based compensation in future periods. The impact of forfeitures on previously recognized compensation expense for unvested options at January 1, 2006, was immaterial; therefore, we have not recorded a cumulative effect adjustment related to the change in accounting principle.

Pro forma information for periods prior to the adoption of FAS 123R—The following table shows the pro forma effect on our net loss and net loss per share had compensation expense been determined based upon the fair value at the grant date for awards consistent with the methodology prescribed by SFAS 123 for the periods presented. The pro forma effect may not be representative of expense in future periods since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period, and additional options may be granted or options may be cancelled in future years:

For the year ended December 31, 2005
Net loss available to common stockholders, as reported	$(10,453,000)
Deduct: Stock-based employee compensation expense included in net loss available to common stockholders, as reported	384,000
Add: Total stock-based employee compensation expense determined under fair value-based method for all awards	(2,142,000)
Net loss available to common stockholders, pro forma	$(12,211,000)

Net loss per share, as reported (basic and diluted)	$(0.63)

Net loss per share, pro forma (basic and diluted)	$(0.74)

Recent Accounting Pronouncements In September of 2006, the FASB issued SFAS No. 157, Fair Value Measurements . This Statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under the Statement,

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair value measurements are disclosed by level within that hierarchy. While the Statement does not add any new fair value measurements, it does change current practice. Changes to practice include a requirement for an entity to include its own credit standing in the measurement of its liabilities and to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. The Statement is effective January 1, 2008 and is to be applied prospectively. In February 2008, the FASB issued Staff Positions No. 157-1 and No. 157-2 which partially defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. We are currently evaluating the impact that SFAS No. 157 will have on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 . SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We do not expect our adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”) which replaces FAS No.141, Business Combination. FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but FAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R). Early adoption is not allowed. We are currently evaluating the effects, if any, that FAS 141(R) may have on our financial position, results of operations or cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”), which allows, under certain circumstances, the continued application of the simplified method, as discussed in SAB 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment. We believe we fit the criteria set forth in SAB 110 and continued to use the simplified method defined in SAB 107.

2. INVESTMENT SECURITIES-AVAILABLE FOR SALE

Investment securities with maturities of less than one year totaled $7,494,000 at December 31, 2007, and $15,788,000 at December 31, 2006. We estimate the fair value of our investment securities using readily available market information. All investment securities have been classified as available for sale and are carried at estimated fair value with unrealized gains and losses included as a component of accumulated other comprehensive income in shareholders’ equity. We had an unrealized gain on investment securities of $3,000, $19,000 and $127,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

We had no net realized gains or losses on investment securities for the years ended December 31, 2007, 2006 and 2005.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. RELATED PARTY TRANSACTIONS

From inception until July 2004 we were a majority owned subsidiary of Microvision, Inc. The percentage of common stock owned by Microvision, Inc. was 0.20%, 8.6%, and 27.6% for the years ended December 31, 2007, 2006 and 2005, respectively.

In 2006, we entered into a five year lease with an unrelated party to expand our current facilities which began April 7, 2006. We no longer have any agreements with Microvision other than certain purchase agreements pursuant to which we purchase certain electronic components at fair market value.

We did not purchase any products or services from Microvision in 2007. The following table reflects payments made to Microvision and for electronic components and other services under the former Microvision Agreement during the years ended December 31, 2006 and 2005:

	2006	2005
Electronic Components	$209,000	$—
Rent	99,000	323,000
Allocated Services	27,000	89,000
Fees	—	—

Total	$335,000	$412,000

4. ACCRUED LIABILITIES

Accrued liabilities, excluding liabilities of disposal group held for sale consist of the following at December 31:

	2007	2006
Employee and benefit-related liabilities	$434,000	$362,000
Compensated absences	127,000	94,000
Professional fees	460,000	190,000
License and royalty fees	30,000	34,000
Other	4,000	1,000

	$1,055,000	$681,000

5. INCOME TAXES

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 became effective on January 1, 2007.

Historically, our tax provision for financial statement purposes and the actual tax returns have been prepared using consistent methodologies. There were no material unrecognized tax benefits as of January 1, 2007. At December 31, 2007, we had federal net operating loss (“NOL”) of approximately $23.7 million which will begin to expire in 2018 through 2027 and research and development (“R&D”) credit carryforwards of $1.6 million that begin to expire in 2019 through 2027 unless previously utilized. We have provided a 100% valuation allowance as of December 31, 2007, because realization of such tax benefits is uncertain. Due to our NOL carryforwards,

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

any future adjustments to the unrecognized tax benefit will have no impact on our effective tax rate due to the valuation allowance which fully offsets all tax benefits. For the year ended December 31, 2007, there were no unrecognized tax benefits recorded. We do not expect the unrecognized tax benefit to change significantly during the next twelve months. Any interest and penalties incurred on the settlement of outstanding tax positions would be recorded as a component of interest expense. We had no accrued interest or penalties at the date of adoption as of the year ended December 31, 2007.

We file our tax returns as prescribed by the tax laws of the jurisdictions in which we operate. Our federal and state tax returns for the years 2000 through 2007 are subject to examination.

Deferred taxes consist of the following at December 31:

	2007	2006
Deferred income tax assets
Net operating loss carryforwards	$23,715,000	$18,949,000
R&D credit carryforwards	1,599,000	1,350,000
Other	1,664,000	1,282,000

Gross deferred tax assets	26,978,000	21,581,000
Less: valuation allowance	(26,978,000)	(21,581,000)

Net deferred tax asset	$—	$—

6. SHAREHOLDERS’ EQUITY

At December 31, 2007, our authorized capital consisted of 120 million shares of Common Stock, of which 3,000,000 shares are reserved for our 2000 Stock Option Plan and 3,500,000 shares are reserved for our 2004 Equity Incentive Plan. We also have 30,000,000 shares of authorized undesignated preferred stock, none of which have been issued.

Common Stock—On November 10, 2006, we issued 2,825,000 shares of our common stock at a purchase price of $6.00 per share for an aggregate purchase price of $16,950,000, before issuance costs of $1,259,000 and before warrants to purchase common stock issued to the placement agents with an approximate fair value of $714,000. The warrants issued to the placement agents in the private placement are exercisable any time over the next seven years at a price of $6.25 per share. In addition, we issued warrants to purchase 423,750 shares of common stock, with an approximate fair value of $1,898,000, to purchasers in the private placement which are exercisable at any time over the next five years at a price of $6.25 per share. The securities issued in the private placement were subsequently registered under the Securities Act of 1933, as amended (the “Securities Act”) in December 2006.

Dividends—No dividends on common stock have been declared from inception through December 31, 2007.

7. STOCK OPTIONS

Description of Share-based Payment Plans—In 2000, we adopted the 2000 Stock Option Plan (the “2000 Plan”). The 2000 Plan provided for the granting of stock options to our employees, consultants and non-employee directors. We reserved 3,000,000 shares of Class A Common Stock for issuance pursuant to the 2000 Plan. Following the adoption of the 2004 Equity Incentive Plan in July 2004, option issuances under the 2000 Stock Option Plan ceased. Grants, net of shares exercised and forfeited, under our 2000 Stock Option Plan totaled 740,980 and 752,669 at December 31, 2007 and 2006, respectively.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2004, we adopted the 2004 Equity Incentive Plan (the “2004 Plan”). Awards under the Plan can be a combination of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units (including restricted stock units), performance awards, cash awards and other awards not described that are convertible into or otherwise based on the value of our stock. To date, stock option awards and restricted stock units have been granted under the Plan. Options under both the 2000 plan and the 2004 Plan may be exercisable for periods up to ten years. Options granted under either plan may be either Incentive Stock Options (“ISO’s”) or non-qualified stock options. The exercise price of an ISO cannot be less than 100% of the estimated fair value of the common stock at the date of grant. To date, options granted to employees generally vest over four years. Employee and non-employee grants, net of shares exercised and forfeited, under our 2004 Equity Incentive Plan totaled 2,408,176 and 1,628,701 at December 31, 2007 and 2006, respectively. Restricted stock units granted under our 2004 Equity Incentive Plan totaled 12,500 at December 31, 2007 and were fully vested at that date.

The 2004 Plan established an initial option pool of 2,000,000 shares plus an annual increase (i) 13.4% of the number of shares of Stock outstanding as of our immediately preceding fiscal year, or (ii) such lesser amount, if any, as the Board may determine. At December 31, 2007, there were 3,500,000 shares reserved for 2004 Plan grants. Our Board elected to limit the increase in the option share pools by 500,000 shares in 2008, bringing the shares in the pool to a total of 4,000,000.

Options under both the 2000 plan and the 2004 Plan may be granted for periods up to 10 years. Options granted under either plan may be either Incentive Stock Options (“ISOs”) or non-qualified stock options. The exercise price of an ISO cannot be less than 100% of the estimated fair value of the common stock at the date of grant. To date, options granted to employees generally vest over four years.

Share-Based Compensation Expense—The following table shows the share-based compensation expense related to employee, directors and third party grants for the periods presented:

	For the year ended December 31,
	2007	2006
Employees	$1,045,000	$829,000
Directors	734,000	479,000
Third Party	25,000	23,000

	$1,804,000	$1,331,000

Discontinued operations	$503,000	$445,000

The following table reflects only employees and directors share-based compensation expense:

	For the year ended December 31,
	2007	2006
Component of:
Research and development expense	$257,000	$299,000
Marketing, general and administrative expense	1,522,000	1,009,000

	$1,779,000	$1,308,000

Discontinued operations	$489,000	$425,000

Cash received from the exercise of options totaled $1,000, $1,285,000, and $437,000, for the years ended December 31, 2007, 2006 and 2005, respectively. Stock option modification expense of $103,000 was recorded

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in marketing, general and administrative expense during the year ended December 31, 2007, as a result of the departure of an executive employee. No tax benefit was recognized related to share-based compensation expense since we have never reported taxable income and have established a full valuation allowance to offset all of the potential tax benefits associated with our deferred tax assets. Additionally, no share-based compensation expenses were capitalized during the periods presented. As of December 31, 2007 there was approximately $1.7 million, net of estimated forfeitures, of total unrecognized compensation cost, the majority of which will be recognized over a weighted average period of 1.5 years.

Valuation assumptions—We determine the fair value of share-based payments using the Black-Scholes option pricing model which requires the use of several subjective variables including the risk free interest rate, the expected stock price volatility, the expected life of option grants which is impacted by actual and estimated forfeitures and option exercise behaviors and our expected dividend policies.

The weighted average risk-free rates are based on the U.S. Treasury yield curve in effect at the time of grant. The weighted-average expected terms are calculated using the provisions of SAB 107, Share Based Payment. Expected volatility is determined by blending the annualized daily historical volatility of our stock price commensurate with the expected life of the option with volatility measures used by comparable peer companies. We determined the fair value of employee stock options, employing the following key assumptions during each respective period:

	December 31,
	2007	2006	2005
Risk Free Interest Rate	3.44% – 5.07%	4.39% – 5.13%	3.55% – 4.50%
Expected Life (in years)	6.25	6.25	5.60
Dividend Yield	0.0%	0.0%	0.0%
Volatility	70.0%	65.0%	83.0%

Share-based Payment Award Activity—The following table summarizes the employee activity under our Option Plans for the year ended December 31, 2007.

	Shares	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Life (Years)
Outstanding at December 31, 2006	2,291,790	$5.21		7.80
Granted:
Exercise price greater than Fair Value	1,073,700	$4.32	$2.90
Forfeited	(294,614)	$4.57
Exercised	(500)	$2.00

Outstanding at December 31, 2007	3,070,376	$4.96		7.32

Vested and expected to Vest at December 31, 2007	3,016,695	$5.28		6.72

Exercisable at December 31, 2007	1,728,348	$5.51		6.28

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for all employee options that were in-the-money at December 31, 2007.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average grant date fair value of options granted to employees was $2.90, $2.50 and $3.56 for the years ended December 31, 2007, 2006 and 2005, respectively. The aggregate intrinsic value of employee stock options exercised during the year ended December 31, 2007, 2006, and 2005 was $1,000, $1,426,000, and $384,000, respectively, determined as of the date of option exercise. The aggregate intrinsic value, at December 31, 2007 and 2006, respectively, for employee options outstanding were $171,000 and $3,680,000 and for employee options exercisable were $162,000, and $1,536,000. The aggregate fair value of employee stock options vested during the years ended December 31, 2007, 2006 and 2005 was $1,607,000, $1,493,000, and $1,312,000, respectively. As of December 31, 2007 there was approximately $1.7 million, net of estimated forfeitures, of total unrecognized compensation cost, the majority of which will be recognized over a weighted average period of 1.5 years.

Our estimated forfeiture rate for the year ended December 31, 2007 and 2006 is 4%.

Non-Employee Options—We account for non-employee options under the provisions of EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair values of options issued to non-employees are re-measured at each balance sheet date through the period of the non-employee’s performance, generally the vesting period. The weighted average risk-free rates are based on the U.S. Treasury yield curve in effect at the time of grant. The expected terms used equals the contractual term of the option. Expected volatility is determined by blending the annualized daily historical volatility of our stock price commensurate with the expected life of the option with volatility measures used by comparable peer companies. We determined the grant date fair value of non-employee stock options, employing the following key assumptions during each respective period:

	December 31,
	2007	2006
Risk Free Interest Rate	4.04%-5.03%	4.64%-5.15%
Expected Life (in years)	10	10
Dividend Yield	0.0%	0.0%
Volatility	70.0%	65.0%

We had no grants to non-employees during 2005.

Share-based Payment Award Activity— The following table summarizes the non-employee activity under our Option Plans for the year ended December 31, 2007.

	Shares	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Life (Years)
Outstanding at December 31, 2006	89,580	$7.50		3.60
Granted:
Exercise price greater than Fair Value	19,200	$4.42	$3.49
Forfeited	(30,000)	$6.29
Exercised	—	$—

Outstanding at December 31, 2007	78,780	$7.21		5.55

Exercisable at December 31, 2007	74,405	$7.37		5.33

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for all non-employee options that were in-the-money at December 31, 2007.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average grant date fair value of options granted to non-employees was $3.49 and $2.54 for the years ended December 31, 2007 and 2006, respectively. The aggregate intrinsic value of non-employee stock options exercised during the year ended December 31, 2006, and 2005 was $528,000 and $126,000, respectively, determined as of the date of option exercise. We had no non-employee exercises during 2007. The aggregate intrinsic value, at December 31, 2006, for non-employee options outstanding was $45,000. No options outstanding as of December 31, 2007, were in the money. The aggregate intrinsic value of non-employee options exercisable was $35,000 for 2006. No options exercisable as of December 31, 2007, were in the money. The aggregate fair value of non-employee stock options vested during the years ended December 31, 2007, 2006 and 2005 was $49,000, $40,000, and $232,000, respectively. All options outstanding are expected to vest. As of December 31, 2007 there was approximately $11,000 of total unrecognized total compensation cost, all of which will be recognized by the end of the first quarter of 2008.

8. WARRANTS

In April 2004, we issued warrants to purchasers of our convertible promissory notes for an aggregate of 115,000 shares of common stock at an exercise price of $7.20 per share. The value of the warrants granted, which are exercisable through April 21, 2009, was estimated to be approximately $344,000 using the Black-Scholes option pricing model. The relative fair value of the warrants of $301,000 was treated as a debt issuance cost and amortized to interest expense over the one-year term of the debt.

In July 2004, we issued to the underwriters in our initial public offering warrants to purchase a total of 600,000 shares of our common stock at a purchase price of $8.34. The warrants are exercisable through July 28, 2009. These warrants were treated as a cost of raising capital. Microvision holds a warrant to purchase a total of 170,546 shares of common stock at an exercise price of $8.80 per share. The warrant was originally issued in lieu of interest payments due on a convertible note. The warrant, all of which was outstanding at December 31, 2007, expires in March 2011.

In November 2006, in connection with our common stock financing, we issued warrants to purchase a total of 565,000 shares of common stock to purchasers and placement agents exercisable at price of $6.25 per share over five and seven years, respectively. The relative fair value of the warrants issued as partial compensation to the placement agents and exercisable over seven years, were estimated to be approximately $714,000 using the Black-Scholes option pricing model with the following assumptions; dividend yield of 0%; risk-free interest rate of 4.47% and an expected volatility of 59%. The relative fair value of the warrants to purchasers, which are exercisable over five years, were estimated to be approximately $1,898,000 using the Black-Scholes option pricing model employing the following assumptions; dividend yield of 0%; risk-free interest rate 4.47% and an expected volatility of 59%. We assessed the classification of the warrants in accordance with EITF-00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and determined the warrants qualify for equity classification.

9. COMMITMENTS AND CONTINGENCIES

Agreements with the University of Washington —In October 2000, we entered into a license agreement (the “License Agreement”) and a research agreement (the “Sponsored Research Agreement” or the “SRA”) with the University of Washington (the “UW”). The License Agreement grants us rights to certain intellectual property including technology being developed under the sponsored Research Agreement whereby we have a royalty-bearing license to make, sell or sublicense the licensed technology. Under the terms of the License Agreement, we are also required to pay certain costs related to filing and processing of patents and copyrights related to the agreements. Additionally, we are required to pay certain ongoing royalty payments at a minimum of $75,000 per annum until we elect to cancel the license. We have not made any royalty payments to date in excess of these minimums. These payments have been expensed as incurred.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Helix Biopharma/Sensium—We have a licensing agreement with Sensium Technologies, Inc., a subsidiary of Helix BioPharma, which gives us an exclusive worldwide royalty bearing license in our field of business to a number of patents and the related technology for use in our KxArray™ technology. Under the terms of the agreement, we paid $250,000 in license fees, half of which we paid upon signing in January 2005 and half in February 2006. We also paid a $125,000 in technology transfer fees during the first half of 2005. The Sensium licensing agreement contains minimum royalty provisions totaling $50,000 for the first royalty year, $100,000 for the second royalty year, $150,000 for the third royalty year and $200,000 thereafter until we elect to cancel the license. Our license exclusivity is based upon achieving certain minimum revenues by the fourth royalty year. The agreement also calls for a payment of $200,000 to Sensium upon the issuance of the latter of two patent applications, neither of which have been used.

Arizona Microsystems—We have a licensing agreement with Arizona Microsystems. Under the terms of the agreement we are required to pay a license fee of $10,000 per annum until we elect to cancel the license.

Lease Commitments—We subleased our corporate facilities from Microvision at a base rate of approximately $25,000 per month, plus common area charges through April 6, 2006. We signed a five year lease to expand our current facilities which began April 7, 2006. Tenant improvements were substantially complete at December 31, 2006, expanding our facilities to approximately 32,175 square feet of space located in the same building we currently occupy. The total of the minimum rental payments over the life of the initial lease term is approximately $2.5 million. We have an option to extend our new lease for one additional five year period. We had no other significant operating or capital leases at December 31, 2007. The following table shows our lease commitment:

	2008	2009	2010	2011	2012	There-after
Contractual Obligations:
Building Lease	$514,000	$530,000	$547,000	$138,000	$—	$—
Operating leases	18,000	7,000	—	—	—	—

Total †	$532,000	$537,000	$547,000	$138,000	$—	$—

†	Royalty and license obligations as described above are excluded from the contractual commitments table as they are cancelable at our discretion.

Total rent expense was $558,000, $495,000 and $369,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Claims and Litigation—We are subject to various claims and pending or threatened lawsuits in the normal course of business. We are not currently party to any legal proceedings that management believes the adverse outcome of which would have a material adverse effect on our financial position, results of operations or cash flows.

10. RETIREMENT SAVINGS PLAN

In 2004, we established a retirement savings plan (the “Plan”), which qualifies under the Internal Revenue Code Section 401(k) and covers all qualified employees. The Plan allows us to match 50% of an employee’s contribution to the Plan up to a maximum 6% of the employee’s base salary. During 2007, 2006, and 2005, we contributed $92,000, $69,000, and $57,000, respectively, to the Plan under the matching program.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. SEGMENT INFORMATION

Prior to March 2006, we operated our business as a single segment. We changed our organizational structure during March 2006, creating two distinct business segments to exploit opportunities we are pursuing, Electro-optics and Bioscience. Periods prior to March 2006 have been revised to reflect our best estimates of segment activity as if they had been in existence during the comparative periods.

Effective July 1, 2007, we contributed substantially all of the assets of our Bioscience segment to a newly formed wholly-owned subsidiary company. Plexera was formed to further clarify the purpose, business and funding requirements and market opportunities for both Lumera and Plexera. The establishment of Plexera had no current impact on the consolidated operating results of Lumera.

We managed our business through two distinct segments: Electro-Optics and Bioscience (“Plexera”). In May 2008, we committed to a plan to sell or otherwise dispose of the assets and intellectual property of Plexera (See Note 13—Reclassifications (Discontinued Operations)). Revenue and operating loss amounts in this section are presented on a basis consistent with accounting principles generally accepted in the United States of America and include certain allocations attributable to each segment. Segment information in the financial statements is presented on a basis consistent with our internal management reporting. Certain corporate level expenses have been excluded from our segment operating results and are analyzed separately.

Identifiable assets by segment are not used in the Chief Operating Decision Makers’ analysis and have been excluded. Depreciation is allocated to each segment based on management’s estimate of property and equipment. The revenues and operating loss by reportable segment are as follows:

	For the years ended December 31,
	2007	2006	2005
Revenue
Electro-optics Segment	$2,774,000	$3,237,000	$1,500,000

Total	$2,774,000	$3,237,000	$1,500,000

Discontinued Operations	$—	$119,000	$9,000

Operating Loss
Electro-optics Segment	$(3,597,000)	$(3,097,000)	$(4,254,000)
Corporate Expense	(7,743,000)	(5,479,000)	(4,264,000)

Total Loss from Continuing Operations	$(11,340,000)	$(8,576,000)	$(8,518,000)

Loss from Discontinued Operations	$(5,710,000)	$(4,383,000)	$(2,590,000)

Depreciation
Electro-optics Segment	$360,000	$489,000	$969,000
Corporate Expense	443,000	272,000	193,000

Total from Continuing Operations	$803,000	$761,000	$1,162,000

Depreciation on Assets Held for Sale	$37,000	$30,000	$8,000

12. SUBSEQUENT EVENTS

Investment in Equity of Asyrmatos Inc.—On February 20, 2008, we entered into an agreement with Asyrmatos, Inc, a privately held Boston-based company, pursuant to which we transferred our intellectual property, other assets related to millimeter wave communication technologies and $500,000 in cash. In consideration for the transfer, we acquired shares of Class L Preferred Stock (the “Class L Preferred”) which represent 25% of the current outstanding preferred and common shares of Asyrmatos and we received an option

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to acquire all of the outstanding stock of Asyrmatos, Inc. in 2012. The Class L Preferred, which possess certain voting rights and liquidation preferences, are convertible into Series A Preferred Stock (the “Series A Preferred”) upon the completion of a financing round representing a minimum of $5.5 million in equity capital in the aggregate. The Class L Preferred shall be convertible into the number of shares of Series A Preferred Stock that represents 25% of the total number of shares of the then total outstanding capital stock of the Company (including outstanding options and warrants) on a fully diluted basis.

Agreement with Kingsbridge Capital—On February 21, 2008, we entered into a three-year $25 million Committed Equity Financing Facility (the “CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”). Under the CEFF, subject to certain conditions and limitations, we may require Kingsbridge to purchase up to 10 million shares or $25 million of our common stock, whichever is less, at a predetermined discount allowing us to raise capital in amounts and intervals that we deem suitable. We are not obligated to sell any of the $25 million of common stock available under the CEFF, and there are no minimum commitments or minimum use penalties. The CEFF does not contain any restrictions on our operating activities. We are required to file a registration statement with respect to the resale of shares issued pursuant to the CEFF and underlying the warrant within 60 days of entering into the CEFF, and to use commercially reasonable efforts to have such registration statement declared effective by the Securities and Exchange Commission within 180 days of our entry into the CEFF. In connection with the CEFF we issued Kingsbridge a warrant (the “Warrant”) to purchase 180,000 shares of our common stock at an exercise price of $3.00 per share. The Warrant is exercisable beginning six months after the date of grant and for a period of five years after it becomes exercisable.

13. RECLASSIFICATIONS (Discontinued Operations)

Subsequent to the filing of our annual report on Form 10-K on March 17, 2008, as amended with Amendment No. 1 on March 27, 2008, in May 2008, the Company committed to a plan to sell or otherwise dispose of the assets and intellectual property of its Plexera business. Substantially all the assets of Plexera will be included in the sale and will consist primarily of intellectual property and certain property and equipment.

In accordance with SFAS No. 144, the disposal of assets constitute a component of the entity and have been accounted for as discontinued operations and accordingly, the assets and liabilities have been segregated in the accompanying consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale. The operating results relating to these assets held for sale have been reclassified from continuing operations and reported as discontinued operations in the accompanying consolidated statements of operations.

Current liabilities of disposal group held for sale consist of the following at December 31:

	2007	2006
Accounts Payable	$454,000	$162,000
Employee and benefit-related liabilities	228,000	146,000
Compensated absences	60,000	45,000
Professional fees	27,000	11,000
License and royalty fees	100,000	—
Other	10,000	10,000

Accrued liabilities of disposal group held for sale	$879,000	$374,000

The effect of the reclassification represents a $5,710,000, or 36% and $4,383,000, or 36% and a $2,590,000, or 25%, decrease in our previously reported net loss from continuing operations for the years ended December 31, 2007, 2006 and 2005, respectively. As a result of the foregoing, all related notes to the consolidated financial statements for the year ended December 31, 2007 have been amended. There is no effect on the Company’s previously reported net income, financial condition or cash flows.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. SUBSEQUENT EVENTS (UNAUDITED)

Proposed Merger with GigOptix LLC—On March 27, 2008, we announced that we had signed a definitive agreement (the “Merger Agreement”) to merge with GigOptix LLC (“GigOptix”). The Merger Agreement has been unanimously approved by the boards of directors of both companies. Upon completion of the merger, which is subject to the terms and conditions of the Merger Agreement and which shall be treated as a tax free reorganization, existing securities holders of each company will own approximately 50% of the outstanding securities of GigOptix, Inc., including options and warrants. The common shares of GigOptix, Inc. are expected to trade on the NASDAQ Global Market under the ticker symbol “GIGX”.

Consummation of the merger, which requires the approval of our stockholders, is subject, among other things, to the effectiveness of the Form S-4 registering GigOptix, Inc.’s common stock to be issued to our stockholders in the Lumera Merger (as defined in the Merger Agreement), the listing of said stock on the NASDAQ Global Market and the cessation of Plexera’s business.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants (i) to conduct each respective business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period. As a condition of closing, we must have net working capital of at least $6 million as of the closing date, subject to reduction if the closing date occurs after June 30, 2008. Subsequent to the sale of 4 million of our common shares which we completed on July 16, 2008, we believe that we will meet the minimum working capital requirement of the Merger Agreement without the need to raise additional capital.

Under the provisions of SFAS No. 141 (“SFAS No. 141”), Business Combinations, GigOptix will be deemed the acquiring entity for purposes of applying the purchase method of accounting. Accordingly, we must expense our legal, financial advisory, printing and other expenses associated with the proposed transaction. We have an additional financial advisory fee commitment totaling $750,000 due only upon completion of the merger.

Business Restructuring—In March 2008, the Company elected to exit its Bioscience business, ceasing further investment in Plexera and to take other corporate cost savings measures. The Company took certain immediate actions to reduce cash expenditures including reducing its overall workforce and cancelling or postponing certain contractual commitments outside of exiting Plexera.

Equity Financing—On July 16, 2008, we sold 4 million shares of our common stock and warrants to purchase an additional 2 million shares through a registered direct offering, for net proceeds of approximately $2.8 million, after deducting offering fees and expenses. The shares and warrants were offered pursuant to the Company’s effective shelf registration statement that was previously filed on Form S-3 with the Securities and Exchange Commission. We intend to use the net proceeds from this offering for general corporate purposes and to meet minimum working capital requirements under the conditions of the previously announced proposed merger with GigOptix. For each share of common stock purchased in the offering, the investor was also issued warrants to purchase 0.50 shares of common stock for a combined issue price of $0.76 per unit, before deducting offering fees and expenses. The shares of common stock and warrants are immediately separable and were issued separately. The warrants have an exercise price of $0.76 per share, subject to adjustment, have a five-year term, and are not exercisable prior to six months after issuance.

NASDAQ notifications—In a letter from the NASDAQ Stock Market received May 16, 2008, the Company was informed that it was out of compliance with the $10 million minimum stockholders’ equity requirement for continued listing on the NASDAQ Global Market set forth in Marketplace Rule 4450(a)(3). The letter asked for the Company’s specific plan to achieve and sustain compliance with the aforementioned listing standard. On July 16, 2008 the Company sold 4 million shares of its common stock and warrants to purchase an additional 2 million shares of its common stock directly to institutional investors pursuant to the Company’s effective shelf registration

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

statement, with net proceeds of approximately $2.8 million, after deducting offering fees and expenses. With the completion of our July 2008 stock offering, we believe that we satisfy the minimum stockholders’ equity requirements as of August 1, 2008. The NASDAQ will continue to monitor our ongoing compliance with the minimum stockholders’ equity requirement and if, at the time of our report on Form 10-Q quarter ended September 30, 2008 we do not provide evidence of compliance, we may become subject to delisting.

In a letter from the NASDAQ Stock Market dated August 14, 2008, the Company was informed that as indicating that the bid price of its common stock has closed below the minimum $1.00 per share for the prior 30 consecutive business days requirement for continued inclusion under Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), Lumera has been provided 180 calendar days, or until February 10, 2009, to regain compliance. The Company will achieve compliance if the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days before February 10, 2009. This notification has no immediate effect on the listing of or the ability to trade Lumera’s common stock on the NASDAQ Global Market nor will it impact the previously announced proposed merger with GigOptix.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table represents certain unaudited quarterly financial information for the years ended December 31, 2007 and 2006, as amended to reflect the results of Plexera as discontinued operations (See Note 13—Reclassifications (Discontinued Operations)). As a result, we have made the appropriate reclassification adjustments to our previously issued financial statements for the quarters ended March 31, June 30, September 30 and December 31, 2007 and 2006. In our opinion, this information has been prepared on the same basis as the financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the unaudited quarterly results of operations set forth herein.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in thousands, except per share data)
Total Revenue
2007	$860	$934	$624	$356	$2,774
2006	$503	$558	$1,018	$1,158	$3,237

Gross Profit
2007	$417	$450	$280	$121	$1,268
2006	$245	$213	$457	$517	$1,432

Net Loss from Continuing Operations
2007	$(1,722)	$(2,188)	$(3,214)	$(3,122)	$(10,246)
2006	$(2,246)	$(2,065)	$(1,610)	$(1,814)	$(7,735)

Loss from Discontinued Operations
2007	(974)	(1,155)	(1,617)	(1,964)	(5,710)
2006	(874)	(1,109)	(1,088)	(1,312)	(4,383)

Basic and diluted net loss per share—Continuing operations
2007	$(0.09)	$(0.11)	$(0.16)	$(0.16)	$(0.51)
2006	$(0.13)	$(0.12)	$(0.10)	$(0.09)	$(0.45)

Basic and diluted net loss per share—Discontinued operations
2007	$(0.05)	$(0.06)	$(0.08)	$(0.10)	$(0.29)
2006	$(0.05)	$(0.07)	$(0.06)	$(0.07)	$(0.25)

Basic and diluted net loss per share—Total
2007	$(0.13)	$(0.17)	$(0.24)	$(0.25)	$(0.80)
2006	$(0.19)	$(0.19)	$(0.16)	$(0.17)	$(0.70)

Quarterly and annual earnings per share are calculated independently, based on the weighted average number of shares outstanding during the periods.

LUMERA CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Fiscal Year	Charges to Costs and Expenses	Charges to Other Accounts	Deductions	Balance at End of Fiscal Period
Year ended December 31, 2005
Tax valuation allowance	$13,735,000	$3,729,000	$—	$—	$17,464,000
Year ended December 31, 2006
Tax valuation allowance	$17,464,000	$4,117,000	$—	$—	$21,581,000
Year ended December 31, 2007
Tax valuation allowance	$21,581,000	$5,397,000	$—	$—	$26,978,000

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LUMERA CORPORATION,

GIGOPTIX, LLC,

GALILEO MERGER HOLDINGS, INC.

GALILEO MERGER SUB G, LLC

AND

GALILEO MERGER SUB L, INC.

DATED AS OF MARCH 27, 2008

A-i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 27, 2008, by and among GigOptix, LLC, an Idaho limited liability company (“GigOptix”), Lumera Corporation, a Delaware corporation (“Lumera”), Galileo Merger Holdings, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Lumera (the “Company”), Galileo Merger Sub G, LLC, an Idaho limited liability company and a wholly-owned direct subsidiary of the Company (“Merger Sub G”), and Galileo Merger Sub L, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub L”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of GigOptix and Lumera have deemed it advisable and fair to and in the best interests of each company and their respective members and stockholders that GigOptix, Lumera and the other parties engage in a business combination in order to advance their respective long-term strategic business interests; and

WHEREAS the respective Boards of Directors of GigOptix, Lumera, the Company, Merger Sub G and Merger Sub L have approved the consummation of the business combination upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Idaho Limited Liability Company Act (the “ILLCA”), pursuant to which Merger Sub G and Merger Sub L will merge, respectively, with and into GigOptix and Lumera, respectively, whereby, subject to the terms of Article II, each membership unit, of GigOptix (the “GigOptix Membership Units”) will be converted into the right to receive the GigOptix Merger Consideration (as defined in Section 2.1(a)) and each share of Common Stock, par value $.001 per share, of Lumera (the “Lumera Common Stock”) will be converted into the right to receive the Lumera Merger Consideration (as defined in Section 2.1(d)) (such transactions are referred to herein individually as the “GigOptix Merger” and the “Lumera Merger,” respectively, and collectively as the “Mergers”), as a result of which the holders of GigOptix Membership Units and Lumera Common Stock will together own all of the outstanding shares of Common Stock, par value $.01 per share, of the Company (the “Company Common Stock”) (and the Company will, in turn, own all of the outstanding membership units of the surviving limited liability company in the GigOptix Merger (the “Surviving GigOptix Membership Units”) and all of the outstanding shares of Common Stock, par value $.01 per share, of the surviving corporation in the Lumera Merger (the “Surviving Lumera Common Stock”)); and

WHEREAS, the Board of Directors of Lumera has determined that this Agreement and the transactions contemplated hereby are in the best interests of Lumera and its stockholders and has determined to recommend to its stockholders adoption of this Agreement and approval of the transactions contemplated hereby and the approval of, the Company Charter (as defined in Section 1.7(a)) and the New Equity Plan (as defined in Section 5.13(b)) (the “Lumera Stockholder Approval”); and

WHEREAS, the Board of Directors of GigOptix has determined that this Agreement and the transactions contemplated hereby are in the best interests of GigOptix and its members and has determined to recommend to its members (together with the recommendation of the Board of Directors of Lumera, the “Recommendations”) the adoption of this Agreement and approval of the transactions contemplated hereby, the Company Charter (as defined in Section 1.7(a)) and the New Equity Plan (as defined in Section 5.13(b)) (the “GigOptix Member Approval”); and

WHEREAS, for United States federal income tax purposes, it is intended that the GigOptix Merger together with the Lumera Merger shall qualify as an integrated series of transfers to which Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), shall apply;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the GigOptix Effective Time (as defined in Section 1.3), Merger Sub G shall be merged with and into GigOptix in accordance with Section 53-661 of the ILLCA. In the GigOptix Merger, GigOptix shall be the surviving limited liability company and shall continue its existence under the laws of the State of Idaho and shall succeed to and assume all of the rights and obligations of GigOptix and Merger Sub G in accordance with the ILLCA (the “GigOptix Surviving Company”), and the separate corporate existence of Merger Sub G shall cease. As a result of the GigOptix Merger, GigOptix shall become a wholly-owned direct subsidiary of the Company.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Lumera Effective Time (as defined in Section 1.3), Merger Sub L shall be merged with and into Lumera in accordance with Section 251 of the DGCL. In the Lumera Merger, Lumera shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Lumera and Merger Sub L in accordance with the DGCL (the “Lumera Surviving Corporation”), and the separate corporate existence of Merger Sub L shall cease. As a result of the Lumera Merger, Lumera shall become a wholly-owned direct subsidiary of the Company.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 12:00 p.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article IV (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Ropes & Gray LLP, One Embarcadero Center, San Francisco, CA 94111, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time of the GigOptix Merger and the Lumera Merger. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, GigOptix shall cause the GigOptix Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the ILLCA (the “GigOptix Certificate of Merger”) with the Secretary of State of the State of Idaho and shall make all other filings or recordings required under the ILLCA and Lumera shall cause the Lumera Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Lumera Certificate of Merger”) with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The GigOptix Merger shall become effective at such time as the GigOptix Certificate of Merger is duly filed with the Secretary of State of the State of Idaho or at such subsequent date or time as GigOptix and Lumera shall agree and specify in the GigOptix Certificate of Merger, which date shall be not more than 90 days after the date the GigOptix Certificate of Merger is received for filing (the time the GigOptix Merger becomes effective being hereinafter referred to as the “GigOptix Effective Time”) and the Lumera Merger shall become effective at such time as the Lumera Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date or time as GigOptix and Lumera shall agree and specify in the Lumera Certificate of Merger, which date shall be not more than 90 days after the date the Lumera Certificate of Merger is received for filing (the time the Lumera Merger becomes effective being hereinafter referred to as the “Lumera Effective Time”). The parties shall cause the Lumera Effective Time and the GigOptix Effective Time to occur simultaneously, and such time shall hereinafter be referred to as the “Effective Time.”

Section 1.4 Effects of the Mergers. At the GigOptix Effective Time, the GigOptix Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ILLCA. At the Lumera Effective Time, the Lumera Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 1.5 Organizational Documents of GigOptix, Lumera and the Company.

(a) At the GigOptix Effective Time, the operating agreement of Merger Sub G, as in effect immediately prior to the GigOptix Effective Time, shall be the operating agreement of the GigOptix Surviving Company until thereafter changed or amended as provided therein or by Applicable Laws (as defined in Section 3.1(g)(ii)).

(b) At the Lumera Effective Time, (i) the certificate of incorporation of Merger Sub L, as in effect immediately prior to the Lumera Effective Time, shall be the certificate of incorporation of the Lumera Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Laws and (ii) the by-laws of Merger Sub L, as in effect immediately prior to the Lumera Effective Time, shall be the by-laws of the Lumera Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Lumera Surviving Corporation or by Applicable Laws.

Section 1.6 Directors and Officers of the GigOptix Surviving Company and the Lumera Surviving Corporation.

(a) The persons listed on Schedule 1.6(a) hereto shall, from and after the GigOptix Effective Time, be the directors of the GigOptix Surviving Company until their successors have been duly elected or appointed and qualified.

(b) The persons listed on Schedule 1.6(b) hereto shall, from and after the GigOptix Effective Time, be the officers of the GigOptix Surviving Company until their successors have been duly elected or appointed and qualified.

(c) The persons listed on Schedule 1.6(c) hereto shall, from and after the Lumera Effective Time, be the directors of the Lumera Surviving Corporation until their successors have been duly elected or appointed and qualified.

(d) The persons listed on Schedule 1.6(d) hereto shall, from and after the Lumera Effective Time, be the officers of the Lumera Surviving Corporation until their successors have been duly elected or appointed and qualified.

Section 1.7 Governance of the Company.

(a) Lumera, GigOptix and the Company shall take all appropriate action so that, immediately prior to the Effective Time, (i) the certificate of incorporation of the Company shall be in the form attached as Exhibit 1.7(a)-1 hereto (the “Company Charter”) and (ii) the by-laws of the Company shall be in the form attached as Exhibit 1.7(a)-2 hereto (the “Company By-Laws”).

(b) The Company shall cause Dr. Avi Katz to be appointed as the Chairman of the Board and Chief Executive Officer of the Company and the individuals listed on Exhibit 1.7(b) hereto to be appointed to the positions with the Company set forth therein, in each case, effective as of the Effective Time. Except as provided in the first sentence of this Section 1.7(b), Officer (as such term is defined for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and other key management positions at the Company and, subject to Section 1.6, its Subsidiaries (as defined in Section 8.3(y)), shall be filled effective as of the Effective Time at the discretion of the Chief Executive Officer of the Company as of the Effective Time, subject to approval to the extent required by Applicable Laws or the Company’s by-laws, by the Company’s Board of Directors after the Effective Time. After the Effective Time, changes in Officer and other key management positions at the Company and its Subsidiaries shall be made in accordance with Applicable Laws and the Company’s by-laws as in effect from time to time.

(c) Prior to the Effective Time, Lumera and the Company shall cause the Company to change its name to GigOptix, Inc.

Section 1.8 Directors of the Company at the Effective Time.

(a) As of the Effective Time, the Board of Directors of the Company shall cause the number of directors that shall constitute the full Board of Directors of the Company at the Effective Time to be seven and shall cause the Board of Directors to be divided into three classes, with members of each class to stand for election at successive annual meetings of the Company’s stockholders. Prior to the Effective Time, the Board of Directors of GigOptix shall designate two members of the Board of Directors of the Company to be appointed or elected as of the Effective Time pursuant to this Section 1.8(a) (the “GigOptix Directors”), of which one designee shall qualify as an “independent director” with respect to the Company within the meaning of Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market LLC (an “Independent Director”). Prior to the Effective Time, the Board of Directors of Lumera shall designate two members of the Board of Directors of the Company to be appointed or elected as of the Effective Time pursuant to this Section 1.8(a) (the “Lumera Directors”), of which one designee shall qualify as an Independent Director. In addition, Dr. Avi Katz and Kimberly D.C. Trapp shall be appointed or elected as of the Effective Time as members of the Board of Directors and Dr. Avi Katz shall be named Chairman of the Board. As soon as practicable following the Effective Time, the six members of the Board of Directors (including the Chairman of the Board) shall designate one member of the Board of Directors of the Company to be elected or appointed who shall qualify as an Independent Director, provided that such designation shall require the consent of at least one Lumera Director (the “Designated Director”). The Designated Director and Kimberly D.C. Trapp shall be designated Class I directors and shall stand for election at the first annual meeting of the Company’s stockholders held after the Closing and thereafter in accordance with the Company By-Laws. One GigOptix Director and one Lumera Director shall be designated Class II directors and shall stand for election at the second annual meeting of the Company’s stockholders held after the Closing and thereafter in accordance with the Company By-Laws. One GigOptix Director, one Lumera Director and Dr. Avi Katz shall be designated Class III directors and shall stand for election at the third annual meeting of the Company’s stockholders held after the Closing and thereafter in accordance with the Company By-Laws.

(b) All vacancies on the Board of Directors of the Company or on a committee thereof created by the cessation of service of a Continuing Lumera Director for any reason shall be filled by a nominee designated to the Board of Directors of the Company by the remaining Continuing Lumera Director; and all vacancies on the Board of Directors of the Company or on a committee thereof created by the cessation of service of a Continuing GigOptix Director for any reason shall be filled by a nominee designated to the Board of Directors of the Company by the remaining Continuing GigOptix Director and Dr. Avi Katz. The terms “Continuing Lumera Directors” and “Continuing GigOptix Directors” shall for purposes of this Agreement mean, respectively, the directors of Lumera or GigOptix or their successors, as the case may be, who were appointed or designated to serve as directors of the Company pursuant to Section 1.8(a).

(c) The provisions of Section 1.8(a) and 1.8(b) shall be incorporated into the Company By-Laws. Following the Effective Time, the provisions of Section 1.8(a) and 1.8(b) as so incorporated shall be subject to amendment in accordance with the terms of the Company Charter and the Company By-Laws, as each may thereafter be changed and amended as provided therein or by Applicable Laws, and upon the effectiveness of the Company By-Laws, such provisions hereof shall no longer be operative and binding with respect to the Company other than as provisions of the Company By-Laws.

ARTICLE II

EFFECTS OF THE MERGERS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock and Membership Units. Subject to the terms and conditions of this Agreement, at the GigOptix Effective Time or the Lumera Effective Time, as applicable, by virtue of the GigOptix Merger or the Lumera Merger, as applicable, and without any action on the part of any party or the members or holders of any shares of capital stock of any party:

(a) Conversion of GigOptix Membership Units. Subject to Section 2.1(g) and Section 2.1(h), each GigOptix Membership Unit issued and outstanding immediately prior to the GigOptix Effective Time, other than any

GigOptix Membership Units to be canceled pursuant to Section 2.1(b), shall be automatically converted into and become the right to receive (i) a number of shares of Company Common Stock equal to the quotient obtained by dividing (x) the aggregate number of shares of Company Common Stock issued as Lumera Merger Consideration pursuant to Section 2.1(d), as such number may be adjusted from time to time, by (y) the aggregate number of GigOptix Membership Units outstanding plus GigOptix Membership Units issuable upon exercise of GigOptix Options (the “GigOptix Exchange Ratio”) (such shares of Company Common Stock, the “GigOptix Common Stock Merger Consideration”), (ii) the Company A Warrants (the “Company A Warrants Merger Consideration”), (iii) the Company B Warrants (the “Company B Warrants Merger Consideration”) and (iv) the Company C Warrants (the “Company C Warrants Merger Consideration” and, together with the GigOptix Common Stock Merger Consideration and the Company A Warrants Merger Consideration and the Company B Warrants Merger Consideration, the “GigOptix Merger Consideration”). As a result of the GigOptix Merger, at the GigOptix Effective Time, each holder of a GigOptix Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except that such GigOptix Certificate shall represent only the right to receive the GigOptix Merger Consideration deliverable in respect of the GigOptix Membership Units represented by such GigOptix Certificate immediately prior to the GigOptix Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(g) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such GigOptix Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed GigOptix Certificate, Section 2.2(i)).

(b) Cancellation of Membership Units. Each GigOptix Membership Unit that is owned by GigOptix, Lumera or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub G Membership Units. Each Merger Sub G membership unit issued and outstanding immediately prior to the GigOptix Effective Time shall be automatically converted into one newly and validly issued, fully paid and nonassessable membership unit of the GigOptix Surviving Company.

(d) Conversion of Lumera Common Stock. Subject to Section 2.1(g) and Section 2.1(h), each share of Lumera Common Stock issued and outstanding immediately prior to the Lumera Effective Time, other than any shares of Lumera Common Stock to be canceled pursuant to Section 2.1(e), shall be automatically converted into and become the right to receive 0.25 (the “Lumera Exchange Ratio”) fully paid and nonassessable shares of Company Common Stock (the “Lumera Merger Consideration” and together with the GigOptix Merger Consideration, the “Merger Consideration”). As a result of the Lumera Merger, at the Lumera Effective Time, each holder of a Lumera Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except that such Lumera Certificate shall represent only the right to receive the Lumera Merger Consideration deliverable in respect of the shares of Lumera Common Stock represented by such Lumera Certificate immediately prior to the Lumera Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(g) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Lumera Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Lumera Certificate, Section 2.2(i)).

(e) Cancellation of Shares. Each share of Lumera Common Stock that is owned by GigOptix, Lumera or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f) Conversion of Merger Sub L Common Stock. Each share of Common Stock, par value $0.01 per share, of Merger Sub L issued and outstanding immediately prior to the Lumera Effective Time shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of Common Stock of the Lumera Surviving Corporation.

(g) Fractional Shares. No fraction of a share of Company Common Stock shall be issued by virtue of the Mergers, but in lieu thereof each holder of Lumera Common Stock or GigOptix Membership Units who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all shares of Company Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate or Certificates (as defined in Section 2.2(b)), receive from the Company an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the fractional share interest (after aggregating all shares of Company Common Stock that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (ii) the average of the closing prices of one share of Lumera Common Stock on the NASDAQ Global Market (“NASDAQ”) for the five consecutive trading days immediately prior to the Closing Date.

(h) Adjustments to Exchange Ratios.

(i) So as to maintain the relative proportionate interests of the holders of the Lumera Common Stock and the GigOptix Membership Units in the Company Common Stock immediately following the Effective Time intended by this Agreement as of the date hereof, the Lumera Exchange Ratio, the Lumera Merger Consideration, the GigOptix Exchange Ratio and the GigOptix Merger Consideration shall be adjusted to reflect fully the appropriate effect of any issuance of Lumera Common Stock or GigOptix Membership Units permitted under Section 4.1(a)(ii) (including, without limitation, shares of Lumera Common Stock issued in a financing or GigOptix Membership Units issued as consideration for the conversion of debt owed to any GigOptix member) or stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Lumera Common Stock, GigOptix Membership Units or Company Common Stock), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to Lumera Common Stock, GigOptix Membership Units or Company Common Stock having a record date occurring on or after the date hereof and prior to the Effective Time.

(ii) GigOptix and Lumera agree that they will review together the trading prices in the Lumera Common Stock in the period following public announcement of the transactions contemplated by this Agreement with a view to assessing the ability of the Company Common Stock to satisfy the $5.00 per share minimum bid price requirement for initial listing of the Company Common Stock on The NASDAQ Global Market (the “Minimum Trading Price Test”). If, based on such trading prices, it appears reasonably likely that the trading prices of the Company Common Stock would fail to meet the Minimum Trading Price Test, GigOptix and Lumera will decrease both the GigOptix Exchange Ratio and the Lumera Exchange Ratio, in such a manner as shall maintain the relative proportionate interests of the holders of the Lumera Common Stock and the GigOptix Membership Units in the Company Common Stock immediately following the Effective Time intended by this Agreement as of the date hereof, so as to decrease the total number of shares of Company Common Stock to be issued in the Mergers and thereby increase the expected trading prices for the Company Common Stock to a level sufficient to meet the Minimum Trading Price Test. More than one adjustment to the GigOptix Exchange Ratio and the Lumera Exchange Ratio may be made under this Section 2.1(h)(ii). GigOptix and Lumera will determine whether any such adjustment should be made both before the mailing of the Proxy Statement (as defined in Section 3.1(e)) and before the Lumera Stockholders’ Meeting (as defined in Section 5.1(b)) is held, and may make any such adjustment even if such an adjustment would require a postponement of the Lumera Stockholders’ Meeting and the preparation, clearance with the SEC (as defined in Section 3.1(e)) and mailing of supplemental proxy materials.

(i) Stock Options, Warrants and Rights.

(i) At the Effective Time, each then outstanding Lumera Option, each then outstanding Lumera Warrant and each then outstanding GigOptix Option, in each case, whether or not vested or exercisable at the Effective Time, shall be assumed by the Company and converted into an option, right or warrant, as applicable, to purchase Company Common Stock on the same terms and conditions applicable to such Lumera Option, Lumera Warrant or GigOptix Option, as applicable (including any applicable option award agreement, warrant instrument or other document evidencing such Lumera Option, Lumera Warrant or GigOptix Option, as applicable), immediately prior to the Effective Time, including existing vesting and exercisability provisions, except that:

(A) each assumed Lumera Option or each assumed Lumera Warrant, as applicable, when exercisable, shall be exercisable for that number of whole shares of Company Common Stock equal to the product of the number of shares of Lumera Common Stock that were subject to such assumed Lumera Option or assumed Lumera Warrant, as applicable, immediately prior to the Effective Time multiplied by the Lumera Exchange Ratio, rounded down to the nearest whole share;

(B) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each assumed Lumera Option or each assumed Lumera Warrant, as applicable, shall be equal to the quotient determined by dividing the per share exercise price of Lumera Common Stock of each assumed Lumera Option or each assumed Lumera Warrant, as applicable, by the Lumera Exchange Ratio, rounded up to the nearest whole cent;

(C) each assumed GigOptix Option, when exercisable, shall be exercisable for that number of whole shares of Company Common Stock equal to the product of the number of shares of GigOptix Membership Units that were subject to such assumed GigOptix Option immediately prior to the Effective Time multiplied by the GigOptix Exchange Ratio, rounded down to the nearest whole share; and

(D) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each such assumed GigOptix Option shall be equal to the quotient determined by dividing the per share exercise price of GigOptix Membership Units of such assumed GigOptix Option by the GigOptix Exchange Ratio, rounded up to the nearest whole cent.

Notwithstanding the foregoing, the conversion of any Lumera Option or GigOptix Option that is intended to be an “incentive stock option” within the meaning of Section 422 of the Code into an option to purchase Company Common Stock shall be made so as not to constitute a “modification” of such Lumera Option or GigOptix Option within the meaning of Section 424 of the Code.

(ii) Effective as of the Effective Time, the Company shall assume the Lumera Stock Plan only to the extent that the Lumera Options which shall be assumed by the Company and converted into awards relating to the Company Common Stock pursuant to this Section 2.1(i) were issued pursuant to the Lumera Stock Plan. Effective as of the Effective Time, the Company shall assume the GigOptix Plan only to the extent that the GigOptix Options which shall be assumed by the Company and converted into awards relating to the Company Common Stock pursuant to this Section 2.1(i) were issued pursuant to the GigOptix Plan.

(iii) Each of Lumera and GigOptix shall take all corporate action necessary, so that, as of the Effective Time, (1) each Lumera Option, each Lumera Warrant, each GigOptix Option is treated in accordance with the applicable provisions of Sections 2.1(i)(A), (i)(B), (i)(C) and (i)(D) and (2) assuming approval of the New Equity Plan pursuant to Section 5.13(b), each of the Lumera Stock Plan and the GigOptix Plan shall terminate to the extent such plan is not assumed by the Company pursuant to Section 2.1(i). As soon as reasonably practicable following the Effective Time, the Company shall (A) issue to each holder of an assumed Lumera Option, an assumed Lumera Warrant or an assumed GigOptix Option, a document evidencing the foregoing assumption of such Lumera Option, Lumera Warrant or GigOptix Option, as applicable, and (B) issue appropriate notices setting forth such holder’s rights pursuant to the foregoing awards, including the effect of the Mergers on such awards. Prior to the Effective Time, the Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery in connection with the exercise or settlement of the assumed Lumera Options, assumed Lumera Warrants and assumed GigOptix Options. As soon as reasonably practicable following the Closing Date, subject to applicable SEC rules and regulations, the Company shall register the offering and sale by the Company of the shares of Company Common Stock subject to the assumed Lumera Options and assumed GigOptix Options on

Form S-8 (or any successor form), and the Company shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding.

(iv) Each of the Company, Lumera and GigOptix shall take all corporate action necessary to ensure that, as of the Effective Time, all option awards and warrants are assumed by the Company.

(j) Dissenting Shares. Notwithstanding the provisions of Section 2.1(d), each share of Lumera Common Stock issued and outstanding immediately prior to the Lumera Effective Time and held by a holder who has not voted in favor of the Lumera Merger or consented thereto in writing and who has demanded appraisal for such share of Lumera Common Stock in accordance with the DGCL shall not be converted into a right to receive the Lumera Merger Consideration to be paid with respect to such share of Lumera Common Stock pursuant to Section 2.1(d) but shall be converted into the right to receive such consideration as may be determined to be due with respect to such share pursuant to the DGCL, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If, after the Lumera Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, such share shall be deemed to have been converted as of the Lumera Effective Time into a right to receive the Lumera Merger Consideration to be paid with respect to such share pursuant to Section 2.1(d). The Company shall control all negotiations and proceedings and any settlement of such demands shall be an obligation of the Company.

(k) Cancellation of Company Shares. Each share of Company Common Stock held by Lumera immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. As of the Effective Time, the Company shall engage an institution reasonably satisfactory to GigOptix and Lumera (and Lumera’s transfer agent shall be deemed satisfactory to GigOptix and Lumera) to act as exchange agent in connection with the Mergers (the “Exchange Agent”), pursuant to an agreement reasonably satisfactory to GigOptix and Lumera. At the Effective Time, the Company shall deposit with the Exchange Agent, in trust for the benefit of the holders of Lumera Common Stock and GigOptix Membership Units immediately prior to the Lumera Effective Time and the GigOptix Effective Time, respectively, certificates representing the shares of Company Common Stock issuable pursuant to Sections 2.1(a) and 2.1(d). In addition, the Company shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(g) and any dividends or distributions to which former holders of Lumera Common Stock and of GigOptix Membership Units may be entitled pursuant to Section 2.2(c). All cash and certificates representing shares of Company Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. Promptly after the Effective Time, and in any event within ten business days after the Effective Time, Lumera shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Lumera Effective Time or the GigOptix Effective Time, as applicable, represented outstanding shares of Lumera Common Stock (the “Lumera Certificates”) or of GigOptix Membership Units (the “GigOptix Certificates” and, together with the Lumera Certificates, the “Certificates”), which at the Lumera Effective Time or the GigOptix Effective Time, as applicable, were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to GigOptix and Lumera) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Company Common Stock, cash in lieu of any fractional shares pursuant to Section 2.1(g) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(g) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Lumera Common Stock or GigOptix Membership Units which is not registered in the transfer records of Lumera or GigOptix, respectively, a certificate representing the proper number of shares of Company Common Stock may be issued to a Person (as defined in Section 8.3(v)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 3.1(j)(xi)) required by reason of the issuance of shares of Company Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Company that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Lumera Effective Time or the GigOptix Effective Time, as applicable, to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(g) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(g) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares; Voting. All shares of Company Common Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Company in respect of Company Common Stock, the record date for which dividend or other distribution is after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. Notwithstanding the foregoing, no dividends or other distributions with respect to shares of Company Common Stock with a record date after the Effective Time shall be delivered to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(g), until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Laws, following surrender of any such Certificate, there shall be delivered to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Company Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.1(g) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

(d) No Further Ownership Rights in Lumera Common Stock or GigOptix Membership Units. All shares of Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(g) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Lumera Common Stock or GigOptix Membership Units, as applicable, previously represented by such Certificates. After the Lumera Effective Time and the GigOptix Effective Time, the transfer books and records of Lumera and GigOptix, respectively, shall be closed and there shall be no further registration of transfers on the transfer books of the Lumera Surviving Corporation or the GigOptix Surviving Company, respectively, of the shares of Lumera Common Stock or GigOptix Membership Units, respectively, which were outstanding immediately prior to the Lumera Effective Time or the GigOptix Effective Time, respectively. If, after the Lumera Effective Time or the GigOptix Effective Time, respectively, Certificates are presented to the Lumera Surviving Corporation or the GigOptix Surviving Company, respectively, or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to the Company, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Company for delivery of their claim for the Merger Consideration, any cash in lieu of fractional shares of Company Common Stock pursuant to Section 2.1(g) and any dividends or distributions pursuant to Section 2.2(c).

(f) No Liability. None of the Company, Lumera, GigOptix or the Exchange Agent or any of their respective directors, officers, employees or agents shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Lumera Certificate or GigOptix Certificate shall not have been surrendered prior to seven years after the Lumera Effective Time or the GigOptix Effective Time, respectively, or immediately prior to such earlier date on which any shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock or any dividends or distributions with respect to Company Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 8.3(l)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of the Company, free and clear of all claims or interests of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company, provided that no such investment or loss thereon shall affect the amounts payable to former stockholders or members of Lumera or GigOptix after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to the Company.

(h) Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Lumera Common Stock or GigOptix Membership Units immediately prior to the Lumera Effective Time or the GigOptix Effective Time, respectively, such amounts as the Company or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock as may be required pursuant to Section 2.1(a) or 2.1(d), cash in lieu of fractional shares pursuant to Section 2.1(g) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to the Company, or a bond in such sum as the Company may reasonably direct as indemnity, against any claim that may be made against the Company or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed. Without limiting the generality of the foregoing, the Company and the Exchange Agent shall have the right to require any Person to pay to the Company and the Exchange Agent, as the case may be, an amount of cash equal to the withholding Tax imposed with respect to such Person as the result of a transaction in this Agreement prior to, and as a condition to, the transfer to such Person of the Merger Consideration or other applicable consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of GigOptix. Except as disclosed in the disclosure schedule dated as of the date of this Agreement and executed and delivered by GigOptix to Lumera concurrently with or prior to the execution and delivery by GigOptix of this Agreement, which shall make reference to the particular section or subsection of this Agreement to which exception is being taken (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “GigOptix Disclosure Schedule”)), GigOptix (including for purposes of representations as of a date prior to July 1, 2007, the “Predecessor Company”) represents and warrants to Lumera as follows:

(a) Organization, Standing and Corporate Power; Organizational Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. Each of the Predecessor Company, GigOptix and its Subsidiaries is a limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(s)) on the Predecessor Company, GigOptix and its Subsidiaries, taken as a whole. Each of the Predecessor Company, GigOptix and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Predecessor Company, GigOptix and its Subsidiaries, taken as a whole.

(ii) Charter Documents. GigOptix has delivered or made available to Lumera complete and correct copies of (A) the Operating Agreement of GigOptix (including all schedules thereto), as amended and currently in effect (the “GigOptix Operating Agreement” and, collectively with all other governing documents of GigOptix the “GigOptix Organizational Documents”) and (B) the limited liability agreements or like organizational documents of the Predecessor Company and each Subsidiary of GigOptix, as amended and currently in effect (collectively, the “GigOptix Subsidiary Organizational Documents”), and each such instrument is in full force and effect. GigOptix has made available to Lumera complete and accurate minute books of the Predecessor Company, GigOptix and its Subsidiaries, except for documents with respect to consideration and/or approval of the transactions contemplated hereby.

(iii) Subsidiaries. Section 3.1(a)(iii) of the GigOptix Disclosure Schedule lists each of the Subsidiaries of GigOptix, including the name of each such entity, the state or jurisdiction of its incorporation or organization and GigOptix’s direct or indirect interest therein. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of GigOptix have been validly issued and are fully paid and, with respect to the corporate Subsidiaries of GigOptix, nonassessable and are owned directly or indirectly by GigOptix, free and clear of all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including preemptive and similar rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(b) Capital Structure.

(i) All outstanding GigOptix Membership Units are held by the Predecessor Company. 4,600,000 GigOptix units are reserved for issuance in respect of outstanding options (the “GigOptix Options”)

pursuant to the GigOptix LLC Equity Incentive Plan (the “GigOptix Plan”). All outstanding GigOptix Membership Units are, and all membership interests which may be issued pursuant to the GigOptix Plan will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(ii) Except as set forth on Section 3.1(b)(ii) of the GigOptix Disclosure Schedule, no bonds, debentures, notes or other evidences of indebtedness having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which members of GigOptix may vote (the “GigOptix Voting Debt”) are issued or outstanding as of the date of this Agreement, and all such GigOptix Voting Debt will be converted prior to the Effective Time into the number of GigOptix Membership Units set forth next to the description of such GigOptix Voting Debt on Schedule 3.1(b)(ii).

(iii) As of the date of this Agreement, except as set forth in Section 3.1(b)(iii) of the GigOptix Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Predecessor Company, GigOptix or any of its Subsidiaries is a party or by which any of them is bound obligating GigOptix or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests, shares of capital stock, GigOptix Voting Debt or other voting securities of GigOptix or any of its Subsidiaries, or obligating GigOptix or any of its Subsidiaries to issue, grant, extend or enter into any such interest, security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding GigOptix Membership Units and all outstanding GigOptix Options and all outstanding membership interests of each Subsidiary of GigOptix have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts (as defined in Section 8.3(i)).

(iv) Neither GigOptix nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any membership or ownership interests of GigOptix or any of its Subsidiaries or any securities of the type referred to in Section 3.1(b)(iii).

(v) Neither the Predecessor Company, GigOptix nor any of its Subsidiaries owns any shares of capital stock of Lumera or any of its Subsidiaries.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. GigOptix has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by GigOptix of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GigOptix, and no other corporate proceedings on the part of GigOptix and no votes of GigOptix members are necessary for GigOptix to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the adoption of this Agreement and approval of the GigOptix Merger and the other transactions contemplated hereby, the approval of the Company Charter and the approval of the New Equity Plan, the GigOptix Member Approval and the filing of the GigOptix Certificate of Merger with the Secretary of State of the State of Idaho. This Agreement has been duly executed and delivered by GigOptix. Assuming the due authorization, execution and delivery of this Agreement by Lumera, the Company, Merger Sub G and Merger Sub L, this Agreement constitutes the legal, valid and binding obligation of GigOptix, enforceable against GigOptix in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Laws”).

(ii) Board Approval. The Board of Directors of GigOptix has (A) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of GigOptix and its members, (B) duly approved this Agreement and the transactions contemplated hereby, which approval has not been rescinded or modified and (C) recommended this Agreement and the transactions contemplated hereby to its members for adoption and approval.

(iii) No Conflict. The execution and delivery of this Agreement does not, and the consummation by GigOptix of the transactions contemplated hereby and compliance by GigOptix with the provisions hereof will not, violate any provision of law, or any order, judgment or decree of any Governmental Entity, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of GigOptix or any of its Subsidiaries or any restriction on the conduct of GigOptix ‘s business or operations under (A) the GigOptix Organizational Documents or the GigOptix Subsidiary Organizational Documents, (B) subject to the governmental filings and other matters referred to in Section 3.1(c)(iv), any Contract to which the Predecessor Company, GigOptix or any Subsidiary of GigOptix is a party or any GigOptix Licenses or Permits (as defined in Section 3.1(g)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.1(c)(iv), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Predecessor Company, GigOptix or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(iv) Required Filings or Consents. No consent, waiver, order, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person is required to be made, obtained, performed or given with respect to the Predecessor Company, GigOptix or any of its Subsidiaries in connection with the execution and delivery of this Agreement by GigOptix or the consummation by GigOptix of the transactions contemplated hereby or thereby, except for:

(A) the filing of the GigOptix Certificate of Merger with the Secretary of State of the State of Idaho and the Lumera Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with NASDAQ and the relevant authorities of other states in which GigOptix is qualified to do business, such filings as may be necessary in accordance with state securities or other “blue sky” laws, and such filings as may be necessary to record or perfect security interests or mortgages in personal or real property;

(B) the GigOptix Member Approval and the delivery of documents or information to the GigOptix Member as may be required by Idaho law in connection therewith;

(C) the consents, waivers, approvals, orders or authorizations set forth in Section 3.1(c)(iv)(C) of the GigOptix Disclosure Schedule;

(D) the filing with the SEC of:

(1) The Form S-4 (as defined in Section 3.1(e)), including the Proxy Statement; and

(2) such reports and filings under Section 12(b), 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; and

(E) any consent, waiver, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity (other than any of the foregoing addressed in clauses (A) through (D) above), the failure of which to be made or obtained, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(v) Independent Directors. As of the date of this Agreement, assuming the consummation as of such date of the Mergers and the other transactions contemplated hereby in accordance with the terms hereof, the individual listed in Exhibit 3.1(c)(v) attached hereto would qualify as an Independent Director and, with respect to the Company, would be considered to be an independent director within the meaning of Rule 10A-3(b)(1) under the Exchange Act.

(d) Financial Statements. Neither GigOptix nor any of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(i) Attached hereto as Schedule 3.1(d)(i) are true and complete copies of the unaudited consolidated balance sheet of GigOptix as of December 31, 2007 and the related unaudited statements of income and cash flows for the two quarters ended as of December 31, 2007 (the “GigOptix Financial Statements”). The GigOptix Financial Statements have been prepared and the Prospective GigOptix Financial Statements (as defined in Section 4.1(c)) will be prepared from the books and records of GigOptix, and the GigOptix Financial Statements fairly present and the Prospective GigOptix Financial Statements will fairly present the consolidated financial position, results of operations and cash flows of GigOptix as of the dates and for the periods indicated (subject to normal year-end audit adjustments and the lack of footnote disclosure). The financial books and records of GigOptix are true and correct in all material respects. There has been no change in GigOptix accounting policies from January 1, 2007 through the date hereof except as described in the notes to the financial statements included in the GigOptix Financial Statements or the Prospective GigOptix Financial Statements.

(ii) Except as set forth in Section 3.1(d)(ii) of the GigOptix Disclosure Schedule, neither GigOptix nor any of its Subsidiaries has any liabilities or obligations, other than liabilities or obligations (i) reflected or reserved against in the balance sheet of GigOptix as of December 31, 2007 (including the notes thereto, the “GigOptix Balance Sheet”), (ii) reflected or reserved against on the balance sheet of the Predecessor Company as of December 31, 2007, and (iii) incurred since December 31, 2007 in the ordinary course of business, consistent with past practice.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of GigOptix for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) by the Company in connection with the registration and issuance of Company Common Stock to GigOptix members and Lumera stockholders in the Mergers (including any amendments or supplements thereto, the “Form S-4”) or the proxy statement relating to the Lumera Stockholders’ Meeting and prospectus relating to the registration and issuance of shares of Company Common Stock to Lumera stockholders and GigOptix members in the Mergers (the “Proxy Statement”) shall, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), or, in the case of the Proxy Statement, at the date it is first mailed to the Lumera stockholders or at the time of the Lumera Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by GigOptix with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement which were not supplied in writing by or on behalf of GigOptix.

(f) Absence of Certain Changes or Events. Since December 31, 2007, except as contemplated by or as disclosed in this Agreement (including the GigOptix Disclosure Schedule), GigOptix has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been a Material Adverse Effect on GigOptix, nor any action that, if taken after the date hereof, would constitute a breach of Section 4.1(a).

(g) Compliance with Applicable Laws; Permits; Litigation.

(i) GigOptix, its Subsidiaries and their respective employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for GigOptix and its Subsidiaries to own, lease and operate their properties and other assets and to carry on their respective businesses as they are being conducted as of the date hereof (collectively, the “GigOptix Licenses or Permits”), and all GigOptix Licenses or Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such GigOptix Licenses or Permits, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(ii) GigOptix and its Subsidiaries are, and have been at all times since January 1, 2007, in compliance with the terms of the GigOptix Licenses or Permits and all laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Applicable Laws”) relating to GigOptix and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the GigOptix Licenses or Permits or such Applicable Laws, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole. Since January 1, 2007, neither GigOptix nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that GigOptix or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with Applicable Laws (except for any such lack of compliance which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole) or (B) threatening to revoke any GigOptix Licenses or Permits (except for any such revocation which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole) nor, to the Knowledge of GigOptix, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge (as defined in Section 8.3(o)) of GigOptix, has been threatened in writing against GigOptix or any of its Subsidiaries which, individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(iii) No action, audit, demand, claim, suit, proceeding, requirement or investigation by any Governmental Entity, and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting the Predecessor Company, GigOptix or any of its Subsidiaries or any of their respective properties, including Intellectual Property (as defined in Section 8.3(n)) set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule, is pending or, to the Knowledge of GigOptix, threatened which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Predecessor Company, GigOptix and its Subsidiaries, taken as a whole.

(iv) Neither the Predecessor Company, GigOptix nor any of its Subsidiaries is, or at any time since January 1, 2007 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(v) No material GigOptix Licenses or Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, provided that the notices and approvals set forth in Section 3.1(c)(iv)(C)of the GigOptix Disclosure Schedule have been given or received, as appropriate.

(h) Labor and Other Employment Matters. Neither GigOptix nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole: (i) GigOptix and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices and terms and conditions of employment; (ii) neither GigOptix nor any of its Subsidiaries has received written notice of any charge or complaint against GigOptix or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding an unlawful employment practice; (iii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of GigOptix, threatened or being carried out against GigOptix or its Subsidiaries; and (iv) neither GigOptix nor any of its Subsidiaries has received written notice that any representation or certification petition respecting the employees of GigOptix or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

(i) Benefit Plans.

(i) For purposes of this Agreement, “Employee Benefit Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan (d) a material employment agreement, consulting agreement, retention, termination or severance agreement or (e) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

(ii) Section 3.1(i)(ii)of the GigOptix Disclosure Schedule lists all Employee Benefit Plans as to which GigOptix or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute, or under which GigOptix or any of its Subsidiaries has or may have any liability, or which benefits any current or former employee, director, consultant or independent contractor of GigOptix or any of its Subsidiaries or the beneficiaries or dependents of such person (each a (“GigOptix Benefit Plan”)). With respect to each GigOptix Benefit Plan, GigOptix has furnished or made available to Lumera true, accurate and complete copies of (i) the GigOptix Benefit Plans and all amendments thereto (or where a GigOptix Benefit Plan has not been reduced to writing, a summary of all material terms of the GigOptix Benefit Plan); (ii) any GigOptix Benefit Plan’s summary plan description, employee handbooks or similar employee communications, and any material modifications thereto; (iii) if applicable, any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) in the case of any GigOptix Benefit Plan for which Forms 5500 are required to be filed, the three most recent annual reports (Series 5500 and all schedules thereto) in connection with each GigOptix Benefit Plan; (v) in the case of any GigOptix Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter and any related correspondence, and any pending request for such determination.

(iii) With respect to the GigOptix Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, which has or would reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole. Neither GigOptix nor any of its Subsidiaries nor, to the Knowledge of GigOptix, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any GigOptix Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or any other Applicable Law or administrative changes that do not increase the liabilities or obligations under any such plans.

(iv) Neither GigOptix nor any of its Subsidiaries ever maintained, contributed to or had any obligation to contribute to any benefit plan subject to Title IV or Section 412 of the Code.

(v) None of the GigOptix Benefit Plans has ever been a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”); and neither the Company nor any of its Subsidiaries has ever contributed to or been obligated to contribute to any Multiemployer Plan or otherwise has any Liability under or with respect to any Multiemployer Plan.

(vi) With respect to each GigOptix Benefit Plan: (i) each GigOptix Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; (ii) each of GigOptix and its Subsidiaries has performed all obligations required to be performed by it under such plan, and such plan has been established, maintained, administered and operated in accordance with its terms and Applicable Laws, including but not limited to ERISA and the Code; (iii) nothing has occurred that has subjected or could subject GigOptix or any of its Subsidiaries to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a GigOptix Benefit Plan to a tax under Section 4973 of the Code; (iv) no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred that would result in Liability to the Company; (v) there are no inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the Internal Revenue Service or Department of Labor; (vi) to the Knowledge of the Company, the Company is not subject, directly or indirectly pursuant to any indemnification agreement, to any penalty or tax under Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

(vii) As of the date hereof, to the Knowledge of GigOptix, no oral or written representation or commitment with respect to any material aspect of any GigOptix Benefit Plan has been made to an employee or former employee of GigOptix or any of its Subsidiaries by an authorized GigOptix employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such GigOptix Benefit Plan.

(viii) There are no material unresolved claims or disputes under the terms of, or in connection with, any GigOptix Benefit Plan (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of GigOptix, threatened or anticipated with respect to any material claim or otherwise in connection with a GigOptix Benefit Plan.

(ix) No GigOptix Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees of GigOptix or any of its Subsidiaries after retirement or other termination of service, other than coverage mandated by Applicable Law or benefits the full cost of which is borne by the employee or former employee.

(x) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any GigOptix Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of GigOptix or any of its Subsidiaries or limit the ability to amend or terminate any GigOptix Benefit Plan or related trust. There is no contract, agreement, plan or arrangement with an employee or former employee of GigOptix to which GigOptix or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) would give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(xi) None of the GigOptix Benefit Plans is, or within the last six years, has been (i) the subject of an examination or audit by a Governmental Body, (ii) the subject of an application or filing under, or (iii) a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(xii) Each GigOptix Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and guidance of the IRS provided thereunder.

(xiii) Neither GigOptix nor any of its Subsidiaries have or has ever had any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code.

(xiv) To the extent that GigOptix and/or its Subsidiaries has persons who are providing services for the GigOptix or its Subsidiaries, whether directly or through a leasing organization, as independent contractors, such persons are appropriately classified, and the Company has no liability (contingent or otherwise) for failure to classify independent contractors as employees.

(xv) Without limiting the generality of (ii) through (xiv) above, with respect to each GigOptix Benefit Plan that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(j) Taxes.

(i) Each of GigOptix, its Subsidiaries and a Person that includes GigOptix’s income on its Tax Return has (A) duly and timely filed (or there have been filed on its behalf) all income and material non-income Tax Returns (as defined in Section 3.1(j)(xi)) required to be filed by it with the appropriate Tax Authority (as defined in Section 3.1(j)(xi)) and all such Tax Returns are true, correct and complete in all material respects, (B) timely paid (or there has been paid on its behalf) in full all income and material non-income Taxes due and owing by it, (C) made adequate provision in accordance with GAAP (or provision has been made on its behalf) for the payment of all income and material non-income Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and reporting of withholding Taxes and employment Taxes.

(ii) There are no material Liens for Taxes upon any property or assets of GigOptix or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(iii) There is no audit, examination, refund litigation, proposed adjustment, matter in controversy or other dispute with respect to any Taxes or Tax Return of GigOptix, any of its Subsidiaries or a Person that includes GigOptix’s income on its Tax Return. Neither GigOptix, nor any of its Subsidiaries, nor a Person that includes GigOptix’s income on its Tax Return has received written notice of any claim made by a Governmental Entity in a jurisdiction where GigOptix, any of its Subsidiaries or such a Person, as applicable, does not file a Tax Return, that GigOptix, such Subsidiary or such a Person is or may be subject to taxation by that jurisdiction.

(iv) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against GigOptix or any of its Subsidiaries.

(v) Neither GigOptix nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of, or related to, Taxes (other than any agreements solely between or among GigOptix and its Subsidiaries), and neither GigOptix nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return or (B) has any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(vi) Neither GigOptix nor any of its Subsidiaries has (A) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(vii) GigOptix, assuming it were a corporation, is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to GigOptix or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(ix) Neither GigOptix nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(x) Each of GigOptix and its Subsidiaries is treated as a disregarded entity under Section 7701 of the Code and, to the extent possible, for all state and local Tax purposes.

(xi) For the purposes of this Agreement: “Tax” or “Taxes” means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise; “Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

(k) Affiliate Transactions.

(i) As of the date of this Agreement, (A) there are no currently effective transactions, arrangements or Contracts between GigOptix and its Subsidiaries, on the one hand, and its Affiliates (as defined in Section 8.3(a)) (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, assuming GigOptix was subject to such regulation, and (B) GigOptix is not subject to any binding obligations with respect to any such transactions, arrangements or Contracts.

(ii) There are no personal loans, within the meaning of the Sarbanes-Oxley Act of 2002 (“SOX”), outstanding pursuant to which GigOptix or any of its Subsidiaries has extended credit to any executive officer or director of GigOptix or any of its Subsidiaries that will not be paid back prior to the Effective Time.

(l) Environmental Matters.

(i) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole: (i) the operations of GigOptix and its Subsidiaries are, and, except for matters that have been fully resolved with the applicable Governmental Entity, at all times have been, in compliance with all applicable Environmental Laws (as defined in Section 8.3(j)), including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws (“Environmental Permits”); (ii) there are no pending or, to the Knowledge of GigOptix, threatened claims, suits, governmental investigation requests, actions, investigations or proceedings under or pursuant to Environmental Laws (“Environmental Claims”) against GigOptix or any of its Subsidiaries or involving any real property currently owned, operated or leased or other sites at which Hazardous Materials (as defined in Section 8.3(m)) were disposed of, or allegedly disposed of, by GigOptix or any of its Subsidiaries; and (iii) to the Knowledge of GigOptix, there are no pending or threatened Environmental Claims involving any real property formerly owned, operated or leased by GigOptix or any of its Subsidiaries.

(ii) GigOptix and its Subsidiaries have furnished to Lumera copies of all environmental audits and other material documents in their possession or under their control that relate to the environmental condition of any real property currently or formerly owned, operated or leased by GigOptix or any of its Subsidiaries or compliance by GigOptix or any of its Subsidiaries with Environmental Laws.

(m) Intellectual Property.

(i) Section 3.1(m)(i) of the GigOptix Disclosure Schedule sets forth a true and complete list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that are owned by or licensed to GigOptix or its Subsidiaries.

(ii) Except as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole:

(A) all Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule is either (i) owned of record by GigOptix or a Subsidiary of GigOptix, or (ii) is licensed to GigOptix or a Subsidiary of GigOptix and free and clear of all Liens except Permitted Liens (as defined in Section 8.3(t)) for the conduct of the business of GigOptix and/or its Subsidiaries as currently conducted.

(B) to the Knowledge of GigOptix, except as set forth on Section 3.1(m)(ii)(B) of the GigOptix Disclosure Schedule, the conduct of the business and operations of GigOptix and its Subsidiaries as currently conducted does not infringe or otherwise conflict with, and as previously conducted has not infringed or otherwise conflicted with, the rights of any Person in respect of any Intellectual Property; no claim has been made, is pending, or, to the Knowledge of GigOptix, is threatened that the conduct of the business and operations of GigOptix and its Subsidiaries as previously conducted and as currently conducted violated or violates the asserted rights of any Person; and no licensing requests or other demands or notices of any kind have been made to GigOptix or its Subsidiaries with respect to any Intellectual Property used by GigOptix or its Subsidiaries in their business or operations as previously conducted or currently conducted;

(C) to the Knowledge of GigOptix, except as set forth on Section 3.1(m)(ii)(C) of the GigOptix Disclosure Schedule, none of the Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule is being infringed or otherwise violated by a third Person, no claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by GigOptix or any of its Subsidiaries, and none of the Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule is subject to any outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity;

(D) GigOptix and its Subsidiaries have taken all appropriate and timely actions reasonably necessary to ensure full ownership (including by assignment from employees where appropriate and from other Persons performing services for GigOptix or any its Subsidiaries), protection and enforceability of all Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule under any Applicable Law (including by making and maintaining in full force and effect all necessary filings, registrations and issuances);

(E) GigOptix and its Subsidiaries have taken all appropriate actions reasonably necessary to maintain the secrecy of all non-public Intellectual Property owned by GigOptix and its Subsidiaries, including trade secrets, used in the business of GigOptix and its Subsidiaries (including by requiring the execution of confidentiality agreements by employees or any other Person to whom such Intellectual Property has been made available).

(iii) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to the right of GigOptix or any of its Subsidiaries to own or use any Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix

Disclosure Schedule, other than any such losses, impairments, payments, conflicts, or failure to obtain consents, which, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(n) Brokers. No broker, investment banker, financial advisor, intermediary or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GigOptix.

(o) Contracts.

(i) Except as set forth in the appropriate section of Section 3.1(o)(i) of the GigOptix Disclosure Schedule, as of the date of this Agreement, none of GigOptix nor any of its Subsidiaries is a party to or bound by any: (A) Contract that would be required to be filed by GigOptix with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K under the Securities Act or Item 1.01 of Form 8-K under the Exchange Act, assuming GigOptix was subject to such regulation or such statute; (B) Contract with respect to material partnerships, joint ventures, acquisitions or dispositions; (C) Contract containing covenants of GigOptix or any of its Subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which GigOptix or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede GigOptix’s ability to timely consummate the Mergers or the other transactions contemplated by this Agreement; (E) indenture, mortgage, loan, guarantee or credit Contract under which GigOptix or any Subsidiary of GigOptix has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $100,000, other than any such indebtedness between GigOptix (whether as creditor or debtor) and any wholly owned Subsidiary of GigOptix or between any wholly owned Subsidiaries of GigOptix; or (F) Contract specifically concerning Intellectual Property (except for (x) non-exclusive, commercially available, off-the-shelf software programs for which GigOptix pays an annual fee under any individual Contract of less than $50,000, (y) Contracts with customers pursuant to which the customer and its subsidiaries pay less than $250,000 annually under any individual Contract and (z) Contracts with data suppliers pursuant to which GigOptix and its Subsidiaries pay fees under any individual Contract of less than $50,000 annually) that is material to the business of GigOptix and its Subsidiaries, taken as a whole. Each such Contract described in clauses (A)-(F) is referred to herein as a “GigOptix Material Contract.”

(ii) Each of the GigOptix Material Contracts is valid and binding on GigOptix and each of its Subsidiaries party thereto and, to the Knowledge of GigOptix, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on GigOptix and its Subsidiaries taken as a whole. There is no default under any GigOptix Material Contract either by GigOptix or any of its Subsidiaries party thereto or, to the Knowledge of GigOptix, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by GigOptix or any of its Subsidiaries party thereto or, to the Knowledge of GigOptix, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on GigOptix and its Subsidiaries taken as a whole. Complete and correct copies of each GigOptix Material Contract (including any exhibits, annexes, attachments, supplements, amendments or modifications thereto), have been delivered or made available to Lumera prior to the date hereof.

(p) Real Property. Except as would not have or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole, GigOptix and its Subsidiaries own (i) good and valid title to the Owned Real Property (as defined in Section 8.3(t)) and (ii) valid and enforceable leasehold interests with respect to the Leased Real Property (as defined in Section 8.3(p)), in each case subject to Permitted Liens. Except in any such case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries taken as a whole, all buildings, structures, fixtures and improvements with respect to the Owned Real Property and the Leased Real Property (the “Improvements”) of GigOptix and its Subsidiaries are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of GigOptix, there are no facts or conditions affecting any of such Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(q) Tax-Free Treatment. None of GigOptix, its Subsidiaries or its Affiliates has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Lumera Merger together with the GigOptix Merger from qualifying as an integrated series of transfers qualifying under Section 351 of the Code.

Section 3.2 Representations and Warranties of Lumera. Except as disclosed in the disclosure schedule dated as of the date of this Agreement and executed and delivered by Lumera to GigOptix concurrently with or prior to the execution and delivery by Lumera of this Agreement, which shall make reference to the particular section or subsection of this Agreement to which exception is being taken (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “Lumera Disclosure Schedule”)) or in the Lumera SEC Documents (as defined in Section 3.2(d)(i)), Lumera represents and warrants to GigOptix as follows:

(a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. Lumera and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole. Lumera and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(ii) Charter Documents. Lumera has delivered or made available to GigOptix complete and correct copies of (A) the Restated Certificate of Incorporation of Lumera (including all certificates of designation), as amended and currently in effect (the “Lumera Charter”), and the Amended and Restated By-Laws of Lumera, as amended and currently in effect (the “Lumera By-Laws,” and, together with the Lumera Charter, the “Lumera Organizational Documents”), and (B) the articles or certificate of incorporation and bylaws or like organizational documents of each of the Subsidiaries of Lumera, including the Company, Merger Sub G and Merger Sub L, as amended and currently in effect (collectively, the “Lumera Subsidiary Organizational Documents”), and each such instrument is in full force and effect. Lumera has made available to GigOptix complete and accurate minute books of Lumera and its Subsidiaries except for documents with respect to consideration and/or approval of the transactions contemplated hereby.

(iii) Subsidiaries. Section 3.2(a)(iii) of the Lumera Disclosure Schedule lists each of the Subsidiaries of Lumera, including the name of each such entity, the state or jurisdiction of its incorporation or organization and Lumera’s direct or indirect interest therein. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Lumera have been validly issued and are duly authorized, fully paid and, with respect to the corporate Subsidiaries of Lumera, nonassessable and are owned directly or indirectly by

Lumera, free and clear of all Liens and free of any other restriction (including preemptive and similar rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(b) Capital Structure.

(i) The authorized capital stock of Lumera consists of 120,000,000 shares of Lumera Common Stock and 30,000,000 shares of Preferred Stock, par value $.01 per share (“Lumera Preferred Stock”). At the close of business on February 29, 2008, (A) 20,088,352 shares of Lumera Common Stock (including all awards based on Lumera Common Stock that are restricted stock granted under the Lumera Corporation 2004 Equity Incentive Plan (the “Lumera Stock Plan”)) were issued and outstanding; (B) no shares of Lumera Common Stock were held by Lumera in its treasury; (C) no shares of Lumera Preferred Stock were issued and outstanding; (D) 4,000,000 shares of Lumera Common Stock were reserved for issuance in respect of outstanding options to acquire shares of Lumera Common Stock granted under the Lumera Stock Plan (such outstanding options, collectively with all other options to acquire shares of Lumera Common Stock issued pursuant to the Lumera Stock Plan between the date hereof and the Effective Time, the “Lumera Options”); and (F) 1,636,000 shares of Lumera Common Stock reserved for issuance in respect of outstanding warrants to acquire shares of Lumera Common Stock (the “Lumera Warrants”). Each outstanding share of capital stock of Lumera is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(ii) All shares of Lumera Common Stock subject to issuance under the Lumera Stock Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights.

(iii) No bonds, debentures, notes or other evidences of indebtedness having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders of Lumera may vote (“Lumera Voting Debt “) are issued or outstanding as of the date of this Agreement.

(iv) As of the date of this Agreement, except as set forth in Section 3.2(b)(i) of the Lumera Disclosure Schedule, Section 3.2(b)(iii) of the Lumera Disclosure Schedule or as may be disclosed in the Lumera SEC Documents, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Lumera or any of its Subsidiaries is a party or by which any of them is bound obligating Lumera or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Lumera Voting Debt or other voting securities of Lumera or any of its Subsidiaries, or obligating Lumera or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Lumera Common Stock and Lumera Preferred Stock, all outstanding Lumera Options and all outstanding shares of capital stock of each Subsidiary of Lumera have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts.

(v) Neither Lumera nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Lumera or any of its Subsidiaries or any securities of the type referred to in Section 3.2(b)(iv).

(vi) Each of the Company, Merger Sub G and Merger Sub L was formed at the direction of Lumera prior to the date hereof, solely for the purposes of effecting the Mergers and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, each of the Company, Merger Sub G and Merger Sub L (A) does not hold, nor has it held, any assets, (B) does not have, nor has it incurred, any liabilities and (C) has not carried on any business activities other than in connection with the Mergers and the transactions contemplated hereby.

(vii) Neither Lumera nor any of its Subsidiaries own any membership interests of GigOptix or any of its Subsidiaries.

(viii) Each share of Company Common Stock to be issued in either the GigOptix Merger or the Lumera Merger shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. Each of Lumera, the Company, Merger Sub G and Merger Sub L has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Lumera, the Company, Merger Sub G and Merger Sub L, and the consummation by Lumera, the Company, Merger Sub G and Merger Sub L of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Boards of Directors of Lumera, the Company, Merger Sub G and Merger Sub L, and no other corporate proceedings on the part of Lumera, the Company, Merger Sub G and Merger Sub L and no other stockholder votes or consents are necessary under the DGCL for Lumera, the Company, Merger Sub G and Merger Sub L to authorize this Agreement, to consummate the transactions contemplated hereby or to approve the other matters being considered by stockholders of Lumera at the Lumera Stockholders’ Meeting, other than, with respect to adoption of this Agreement and approval of the Lumera Merger and the other transactions contemplated hereby and the approval of the other matters being considered by stockholders of Lumera at the Lumera Stockholders’ Meeting and the filing of the Lumera Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by Lumera, the Company, Merger Sub G and Merger Sub L. Assuming the due authorization, execution and delivery of this Agreement by GigOptix, this Agreement constitutes a legal, valid and binding obligation of each of Lumera, the Company, Merger Sub G and Merger Sub L, enforceable against Lumera, the Company, Merger Sub G and Merger Sub L, in accordance with its terms, subject to Creditors’ Laws.

(ii) Board Approval. The Board of Directors of Lumera has (A) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of Lumera and its stockholders, (B) duly approved this Agreement and the transactions contemplated hereby, which approval has not been rescinded or modified, (C) resolved to recommend this Agreement and the transactions contemplated hereby, the Company Charter and the New Equity Plan to its stockholders for adoption and approval and (D) subject to Section 5.1(b), directed that this Agreement and the transactions contemplated hereby, the Company Charter and the New Equity Plan be submitted to Lumera’s stockholders for consideration and adoption and approval at a duly held meeting of such stockholders in accordance with this Agreement.

(iii) Voting Requirements. The affirmative vote of holders of a majority in voting power of the shares of Lumera Common Stock, voting together as a single class, is the only vote of the holders of any class or series of Lumera capital stock necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated hereby, and no other vote of the holders of any class or series of Lumera capital stock is necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated hereby. The affirmative vote of holders of a majority in voting power of the outstanding shares of Lumera Common Stock entitled to vote and voting together as a single class on the Company Charter at the Lumera Stockholders’ Meeting, is the only vote of the holders of any class or series of Lumera capital stock necessary to approve the Company Charter Amendment, and no other vote of the holders of any class or series of Lumera capital stock is necessary to approve the Company Charter. The affirmative vote of holders of a majority in voting power of the shares of Lumera Common Stock, voting together as a single class, present or represented and entitled to vote on the New Equity Plan at the Lumera Stockholders’ Meeting, is the only vote of the holders of any class or series of Lumera capital stock necessary to approve the New Equity Plan, and no other vote of the holders of any class or series of Lumera capital stock is necessary to approve the New Equity Plan.

(iv) No Conflict. The execution and delivery of this Agreement by Lumera, the Company, Merger Sub G and Merger Sub L (as applicable) do not, and the consummation by Lumera, the Company, Merger Sub G and Merger Sub L (as applicable) of the transactions contemplated hereby and compliance by Lumera, the

Company, Merger Sub G and Merger Sub L (as applicable) with the provisions hereof will not, violate any provision of law, or any order, judgment or decree of any Governmental Entity, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lumera or any of its Subsidiaries or any restriction on the conduct of Lumera’s business or operations under, (A) the Lumera Organizational Documents or the Lumera Subsidiary Organizational Documents, (B) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any Contract to which Lumera or any of its Subsidiaries is a party or Lumera Licenses or Permits (as defined in Section 3.2(f)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lumera or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(v) Required Filings or Consents. No consent, waiver, order, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person is required to be made, obtained, performed or given with respect to Lumera or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Lumera, the Company, Merger Sub G or Merger Sub L (as applicable) or the consummation by Lumera, the Company, Merger Sub G or Merger Sub L (as applicable) of the transactions contemplated hereby, except for:

(A) the filing of the Lumera Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with NASDAQ and the relevant authorities of other states in which Lumera, the Company, Merger Sub G or Merger Sub L is qualified to do business, such filings as may be necessary in accordance with state securities or other “blue sky” laws, and such filings as may be necessary to record or perfect security interests or mortgages in personal or real property;

(B) the Lumera Stockholder Approval;

(C) the filing with the SEC of:

(1) The Form S-4 (as defined in Section 3.1(e)), including the Proxy Statement; and

(2) such reports and filings under Section 12(b), 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; and

(D) the consents, waivers, approvals, orders or authorizations set forth in Section 3.2(c)(v)(D)of the Lumera Disclosure Schedule; and

(E) any consent, waiver, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity (other than any of the foregoing addressed in clauses (A) through (D) above), the failure of which to be made or obtained, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(vi) Independent Directors. As of the date of this Agreement, assuming the consummation as of such date of the Mergers and the other transactions contemplated hereby in accordance with the terms hereof, the individual listed in Exhibit 3.2(c)(vi) attached hereto would qualify as an Independent Director and, with respect to the Company, would be considered to be an independent director within the meaning of Rule 10A-3(b)(1) under the Exchange Act.

(d) SEC Documents; Financial Statements.

(i) As of the date of this Agreement, Lumera has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, certifications and other documents (including exhibits and all other information incorporated by reference therein), required to be so filed by Lumera from January 1, 2007 through the date of this Agreement (the “Lumera SEC Documents”). As of their respective dates, the Lumera SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and to the extent in effect, SOX and the rules and regulations of the SEC promulgated thereunder applicable to such Lumera SEC Documents. No Subsidiary of Lumera is subject to the periodic reporting requirements of the Exchange Act.

(ii) Each principal executive officer of Lumera and each principal financial officer of Lumera (or each former principal executive officer of Lumera and each former principal financial officer of Lumera, as applicable) has made all certifications required from time to time by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Lumera SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(iii) The financial statements of Lumera included in the Lumera SEC Documents comply, and all registration statements, prospectuses, reports, schedules, forms, certificates and other documents (including exhibits and all other information incorporated by reference therein but excluding the Proxy Statement and the Form S-4 filed with the SEC after the date hereof until the Effective Time, will comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been and will be prepared in accordance with United States generally accepted accounting principles consistently applied (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present and will fairly present the consolidated financial position of Lumera and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended or ending (subject, in the case of unaudited statements, to normal year-end audit adjustments and the lack of footnote disclosure). The financial books and records of Lumera and its Subsidiaries, taken as a whole, are true and correct in all material respects. There has been no change in Lumera accounting policies from January 1, 2007 through the date hereof except as described in the notes to the financial statements included in the Lumera SEC Documents.

(iv) Except as set forth in Section 3.2(d)(iv) of the Lumera Disclosure Schedule, neither Lumera nor any of its Subsidiaries has any liabilities or obligations, other than liabilities or obligations (i) reflected or reserved against in the balance sheet of Lumera as of December 31, 2007 (including the notes thereto, the “Lumera Balance Sheet”) or (ii) incurred since December 31, 2007 in the ordinary course of business, consistent with past practice.

(e) Absence of Certain Changes or Events. Since December 31, 2007, except as contemplated by or as disclosed in this Agreement (including the Lumera Disclosure Schedule) or in the Lumera SEC Documents, Lumera has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been a Material Adverse Effect on Lumera, nor any action that, if taken after the date hereof, would constitute a breach of Section 4.1(a).

(f) Compliance with Applicable Laws; Permits; Litigation.

(i) Lumera, its Subsidiaries and their respective employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for Lumera and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Lumera SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Lumera Licenses or Permits”), and all Lumera Licenses or Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Lumera Licenses or Permits, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(ii) Lumera and its Subsidiaries are, and have been at all times since January 1, 2007, in compliance with the terms of the Lumera Licenses or Permits and all Applicable Laws relating to Lumera and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Lumera Licenses or Permits or such Applicable Laws, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole. Since January 1, 2007, neither Lumera nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that Lumera or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Applicable Laws (except for any such lack of compliance which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole) or (B) threatening to revoke any of the Lumera Licenses or Permits (except for any such revocation which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole) nor, to the Knowledge of Lumera, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge of Lumera, has been threatened in writing against Lumera or any of its Subsidiaries, which, individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(iii) No action, audit, demand, claim, suit, proceeding, requirement or investigation by any Governmental Entity, and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting Lumera or any of its Subsidiaries or any of their respective properties, including the Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule, is pending or, to the Knowledge of Lumera, threatened which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(iv) Neither Lumera nor any of its Subsidiaries is, or at any time since January 1, 2007 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(v) No material Lumera Licenses or Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, provided that the notices and approvals set forth in Section 3.2(c)(v)(D) of the Lumera Disclosure Schedule have been given or received, as appropriate.

(g) Labor and Other Employment Matters. Neither Lumera nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole: (i) Lumera and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employments practices and terms and conditions of employment; (ii) neither Lumera nor any of its Subsidiaries has received written notice of any charge or complaint against Lumera or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding an unlawful employment practice; (iii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of Lumera, threatened or being carried out against Lumera or its Subsidiaries; and (iv) neither Lumera nor any of its Subsidiaries has received written notice that any representation or certification petition respecting the employees of Lumera or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

(h) Benefit Plans.

(i) Section 3.2(h)(i) of the Lumera Disclosure Schedule lists all Employee Benefit Plans as to which Lumera or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute, or under which Lumera or any of its Subsidiaries has or may have any liability, or which benefits any current or former employee, director, consultant or independent contractor of Lumera or any of its Subsidiaries or the beneficiaries or dependents of such person (each a “Lumera Benefit Plan”). With respect to each Lumera Benefit Plan Lumera has furnished or made available to GigOptix true, accurate and complete copies of (i) the Lumera Benefit Plans and all amendments thereto (or where a Lumera Benefit Plan has not been reduced to writing, a summary of all material terms of the Lumera Benefit Plan); (ii) any Lumera Benefit Plan’s summary plan description, employee handbooks or similar employee communications, and any material modifications thereto; (iii) if applicable, any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) in the case of any Lumera Benefit Plan for which Forms 5500 are required to be filed, the three most recent annual reports (Series 5500 and all schedules thereto) in connection with each Lumera Benefit Plan; (v) in the case of any Lumera Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter and any related correspondence, and any pending request for such determination.

(ii) With respect to the Lumera Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, which has, or would reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole. Neither Lumera nor any of its Subsidiaries nor, to the Knowledge of Lumera, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Lumera Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other Applicable Law or administrative changes that do not increase the liabilities or obligations under any such plans.

(iii) Neither Lumera nor any of its Subsidiaries ever maintained, contributed to or had any obligation to contribute to any benefit plan subject to Title IV or Section 412 of the Code.

(iv) None of the Lumera Benefit Plans has ever been a Multiemployer Plan; and neither the Company nor any of its Subsidiaries has ever contributed to or been obligated to contribute to any Multiemployer Plan or otherwise has any Liability under or with respect to any Multiemployer Plan.

(v) With respect to each Lumera Benefit Plan: (i) each Lumera Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; (ii) each of Lumera and its Subsidiaries has performed all obligations required to be performed by it under such plan, and such plan has been established, maintained, administered and operated in accordance with its terms and Applicable Laws, including but not limited to ERISA and the Code; (iii) nothing has occurred that has subjected or could subject Lumera or any of its Subsidiaries to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Lumera Benefit Plan to a tax under Section 4973 of the Code; (iv) no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred that would result in Liability to the Company; (v) there are no inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the Internal Revenue Service or Department of Labor; (vi) to the Knowledge of the Company, the Company is not subject, directly or indirectly pursuant to any indemnification agreement, to any penalty or tax under Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

(vi) As of the date hereof, to the Knowledge of Lumera, no oral or written representation or commitment with respect to any material aspect of any Lumera Benefit Plan has been made to an employee or former employee of Lumera or any of its Subsidiaries by an authorized Lumera employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such Lumera Benefit Plan.

(vii) There are no material unresolved claims or disputes under the terms of, or in connection with, any Lumera Benefit Plan (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of Lumera, threatened or anticipated with respect to any material claim or otherwise in connection with a Lumera Benefit Plan.

(viii) No Lumera Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees of Lumera or any of its Subsidiaries after retirement or other termination of service, other than coverage mandated by Applicable Law or benefits the full cost of which is borne by the employee or former employee.

(ix) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Lumera Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Lumera or any of its Subsidiaries or limit the ability to amend or terminate any Lumera Benefit Plan or related trust. There is no contract, agreement, plan or arrangement with an employee or former employee of Lumera to which Lumera or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively, and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(x) None of the Lumera Benefit Plans is, or within the last six years, has been (i) the subject of an examination or audit by a Governmental Body, (ii) the subject of an application or filing under, or (iii) a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(xi) Each Lumera Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and guidance of the IRS provided thereunder.

(xii) Neither Lumera nor any of its Subsidiaries have or has ever had any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code.

(xiii) Each Lumera and its Subsidiaries has appropriately classified persons who are providing services for the Lumera or its Subsidiaries, whether directly or through a leasing organization, as independent contractors and the Company has no liability (contingent or otherwise) for failure to classify independent contractors as employees.

(xiv) Without limiting the generality of (ii) through (xiii) above, with respect to each Lumera Benefit Plan that is a Foreign Benefit Plan: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(i) Taxes.

(i) Each of Lumera and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all income and material non-income Tax Returns required to be filed by it with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects, (B) timely paid (or there has been paid on its behalf) in full all income and material non-income Taxes due and owing by it, (C) made adequate provision in accordance with GAAP (or provision has been made on its behalf) for the payment of all income and material non-income Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and reporting of withholding Taxes and employment Taxes.

(ii) There are no material Liens for Taxes upon any property or assets of Lumera or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(iii) There is no audit, examination, refund litigation, proposed adjustment, matter in controversy or other dispute with respect to any Taxes or Tax Return of Lumera or any of its Subsidiaries. Neither Lumera nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Lumera or any of its Subsidiaries, as applicable, does not file a Tax Return, that Lumera or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iv) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Lumera or any of its Subsidiaries.

(v) Neither Lumera nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of, or related to, Taxes (other than any agreements solely between or among Lumera and its Subsidiaries), and neither Lumera nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Lumera) or (B) has any liability for the Taxes of any Person (other than Lumera or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(vi) Neither Lumera nor any of its Subsidiaries has (A) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(vii) Lumera is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Lumera or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(ix) Neither Lumera nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(j) Affiliate Transactions. Except as may be disclosed in the Lumera SEC Documents:

(i) As of the date of this Agreement, (A) there are no currently effective transactions, arrangements or Contracts between Lumera and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been heretofore disclosed in the Lumera SEC Documents, and (B) Lumera is not subject to any binding obligations with respect to any such transactions, arrangements or Contracts.

(ii) There are no personal loans, within the meaning of SOX, outstanding pursuant to which Lumera or any of its Subsidiaries has extended credit to any executive officer or director of Lumera or any of its Subsidiaries.

(k) Environmental Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole: (i) the operations of Lumera and its Subsidiaries are, and, except for matters that have been fully resolved with the applicable Governmental Entity, at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Environmental Permits; (ii) there are no pending or, to the Knowledge of Lumera, threatened Environmental Claims against Lumera or any of its Subsidiaries or involving any real property currently owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by Lumera or any of its Subsidiaries; and (iii) to the Knowledge of Lumera, there are no pending or threatened Environmental Claims involving any real property formerly owned, operated or leased by Lumera or any of its Subsidiaries.

(ii) Lumera and its Subsidiaries have furnished to GigOptix copies of all environmental audits and other material documents in their possession or under their control that relate to the environmental condition of any real property currently or formerly owned, operated or leased by Lumera or any of its Subsidiaries or compliance by Lumera or any of its Subsidiaries with Environmental Laws.

(l) Intellectual Property.

(i) Section 3.2(l)(i) of the Lumera Disclosure Schedule sets forth a true and complete list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that are owned by or licensed to Lumera or its Subsidiaries.

(ii) Except as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole:

(A) all Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule is either (i) owned of record by Lumera or a Subsidiary of Lumera, or (ii) is licensed to Lumera or a Subsidiary of Lumera and free and clear of all Liens except Permitted Liens (as defined in Section 8.3(t)) for the conduct of the business of Lumera and/or its Subsidiaries as currently conducted.

(B) to the Knowledge of Lumera, except as set forth on Section 3.2(l)(ii)(B) of the Lumera Disclosure Schedule, the conduct of the business and operations of Lumera and its Subsidiaries as currently conducted does not infringe or otherwise conflict with, and as previously conducted has not infringed or otherwise conflicted with, the rights of any Person in respect of any Intellectual Property; no claim has been made, is pending, or, to the Knowledge of Lumera, is threatened that the conduct of the business and operations of Lumera and its Subsidiaries as previously conducted and as currently conducted violated or violates the asserted rights of any Person; and no licensing requests or other demands or notices of any kind have been made to Lumera or its Subsidiaries with respect to any Intellectual Property used by Lumera or its Subsidiaries in their business or operations as previously conducted or currently conducted;

(C) to the Knowledge of Lumera, except as set forth on Section 3.2(l)(ii)(C) of the Lumera Disclosure Schedule, none of the Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule is being infringed or otherwise violated by a third Person, no claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by Lumera or any of its Subsidiaries, and none of the Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule is subject to any outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity;

(D) Lumera and its Subsidiaries have taken all appropriate and timely actions reasonably necessary to ensure full ownership (including by assignment from employees where appropriate and from other Persons performing services for Lumera or any its Subsidiaries), protection and enforceability of all Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule under any Applicable Law (including by making and maintaining in full force and effect all necessary filings, registrations and issuances);

(E) Lumera and its Subsidiaries have taken all appropriate actions reasonably necessary to maintain the secrecy of all non-public Intellectual Property owned by Lumera and its Subsidiaries, including trade secrets, used in the business of Lumera and its Subsidiaries (including by requiring the execution of confidentiality agreements by employees or any other Person to whom such Intellectual Property has been made available).

(iii) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to the right of Lumera or any of its Subsidiaries to own or use any Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedules, other than any such losses, impairments, payments, conflicts, or failure to obtain consents, which, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(m) Brokers. Except for fees payable to GCA Savvian, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s, intermediary or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lumera. Lumera has previously delivered to GigOptix a true and complete copy of the engagement letter between Lumera and GCA Savvian.

(n) Contracts. (i) Except as may be set forth in the appropriate section of Section 3.2(n) of the Lumera Disclosure Schedule or as otherwise disclosed in the Lumera SEC Documents, as of the date of this Agreement, none of Lumera or any of its Subsidiaries is a party to or bound by any: (A) Contract required to be filed by Lumera with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K under the Securities Act or Item 1.01 of Form 8-K under the Exchange Act; (B) Contract with respect to material partnerships, joint ventures, acquisitions or dispositions; (C) Contract containing covenants of Lumera or any of its Subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which Lumera or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede Lumera’s ability to timely consummate the Lumera Merger or the other transactions contemplated by this Agreement; (E) indenture, mortgage, loan, guarantee or credit Contract under which Lumera or any Subsidiary of Lumera has any outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $100,000, other than any such indebtedness between Lumera (whether as creditor or debtor) and any wholly-owned Subsidiary of Lumera or between any wholly owned Subsidiaries of Lumera; or (F) Contract specifically concerning Intellectual Property (except for (x) non-exclusive, commercially available, off-the-shelf software programs for which Lumera pays an annual fee under any individual contract of less than $50,000, (y) Contracts with customers pursuant to which the customer and its Subsidiaries pay less than $250,000 annually under any individual contract and (z) Contracts with data suppliers pursuant to which Lumera and its Subsidiaries pay fees under any individual contract of less than $50,000 annually) that is material to the business of Lumera and its Subsidiaries, taken as a whole. Each such Contract described in clauses (A)-(F) above is referred to herein as a “Lumera Material Contract.”

(i) Each of the Lumera Material Contracts is valid and binding on Lumera and each of its Subsidiaries party thereto and, to the Knowledge of Lumera, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Lumera and its Subsidiaries taken as a whole. There is no default under any Lumera Material Contract either by Lumera or any of its Subsidiaries party thereto or, to the Knowledge of Lumera, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by Lumera or any of its Subsidiaries party thereto or, to the Knowledge of Lumera, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Lumera and its Subsidiaries taken as a whole. Complete and correct copies of each Lumera Material Contract (including any exhibits, annexes, attachments, supplements, amendments or modifications thereto, whether or not such exhibits, annexes, attachments, supplements, amendments or modifications have been filed with the SEC), have been delivered or made available to GigOptix prior to the date hereof.

(o) Real Property. Except as would not have, or reasonably be expected to have, a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole, Lumera and its Subsidiaries own (i) good and valid title to the Owned Real Property and (ii) valid and enforceable leasehold interests with respect to the Leased Real Property, in each case subject to Permitted Liens. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries taken as a whole, all Improvements with respect to the Real Property of Lumera and its Subsidiaries are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and, to the Knowledge of Lumera, there are no facts or conditions affecting any of such Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(p) Tax-Free Treatment. Neither Lumera nor any of its Subsidiaries has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Lumera Merger together with the GigOptix Merger from qualifying as an integrated series of transfers qualifying under Section 351 of the Code.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business.

(a) Each of Lumera and GigOptix agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1(a) of the Lumera Disclosure Schedule or Section 4.1(a) of the GigOptix Disclosure Schedule, as the case may be, or as expressly provided by any other provision of this Agreement, or unless Lumera and GigOptix shall otherwise consent in advance in writing, which consent shall not be unreasonably withheld, delayed or conditioned, each of Lumera and GigOptix shall, and shall cause each of its Subsidiaries (including the Company, Merger Sub G and Merger Sub L) to: (i) maintain its existence in good standing under Applicable Laws, (ii) subject to the restrictions and exceptions set forth in this Section 4.1(a), conduct its operations only in the ordinary and usual course of business consistent with past practice and (iii) use commercially reasonable efforts to keep available the services of the current officers, key employees and key consultants of each of it and its Subsidiaries and to preserve the current relationships of each of it and its Subsidiaries, with its customers, suppliers and other Persons with which it or any of its Subsidiaries has significant business relations as are reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 4.1(a) of the Lumera Disclosure Schedule or Section 4.1(a) of the GigOptix Disclosure Schedule, as the case may be, or as expressly provided by any other provision of this Agreement, Lumera and GigOptix shall not and shall not permit any of their respective Subsidiaries to (unless otherwise required by Applicable Laws applicable to Lumera and its Subsidiaries or GigOptix and its Subsidiaries, respectively, or as otherwise specifically provided herein), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Lumera or GigOptix, respectively (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) except for the amendments to the certificate of incorporation and by-laws of the Company contemplated in this Agreement, amend or otherwise change its limited liability company agreement, articles or certificate of incorporation or bylaws or equivalent organizational documents, as the case may be, (B) liquidate, merge or consolidate or enter into a similar transaction or (C) form or create any Subsidiary that is not a wholly-owned Subsidiary;

(ii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock, membership units of, or other equity or ownership interests in, Lumera or GigOptix or any of their respective Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, membership units or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, membership units or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of Lumera or GigOptix or any of their respective Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options, warrants or other rights outstanding as of the date hereof under the Lumera Stock Plan, the GigOptix Plan or the Lumera Warrants; (B) the issuance of options under any Lumera Benefit Plans or GigOptix Benefit Plans, as in effect on the date hereof, respectively, provided that such option issuances are made in the ordinary course consistent with past practice and that the number of shares of Lumera Common Stock or GigOptix Membership Units subject to such options does not exceed in the aggregate the amount set forth in Section 4.1(a)(ii) of the Lumera Disclosure Schedule or Section 4.1(a)(ii) of the GigOptix Disclosure Schedule, as the case may be; (C) the issuance by Lumera of Lumera Common Stock at fair market value (as determined by the board of directors of Lumera at their sole discretion), provided that the Lumera Exchange Ratio shall be adjusted in accordance with Section 2.1(h) to take into account such issuances; and (D) the issuance of GigOptix Membership Units in connection with the conversion of GigOptix Voting Debt, provided that the GigOptix Exchange Ratio shall be adjusted in accordance with Section 2.1(h) to take into account such issuances.

(iii) (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Lumera or the membership interests of GigOptix, or (B) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any Subsidiary, other than in the ordinary course or (C) enter into or amend any agreement with respect to the voting or registration of the capital stock of Lumera or membership units of GigOptix, provided, in the case of each of clauses (A) and (B) above, that any Subsidiary of Lumera or GigOptix may declare, make or pay dividends or other distributions to Lumera or any of Lumera’s Subsidiaries or GigOptix or any of GigOptix’s Subsidiaries, as the case may be;

(iv) (A) reclassify, combine, split or subdivide any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities other than in connection with the forfeiture of GigOptix Options or Lumera Options as a result of terminations of employment or other forfeiture events specified therein in the ordinary course of business and consistent with past practice;

(v) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a Subsidiary of Lumera or GigOptix, respectively) for borrowed money, except for (x) indebtedness for borrowed money under or guarantees with respect to indebtedness under Lumera’s or GigOptix’s existing credit facilities, respectively, incurred and applied in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $1,500,000 in principal amount outstanding at any one time or (y) indebtedness of any Subsidiary of Lumera or GigOptix, to Lumera or GigOptix, respectively, or to any other Subsidiary of Lumera or GigOptix, respectively, or indebtedness of Lumera or GigOptix, respectively, to any Subsidiary of Lumera or GigOptix, respectively, (B) (x) terminate or cancel (other than a termination or cancellation due to the expiration of any term of any contract or any breach or nonperformance by any counterparty), or agree to any material change in, any Lumera Material Contract or GigOptix Material Contract, as the case may be, where such termination, cancellation or change would have an adverse effect on Lumera and its Subsidiaries, or GigOptix and its Subsidiaries, as the case may be (in each case taken as a whole), or (y) enter into (other than by extension of an existing contract or by entry into a new contract with an existing counterparty on terms substantially the same as those of the prior contract, in each case in the ordinary course of business consistent with past practice, provided that any such extension or new contract does not obligate GigOptix or Lumera or their respective Subsidiaries to make payments thereunder that exceed $500,000 in the aggregate) any contract which would be deemed to be a Lumera Material Contract or a GigOptix Material Contract, as the case may be, if entered into prior to the date hereof, except, for the purposes of this Section 4.1(a)(v), the dollar amounts used to calculate whether a contract would be a Lumera Material Contract or a GigOptix Material Contract, respectively, shall be doubled or (C) make or authorize any loan to any Person (other than Lumera or a Subsidiary of Lumera, in the case of Lumera or any Subsidiary of Lumera, or GigOptix or a Subsidiary of GigOptix, in the case of GigOptix or any Subsidiary of GigOptix) outside the ordinary course of business consistent with past practice;

(vi) Except as required by Applicable Laws or by the terms of any existing GigOptix Benefit Plan or Lumera Benefit Plan as in effect on the date hereof or as otherwise set forth in Section 4.1(a)(vi) of the Lumera Disclosure Schedule or Section 4.1(a)(vi) of the GigOptix Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or other employees, agents or consultants, other than in the ordinary course of business consistent with past practice; (B) grant any rights to severance or termination pay to, or enter into any employment, consulting, severance or similar agreement with, any director, officer or other employee, or any agent or consultant; (C) grant any cash bonus, equity-based award or other incentive to any director, officer or other employee, agent or consultant, other than awards to newly hired officers or other employees, agents or consultants or pursuant to any existing GigOptix Benefit Plan or Lumera Benefit Plan as in effect on the date hereof, in each case, in the ordinary course of business consistent with past practice; (D) establish, adopt, enter into or amend any collective bargaining agreement (or other agreement or understanding with any trade union, works council or other employee representative body) or any GigOptix Benefit Plan or Lumera Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, settlement or funding under any GigOptix Benefit Plan, any Lumera Benefit Plan or any award agreement thereunder, provided, that Lumera may extend the period within which Lumera Options issued to members of Lumera’s board of directors must be exercised following termination from ninety (90) days to five (5) years; or (F) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change in control or similar agreement having “good reason” or other entitlement to terminate employment and collect severance payments and benefits pursuant to such agreement;

(vii) make any material change in financial accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(viii) except as required by Applicable Laws, make, change or revoke any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any material amended Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) write up, write down or write off the book value of any assets, individually or in the aggregate, for Lumera and its Subsidiaries, taken as a whole, or GigOptix and its Subsidiaries, taken as a whole, respectively, other than (A) in the ordinary course of business, (B) as may be required by GAAP or (C) otherwise not in excess of $250,000;

(x) except with respect to the Plexera Business Actions (as defined in Section 8.3(w)), acquire, dispose of, or agree to acquire from or agree to dispose to any Person, any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures set forth in Section 4.1(a)(x) of the Lumera Disclosure Schedule or Section 4.1(a)(x) of the GigOptix Disclosure Schedule, in addition to other capital expenditures in the ordinary course of business consistent with past practice in amounts not to exceed $1,000,000 in the aggregate for the period commencing on the date hereof and ending on the Effective Time, as the case may be, or which are made from insurance proceeds, (B) in addition to capital expenditures permitted under clause (A) above, acquisitions or dispositions of inventory and other tangible assets in the ordinary course of business consistent with past practice, and (C) acquisitions and dispositions via arms-length transactions with one or more Persons that are not Affiliates of Lumera or GigOptix, as applicable (in addition to acquisitions and dispositions permitted under clauses (A) and (B) above), of assets, operations, businesses or securities up to $250,000 in the aggregate;

(xi) except as required by Applicable Laws or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than such payments, discharges, settlements or satisfactions made in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $500,000 (measured by consideration paid or received);

(xii) enter into any non-competition contract or other contract that purports to limit in any material respect either the type of business in which Lumera or its Subsidiaries, or GigOptix or its Subsidiaries, respectively, may engage or the manner or locations in which any of them may so engage in any business;

(xiii) except as otherwise permitted by this Section 4.1(a), make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course business and consistent with past practice;

(xiv) authorize or enter into any agreement, or otherwise make any commitment, to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to either party, directly or indirectly, rights to control or direct the operations of the other party prior to the Effective Time in violation of Applicable Laws. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its own operations.

(c) GigOptix shall provide Lumera with all (i) quarterly statements of income and cash flows of GigOptix and its consolidated Subsidiaries and (ii) quarterly consolidated balance sheets of GigOptix and its Subsidiaries, in each case for and as of the end of all quarterly periods after the date hereof until the Effective Time, commencing with the quarterly period ended March 31, 2008, as soon as such financial statements are prepared (and no later than such financial statements are distributed to GigOptix’s investors). Moreover, to the extent GigOptix prepares such financial statements on a more frequent basis than quarterly and distributes such financial statements to its investors, such financial statements shall be distributed at the same time to Lumera. Collectively, all of such quarterly financial statements of GigOptix are referred to in the Agreement as the “Prospective GigOptix Financial Statements.”

(d) Lumera shall not permit the Company or any of its Subsidiaries to take, or commit to take, any action after the date hereof and prior to the Effective Time, except for the actions expressly set forth in this Agreement as actions to be taken by such Person during such period.

Section 4.2 No Solicitation.

(a) Except as provided in Section 4.2(c) or 4.2(d), from the date hereof until the earlier of the Effective Time and the termination of this Agreement, none of Lumera or GigOptix, their respective Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained advisor) (collectively, “Representatives”) of Lumera or GigOptix or any of their respective Subsidiaries shall directly or indirectly (i) solicit, initiate or encourage or knowingly facilitate (including by way of furnishing information or entering into any agreements, arrangements or understandings) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, business combination, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Lumera or GigOptix or any of their respective Subsidiaries that, if consummated, would constitute, or would reasonably be expected to constitute, an Alternative Transaction (as defined in Section 8.3(b)) (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Transaction Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or an Alternative Transaction Proposal, (iii) enter into any agreement regarding an Alternative Transaction or an Alternative Transaction Proposal, (iv) approve or endorse or agree to approve or endorse an Alternative Transaction or an Alternative Transaction Proposal or (v) make or effect a Change of Recommendation (as defined in Section 4.2(d)(ii)).

(b) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Lumera shall notify GigOptix promptly (but in no event later than 24 hours) after receipt of any Alternative Transaction Proposal, or any material modification of or material amendment to any Alternative Transaction Proposal or any request for nonpublic information relating to Lumera or any of its Subsidiaries relating to any Alternative Transaction Proposal. Such notice shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Transaction Proposal or such request and the material terms of any such Alternative Transaction Proposal or any material modification or material amendment to an Alternative Transaction Proposal (including a copy thereof if such Alternative Transaction Proposal or material modification or material amendment is in writing). From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Lumera shall keep GigOptix reasonably informed on a current basis of any material changes in the status and any material changes or modifications in the terms of any such Alternative Transaction Proposal, indication or request. Lumera shall provide GigOptix with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction.

(c) Superior Proposals. Notwithstanding anything to the contrary contained in Section 4.2(a), in the event that Lumera receives an unsolicited, bona fide written Alternative Transaction Proposal that is determined (in accordance with Section 8.3(z)) to be, or is reasonably likely to be, a Superior Proposal (as defined in Section 8.3(z)), it may then take the following actions (but only (1) if and to the extent that (y) its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Laws, and (z) Lumera has given GigOptix at least two business days prior written notice of its intention to take any of the following actions and (2) if it shall not have breached in any material respect any of the provisions of this Section 4.2):

(i) Furnish nonpublic information to the Person or group of Persons making such Superior Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group of Persons an executed confidentiality and standstill agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of [                    , 2008], between GigOptix and Lumera (the “CDA”) and (B) contemporaneously with furnishing any such nonpublic information to such Person or group of Persons, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

(ii) Engage in discussions or negotiations with such Person or group of Persons with respect to such Superior Proposal.

(d) Changes of Recommendation.

(i) In response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which is determined (in accordance with Section 8.3(z)) to be a Superior Proposal, the Board of Directors of Lumera may make a Change of Recommendation, if all of the following conditions in clauses (A) through (E) are met:

(A) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(B) the Lumera Stockholder Approval has not occurred;

(C) Lumera has (1) complied with the provisions of Sections 4.2(b) and 4.2(c) of this Agreement, (2) provided to GigOptix four business days’ prior written notice which shall state expressly that Lumera intends to effect a Change of Recommendation and the manner in which it intends to do so and (3) during the aforementioned period, if requested by GigOptix, engaged in good faith negotiations so that the other party is able to make a revised proposal to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

(D) the Board of Directors of Lumera has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Laws; and

(E) Lumera shall not have breached in any material respect any of the provisions set forth in this Section 4.2.

(ii) A “Change of Recommendation” shall mean the withholding, withdrawal, amendment, qualification or modification of the Board of Directors’ recommendation in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, the Company Charter and the New Equity Plan, and, in the case of a tender or exchange offer made directly to Lumera’s stockholders, a recommendation that Lumera’s stockholders accept the tender or exchange offer.

(e) Nothing contained in this Section 4.2 shall prohibit Lumera from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

(f) Lumera and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than GigOptix) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than GigOptix who have been furnished confidential information regarding Lumera in connection with the solicitation of or discussions regarding an Alternative Transaction Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Lumera agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Lumera or its Subsidiaries is or may become a party and to use its reasonable best efforts to enforce, to the fullest extent permitted by Applicable Laws, the provisions of any such confidentiality and standstill provisions.

(g) Lumera and GigOptix shall use their respective reasonable best efforts to inform their respective Representatives of the restrictions described in this Section 4.2. It is understood that any violation of the restrictions set forth in this Section 4.2 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained advisor) of Lumera or its Subsidiaries, or GigOptix or its Subsidiaries, respectively, at the direction or with the consent of Lumera or GigOptix, respectively, or their respective Subsidiaries, as the case may be, shall be deemed to be a breach of this Section 4.2 by Lumera or GigOptix, respectively.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of SEC Documents; Lumera Stockholders’ Meeting.

(a) As soon as practicable following the date of this Agreement, Lumera shall prepare the Proxy Statement and the Company and Lumera shall prepare and the Company shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. The Company and Lumera shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Lumera shall use reasonable best efforts to cause the Proxy Statement to be mailed to Lumera’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company, Lumera and GigOptix shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Company Common Stock in the Mergers, the conversion of Lumera Warrants into warrants to purchase Company Common Stock (the “Company Warrants”), the conversion of Lumera Options and GigOptix Options into options to acquire Company Common Stock, with respect to Company Common Stock. GigOptix shall furnish to the Company and Lumera all information concerning GigOptix and the holders of GigOptix Options as may be reasonably requested by the

Company in connection with such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement and no response to SEC comments thereon shall be made by the Company or Lumera without GigOptix’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing GigOptix the opportunity to review and comment thereon, unless the Company or Lumera would be in violation of Applicable Laws if it were to delay such filing, amendment or supplement in order to receive such prior consent (provided that the Company and Lumera shall use its reasonable best efforts to provide GigOptix with the opportunity to review and comment thereon). The Company or Lumera shall advise GigOptix, promptly after it receives oral or written notice thereof, of the time when the Form S-4 has been declared effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company Common Stock or the Company Warrants issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and shall promptly provide the other with copies of any written communication from the SEC or any state securities commission. The Company, Lumera and GigOptix shall prepare any written response to any such SEC comments. If at any time prior to the Effective Time any information relating to GigOptix or Lumera or any of their respective Affiliates, officers or directors should be discovered by GigOptix or Lumera which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Lumera stockholders.

(b) Lumera shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Laws and the Lumera Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable to consider the adoption of this Agreement and approval of the transactions contemplated hereby, the Company Charter and the New Equity Plan (the “Lumera Stockholders’ Meeting”). Subject to Section 4.2(d), Lumera shall use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, the Company Charter and the New Equity Plan, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders, respectively, required by Applicable Laws and the NASDAQ Marketplace Rules, to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Lumera may adjourn or postpone the Lumera Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement and the approval of the transactions contemplated hereby, the Company Charter and the New Equity Plan, or, if, as of the time for which the Lumera Stockholders’ Meeting is originally scheduled, there are insufficient shares of Lumera Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Lumera shall ensure that the Lumera Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Lumera Stockholders’ Meeting are solicited in compliance with Applicable Laws, the Lumera Organizational Documents and the NASDAQ Marketplace Rules. Without the prior written consent of GigOptix, the adoption of this Agreement and the approval of the transactions contemplated hereby, the Company Charter and the New Equity Plan shall be the only matters which Lumera shall propose to be acted on by Lumera’s stockholders at the Lumera Stockholders’ Meeting. Notwithstanding any other provision of this Agreement to the contrary, if Lumera is required under Applicable Laws to submit additional matters contemplated hereby to a vote of its stockholders, Lumera shall be authorized and required hereunder to submit approval of such matters to its stockholders, the term “Lumera Stockholder Approval” as used herein shall be deemed to include reference to approval of such matters by a vote of Lumera’s stockholders, the term “Lumera Stockholders’ Meeting” as used herein shall be deemed to include reference to submission of such matters to a vote of Lumera’s stockholders, and any representation and warranty by Lumera herein with respect to stockholder votes or consents required to be obtained by Lumera shall be deemed to refer to such matters.

Section 5.2 GigOptix Member Approval. On or before 6:00 p.m., San Francisco time, on the date hereof, GigOptix shall seek the approval and adoption of the Predecessor Company, as the sole member of GigOptix, of this Agreement and the transactions contemplated hereby (the “GigOptix Member Approval”). In connection with the GigOptix Member Approval, GigOptix shall comply with all disclosure and other obligations under the ILLCA and any other Applicable Laws.

Section 5.3 Accountant’s Letters. GigOptix shall use reasonable best efforts to cause to be delivered to Lumera two letters from PriceWaterhouseCoopers, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, addressed to Lumera, in form and substance reasonably satisfactory to Lumera and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 5.4 Delivery of Financial Statements. In preparation for the filing of the Form S-4 in which the Proxy Statement shall be included as a prospectus, GigOptix, at its sole expense, will engage PriceWaterhouseCoopers to audit its financial statements for its most recently completed three fiscal years and shall deliver to Lumera such audited financials. Additionally, if required to comply with SEC filing requirements, such audited financial statements shall include the results of iTerra Communications and any other predecessor business (the “GigOptix Audited Historical Financials”). GigOptix will use reasonable efforts to deliver to Lumera such audited financial statements on or prior to April 15, 2008.

Section 5.5 Access to Information; Confidentiality.

(a) Subject to the CDA and Applicable Laws, each of GigOptix and Lumera shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors, financing sources and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the CDA and Applicable Laws, each of GigOptix and Lumera shall, and shall cause each of their respective Subsidiaries to, make available to the other party (i) a copy of each material report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other material information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Each of GigOptix and Lumera shall hold and keep confidential, and shall cause their respective officers and employees and shall direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the CDA.

Section 5.6 Reasonable Best Efforts.

(a) Upon the terms of, and subject to the conditions set forth in, this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under this Agreement and Applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts: (i) to prepare and file all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain, as promptly as practicable, all waivers, consents, clearances, licenses, orders, registrations, permits, approvals and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Mergers and each other transaction contemplated by this Agreement, (ii) subject to the terms of Section 5.6(b), to obtain all such material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations as are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations, provided that neither party shall be required to offer or agree to an order that requires (A) the divestiture of any properties, assets, operations or businesses, (B) holding separate any properties, assets, operations or businesses, pending the satisfaction or termination of any such conditions, restrictions or agreements affecting ownership of any such assets (or any portion thereof) as may be necessary to permit the parties to fully complete the transactions contemplated by this Agreement, and/or (C) satisfying any additional conditions imposed by Governmental Entities with respect to the Mergers and the other transactions contemplated by this Agreement, if such divestiture, hold separate requirement and/or satisfaction of additional conditions would reasonably be expected to have a Material Adverse Effect on the Company, the GigOptix Surviving Company, the Lumera Surviving Corporation and their respective Subsidiaries, taken as a whole, after the Mergers, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) to execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement. Subject to Applicable Laws relating to the exchange of information, Lumera and GigOptix shall have the right to review in advance, and to the extent reasonably practicable each shall consult the other with respect to, all the information relating to Lumera and its Subsidiaries or GigOptix and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(b) In connection with the filings referenced in Section 5.6(a), the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Notwithstanding the foregoing, nothing contained herein shall be deemed to require the Company, GigOptix or Lumera to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on the Company, the GigOptix Surviving Company, the Lumera Surviving Corporation, and their respective Subsidiaries, taken as a whole, after the Mergers.

Section 5.7 Indemnification and Insurance.

(a) From and after the Effective Time, the Company, the GigOptix Surviving Company and the Lumera Surviving Corporation shall fulfill and honor in all respects the obligations of each of GigOptix and Lumera pursuant to any indemnification agreements between GigOptix or Lumera, respectively, and each of their respective present or former directors, officers and employees in effect immediately prior to the Effective Time, subject to Applicable Laws. For at least six years after the Effective Time, each of the Company and the GigOptix Surviving Company shall jointly and severally indemnify and hold harmless the present and former officers and directors of GigOptix and its Subsidiaries (the “GigOptix Indemnified Parties”) for any costs, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such Person is or was an officer, director or employee of GigOptix or any of its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case, to the fullest extent permitted by Applicable Laws. For at least six years after the Effective Time, each of the Company and the Lumera Surviving Corporation shall jointly and severally indemnify and hold harmless the present and former officers and directors of Lumera and its Subsidiaries (the “Lumera Indemnified Parties” and together with the GigOptix

Indemnified Parties, the “Indemnified Parties”) for any costs, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such Person is or was an officer, director or employee of Lumera or any of its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case, to the fullest extent permitted by Applicable Laws.

(b) For a period of six years after the Effective Time, the Company shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by GigOptix with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided that the Company may substitute therefor new policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous than such current policies to former officers and directors of GigOptix only with respect to claims arising from facts or events which occurred at or before the Effective Time; and provided, further, that if the aggregate annual premiums for any such current or new policies at any time during such six-year period would exceed 300% of the per annum premium rate paid by GigOptix and its Subsidiaries as of the date hereof for such current policies, then the Company shall use reasonable best efforts to provide as much coverage under such current or new policies as is then available at such aggregate annual premiums up to 300% of such per annum premium rate.

(c) For a period of six years after the Effective Time, the Company shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by Lumera with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided that the Company may substitute therefor new policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous than such current policies to former officers and directors of Lumera, as the case may be, only with respect to claims arising from facts or events which occurred at or before the Effective Time; and provided, further, that if the aggregate annual premiums for any such current or new policies at any time during such six-year period would exceed 300% of the per annum premium rate paid by Lumera and its Subsidiaries as of the date hereof for such current policies, then the Company shall use reasonable best efforts to provide as much coverage under such current or new policies as is then available at such aggregate annual premiums up to 300% of such per annum premium rate.

(d) Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Laws, if any claim, action, suit, proceeding or investigation is made or brought against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) If the Company, GigOptix or Lumera or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, the Company, GigOptix or Lumera shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.7.

(f) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.8 Fees and Expenses. All fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

Section 5.9 Public Announcements. Neither Lumera nor GigOptix shall, and neither Lumera nor GigOptix shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) of GigOptix, in the case of a proposed announcement or statement by Lumera, or Lumera, in the case of a proposed announcement or statement by GigOptix; provided, however, that Lumera may, without the prior consent of GigOptix, (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by Applicable Law or by the NASDAQ Marketplace Rules.

Section 5.10 Listing. The Company shall use reasonable best efforts to cause the Company Common Stock issuable under Article II and any other shares of Company Common Stock to be reserved for issuance following consummation of the Mergers (including any shares of Company Common Stock issuable pursuant to the Lumera Warrants, the Lumera Options, the GigOptix Options upon their assumption and conversion hereunder) to be authorized for listing on the NASDAQ Global Market or, if listing on the NASDAQ Global Market is not reasonably practicable, the NASDAQ Capital Market, upon official notice of issuance.

Section 5.11 Tax-Free Treatment.

(a) Neither GigOptix (nor its Affiliates) nor Lumera or any of their respective Subsidiaries shall take or cause to be taken any action (including agreeing to any transaction or entering into any agreement) that would result in the GigOptix Merger together with the Lumera Merger failing to qualify as an integrated series of transfers under Section 351 of the Code. GigOptix (and its Affiliates) and Lumera shall use all reasonable efforts, and shall cause their respective Subsidiaries to use all reasonable efforts, to cause the GigOptix Merger together with the Lumera Merger to qualify as an integrated series of transfers under Section 351 of the Code.

(b) GigOptix (and its Affiliates) and Lumera and each of their respective Subsidiaries shall not take any position on any Tax Return inconsistent with the treatment of the GigOptix Merger together with the Lumera Merger as an integrated series of transfers under Section 351 of the Code, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

(c) Officers of GigOptix and Lumera shall execute and deliver to Thelen Reid Brown Raysman & Steiner LLP, (“GigOptix’s Counsel”) and Ropes & Gray LLP (“Lumera’s Counsel”) certificates (the “Tax Representation Letters”) substantially in the form agreed to by the parties and their counsel at such time or times as may be reasonably requested by such tax counsel, including in connection with the distribution of Form S-4 and on the Closing Date. Each of GigOptix (and its Affiliates), Lumera and each of their respective Subsidiaries shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which failure or inaction would cause to be untrue) any of the statements included in the Tax Representation Letters.

Section 5.12 Conveyance Taxes. Lumera and GigOptix shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 5.13 Equity Awards and Employee Benefits.

(a) To the extent that, following the Closing Date, a Continuing GigOptix Employee (as defined in Section 8.3(g))commences participation in a Lumera Benefit Plan or any employee benefit plan, program, agreement, policy or arrangement maintained by the Company (a “Company Benefit Plan”) or a Continuing Lumera Employee (as defined in Section 8.3(h))commences participation in a GigOptix Benefit Plan or a Company Benefit Plan, the Company shall, and shall cause its Affiliates and the applicable GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan to, (i) credit each Continuing Employee’s (as defined in

Section 8.3(f)) service with GigOptix or Lumera, or any predecessor employers to GigOptix or Lumera, to the extent credited under the analogous GigOptix Benefit Plan or Lumera Benefit Plan, as service with GigOptix, Lumera or the Company, as the case may be, for all purposes under such GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan; provided, however, that in no event shall the Continuing Employees be entitled to any credit to the extent that such credit would result in duplication of benefits with respect to the same period of service, (ii) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous GigOptix Benefit Plan or Lumera Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date, to be waived with respect to such Continuing Employee and such Continuing Employee’s spouse and eligible dependents who become participants in such GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan and (iii) give credit for or otherwise take into account under such GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan the out-of-pocket expenses and annual expense limitation amounts paid by each Continuing Employee under the analogous GigOptix Benefit Plan or Lumera Benefit Plan for the year in which the Closing Date occurs.

(b) Each of GigOptix and Lumera agrees that (i) prior to the mailing of the Proxy Statement to the stockholders of Lumera, the Company and Lumera, in Lumera’s capacity prior to the Effective Time as the sole stockholder of the Company, shall adopt an omnibus-type equity incentive plan containing such terms as may be agreed upon by the Company, GigOptix and Lumera (the “New Equity Plan”) for the purposes of providing for the grant, following the Effective Time, of equity-based incentives to the directors, officers and other employees, advisors and consultants of the Company and its Subsidiaries, and (ii) the New Equity Plan shall be submitted to Lumera’s stockholders for approval at the Lumera Stockholders’ Meeting, provided that the effectiveness of the New Equity Plan shall be subject to consummation of the Mergers.

Section 5.14 Notification of Certain Matters. GigOptix shall give prompt notice to Lumera and Lumera shall give prompt notice to GigOptix, as the case may be, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Mergers or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers, if the subject matter of such communication or the failure of such party to obtain such consent could be material to GigOptix, Lumera or the Company and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Mergers.

Section 5.15 Stockholder Litigation. Each of GigOptix and Lumera shall keep the other reasonably informed of, and cooperate with the other in connection with, any stockholder litigation or claim against it and/or its respective directors or officers relating to the Mergers or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without such other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that all obligations in this Section 5.15 shall be subject to the obligations of each such party under Applicable Laws relating to attorney-client communication and privilege.

Section 5.16 Section 16(b). The Board of Directors of the Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the acquisition by officers and directors of Lumera and of GigOptix who will become officers and directors of the Company at the Effective Time of Company Common Stock in exchange for shares of Lumera Common Stock or GigOptix Membership Units, and of options to purchase Company Common Stock and of other derivative securities of the Company, upon assumption and conversion by the Company of options to purchase Lumera Common Stock, options to purchase GigOptix Membership Units or other derivative securities, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of Lumera, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Lumera Effective Time providing that the disposition by officers and directors of Lumera Common Stock in exchange for shares of Company Common Stock, and of options to purchase Lumera Common Stock and of other Lumera derivative securities upon assumption and conversion by the Company of options to purchase Lumera Common Stock and upon assumption and conversion of such other Lumera derivative securities, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of GigOptix, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the GigOptix Effective Time providing that the disposition by officers and directors of GigOptix Membership Units in exchange for shares of Company Common Stock, and of options to purchase GigOptix Membership Units and of other GigOptix derivative securities upon assumption and conversion by the Company of options to purchase GigOptix Membership Units and upon assumption and conversion of such other GigOptix derivative securities, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

Section 5.17 Corporate Actions. By the close of business on the day immediately after the date hereof, (a) Lumera, as the holder of all of the outstanding shares of capital stock of the Company, shall adopt this Agreement and approve the transactions contemplated hereby, and (b) the Company, as the holder of all of the outstanding shares of capital stock of Merger Sub G and of Merger Sub L, shall adopt this Agreement and approve the transactions contemplated hereby.

Section 5.18 GigOptix Debt. GigOptix shall prior to the Closing Date either (i) obtain from the holder of any indebtedness held by an Affiliate of GigOptix a waiver of any right to repayment of any such indebtedness, except due to a distribution in the ordinary course or (ii) cause such GigOptix Affiliate to convert such indebtedness into equity securities of GigOptix pursuant to the terms thereof.

Section 5.19 Lumera Reload Options. On or prior to the Closing Date, the Lumera compensation committee, with the consent of Dr. Avi Katz on behalf of GigOptix (such consent not to be unreasonably withheld), shall grant options (“Reload Options”) to employees of Lumera with a strike price equal to the fair market value of Lumera Common Stock on the date of grant, as determined by the Lumera compensation committee.

Section 5.20 FIRPTA

(a) GigOptix. On the Closing Date prior to the Closing, if legally possible, the owner of GigOptix for purposes of Section 1445 of the Code shall deliver to the Company a duly executed FIRPTA statement of non-foreign status in a form reasonably acceptable to the Company conforming to the requirements of Treasury Regulation § 1.1445-2(b).

(b) Lumera. On the Closing Date prior to the Closing, if legally possible, Lumera shall deliver to the Company a certification (in such form as may be reasonably requested by counsel to the Company) conforming to the requirements of Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) and, simultaneously with delivery of such certificate, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation § 1.897-2(h)(2).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Lumera Merger and the GigOptix Merger, as applicable, is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Lumera Stockholder Approval (except for such approval relating to the New Equity Plan) shall have been obtained.

(b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Form S-4. The Form S-4 shall have been declared effective under the Securities Act prior to the mailing of the Proxy Statement by Lumera to its stockholders and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of GigOptix or Lumera, threatened by the SEC.

(d) Listing. The shares of Company Common Stock issuable to the stockholders and members, as the case may be, of Lumera and GigOptix under Article II and any other shares of Company Common Stock to be reserved for issuance following consummation of the Mergers (including any shares of Company Common Stock issuable pursuant to the Lumera Warrants, the Lumera Options or the GigOptix Options upon their assumption and conversion hereunder) shall have been authorized for listing on The NASDAQ Global Market or, if listing of the Company Common Stock on NASDAQ shall not have been reasonably practicable, the NASDAQ Capital Market (or any stock exchange successor to the NASDAQ Stock Market LLC), upon official notice of issuance.

(e) Plexera Business Actions. The Plexera Business Actions shall have been consummated.

Section 6.2 Conditions to Obligations of Lumera. The obligation of Lumera to effect the Lumera Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of GigOptix set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(b) Performance of Obligations of GigOptix. GigOptix shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Lumera shall have received an officer’s certificate duly executed by the Chief Financial Officer of GigOptix to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Lock-Up Agreements. Lumera shall have received fully executed Lock-Up Agreements in the form attached hereto as Exhibit 6.2(d) from the individuals and entities listed on Schedule 6.2(d).

(e) Predecessor Company Indebtedness. The Predecessor Company shall not have repaid any of its indebtedness, except for ordinary course distributions.

(f) No Material Adverse Effect. No Material Adverse Effect of GigOptix and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement and be continuing.

Section 6.3 Conditions to Obligations of GigOptix. The obligations of GigOptix to effect the GigOptix Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Lumera set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(e), which shall be read with the Material Adverse

Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(b) Performance of Obligations of Lumera. Lumera and the Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. GigOptix shall have received an officer’s certificate duly executed by the Chief Financial Officer of Lumera to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Lumera Closing Date Net Working Capital. The Lumera Closing Date Net Working Capital shall equal or exceed the Lumera Closing Date Net Working Capital Threshold.

(e) No Material Adverse Effect. No Material Adverse Effect of Lumera and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement and be continuing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of GigOptix or Lumera:

(a) by mutual written consent of Lumera and GigOptix, if the Board of Directors of each so determines;

(b) by written notice of either Lumera or GigOptix (as authorized by the Board of Directors of Lumera or GigOptix, as applicable):

(i) if the Mergers shall not have been consummated by 180 days from the date of this Agreement (the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the Mergers not occurring on or before the Outside Date;

(ii) if a Governmental Entity that is of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action), having the effect of permanently restraining, enjoining or otherwise prohibiting the Lumera Merger or the GigOptix Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to comply with Section 5.6 has caused or primarily resulted in such action by such Governmental Entity; or

(iii) if the Lumera Stockholder Approval shall not have been obtained at the Lumera Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Lumera Stockholder Approval was taken.

(c) by Lumera (as authorized by its Board of Directors) if GigOptix shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (ii) cannot be cured by GigOptix by the Outside Date or if capable of being cured, shall not have been cured within 30 days following receipt of written notice from Lumera stating Lumera’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided that, Lumera shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder that would result in the closing conditions set forth in Section 6.3(a) and (b) not being satisfied;

(d) by GigOptix (as authorized by its Board of Directors) if Lumera shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) cannot be cured by Lumera by the Outside Date or if capable of being cured, shall not have been cured within 30 days following receipt of written notice from GigOptix stating GigOptix’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided that, GigOptix shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder that would result in the closing conditions set forth in Sections 6.2(a) and (b) not being satisfied;

(e) by GigOptix (as authorized by its Board of Directors), at any time prior to the Lumera Shareholder Approval, if Lumera, the Lumera Board of Directors or any committee thereof, for any reason, shall have (i) failed to call or hold the Lumera Stockholders’ Meeting in accordance with Section 5.1(b), (ii) failed to include in the Proxy Statement distributed to the stockholders of Lumera its recommendation that such stockholders adopt this Agreement and approve the transactions contemplated hereby, (iii) effected a Change of Recommendation, (iv) failed to reconfirm its recommendation that stockholders of Lumera adopt this Agreement and approve the transactions contemplated hereby within ten calendar days of receipt of a written request from GigOptix to do so, provided that GigOptix shall not make such request unless prior thereto a Person shall have made to Lumera or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to Lumera, (v) approved or recommended any Alternative Transaction, or (vi) failed, within ten business days after any tender or exchange offer relating to Lumera Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders a statement disclosing that the Board of Directors of Lumera recommends rejection of such tender offer or exchange offer; or

(f) by Lumera, at any time prior to the Lumera Stockholder Approval, if (i) the Board of Directors of Lumera authorizes Lumera, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Lumera Superior Proposal and Lumera notifies GigOptix in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) GigOptix does not make, within two business days of receipt of Lumera’s written notification of its intention to enter into a binding agreement for a Lumera Superior Proposal, an offer that the Board of Directors of Lumera determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to Lumera’s stockholders as the Superior Proposal, it being understood that Lumera shall not enter into any such binding agreement during such two-day period.

Section 7.2 Effect of Termination.

(a) Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect and there shall be no liability of any nature whatsoever on the part of any of the parties, except (i) as set forth in Section 5.5(b), Section 5.7, this Section 7.2, or Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any representation, warranty, covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b) Certain Definitions. For the purposes of this Agreement, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the Mergers): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) a sale or other disposition by the party or any of its subsidiaries of assets representing in excess of 40% of the aggregate fair market value of the consolidated assets of the party and its subsidiaries immediately prior to such sale; or (iii) the acquisition by any Person or group of Persons (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group of Persons), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the Person.

(c) Payment by Lumera. In the event that this Agreement is terminated by Lumera pursuant to Section 7.1(f), Lumera shall concurrently with such termination (subject to the further provisions of this Section 7.2(c)), pay GigOptix $1,000,000 (the “Lumera Termination Fee”); provided that, the Lumera Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to Lumera or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to Lumera (such Person being referred to herein as the “Lumera Third Party Bidder”) and within 12 months following termination of this Agreement, an Acquisition of Lumera is consummated by the Lumera Third Party Bidder or its Affiliate or another Person, or Lumera enters into an agreement providing for an Acquisition of Lumera by the Lumera Third Party Bidder or its Affiliate or another Person, such fee payment to be made concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, as applicable.

Section 7.3 Amendment. Subject to compliance with Applicable Laws, this Agreement may be amended by the parties at any time before or after the Lumera Stockholder Approval; provided, however, that after the occurrence of either the Lumera Stockholder Approval (excluding, to the extent applicable, such approval with respect to the New Equity Plan), there may not be, without further approval of the stockholders or members, as the case may be, of Lumera and GigOptix, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered in the Mergers to the holders of Lumera Common Stock and GigOptix Membership Units hereunder, or which by Applicable Laws otherwise expressly requires the further approval of such stockholders or members, as the case may be. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or other governing body or a duly designated committee thereof.

Section 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by any other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in this Agreement which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to GigOptix, to:

GigOptix, LLC

2400 Geng Road

Palo Alto, CA 94303

Phone: (650) 424-1937

Fax: (650) 424-1938

Attention: Avi Katz, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Thelen Reid Brown Raysman & Steiner LLP

225 West Santa Clara Street

Suite 1200

San Jose, CA 95113

Telephone: 408 292 5800

Fax: 408 287 8040

Attention: Jay L. Margulies, Esq.

(b)	if to Lumera, the Company, Merger Sub G or Merger Sub L, to:

Lumera Corporation

19910 North Creek Pkwy

Suite 100

Bothell , WA 98011

Attention: Peter Biere, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Christopher J. Austin, Esq.

Section 8.3 Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) An “Alternative Transaction” means any (i) transaction pursuant to which any Person (or group of Persons), directly or indirectly, acquires or would acquire more than 20% of the outstanding voting power of Lumera Common Stock or GigOptix Membership Units, as applicable, whether from Lumera or GigOptix or pursuant to a tender offer or exchange offer or otherwise, (ii) transaction pursuant to which any Person (or group of Persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Lumera or GigOptix, as applicable, and securities of the entity surviving any merger or business combination, including any of Lumera’s or GigOptix’ s Subsidiaries) of Lumera or GigOptix, or any of their respective subsidiaries representing more than 20% of the fair market value of all of the assets, net revenues or net income of Lumera and its Subsidiaries, taken as a whole, or GigOptix and its Subsidiaries, taken as a whole, as applicable, immediately prior to such transaction, or (iii) other merger, share exchange, consolidation, business combination, recapitalization or similar transaction (other than the Mergers) involving Lumera or GigOptix or any of their respective subsidiaries, as applicable, as a result of which the holders of shares of Lumera Common Stock or GigOptix Membership Units, respectively, immediately prior to such transaction would not, in the aggregate, own more than 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, in each case other than the transactions contemplated by this Agreement;

(c) “Company A Warrants” means warrants to purchase Company Common Stock in an amount and on such terms and conditions (including as to exercisability and strike price) as determined by Lumera and GigOptix, working together and in good faith, prior to the Closing Date, which terms and conditions shall be based on the weighted average exercise price, the weighted average remaining term of and other terms and conditions of the options to purchase Company Common Stock granted in respect of Lumera Stock Options pursuant to Section 2.1(i). The Company A Warrants shall be divided into four tranches, the exercise price of each of which shall be based on the weighted average exercise price of the Lumera Stock Options as follows:

Class of Warrants	Per Share Exercise Price of Lumera Stock Options
Class A-1	Under $2.50
Class A-2	$2.51 – $4.00
Class A-3	$4.01 – $6.00
Class A-4	Over $6.00

(d) “Company B Warrants” means warrants to purchase Company Common Stock in an amount and on such terms and conditions (including as to exercisability and strike price) as determined by Lumera and GigOptix, working together and in good faith, prior to the Closing Date, which terms and conditions shall be based on the weighted average exercise price, remaining term and other terms and conditions of the warrants to purchase Company Common Stock granted in respect of Lumera Warrants pursuant to Section 2.1(i). The Company B Warrants shall be divided into two tranches, the exercise price of warrants to purchase 180,000 shares of Company Common Stock (as determined prior to the application of the Lumera Exchange Ratio and the GigOptix Exchange Ratio), of which shall have an exercise price of $3.00 per share, and the remainder of which shall have an exercise price of $7.49 per share.

(e) “Company C Warrants” means warrants to purchase Company Common Stock in an amount and on such terms and conditions (including as to exercisability and strike price) as determined by Lumera and GigOptix, working together and in good faith, prior to the Closing Date, which terms and conditions shall be based on the weighted average exercise price, the weighted average remaining term of and other terms and conditions of the Lumera Reload Options.

(f) “Continuing Employees” means the Continuing GigOptix Employees and the Continuing Lumera Employees.

(g) “Continuing GigOptix Employee” each Person who was employed by GigOptix or its Subsidiaries immediately prior to the Closing and is employed immediately after the Closing by the Company, the GigOptix Surviving Company or the Lumera Surviving Corporation.

(h) “Continuing Lumera Employee” each Person who was employed by Lumera or its Subsidiaries immediately prior to the Closing and is employed immediately after the Closing by the Company, the GigOptix Surviving Company or the Lumera Surviving Corporation.

(i) “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

(j) “Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect;

(k) “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

(l) “Governmental Entity” means any national, state, or local government or multinational body, any state administrative agency, commission (including the SEC), or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administrative functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange;

(m) “Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws including, but not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls;

(n) “Intellectual Property” means (i) trademarks, service marks, trade names, brand names, certification marks, designs, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not and whether or not reduced to practice, in any domestic or foreign jurisdiction; (iii) patents, applications for patents (including divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; (iv) research and development data, formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works of authorship of any type (including the content contained on any web site), whether copyrightable or not, in any such jurisdiction; (vi) computer software (whether in source code or object code form), databases, compilations and data; and (vii) registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and (viii) any similar intellectual property or proprietary rights;

(o) “Knowledge” means, with respect to Lumera, the actual knowledge of the individuals listed on Section 8.3(o) of the Lumera Disclosure Schedule and, with respect to GigOptix, the actual knowledge of the individuals listed on Section 8.3(o)of the GigOptix Disclosure Schedule;

(p) “Leased Real Property” means all real property occupied or used pursuant to all leases, subleases, licenses and occupancy agreements;

(q) “Lumera Closing Date Net Working Capital” means (i) the current assets of Lumera and its Subsidiaries determined in accordance with GAAP, including unrestricted cash minus (ii) the current liabilities of Lumera and its Subsidiaries determined in accordance with GAAP, plus (iii) Lumera’s accrued amounts for deferred rent included in liabilities, plus (iv) Lumera’s accrued amounts for audit and tax preparation expenses for the 2008 calendar year included in liabilities. In the event that Lumera sells the Plexera business division of Lumera and receives non-cash consideration in return, any such non-cash consideration shall not be counted as a current asset for purposes of calculating the Lumera Closing Date Net Working Capital.

(r) “Lumera Closing Date Net Working Capital Threshold” means $6,000,000, provided that if the Closing has not occurred by June 30, 2008, then beginning July 1, 2008, the Lumera Closing Date Net Working Capital Threshold shall be reduced by $10,000/day following June 30, 2008 during which the Lumera Closing Date Net Working Capital is calculated.

(s) “Material Adverse Effect” means, when used with respect to GigOptix or Lumera and their respective Subsidiaries, any change, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of GigOptix and its Subsidiaries, taken as a whole, or Lumera and its Subsidiaries, taken as a whole, other than changes, events, occurrences or effects (i) generally affecting (A) the industry in which GigOptix and its Subsidiaries or Lumera and its Subsidiaries operate, provided that such changes, events, occurrences or effects do not have a materially disproportionate effect on GigOptix and its Subsidiaries or Lumera and its Subsidiaries, as the case may be, (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) arising out of, resulting from or attributable to (A) changes in Applicable Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Mergers, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the Mergers, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, tornados or other natural disasters, (E) any action that is required or permitted by this Agreement or with the other party’s written consent or at the other party’s request, (F) any decline in the market price or change in trading volume of the capital stock of Lumera, (G) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings in and of itself (for the avoidance of doubt, the exceptions in clauses (F) and (G) shall not prevent or otherwise affect a determination that the underlying cause of any such failure is a Material Adverse Effect);

(t) “Owned Real Property” means real property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto, owned by a Person, and all easements, licenses, rights and appurtenances relating to the foregoing;

(u) “Permitted Liens” means (i) mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent or which are being contested in good faith by appropriate proceedings, (ii) statutory landlord’s Liens and Liens granted to landlords under any leases, (iii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable and (iv) Liens that arise under zoning, land use and other similar laws or regulations, and easements, covenants, rights-of-way and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as presently used;

(v) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(w) “Plexera Business Actions” means the sale, transfer, disposition or winding up of the Plexera business division of Lumera.

(x) “Predecessor Company” means iTerra Communications LLC.

(y) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such first Person;

(z) a “Superior Proposal” with respect to a party means an unsolicited, bona fide written Alternative Transaction Proposal made by a third Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (i) all or substantially all of the assets of such party or (ii) over 50% of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of such party has in good faith determined (taking into account, among other things, (A) its consultation with its outside legal counsel and a financial adviser of national reputation and (B) all terms and conditions of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by the other party hereto) to be more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders), than the terms of this Agreement (as it may be proposed to be amended by the other party hereto) and to be reasonably capable in feasibility and certainty of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal (including conditions to consummation such as a financing condition);

(aa) “Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data;

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acquisition	7.2(b)
Agreement	Recitals
Alternative Transaction Proposal	4.2(a)
Applicable Laws	3.1(g)(ii)
CDA	4.2(c)(i)
Certificates	2.2(b)
Change of Recommendation	4.2(d)(ii)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Recitals
Company A Warrants Merger Consideration	2.1(a)
Company B Warrants Merger Consideration	2.1(a)
Company Benefit Plan	5.12
Company By-Laws	1.7(a)
Company Charter	1.7(a)
Company Common Stock	Recitals
Company Warrants	5.1(a)
Continuing GigOptix Directors	1.8(b)
Continuing Lumera Directors	1.8(b)
Creditors’ Laws	3.1(c)(i)
Designated Director	1.8(a)
DGCL	Recitals
Effective Time	1.3
Employee Benefit Plan	3.1(i)(i)
Environmental Claims	3.1(l)(i)
Environmental Permits	3.1(l)(i)
ERISA	3.1(i)(i)
Exchange Act	1.7(b)
Exchange Agent	2.2(a)

Exchange Fund	2.2(a)
Foreign Benefit Plan	3.1(i)(xv)
Form S-4	3.1(e)
GAAP	3.1(d)
GigOptix	Recitals
GigOptix Audited Historical Financial Statements	5.4
GigOptix Balance Sheet	3.1(d)(ii)
GigOptix Benefit Plan	3.1(d)(ii)
GigOptix Certificate of Merger	1.3
GigOptix Certificate	2.2(b)
GigOptix Common Stock Merger Consideration	2.1(a)
GigOptix Director	1.8(a)
GigOptix Disclosure Schedule	3.1
GigOptix Effective Time	1.3
GigOptix Exchange Ratio	2.1(a)
GigOptix Financial Statements	3.1(d)(i)
GigOptix Indemnified Parties	5.7(a)
GigOptix Licenses or Permits	3.1(g)(i)
GigOptix Material Contract	3.1(o)(i)
GigOptix Member Approval	5.2
GigOptix Membership Units	Recitals
GigOptix Merger	Recitals
GigOptix Merger Consideration	2.1(a)
GigOptix Operating Agreement	3.1(a)(ii)
GigOptix Options	3.1(b)(i)
GigOptix Organizational Documents	3.1(a)(ii)
GigOptix Plan	3.1(b)(i)
GigOptix Subsidiary Organizational Documents	3.1(a)(ii)
GigOptix Surviving Company	1.1(a)
GigOptix Unaudited Financial Statements	3.1(d)(i)
GigOptix Voting Debt	3.1(b)(ii)
GigOptix’s Counsel	5.11(c)
ILLCA	Recitals
Improvements	3.1(p)
Indemnified Parties	5.7(a)
Independent Director	1.8(a)
Liens	3.1(a)(iii)
Lumera	Recitals
Lumera Balance Sheet	3.2(d)(iv)
Lumera Benefit Plans	3.2(h)(i)
Lumera By-Laws	3.2(a)(ii)
Lumera Certificate of Merger	1.3
Lumera Certificates	2.2(b)
Lumera Charter	3.2(a)(ii)
Lumera Common Stock	Recitals
Lumera Directors	1.8(a)
Lumera Disclosure Schedule	3.2
Lumera Effective Time	1.3
Lumera Exchange Ratio	2.1(d)
Lumera Indemnified Parties	5.7(a)
Lumera Licenses or Permits	3.2(f)(i)

Lumera Material Contract	3.2(n)
Lumera Merger	Recitals
Lumera Merger Consideration	2.1(d)
Lumera Options	3.2(b)(i)
Lumera Organizational Documents	3.2(a)(ii)
Lumera Preferred Stock	3.2(b)(i)
Lumera SEC Documents	3.2(d)(i)
Lumera Stock Plan	3.2(b)(i)
Lumera Stockholder Approval	5.1(b)
Lumera Stockholders’ Meeting	5.1(b)
Lumera Subsidiary Organizational Documents	3.2(a)(ii)
Lumera Surviving Corporation	1.1(b)
Lumera Termination Fee	7.2(c)
Lumera Third Party Bidder	7.2(c)
Lumera Voting Debt	3.2(b)(iii)
Lumera Warrants	3.2(b)(i)
Lumera’s Counsel	5.11(c)
Merger Consideration	2.1(d)
Merger Sub G	Recitals
Merger Sub L	Recitals
Mergers	Recitals
Minimum Trading Price Test	2.1(h)(ii)
Multiemployer Plan	3.1(i)(v)
NASDAQ	2.1(g)
New Equity Plan	5.13(b)
Outside Date	7.1(b)(i)
Parent	5.18
Predecessor Company	3.1
Prospective GigOptix Financial Statements	4.1(c)
Proxy Statement	3.1(e)
Recommendations	Recitals
Representatives	4.2(a)
SEC	3.1(e)
Securities Act	3.1(e)
SOX	3.1(k)(ii)
Surviving GigOptix Membership Units	Recitals
Surviving Lumera Common Stock	Recitals
Tax Representation Letters	5.11(c)

Section 8.5 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a

Person are also to its permitted successors and assigns. Nothing in any representation, warranty, covenant or condition in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation, warranty, covenant or condition set forth in this Agreement, and each representation, warranty, covenant and condition in this Agreement shall be given full separate and independent effect.

Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, agreements and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 5.7 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), is not intended to confer upon any Person other than the parties any rights or remedies; provided, that, prior to the Effective Time, GigOptix shall be entitled to pursue damages on behalf of its members in the event of an intentional breach of this Agreement or fraud by Lumera, the Company, Merger Sub G or Merger Sub L, and Lumera shall be entitled to pursue damages on behalf of its stockholders in the event of an intentional breach of this Agreement or fraud by GigOptix, and each of such rights of GigOptix and Lumera are hereby acknowledged and agreed by each of the parties.

Section 8.8 Governing Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and, in the absence of jurisdiction of such court with respect to the applicable matter, any federal court located in the State of Delaware or any Delaware state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and, in the absence of jurisdiction of such court with respect to the applicable matter, a federal court sitting in the State of Delaware or a Delaware state court.

Section 8.11 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.13 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.14 Waiver of Jury Trial. EACH OF GigOptix, Lumera, THE COMPANY, MERGER SUB G AND MERGER SUB L HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF GigOptix, Lumera, THE COMPANY, MERGER SUB G AND MERGER SUB L IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.15 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and, in the absence of jurisdiction of such court with respect to the applicable matter, any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, GigOptix, Lumera, the Company, Merger Sub G and Merger Sub L have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

GIGOPTIX, LLC

By:	/s/ AVI KATZ
Name:	Avi Katz
Title:	Chairman of the Board and Chief Executive Officer

LUMERA CORP.

By:	/s/ PETER BIERE
Name:	Peter Biere
Title:	Chief Financial Officer

GALILEO MERGER HOLDINGS, INC.

By:	/s/ PETER BIERE
Name:	Peter Biere
Title:	President

GALILEO MERGER SUB G, LLC

By:	/s/ PETER BIERE
Name:	Peter Biere
Title:	President

GALILEO MERGER SUB L, INC.

By:	/s/ PETER BIERE
Name:	Peter Biere
Title:	President

Exhibit 1.7(b)

Company Officers

Avi Katz – Chief Executive Officer

Mike Forman – Chief Financial Officer

Andrea Betti-Berutto – Chief Technology Officer

Peter Biere – General Manager Lumera Division

Exhibit 3.1(c)(v)

GigOptix Independent Directors

Stephen C. Johnson

Exhibit 3.2(c)(vi)

Lumera Independent Directors

C. James Judson

Exhibit 6.2(d)

Lock Up Agreements

Lumera Corporation

19910 North Creek Parkway

Bothell, WA 98011-3008

      •       , 2008

Ladies and Gentlemen:

I have been advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of       •       , 2008 (as it may be amended from time to time, the “Merger Agreement”), by and among GigOptix, LLC, an Idaho limited liability company (“GigOptix”), Lumera Corporation, a Delaware corporation (“Lumera”), Galileo Merger Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Lumera (the “Company”), Galileo Merger Sub G, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub G”) and Galileo Merger Sub L, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub L”) (i) Merger Sub G will merge with and into GigOptix, pursuant to which merger each membership unit of GigOptix will be converted into the right to receive       •       shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and (ii) Merger Sub L will merge with and into Lumera, pursuant to which merger each share of common stock, par value $0.001 per share, of Lumera will be converted into the right to receive       •       shares of Company Common Stock. All terms used in this letter (the “Letter Agreement”) but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the execution of the Merger Agreement by the Company, and for other good and valuable consideration, the undersigned hereby irrevocably agrees as follows:

The undersigned hereby agrees with the Company that, during the period ending 180 days after the Closing Date (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Company Common Stock or securities convertible into or exchangeable or exercisable for any Company Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Company Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company.

Any Company Common Stock received by the undersigned upon exercise of stock options granted to the undersigned will also be subject to this Letter Agreement. Any Company Common Stock acquired by the undersigned in open market transactions will not be subject to this Letter Agreement.

Notwithstanding the foregoing, the undersigned may transfer Company Common Stock as follows:

(i)	as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;

(ii)	as dispositions, other than dispositions for value, that are made exclusively between and among the undersigned and members of the undersigned’s immediate family, or the undersigned’s partners (if the undersigned is a partnership), or the undersigned’s members (if the undersigned is a limited liability company) or to an affiliate of the undersigned, or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided, in each of the foregoing instances, that the transferee (or the trustee in the event of a transfer to a trust) agrees to be bound in writing by the restrictions set forth herein;

(iii)	pursuant to wills or laws of intestate succession, provided that the transferee or transferees thereof agree to be bound in writing by the restrictions set forth herein; and

(iv)	to permit the exercise of stock options held by the undersigned.

For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In furtherance of the foregoing, the Company and the transfer agent for the Company Common Stock hereby authorized to decline to record or register any transfer of Company Common Stock if such transfer would constitute a violation or breach of this Letter Agreement.

Very truly yours,

By:

Name:

Title:

Accepted this          day of         •        , 2008

By:

Name:

Title:

Schedule 1.6(a)

Directors of GigOptix Surviving Company

Dr. Avi Katz

Peter Biere

Michael Forman

Andrea Betti-Berutto

Schedule 1.6(b)

Officers of GigOptix Surviving Company

Dr. Avi Katz

Peter Biere

Michael Forman

Andrea Betti-Berutto

Schedule 1.6(c)

Directors of Lumera Surviving Corporation

Dr. Avi Katz

Peter Biere

Michael Forman

Andrea Betti-Berutto

Schedule 1.6(d)

Officers of Lumera Surviving Corporation

Dr. Avi Katz

Peter Biere

Michael Forman

Andrea Betti-Berutto

Schedule 6.2(d)

Lock-Up Agreements

Dr. Avi Katz

DBSI, LLC

Omitted Exhibits and Schedules

Exhibits
Exhibit 1.7(a)-1	Company Charter
Exhibit 1.7(a)-2	Company By-Laws

Schedules
Schedule 3.1 (d)(i)	GigOptix Financial Statements

GigOptix Schedules
3.1(a) (ii)	Charter Documents
3.1(a) (iii)	Subsidiaries
3.1(b)	Capital Structure
3.1(c)(iii)	No Conflict
3.1(c)(iv)(C)	Required Filings or Consents
3.1(d)	Financial Statements
3.1(f)	Absence of Certain Changes or Events
3.1(h)	Labor and Other Employment Matters
3.1(i)	Benefit Plans
3.1(j)	Taxes
3.1(l)	Environmental Matters
3.1(m)	Intellectual Property
3.1(o)	Contracts
8.3(o)	Individualswith Knowledge

Lumera Schedules
3.2(a)(iii)	Subsidiaries
3.2(b)(i)	Outstanding Securities and Securities Rights
3.2(c)(v)(D)	Required Governmental Filings or Consents
3.2(d)(iv)	Liabilities and Obligations
3.2(e)	Absence of Certain Changes or Events.
3.2(f)(iii)	Litigation
3.2(h)(i)	Benefit Plans
3.2(l)(i)	Patents, Trademarks and Registrations
3.2(l)(ii)(B)	Infringement by Lumera
3.2(l)(ii)(C)	Infringement by Third Party
4.1(a)	Conduct of Business
4.1(a)(ii)	Permitted Option Grants
4.1(a)(vi)	Permitted Changes to Compensation and Benefits
4.1(a)(x)	Permitted Capital Expenditures
8.3(o)	Individuals with Knowledge

ANNEX B

GCA Savvian Advisors, LLC 150 California Street San Francisco, CA 94111 (415) 318-3600 T

March 27, 2008

Board of Directors

Lumera Corporation

19910 North Creek Parkway, Suite 100

Bothell, WA 98011

Members of the Board:

We understand that Lumera Corporation, a Delaware corporation (“Lumera”), GigOptix, LLC, an Idaho limited liability (“GigOptix”), Galileo Merger Holdings, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Lumera (the “Company”), Galileo Merger Sub L, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub L”), and Galileo Merger Sub G, LLC, an Idaho limited liability company and a wholly-owned direct subsidiary of the Company (“Merger Sub G”) plan to enter into an agreement and plan of merger dated March 27, 2008 (the “Merger Agreement”) which provides for, among other things, Merger Sub G to be merged with and into GigOptix and Merger Sub L to be merged with and into Lumera. As a result, GigOptix and Lumera would become wholly-owned direct subsidiaries of the Company (the “Merger”). Pursuant to the Merger, each outstanding share of common stock of Lumera would be converted into the right to receive 0.25 shares of common stock of the Company (the “Lumera Merger Consideration”). Each outstanding membership unit of GigOptix would be converted into the right to receive the GigOptix Merger Consideration (as defined in the Merger Agreement) deliverable in respect thereof. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms not defined herein have the meanings assigned to them in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Lumera Merger Consideration is fair from a financial point of view to the stockholders of Lumera. For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information provided to us by Lumera and GigOptix relating to Lumera and GigOptix, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Lumera and GigOptix, prepared by the managements of Lumera and GigOptix, respectively;

(iii)	reviewed certain financial projections of Lumera and GigOptix prepared by the managements of Lumera and GigOptix, respectively;

(iv)	reviewed the pro forma impact of the Merger on certain operational and financial metrics, including the impact on revenue, revenue growth, and cash position for the post-Merger Company and its subsidiaries;

(v)	discussed the past and current operations and financial condition and the prospects of Lumera and GigOptix, including the risks and uncertainties relating thereto, information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Lumera and GigOptix;

(vi)	reviewed and discussed with the respective senior managements of Lumera and GigOptix the availability of financing;

(vii)	reviewed and discussed with the respective senior managements of Lumera and GigOptix their strategic rationales for the Merger;

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(viii)	reviewed the reported prices and trading activity for the common stock of Lumera;

(ix)	compared the financial performance of Lumera and GigOptix with that of certain other publicly-traded companies that we deemed comparable to Lumera and GigOptix, respectively;

(x)	reviewed the financial terms, to the extent publicly available, of certain merger transactions that we deemed comparable to the Merger;

(xi)	participated in discussions and negotiations among representatives of Lumera, GigOptix and their respective legal advisors;

(xii)	reviewed drafts of the Merger Agreement and certain related documents; and

(xiii)	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification or assumption of any responsibility for independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting, operating and other information reviewed by us for the purposes of this opinion. With respect to the financial projections of GigOptix and Lumera and the information relating to the strategic, financial and operational benefits anticipated from the Merger, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of GigOptix and Lumera, respectively. We noted the financial statements provided by GigOptix have not been audited. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement (without any amendments or modifications thereto), without waiver by any party of any material rights thereunder, that in all respects material to our analysis, the representations and warranties contained in the Merger Agreement made by the parties thereto are true and correct and that the Merger Agreement executed by the parties thereto does not differ in any material respect from the form of the draft Merger Agreement delivered to us on March 25, 2008. We have also assumed that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that any material governmental, regulatory or other consents or approvals necessary for the consummation of the Merger will be obtained without any adverse effect, meaningful to our analysis, on the Company, Lumera, GigOptix, or the contemplated benefits of the Merger. We have assumed the decision by the Lumera Board of Directors to cease investing in Plexera Bioscience LLC, Lumera’s life science tools subsidiary was made independent of the contemplated Merger. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring or becoming known to us after the date hereof.

We have relied upon and taken into consideration as part of our analyses the expectations of the management of Lumera regarding the future cash flows of the Company. We have assumed Lumera will be able to raise capital on commercially reasonable terms as required to satisfy the minimum working capital closing condition as more fully described in the Merger Agreement. In addition, we have relied upon the assessment by the respective managements of GigOptix and Lumera of their ability to retain key employees of GigOptix and Lumera, respectively. We have also relied upon, without independent verification or assumption of any responsibility for independent verification, the assessment by the managements of GigOptix and Lumera of: (i) strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of GigOptix and Lumera; and (iii) the relative validity of, and risks associated with,

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GigOptix’s and Lumera’s existing and future technologies, services, interoperability and business models. We have not made, and have not assumed any responsibility to make, any independent valuation or appraisal of the assets or liabilities or technology of GigOptix and Lumera (including any contingent, derivative or off-balance-sheet assets or liabilities), nor have we been furnished with any such appraisals. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company, Lumera or GigOptix or the ability of the Company, Lumera or GigOptix to pay their respective obligations when they come due.

We have not made, and have not assumed any responsibility to make, any independent investigation of any legal, accounting or tax matters affecting Lumera, and we have assumed the correctness of all legal, accounting and tax advice given to Lumera and its Board of Directors. We have taken into account our experience in transactions that we believe to be generally comparable or relevant, as well as our experience in securities valuation in general.

We have acted as a financial advisor to the Board of Directors of Lumera in connection with the Merger and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to the Board of Directors of Lumera in connection with the Merger, we were paid a retainer fee, and if the Merger (or another transaction, including a minority investment transaction) is successfully completed we will receive an additional significant fee, against which the retainer fee and the fee we received for delivery of this opinion will be credited. In addition, Lumera has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the future, GCA Savvian Advisors, LLC may provide financial advisory and/or financing services to GigOptix, Lumera or the Company.

GCA Savvian Advisors, LLC and its affiliates are engaged in investment banking and financial advisory services, principal investment and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GCA Savvian Advisors, LLC and its affiliates may at any time make or hold long or short positions and investments, as well as trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Lumera or the Company or any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement for their own account.

It is understood that this letter is for the information of the Board of Directors of Lumera and may not be used or summarized for any other purpose, or relied upon by any other party, without our prior written consent except that this opinion may be included in its entirety, if required, in any regulatory filing of a proxy or information statement made by Lumera in respect of the Merger. In addition, this opinion does not in any manner address the value of Lumera following the consummation of the Merger, or the prices at which the shares of the Company common stock will trade at any time.

This opinion does not address Lumera’s underlying business decision to enter into the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Lumera, and it does not constitute a recommendation to Lumera, its Board of Directors or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the Merger, including how the stockholders of Lumera should vote with respect to the Merger. We have not been asked to, nor do we offer any opinion as to the material terms of the Merger Agreement or the structure of the Merger.

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We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or Merger, including, without limitation, the fairness of the Merger to the holders of any other class of securities, creditors, or other constituencies of Lumera; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Lumera, or class of such persons in connection with the Merger, whether relative to the Lumera Merger Consideration or otherwise. This opinion has been approved by a fairness committee of GCA Savvian Advisors, LLC.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Lumera Merger Consideration pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Lumera common stock.

Very truly yours,

GCA SAVVIAN ADVISORS, LLC

/s/ MARK GREENBAUM
Mark Greenbaum Managing Director

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ANNEX C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGOPTIX, INC.

GIGOPTIX, INC. (formerly named GALILEO MERGER HOLDINGS, INC.), a corporation organized and existing under the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. That the name of the corporation is GigOptix, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 24, 2008.

2. That pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation amends and restates the existing Certificate of Incorporation of the Corporation in its entirety.

3. That the Board of Directors of the Corporation, by unanimous written consent dated as of March     , 2008, adopted resolutions setting forth a proposed amendment and restatement of the existing Certificate of Incorporation of the Corporation in the form hereof, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders and submitting the proposed amendment and restatement to the stockholders of the Corporation for consideration thereof.

4. That the stockholders of the Corporation duly approved said amendment and restatement at a meeting of the stockholders held                     , 2008.

5. That the text of the existing Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Galileo Acquisition Holdings, Inc. (the “Corporation”).

ARTICLE II

The name and mailing address of the incorporator is: Franklin P. Collazo, c/o Ropes & Gray LLP, One International Place, Boston, MA 02110.

The registered office of this Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 51,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) and 1,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of this Corporation.

1. Common Stock.

A. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon issuance of any such Preferred Stock.

B. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.

C. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

D. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

2. Preferred Stock.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series (but not below the number of shares of such series then outstanding).

ARTICLE V

A. The number of directors constituting the Board of Directors shall be not fewer than two and not more than ten. The number of directors initially shall be seven. Vacancies and newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the Board of Directors.

B. Subject to the special right of the holders of any class or series of stock to elect directors, the Board of Directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

A. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in a manner now or hereafter prescribed by the laws of the State of Delaware at the time in force; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VI.

B. Except as provided in paragraph C of this Article VII, the provisions in the following Articles may be amended or repealed only upon the affirmative vote of the holders of at least two thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least two thirds of the outstanding shares of such class or series, voting as a separate voting group:

Article VII (Amendments to Certificate of Incorporation)

Article VIII (Limitation of Director Liability)

Article IX (Indemnification)

Article X (Directors)

Article XI (Special Voting Requirements)

Article XII (Special Meeting of Stockholders)

C. Notwithstanding the provisions of paragraph B of this Article VII, and except as provided of this Article VII, an amendment or repeal of an Article identified in paragraph B of this Article VII that is approved by a majority of the Continuing Directors (as hereinafter defined), voting separately and as a subclass of directors, shall require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock or required by the provisions of the DGCL, by the affirmative vote of the holders of at least a majority of the outstanding shares of such class or series, voting as a separate voting group.

ARTICLE VIII

To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this provision shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

The directors of this Corporation may be removed only for cause; such removal shall be by the holders of not less than two-thirds of the shares entitled to elect the director or directors whose removal is sought in the manner provided by the Bylaws.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE XI

In addition to any affirmative vote required by law, by this Certificate of Incorporation or otherwise, any “Business Combination” (as hereinafter defined) involving this Corporation shall be subject to approval in the manner set forth in this Article XI.

A. For the purposes of this Article XI:

(1) “Business Combination” means (i) a merger, share exchange or consolidation of this Corporation or any of its Subsidiaries with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this Corporation or any of its Subsidiaries of all or a substantial part of this Corporation’s assets otherwise than in the usual and regular course of business; or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

(2) “Continuing Director” means any member of the Board of Directors who was a member of the Board of Directors on March 31, 2008 or who is elected to the Board of Directors after March 31, 2008 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of directors on such recommendation.

(3) “Subsidiary” means a domestic or foreign corporation, a majority of the outstanding voting shares of which are owned, directly or indirectly, by this Corporation.

B. Except as provided in paragraphs C and D of this Article, the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock or required by the provisions of the DGCL, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of a Business Combination.

C. Notwithstanding paragraph B hereof, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of directors, and if such Business Combination is otherwise required to be approved by this Corporation’s stockholders pursuant to the provisions of the DGCL or of this Certificate of Incorporation other than this Article XI, then the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock or required by the provisions of the DGCL, the affirmative vote of the holders of not less than a majority of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of such Business Combination.

D. Notwithstanding paragraphs B or C of this Article XI, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of directors, and if such Business Combination is not otherwise required to be approved by this Corporation’s stockholders pursuant to the provisions of the DGCL or of this Certificate of Incorporation other than this Article XI, then no vote of the stockholders of this Corporation shall be required for approval of such Business Combination.

ARTICLE XII

Special meetings of stockholders may be called at any time and for any purpose by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or by vote of a majority of the Board of Directors. Further, a special meeting of the stockholders shall be held if the holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on the issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting describing the purpose or purposes for which it is to be held. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE XIII

Except as otherwise provided in the By-Laws, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the By-Laws of this Corporation.

ARTICLE XIV

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, GIGOPTIX, INC. has caused its corporate seal to be hereunto affixed and this Certificate of Incorporation to be signed by         , its                     , who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this      day of                     , 2008.

GIGOPTIX, INC.,
a Delaware Corporation

By:
Name:
Title:

ANNEX D

AMENDED AND RESTATED

BY-LAWS

OF

GIGOPTIX, INC.

(a Delaware corporation)

Amended and Restated as of                     , 2008

D-i

D-ii

ARTICLE 1—STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place, within or without the State of Delaware, or, if so determined by the Board of Directors in its sole discretion, at no place (but rather by means of remote communication), as may be designated from time to time by the Board of Directors or the President or, if not so designated, at the principal executive office of the Corporation.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such date and time as shall be fixed by the Board of Directors and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of stockholders shall be deemed to refer to such special meeting.

To be properly brought before an annual meeting, business must be (a) brought by or at the direction of the Board of Director or (b) brought before the meeting by a stockholder pursuant to written notice thereof, in accordance with Section 1.12 hereof, and received by the Secretary not fewer than sixty (60) nor more than ninety (90) days prior to the anniversary date of the prior year’s annual meeting; provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made. No business shall be conducted at any annual meeting of stockholders except in accordance with this Section 1.2. If the facts warrant, the Board of Directors, or the chairman of an annual meeting of stockholders, may determine and declare that (x) that a proposal does not constitute proper business to be transacted at the meeting or (y) that business was not properly brought before the meeting in accordance with the provisions of this Section 1.2 and, if, in either case, it is so determined, any such business shall not be transacted. In addition to the procedures set forth in this Section 1.2, stockholders desiring to include a proposal in the Corporation’s proxy statement must also comply with the requirements set forth in Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended, or any successor provision.

1.3 Special Meeting. Special meetings of stockholders may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or by vote of a majority of the Board of Directors. Further, a special meeting of the stockholders shall be held if the holders of not less than twenty-five (25) percent of all the votes entitled to be cast on the issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting describing the purpose of purposes for which it is to be held. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting; provided that notice of a meeting to act on an amendment to the Certificate of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets other than in the ordinary course of business or the dissolution of the Corporation shall be given not less than twenty (20) nor more than sixty (60) days before such meeting. The notices of all meetings shall state the place, if any, the date, the means of remote communications, if any by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall be given either personally or by mail, electronic mail, telecopy, telegram or other electronic or wireless means. Notices not personally delivered shall be sent charges prepaid and shall be addressed to the stockholder at the address of that stockholder appearing on the books of the Corporation. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or at the time of transmission when sent by electronic mail, telecopy, telegram or other electronic or wireless means. An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the secretary, assistant secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report. No notice of any meeting of stockholders or any adjourned session thereof need be given to a stockholder if a written waiver of notice, executed before or after the meeting or such adjourned session by such stockholder, is filed with the records of the meeting or if the stockholder attends such meeting without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders or any adjourned session thereof need be specified in any written waiver of notice.

1.5 Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting, for any purpose germane to the meeting on either a reasonably accessible electronic network (for which such information required to access the electronic network shall be provided with the notice of the meeting) or, during ordinary business hours, at a place within the city where the meeting is to be held. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, by means of remote communication, if authorized, or represented by proxy, shall constitute a quorum for the transaction of business.

1.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than thirty (30) days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting. Each stockholder shall have one vote for each share of capital stock entitled to vote and held of record by such stockholder, unless otherwise provided by the Delaware General Corporation Law, the Certificate of Incorporation or these By-Laws. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or by electronic means, as determined by the Board of Directors in its sole discretion.

Any stockholder entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or, except when the matter is the election of directors, may vote them against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.

1.9 Proxy Representation. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. The delivery of a proxy on behalf of a stockholder consistent with telephonic or electronically transmitted instructions obtained pursuant to procedures of the Corporation reasonably designed to verify that such instructions have been authorized by such stockholder shall constitute execution and delivery of the proxy by or on behalf of the stockholder. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof. A proxy purporting to be authorized by or on behalf of a stockholder, if accepted by the Corporation in its discretion, shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.

1.10 Action at Meeting. When a quorum is present at any meeting, action on a matter shall be approved by a voting group if the votes cast within a voting group favoring the action exceed the votes cast within the group opposing the action, unless a greater number of affirmative votes is required by law, by the Certificate of Incorporation or by the By-Laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

1.11 Action without Meetings. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by telegram, cablegram or other electronic transmission as authorized by law, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, or by telegram, cablegram or other electronic transmission as authorized by law, to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Each such written consent shall bear the date of signature of each stockholder who signs the consent or shall, in the case of electronic transmissions, be in compliance with law. No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a number of stockholders sufficient to take such action are delivered to the Corporation in the manner specified in this paragraph within sixty days of the earliest dated consent so delivered. Action taken by written consent of the stockholders without a meeting shall be effective when all required consents are in the possession of the Corporation, unless the consent specifies a later effective date.

If action is taken by consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing, writings, telegrams, cablegrams or electronic transmissions comprising such consent.

If action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented in writing and a certificate signed and attested to by the secretary that such notice was given shall be filed with the records of the meetings of stockholders.

In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the Delaware General Corporation Law, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning a vote of stockholders, that written consent has been given under Section 228 of said General Corporation Law and that written notice has been given as provided in such Section 228.

1.12 Notice to Corporation. Any written notice required to be delivered by a stockholder to the Corporation pursuant to Section 1.2 or Section 1.3 must be given, either by personal delivery or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices. Any such stockholder notice shall set forth (i) the name and address of the stockholder proposing such business; (ii) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the Corporation that are beneficially owned by the stockholder; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and (iv) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the language of the proposal (if appropriate), and any material interest of the stockholder in such business.

ARTICLE 2—DIRECTORS

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation or these By-Laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

2.2 Number; Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution of the Board of Directors, but in no event shall be less than two (2) or more than ten (10). The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. The directors need not be stockholders of the Corporation.

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations for the election of directors may be made (a) by or at the direction of the Board of Directors or (b) by any stockholder of record entitled to vote for the election of directors at such meeting; provided, however, that a stockholder may nominate persons for election as directors only if written notice of such stockholder’s intention to make such nominations is received by the Secretary not later than (i) with respect to an election to be held at an annual meeting of the stockholders, not fewer than sixty (60) nor more than ninety (90) days prior to the anniversary date of the prior year’s annual meeting and (ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors, the close of business on the seventh (7 th) business day following the date on which notice of such meeting is first given to stockholders. Any such stockholder’s notice shall set forth (a) the name and address of the stockholder who intends to make a nomination; (b) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the Corporation that are beneficially owned by the stockholder; (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) as to each person the stockholder proposes to nominate for election or re-election as a director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors, and a description of any arrangements or understandings, between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is to be made; and (e) the consent of each such nominee to serve as a director if elected. If the facts warrant, the Board of Directors, or the chairman of a stockholders’ meeting at which directors are to be elected, may determine and declare that a nomination was not made in accordance with the foregoing procedure and, if it is so determined, the defective nomination shall be disregarded. The right of stockholders to make nominations pursuant to the foregoing procedure is subject to the superior rights, if any, of the holders of any class or series of stock having a preference over the common stock. The procedures set forth in this Section 2.2 for nomination for the election of directors by stockholders are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board of Directors or any committee thereof.

2.3 Terms of Office. Except as otherwise provided in the Certificate of Incorporation or these By-Laws, each director shall serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected; provided, however, that the ending date of the term for each director shall be extended to allow for the election and qualification of his or her successor or accelerated in the event of his or her earlier death, resignation or removal.

2.4 Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled for the remainder of the term by the Board of Directors, by the stockholders, or, if the directors in office constitute less than a quorum of the Board of Directors, by an affirmative vote of a majority of the remaining directors, or by a sole remaining director. A director chosen to fill a vacancy shall hold office for the unexpired term of his predecessor in office; provided, however, that the ending date of the term for each director shall be extended to allow for the election and qualification of his or her successor or accelerated in the event of his or her earlier death, resignation or removal. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

2.5 Resignation. Any director may resign by delivering his or her written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.6 Regular Meetings. The regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.7 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.8 Notice of Special Meetings. Any special meeting of the Board of Directors must be preceded by at least two days’ notice of the date, time, and place of the meeting, but not of its purpose, unless the Certificate of Incorporation or these By-Laws require otherwise. Notice may be given personally, by facsimile, by mail, or in any other manner allowed by law. Oral notice shall be sufficient only if a written record of such notice is included in the Corporation’s minute book. Notice shall be deemed effective at the earliest of: (a) receipt; (b) delivery to the proper address or telephone number of the director as shown in the Corporation’s records; or (c) five days after its deposit in the United States mail, as evidenced by the postmark, if correctly addressed and mailed with first-class postage prepaid. Notice of any meeting of the Board of Directors may be waived by any director at any time, by a signed writing, delivered to the Corporation for inclusion in the minutes, either before or after the meeting. Attendance or participation by a director at a meeting shall constitute a waiver of any required notice of the meeting unless the director promptly objects to holding the meeting or to the transaction of any business on the grounds that the meeting was not lawfully convened and the director does not thereafter vote for or assent to action taken at the meeting.

2.9 Meetings by Telephone Conference Calls. Any meeting of the Board of Directors may be held by conference telephone or similar communication equipment, so long as all persons participating in the meeting can hear one another; and all persons participating in such a meeting shall be deemed to be present in person at the meeting.

2.10 Quorum. Fifty (50) percent of the number of directors presently in office shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number of directors of the whole Board constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present.

2.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws. A director who is present at a meeting of the Board of Directors when action is taken is deemed to have assented to the action taken unless: (a) the director objects at the beginning of the meeting, or promptly upon his or her arrival, to holding it or to transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

2.12 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board consent to the action in writing or by electronic transmission and such writings or transmissions are filed with the minutes of proceedings of the Board of Directors or committee of the Board of Directors. Such filings shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action shall be effective upon the signing of a consent by the last director to sign, unless the consent specifies a later effective date.

2.13 Removal. The directors of the Corporation may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of the capital stock of the Corporation entitled to elect the director or directors whose removal is sought at a meeting of the stockholders called for that purpose.

2.14 Committees. The Board of Directors may designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors.

2.15 Compensation of Directors. The directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE 3—OFFICERS

3.1 Enumeration. The officers of the Corporation shall consist of such officers and assistant officers with such titles as may be designated by resolution of the Board of Directors. The officers may include a Chairman of the Board, a President, a Chief Executive Officer, one or more Vice Presidents, a Treasurer, a Secretary, and any assistant officers. Unless otherwise restricted by the Board of Directors, the President may appoint any assistant officer, the Treasurer may appoint one or more Assistant Treasurers, and the Secretary may appoint one or more Assistant Secretaries; provided that any such appointments shall be recorded in writing in the corporate records. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. The officers of the Corporation shall be appointed by the Board of Directors, at its discretion, and shall hold office at the pleasure of the Board.

3.3 Qualification. No officer need be a stockholder of the Corporation. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him, or until his earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer may be removed at any time, with or without cause, by vote of the Board of Directors at any regular or special meeting.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Each such successor shall hold office for the unexpired term of his or her predecessor and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

3.7 Chairman of the Board. The Chairman of the Board, if one is elected, shall preside at meetings of the Board of Directors and of the stockholders, shall be responsible for carrying out the plans and directives of the Board of Directors, shall report to and consult with the Board of Directors and, if the Board so resolves, shall be the Chief Executive Officer. The Chairman of the board shall have such other powers and duties as the Board of Directors may from time to time prescribe.

3.8 President. The President shall exercise the usual executive powers pertaining to the office of President. In the absence of a Chairman of the Board, the President shall preside at meetings of the Board of Directors and of the stockholders, perform the other duties of the Chairman of the Board prescribed in this Section, and perform such other duties as the Board of Directors may from time to time designate. In addition, if there is no Secretary in office, the President shall perform the duties of the Secretary.

3.9 Vice Presidents. Each Vice President shall perform such duties as the Board of Directors may from time to time designate. In addition, the Vice President, or if there is more than one, the most senior Vice President available, shall act as President in the absence or disability of the President.

3.10 Secretary. The Secretary shall be responsible for and shall keep, personally or with the assistance of others, records of the proceedings of the directors and stockholders; authenticate records of the Corporation; attest all certificates of stock in the name of the Corporation; keep the corporate seal, if any, and affix the same to certificates of stock and other proper documents; keep a record of the issuance of certificates of stock and the transfers of the same; and perform such other duties as the Board of Directors may from time to time designate.

3.11 Treasurer. The Treasurer shall have the care and custody of, and be responsible for, all funds and securities of the Corporation and shall cause to be kept regular books of account. The Treasurer shall cause to be deposited all funds and other valuable effects in the name of the Corporation in such depositories as may be designated by the Board of Directors. In general, the Treasurer shall perform all of the duties incident to the office of Treasurer, and such other duties as from time to time may be assigned by the Board of Directors.

3.12 Assistant Officers. Assistant officers may consist of one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. Each assistant officer shall perform those duties assigned to him or her from time to time by the Board of Directors, the President, or the officer who appointed him or her.

3.13 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

ARTICLE 4—CAPITAL STOCK

4.1 Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2 Certificates of Stock. Every holder of stock of the Corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

4.3 Consideration for Shares. Shares of the Corporation may be issued for such consideration as shall be determined by the Board of Directors to be adequate. The consideration for the issuance of shares may be paid in whole or in part in cash, or in any tangible or intangible property or benefit to the Corporation, including but not limited to promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. Establishment by the Board of Directors of the amount of consideration received or to be received for shares of the Corporation shall be deemed to be a determination that the consideration so established is adequate.

4.4 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

4.5 Lost, Stolen or Destroyed Certificates. In the event of the loss or destruction of any certificate, a new certificate may be issued in lieu thereof upon satisfactory proof of such loss or destruction, and upon the giving of security against loss to the Corporation by bond, indemnity or otherwise, to the extent deemed necessary by the Board of Directors, the Secretary, or the Treasurer.

4.6 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE 5—RECORDS AND REPORTS

5.1 Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places within or without the State of Delaware as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these By-Laws as amended to date, accounting books and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

5.2 Inspection by Director. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

5.3 Representation of Shares of Other Corporations. The President or any other officer of this Corporation authorized by the Board of Directors is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE 6—INDEMNIFICATION

6.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 6.3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

6.2 Right to Advancement of Expenses. The right to indemnification conferred in Section 6.1 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

6.3 Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Section 6.1 and Section 6.2, respectively, shall be contract rights. If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (A) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (B) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, these By-Laws, or any statute, agreement, vote of stockholders or disinterested directors or otherwise.

6.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE 7—GENERAL PROVISIONS

7.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall begin on the first day of January in each year and end on the last day of December in each year.

7.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

7.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by telegraph, cable, electronic mail or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person, by means of remote communications, if authorized, or by proxy shall be deemed equivalent to such notice. Where such an appearance is made for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened, the appearance shall not be deemed equivalent to notice.

7.4 Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

7.5 Corporate Contracts and Instruments; How Executed. The Board of Directors, except as otherwise provided in these By-Laws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.6 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary under Section 3.10, or a temporary secretary under Section 3.10, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

7.7 Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended or restated and in effect from time to time.

7.8 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these By-Laws. Without limiting the generality of this provision, (a) the singular number includes the plural, and the plural number includes the singular; (b) the term “person” includes both a corporation and a natural person; and (c) all pronouns include the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

7.9 Provisions Additional to Provisions of Law. All restrictions, limitations, requirements and other provisions of these By-Laws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.

7.10 Provisions Contrary to Provisions of Law; Severability. Any article, section, subsection, subdivision, sentence, clause or phrase of these By-Laws which upon being construed in the manner provided in Section 7.10 hereof, shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these By-Laws, it being hereby declared that these By-Laws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.

7.11 Notices. Any reference in these By-Laws to the time a notice is given or sent means, unless otherwise expressly provided, the time a written notice by mail is deposited in the United States mails, postage prepaid; or the time any other written notice is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient; or the time any oral notice is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient.

ARTICLE 8—AMENDMENTS

The Board of Directors is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ANNEX E

GIGOPTIX, INC.

2008 EQUITY INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be 2,500,000 plus an annual increase, effective as of the first day of the Company’s fiscal year beginning in 2009 and the first day of each subsequent fiscal year prior to termination of the Plan, equal to the least of (i) 5% of the number of shares of Stock outstanding as of the Company’s immediately preceding fiscal year, or (ii) such lesser amount, if any, as the Board may determine. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the immediately preceding sentence, be determined net of shares of Stock withheld by the Company, or tendered to the Company, in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. Subject to such overall maximum, up to 21,000,000 shares of Stock may be issued upon the exercise of ISOs and up to 21,000,000 shares of Stock may be issued with respect to Stock Options that are not ISOs. The limits set forth in the preceding sentence shall be construed to comply with Section 422 of the Code and regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange and Nasdaq requirements), Stock issued under awards that convert, replace or adjust awards of an acquired company shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 2,500,000. The maximum number of shares subject to other awards granted to any person in any calendar year will be 1,000,000 shares. The maximum amount payable to any person in any year under Cash Awards will be $5,000,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company or its Affiliates. Eligibility for ISOs is limited to employees (as defined by Code Section 3401(c)) of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a)	ALL AWARDS

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Awards that convert, replace or adjust awards of an acquired company may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after June 30, 2018, but previously granted Awards may continue in accordance with their terms beyond that date.

(3) Transferability. ISOs may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime and may be exercised only by the Participant. Except as the Administrator otherwise expressly provides, Awards other than ISOs may not be transferred other than by will or by the laws of descent and distribution. During the Participant’s lifetime, other non-transferable Awards requiring exercise may only be exercised by the Participant.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The following will apply unless the Administrator expressly provides otherwise: Immediately upon the cessation of the Participant’s Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than (i) a Stock Option or SAR, or (ii) an Award satisfying the transition-rule requirements of Treas. Regs. § 1.162-27(f)(1)-(3). In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in 2013 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)	AWARDS REQUIRING EXERCISE

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent stockholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant No such Award, once granted, may be repriced other than in accordance with applicable stock exchange or Nasdaq stockholder approval requirements. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment (which may include, if the Administrator so determines and if the Stock is publicly traded at the relevant time, a broker-assisted exercise). In the absence of a determination by the Administrator that other forms of payment are permitted, all payments shall be made by cash or by check acceptable to the Administrator.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of the grant. In the case of an ISO granted to a ten-percent stockholder within the meaning of subsection (b)(6) of Section 422, the maximum term will not exceed five (5) years from the date of grant.

(c)	AWARDS NOT REQUIRING EXERCISE

Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)	MERGERS, ETC.

Except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines. In the event of a Covered Transaction (whether or not there is an acquiring or surviving entity) where there is no such assumption or substitution, except as otherwise provided in the Award each Stock Option, SAR and other Award requiring exercise will become fully exercisable, and the delivery of shares of Stock issuable under each outstanding Award of Stock Units (including Restricted Stock Units) will be accelerated and such shares will be issued, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction, and the Award will terminate upon consummation of the Covered Transaction. Any shares of Stock issued pursuant to the preceding sentence in satisfaction or replacement of an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. In the case of a substitution or assumption of an ISO by reason of a “corporate transaction” within the meaning of Code Section 424(a), the Administrator may prevent the substitution or assumption from being a “modification” by ensuring that the excess aggregate fair market value of the outstanding ISO after the substitution or assumption does not exceed the excess aggregate fair market value of the ISO before the substitution or assumption, that the ratio of the fair market value of the stock subject to the exercise price before the substitution or assumption equals such ratio of the substitution or assumption, and that the bargain purchase element in the old ISO does not exceed the bargain purchase element in the new ISO.

(b)	CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan, to the maximum number of shares specified in Section 4(a) that may be issued upon the exercise of ISOs, to the maximum number of shares specified in Section 4(a) that may be issued with respect to Stock Options that are not ISOs, and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder. The Administrator shall exercise its discretionary authority under the immediately preceding sentence consistent with the objectives of preserving the qualification as ISOs of Awards intended to continue to qualify as ISOs and of preserving the continued applicability of the performance-based compensation exception under Section 162(m) for Awards intended to continue to qualify for such exception.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Amendment to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	MISCELLANEOUS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

The Administrator may establish one or more sub-plans or additional rules governing Awards to non-U.S. employees or to employees in U.S. jurisdictions subject to state blue-sky or other special requirements. Such subplans or rules, together with the generally applicable terms of the Plan, shall constitute the Plan as it pertains to any Awards to which such sub-plans or rules apply.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Compensation Committee (or a properly delegated member or members of such Committee) shall have authorized the issuance of a specified number of shares of Stock under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation. The Board may, at its discretion, impose requirements on the composition of the Compensation Committee (for any specific Plan purpose or for all Plan purposes) in order meets specific requirements under applicable law, including (without limitation) the requirement that the Compensation Committee be comprised of two or more Board members, each of whom is an “outside director” within the meaning of Code Section 162(m)(4)(C)(i), (ii); each of whom is an “outside director” under Rule 16b-3 of the Securities Exchange Act of 1934; or each of whom is an “independent director” as required by the Nasdaq rules.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: A grant under the Plan to a Participant of any one or any combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board, if any. If there is no Compensation Committee of the Board, the Board itself will be the Compensation Committee for purposes of this Plan.

“Company”: GigOptix, Inc. (formerly named Galileo Merger Holdings, Inc.).

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer. Neither the merger of Galileo Merger Sub L, Inc. with and into Lumera Corporation and its subsidiaries (“Lumera”), the merger of Galileo Merger Sub G., LLC with and into Gig Optix LLC and its consolidated subsidiaries (“GigOptix”), the conversion of Lumera common stock and GigOptix common stock into common stock of the Company, nor the automatic cancellation of Lumera common stock owned by Lumera, GigOptix or the Company will be a “Covered Transaction” for purposes of this Plan.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. The Company does not represent or warrant that an option intended to be an ISO qualifies as such. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO. To the extent the aggregate fair market value of stock with respect to which ISOs are exercisable by an individual for the first time during any calendar year under all plans of the Company (or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code) exceed $100,000, the ISOs will be treated as non-incentive options with the ISOs granted earlier first accorded ISO status.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than mere continued Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Galileo Merger Holdings, Inc. 2008 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“Section 162(m)”: Section 162(m) of the Code.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Stock”: Common Stock of the Company, par value $ 0.001 per share.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the terms of the Award.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among Lumera Corporation, GigOptix LLC, Galileo Merger Holdings, Inc., Galileo Merger Sub L, Inc. and Galileo Merger Sub G, LLC dated as of March 27, 2008. Included as Annex A to the Proxy Statement/Prospectus that forms a part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request. A list identifying the contents of the omitted exhibits and schedules is included at the end of Annex A.

3.1***	Certificate of Incorporation of GigOptix, Inc. (formerly named Galileo Merger Holdings, Inc.).

3.2***	Certificate of Amendment to Certificate of Incorporation of GigOptix, Inc. (formerly named Galileo Merger Holdings, Inc.).

3.3	Form of Amended and Restated Certificate of Incorporation of GigOptix, Inc. (to become effective as of the effective time of the merger). Included as Annex C to the Proxy Statement/Prospectus that forms a part of this Registration Statement.

3.4	Bylaws of GigOptix, Inc. Included as Annex D to the Proxy Statement/Prospectus that forms a part of this Registration Statement.

4.1**	Form of Certificate representing the Common Stock, par value $0.001 per share, of GigOptix, Inc.

4.2**	Form of GigOptix, Inc. Common Stock Purchase Warrant issuable to Lumera Warrantholders.

4.3**	Form of Company Common Stock Warrants issuable to GigOptix LLC membership unit holders.

4.4	Form of Common Stock Warrant dated November 7, 2006. Filed previously with Lumera’s Current Report on Form 8-K filed on November 8, 2006.

4.5	Warrant for purchase of Shares of Common Stock dated February 21, 2008, issued by Lumera to Kingsbridge Capital Limited. Filed previously with Lumera’s Current Report on Form 8-K filed on February 25, 2008.

4.6	Form of Warrant issued to Placement Agent. Filed previously with Lumera’s Current Report on Form 8-K filed on July 15, 2008.

Exhibit Number	Description

5.1*	Opinion of Ropes & Gray LLP regarding the validity of the securities registered.

8.1**	Opinion of Ropes & Gray LLP as to certain tax matters.

10.1	2000 Stock Option Plan of Lumera. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.2	GigOptix, Inc. 2008 Equity Incentive Plan. Included as Annex E to the Proxy Statement/Prospectus that forms a part of this Registration Statement.

10.3	2004 Equity Incentive Plan of Lumera. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.4***	2007 GigOptix LLC Equity Incentive Plan.

10.6	Lease Agreement, dated as of July 11, 2005, by and between S/I North Creek and Lumera for facilities located at 19910 North Creek Parkway, Bothell, WA. Filed previously with Lumera’s Current Report on Form 8-K filed on July 12, 2005.

10.7**	Office Lease Agreement dated March 21, 2005 by and between EOP-Embarcadero Place, L.L.C. and iTerra Communications LLC for facilities located at 2400 Geng Road, Suite 100, Palo Alto, CA

10.8	Exclusive Licensing Agreement effective October 20, 2000, by and between the University of Washington and Lumera. Filed previously with Lumera’s Registration Statement on Form S-1 filed on May 19, 2004.

10.9	License Agreement effective March 27, 2004, by and between Arizona Microsystems, L.L.C. and Lumera. Filed previously with Lumera’s Registration Statement on Form S-1 filed on May 19, 2004.

10.10***	License Agreement dated August 31, 2007 by and between Digimimic S.r.l. and GigOptix LLC.

10.11	Form of Note and Warrant Purchase Agreement effective April 20, 2004, by and between Lumera and the Lenders, as defined therein. Filed previously with Lumera’s Registration Statement on Form S-1 filed on May 19, 2004.

10.12	Amended and Restated Investors’ Rights Agreement dated August 25, 2003, by and between Lumera and the Investors, as defined therein. Filed previously with Lumera’s Registration Statement on Form S-1 filed on May 19, 2004.

10.13	Amendment to 2000 Stock Option Plan of Lumera. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.14	Form of Convertible Promissory Note. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.15	Form of Common Stock Warrant. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.16	Warrant to Purchase 170,546 shares of Common Stock. Filed previously with Amendment No. 3 to Lumera’s Registration Statement on Form S-1 filed on July 12, 2004.

10.17	Modulators Incorporating Polymers with Exceptionally High Electro-Optic Coefficients Development Agreement with the Defense Advanced Research Projects Agency dated June 30, 2006. Filed previously with Lumera’s Quarterly Report for the quarter ended June 30, 2006.

10.18	Form of Securities Purchase Agreement by and among Lumera and the Purchasers thereto dated November 7, 2006. Filed previously with Lumera’s Current Report on Form 8-K filed on November 8, 2006.

Exhibit Number	Description

10.19	Severance and Consulting Agreement by and between Thomas D. Mino and Lumera, dated as of August 20, 2007. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.20	Employment Agreement by and between Joseph J. Vallner and Lumera Corp., dated as of August 15, 2007. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.23***	Employment, Confidentiality and Noncompetition Agreement dated January 1, 2008 by and between GigOptix LLC and Avi Katz.

10.24***	Employment, Confidentiality and Noncompetition Agreement dated January 1, 2008 by and between GigOptix LLC and Michael Forman.

10.25***	Employment, Confidentiality and Noncompetition Agreement dated January 1, 2008 by and between GigOptix LLC and Andrea Betti-Berutto.

10.26***	Employment Contract between Helix AG and Jorg Wieland dated as of January 1, 2008.

10.27***	External Board Member Agreement and Option Grant dated October 24, 2007 by and between GigOptix LLC and Kimberly Trapp.

10.28***	External Board Member Agreement and Option Grant dated October 24, 2007 by and between GigOptix LLC and Stephen C. Johnson.

10.29	Contribution Agreement by and between Plexera Bioscience LLC and Lumera, effective as of July 1, 2007. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.30	Intercompany Services Agreement by and between Plexera Bioscience LLC and Lumera, effective as of July 1, 2007. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.31	Contribution Promissory Note issued July 1, 2007 to Lumera by Plexera Bioscience LLC. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.32	Services Promissory Note issued July 1, 2007 to Lumera by Plexera Bioscience LLC. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.33	Common Stock Purchase Agreement, dated as of February 21, 2008, by and between Lumera and Kingsbridge Capital Limited. Filed previously with Lumera’s Current Report on Form 8-K filed on February 25, 2008.

10.34***	Stock Purchase Agreement by and between GigOptix LLC and the shareholders of Helix AG dated as of January 14, 2008.

10.35	Contribution Agreement by and among Lumera and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

10.36	Investors’ Rights Agreement by and between Lumera and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

10.37	Right of First Refusal and Co-Sale Agreement by and among Lumera and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

Exhibit Number	Description

10.38	Voting Agreement by and among Lumera and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

10.39	Loan and Security Agreement between Lumera Corp. and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

10.40***	Loan Agreement dated January 10, 2008 by and between GigOptix-Helix AG and GigOptix LLC.

10.41	Registration Rights Agreement, dated February 21, 2008, by and between Lumera and Kingsbridge Capital Limited. Filed previously with Lumera’s Current Report on Form 8-K filed on February 25, 2008.

10.42	Common Stock Purchase Agreement, dated as of February 21, 2008, by and between Lumera and Kingsbridge Capital Limited. Filed previously with Lumera’s Current Report on Form 8-K filed on February 25, 2008.

10.43	Placement Agency Agreement between Lumera and the Placement Agent, dated July 14, 2005. Filed previously with Lumera’s Current Report on Form 8-K filed on July 14, 2008.

10.44	Stock Purchase Agreement between Lumera and Rodman & Renshaw, LLC. Filed previously with Lumera’s Current Report on Form 8-K filed on July 14, 2008.

21.1***	Subsidiaries of GigOptix, Inc. following the merger.

23.1*	Consent of PricewaterhouseCoopers LLP regarding the financial statements of Lumera.

23.2*	Consent of PricewaterhouseCoopers LLP regarding the financial statements of GigOptix.

23.3*	Consent of PricewaterhouseCoopers AG regarding the financial statements of GigOptix-Helix Ltd.

24.1***	Powers of Attorney. Included on the signature pages hereto.

99.1*	Consent of GCA Savvian Advisors.

99.2***	Consent of Avi Katz to be named as a director nominee.

99.3***	Consent of Kimberly D.C. Trapp to be named as a director nominee.

99.4***	Consent of Joseph Vallner to be named as a director nominee.

99.5***	Consent of Stephen C. Johnson to be named as a director nominee.

99.6***	Consent of Neil J. Miotto to be named as a director nominee.

99.7***	Consent of C. James Judson to be named as a director nominee.

99.8***	Consent of Douglas Swenson to be named as a director nominee.

99.9***	Form of Lumera proxy card.

*	Filed herewith.

**	To be filed by amendment.
***	Previously filed.

Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bothell, State of Washington, on the 9th day of October, 2008.

GIGOPTIX, INC.

By:	/s/ PETER J. BIERE
Name:	Peter J. Biere
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ PETER J. BIERE Peter J. Biere	President, Treasurer and Director	October 9, 2008

/s/ RALUCA DINU Raluca Dinu	Secretary and Director	October 9, 2008

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among Lumera Corporation, GigOptix LLC, Galileo Merger Holdings, Inc., Galileo Merger Sub L, Inc. and Galileo Merger Sub G, LLC dated as of March 27, 2008. Included as Annex A to the Proxy Statement/Prospectus that forms a part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request. A list identifying the contents of the omitted exhibits and schedules is included at the end of Annex A.

3.1***	Certificate of Incorporation of GigOptix, Inc. (formerly named Galileo Merger Holdings, Inc.).

3.2***	Certificate of Amendment to Certificate of Incorporation of GigOptix, Inc. (formerly named Galileo Merger Holdings, Inc.).

3.3	Form of Amended and Restated Certificate of Incorporation of GigOptix, Inc. (to become effective as of the effective time of the merger). Included as Annex C to the Proxy Statement/Prospectus that forms a part of this Registration Statement.

3.4	Bylaws of GigOptix, Inc. Included as Annex D to the Proxy Statement/Prospectus that forms a part of this Registration Statement.

4.1**	Form of Certificate representing the Common Stock, par value $0.001 per share, of GigOptix, Inc.

4.2**	Form of GigOptix, Inc. Common Stock Purchase Warrant issuable to Lumera Warrantholders.

4.3**	Form of Company Common Stock Warrants issuable to GigOptix LLC membership unit holders.

4.4	Form of Common Stock Warrant dated November 7, 2006. Filed previously with Lumera’s Current Report on Form 8-K filed on November 8, 2006.

4.5	Warrant for purchase of Shares of Common Stock dated February 21, 2008, issued by Lumera to Kingsbridge Capital Limited. Filed previously with Lumera’s Current Report on Form 8-K filed on February 25, 2008.

4.6	Form of Warrant issued to Placement Agent. Filed previously with Lumera’s Current Report on Form 8-K filed on July 15, 2008.

5.1*	Opinion of Ropes & Gray LLP regarding the validity of the securities registered.

8.1**	Opinion of Ropes & Gray LLP as to certain tax matters.

10.1	2000 Stock Option Plan of Lumera. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.2	GigOptix, Inc. 2008 Equity Incentive Plan. Included as Annex E to the Proxy Statement/Prospectus that forms a part of this Registration Statement.

10.3	2004 Equity Incentive Plan of Lumera. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.4***	2007 GigOptix LLC Equity Incentive Plan.

10.6	Lease Agreement, dated as of July 11, 2005, by and between S/I North Creek and Lumera for facilities located at 19910 North Creek Parkway, Bothell, WA. Filed previously with Lumera’s Current Report on Form 8-K filed on July 12, 2005.

10.7**	Office Lease Agreement dated March 21, 2005 by and between EOP-Embarcadero Place, L.L.C. and iTerra Communications LLC for facilities located at 2400 Geng Road, Suite 100, Palo Alto, CA

10.8	Exclusive Licensing Agreement effective October 20, 2000, by and between the University of Washington and Lumera. Filed previously with Lumera’s Registration Statement on Form S-1 filed on May 19, 2004.

Exhibit Number	Description

10.9	License Agreement effective March 27, 2004, by and between Arizona Microsystems, L.L.C. and Lumera. Filed previously with Lumera’s Registration Statement on Form S-1 filed on May 19, 2004.

10.10***	License Agreement dated August 31, 2007 by and between Digimimic S.r.l. and GigOptix LLC.

10.11	Form of Note and Warrant Purchase Agreement effective April 20, 2004, by and between Lumera and the Lenders, as defined therein. Filed previously with Lumera’s Registration Statement on Form S-1 filed on May 19, 2004.

10.12	Amended and Restated Investors’ Rights Agreement dated August 25, 2003, by and between Lumera and the Investors, as defined therein. Filed previously with Lumera’s Registration Statement on Form S-1 filed on May 19, 2004.

10.13	Amendment to 2000 Stock Option Plan of Lumera. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.14	Form of Convertible Promissory Note. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.15	Form of Common Stock Warrant. Filed previously with Amendment No. 1 to Lumera’s Registration Statement on Form S-1 filed on June 24, 2004.

10.16	Warrant to Purchase 170,546 shares of Common Stock. Filed previously with Amendment No. 3 to Lumera’s Registration Statement on Form S-1 filed on July 12, 2004.

10.17	Modulators Incorporating Polymers with Exceptionally High Electro-Optic Coefficients Development Agreement with the Defense Advanced Research Projects Agency dated June 30, 2006. Filed previously with Lumera’s Quarterly Report for the quarter ended June 30, 2006.

10.18	Form of Securities Purchase Agreement by and among Lumera and the Purchasers thereto dated November 7, 2006. Filed previously with Lumera’s Current Report on Form 8-K filed on November 8, 2006.

10.19	Severance and Consulting Agreement by and between Thomas D. Mino and Lumera, dated as of August 20, 2007. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.20	Employment Agreement by and between Joseph J. Vallner and Lumera Corp., dated as of August 15, 2007. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.23***	Employment, Confidentiality and Noncompetition Agreement dated January 1, 2008 by and between GigOptix LLC and Avi Katz.

10.24***	Employment, Confidentiality and Noncompetition Agreement dated January 1, 2008 by and between GigOptix LLC and Michael Forman.

10.25***	Employment, Confidentiality and Noncompetition Agreement dated January 1, 2008 by and between GigOptix LLC and Andrea Betti-Berutto.

10.26***	Employment Contract between Helix AG and Jorg Wieland dated as of January 1, 2008.

10.27***	External Board Member Agreement and Option Grant dated October 24, 2007 by and between GigOptix LLC and Kimberly Trapp.

10.28***	External Board Member Agreement and Option Grant dated October 24, 2007 by and between GigOptix LLC and Stephen C. Johnson.

10.29	Contribution Agreement by and between Plexera Bioscience LLC and Lumera, effective as of July 1, 2007. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

Exhibit Number	Description

10.30	Intercompany Services Agreement by and between Plexera Bioscience LLC and Lumera, effective as of July 1, 2007. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.31	Contribution Promissory Note issued July 1, 2007 to Lumera by Plexera Bioscience LLC. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.32	Services Promissory Note issued July 1, 2007 to Lumera by Plexera Bioscience LLC. Filed previously with Lumera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

10.33	Common Stock Purchase Agreement, dated as of February 21, 2008, by and between Lumera and Kingsbridge Capital Limited. Filed previously with Lumera’s Current Report on Form 8-K filed on February 25, 2008.

10.34***	Stock Purchase Agreement by and between GigOptix LLC and the shareholders of Helix AG dated as of January 14, 2008.

10.35	Contribution Agreement by and among Lumera and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

10.36	Investors’ Rights Agreement by and between Lumera and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

10.37	Right of First Refusal and Co-Sale Agreement by and among Lumera and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

10.38	Voting Agreement by and among Lumera and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

10.39	Loan and Security Agreement between Lumera Corp. and Asyrmatos, Inc., dated as of February 20, 2008. Filed previously with Lumera’s Annual Report on Form 10-K for the year ended December 31, 2007.

10.40***	Loan Agreement dated January 10, 2008 by and between GigOptix-Helix AG and GigOptix LLC.

10.41	Registration Rights Agreement, dated February 21, 2008, by and between Lumera and Kingsbridge Capital Limited. Filed previously with Lumera’s Current Report on Form 8-K filed on February 25, 2008.

10.42	Common Stock Purchase Agreement, dated as of February 21, 2008, by and between Lumera and Kingsbridge Capital Limited. Filed previously with Lumera’s Current Report on Form 8-K filed on February 25, 2008.

10.43	Placement Agency Agreement between Lumera and the Placement Agent, dated July 14, 2005. Filed previously with Lumera’s Current Report on Form 8-K filed on July 14, 2008.

10.44	Stock Purchase Agreement between Lumera and Rodman & Renshaw, LLC. Filed previously with Lumera’s Current Report on Form 8-K filed on July 14, 2008.

21.1***	Subsidiaries of GigOptix, Inc. following the merger.

23.1*	Consent of PricewaterhouseCoopers LLP regarding the financial statements of Lumera.

23.2*	Consent of PricewaterhouseCoopers LLP regarding the financial statements of GigOptix.

23.3*	Consent of PricewaterhouseCoopers AG regarding the financial statements of GigOptix-Helix Ltd.

24.1***	Powers of Attorney. Included on the signature pages hereto.

Exhibit Number	Description

99.1*	Consent of GCA Savvian Advisors.

99.2***	Consent of Avi Katz to be named as a director nominee.

99.3***	Consent of Kimberly D.C. Trapp to be named as a director nominee.

99.4***	Consent of Joseph Vallner to be named as a director nominee.

99.5***	Consent of Stephen C. Johnson to be named as a director nominee.

99.6***	Consent of Neil J. Miotto to be named as a director nominee.

99.7***	Consent of C. James Judson to be named as a director nominee.

99.8***	Consent of Douglas Swenson to be named as a director nominee.

99.9***	Form of Lumera proxy card.

*	Filed herewith.

**	To be filed by amendment.

***	Previously filed.